Filed Pursuant to Rule 424(b)(3)
Registration No. 333-262574

PROSPECTUS

GreenLight Biosciences Holdings, PBC

86,631,958 Shares of Common Stock

10,350,000 Shares of Common Stock Issuable Upon Exercise of Warrants

This prospectus relates to the resale, from time to time, of up to 86,631,958 shares of our common stock, par value $0.0001 per share (“Common Stock”), by the selling securityholders (including their pledgees, donees, transferees or other successors-in-interest) identified in this prospectus (the “Selling Securityholders”). This prospectus also relates to the issuance by us of up to 10,350,000 shares of Common Stock upon the exercise of outstanding warrants (the “Public Warrants”).

On February 2, 2022, we consummated the business combination, or the Business Combination, contemplated by the Business Combination Agreement (the “Business Combination Agreement”), dated August 9, 2021, by and among our company (formerly known as Environmental Impact Acquisition Corp. (“ENVI”)), GreenLight Biosciences, Inc. (“GreenLight”) and Honey Bee Merger Sub, Inc., pursuant to which Honey Bee Merger Sub, Inc. was merged with and into GreenLight, with GreenLight surviving the merger (the “Merger”). As a result of the Merger, and upon consummation of the Merger and the other transactions contemplated by the Business Combination Agreement, GreenLight became a wholly owned subsidiary of ENVI. Upon the closing of the Business Combination, we changed our name to GreenLight Biosciences Holdings, PBC (“New GreenLight”), with stockholders of GreenLight becoming stockholders of New GreenLight. See “Prospectus Summary—Background.”

We are registering 12,425,000 shares of Common Stock (the “PIPE Shares”) held by certain of the Selling Securityholders pursuant to the terms of subscription agreements (the “Subscription Agreements”), entered into with certain of the Selling Securityholders, or the PIPE Investors. Pursuant to the Subscription Agreements, the PIPE Investors purchased shares of our Common Stock in a private placement in connection with the Business Combination, or the PIPE Financing.

We are registering 65,644,695 shares of our Common Stock held by certain of the Selling Securityholders pursuant to the terms of an Investor Rights Agreement we entered into concurrently with the Business Combination Agreement, including (a) 58,407,195 shares of Common Stock issued to former securityholders of GreenLight pursuant to the Business Combination Agreement, (b) 5,175,000 shares of Common Stock issued to our initial securityholders and (c) 2,062,500 shares of Common Stock issuable upon the exercise of private placement warrants we issued to our initial securityholders (the “private placement warrants”). Separately, we are registering 1,310,590 outstanding shares of Common Stock, and 7,251,673 shares of Common Stock issuable upon exercise of stock options, held by certain members of our Board of Directors and executive officers.

We are also registering the issuance of shares of Common Stock underlying the Public Warrants pursuant to the terms of a Warrant Agreement, dated January 13, 2021, between us and Continental Stock Transfer and Trust Company (the “Warrant Agreement”).

We will not receive any proceeds from the sale of the shares by the Selling Securityholders. We will receive the proceeds from any exercise of the warrants for cash.

We will bear all costs, expenses and fees in connection with the registration of the shares of Common Stock. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sales of the shares of Common Stock.

Our Common Stock is listed on the Nasdaq Global Market under the symbol “GRNA” and our warrants are listed on Nasdaq under the symbol “GRNAW”. On April 1, 2022, the closing sale price of our Common Stock as reported on Nasdaq was $10.04, and the closing sale price of our warrants as reported on Nasdaq was $0.82.

We are an “emerging growth company” under applicable Securities and Exchange Commission rules and, as such, have elected to comply with certain reduced public company disclosure requirements for this prospectus and future filings. See “Prospectus Summary—Implications of Being an Emerging Growth Company.”

Our business and investment in our Common Stock involve a high degree of risk. These risks are described in the section titled “Risk Factors” beginning on page 10 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 6, 2022.

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SELECTED DEFINITIONS

Unless otherwise stated in this prospectus or the context otherwise requires, references to:

•

“Alternative Forum Consent” are to a consent by the New GreenLight Board to select a forum other than the Court of Chancery of the State of Delaware as the sole and exclusive forum for any stockholder to bring certain actions against New GreenLight.

•	“Business Combination” are to the Merger and the other transactions contemplated by the Business Combination Agreement, collectively, including the PIPE Financing;

•	“Business Combination Agreement” are to that certain Business Combination Agreement, dated August 9, 2021, by and among ENVI, Merger Sub and GreenLight;

•	“Business Combination Marketing Agreement” are to the business combination marketing agreement, dated January 13, 2021, between ENVI and Canaccord.

•	“Bylaws” are to the Amended and Restated Bylaws of New GreenLight, which became effective immediately prior to the Effective Time;

•	“Canaccord” are to Canaccord Genuity LLC, ENVI’s financial advisor and an affiliate of the Sponsor;

•	“Charter” are to New GreenLight’s Second Amended and Restated Certificate of Incorporation, which became effective immediately prior to the Effective Time;

•	“Closing” are to the closing of the Business Combination;

•	“Closing Date” are to February 2, 2022;

•	“Continental” are to Continental Stock Transfer & Trust Company;

•	“DGCL” are to the Delaware General Corporation Law;

•	“Effective Time” are to the time at which the Merger became effective;

•	“ENVI,” “we,” “us” or “our” are to Environmental Impact Acquisition Corp., a Delaware corporation, prior to the consummation of the Business Combination;

•	“ENVI Board” are to ENVI’s board of directors;

•

“ENVI Class A Common Stock” are to the Class A common stock, par value $0.0001 per share, of ENVI, which became shares of New GreenLight Common Stock in connection with the closing of the Business Combination;

•

“ENVI Class B Common Stock” or “founder shares” are to the Class B common stock, par value $0.0001 per share, of ENVI outstanding prior to the Effective Time that were initially issued to the Sponsor, HB Strategies, and certain directors of ENVI in private placement transactions prior to and in connection with our initial public offering, and which became shares of New GreenLight Common Stock in connection with the closing of the Business Combination;

•	“ENVI common stock” are to the ENVI Class A Common Stock and the ENVI Class B Common Stock;

•

“ENVI Units” are to the units offered at ENVI’s initial public offering at a price of $10.00 per unit, with each unit consisting of one share of ENVI Class A Common Stock and one-half of one redeemable warrant entitling the holder of such warrant to purchase one share of ENVI Class A Common Stock at a price of $11.50 per share;

•	“Exchange Act” are to the Securities Exchange Act of 1934, as amended;

•	“Former Bylaws” are to ENVI’s Bylaws in effect immediately prior to the effectiveness of the Bylaws;

•	“Former Charter” are to ENVI’s Amended and Restated Certificate of Incorporation in effect immediately prior to the effectiveness of the Charter;

•	“Former Organizational Documents” are to the Former Charter and the Former Bylaws;

•

“GreenLight” are to GreenLight Biosciences, Inc., a Delaware corporation, prior to the consummation of the Business Combination and, following the consummation of the Business Combination, are to the surviving company in the Merger;

•	“GreenLight 2012 Equity Plan” are to the GreenLight Biosciences, Inc. 2012 Stock Incentive Plan;

•	“GreenLight Common Stock” are to shares of common stock, par value $0.001 per share, of GreenLight;

•	“GreenLight Preferred Stock” are to the GreenLight Series A Preferred Stock, GreenLight Series B Preferred Stock, GreenLight Series C Preferred Stock and GreenLight Series D Preferred Stock;

•

“GreenLight Series A Preferred Stock” are to shares of Series A-1 Preferred Stock, Series A-2 Preferred Stock and Series A-3 Preferred Stock, in each case with a par value $0.001 per share, of GreenLight;

•	“GreenLight Series B Preferred Stock” are to shares of Series B Preferred Stock, par value $0.001 per share, of GreenLight;

•	“GreenLight Series C Preferred Stock” are to shares of Series C Preferred Stock, par value $0.001 per share, of GreenLight;

•	“GreenLight Series D Preferred Stock” are to shares of Series D Preferred Stock, par value $0.001 per share, of GreenLight;

•

“GreenLight Shares” are, as the context requires, to the GreenLight Common Stock, GreenLight Series A Preferred Stock, GreenLight Series B Preferred Stock, GreenLight Series C Preferred Stock and GreenLight Series D Preferred Stock;

•	“GreenLight stockholders” are to holders of GreenLight capital stock prior to the consummation of the Business Combination;

•	“HB Strategies” are to HB Strategies, LLC, a Delaware limited liability company and an affiliate of Hudson Bay Capital Management, LP;

•	“initial public offering” or “IPO” are to ENVI’s initial public offering that was consummated on January 19, 2021;

•	“initial stockholders” are to the Sponsor, HB Strategies and any other holders of ENVI Class B Common Stock prior to the consummation of ENVI’s initial public offering;

•

“Insider Warrants” are to the 750,000 private placement warrants issued simultaneously with the closing of ENVI’s initial public offering, including 600,000 Sponsor Warrants (of which 158,654 were forfeited by the Sponsor pursuant to the terms of the Sponsor Letter Agreement at the Closing) and 50,000 warrants that were issued to each of Gov. Deval Patrick and Messrs. David Brewster and Dean Seavers, entitling such warrant holder to purchase one share of ENVI Class A Common Stock on terms identical to the warrants included in the ENVI Units;

•	“Instruments” are to the convertible instruments purchased by the Prepaying PIPE Investors pursuant to the Investment Agreement;

•	“Investment Agreement” are to the Convertible Instrument Investment Agreement, dated as of December 29, 2021, by and among GreenLight and the Prepaying PIPE Investors;

•

“Merger” are to the merger of Merger Sub with and into GreenLight pursuant to the Business Combination Agreement, with GreenLight as the surviving company in the Merger and, after giving effect to such Merger, GreenLight becoming a wholly owned subsidiary of ENVI, which has been renamed “GreenLight Biosciences Holdings, PBC”;

•

“Merger Sub” are to Honey Bee Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of ENVI prior to the consummation of the Business Combination, which was merged into GreenLight Biosciences, Inc. in the Business Combination;

•	“Nasdaq” are to the Nasdaq Global Market and, before April 4, 2022, the Nasdaq Capital Market, or, where applicable, the Nasdaq Stock Market, Inc.;

•

“New GreenLight” are to Environmental Impact Acquisition Corp. following the filing of the Charter, the consummation of the Business Combination and the change of ENVI’s name to “GreenLight Biosciences Holdings, PBC”;

•	“New GreenLight Board” or the “Board” are to the board of directors of New GreenLight;

•	“New GreenLight Common Stock” are to the common stock, par value $0.0001 per share, of New GreenLight;

•	“New GreenLight Equity Plan” are to the New GreenLight Biosciences, Inc. 2022 Equity and Incentive Plan;

•	“New GreenLight ESPP” are to the New GreenLight 2022 Employee Stock Purchase Plan;

•	“PBC” are to a public benefit corporation;

•	“PBC Purpose” are to the public benefit corporation purpose of New GreenLight, as provided in the Charter;

•

“PIPE Financing” are to the transactions contemplated by the Subscription Agreements, pursuant to which the PIPE Investors purchased an aggregate of 12,425,000 shares of ENVI Class A Common Stock for an aggregate purchase price of $124,250,000 in connection with the Closing, and include the PIPE Prepayment;

•

“PIPE Investors” are to the investors party to the Subscription Agreements who purchased on the date of the Closing a number of shares of ENVI Class A Common Stock set forth in the applicable Subscription Agreement;

•

“PIPE Prepayment” are to the transactions pursuant to which (i) the Prepaying PIPE Investors purchased an aggregate of $35.25 million of convertible securities from GreenLight that had a one year maturity, bore interest at the rate of the minimum applicable federal rate per annum payable at maturity and converted into other securities of GreenLight under certain circumstances, (ii) at the Closing of the Business Combination, the convertible instruments were surrendered and cancelled and ENVI accepted such surrender and cancellation as a corresponding payment by the Prepaying PIPE Investors to ENVI for all or a portion, as the case may be, of such Prepaying PIPE Investors’ purchase of shares of ENVI Class A Common Stock pursuant to the Subscription Agreements and (iii) GreenLight and ENVI also agreed that the aggregate amount of principal and accrued interest on the convertible instruments would be included for purposes of calculating the Aggregate Closing PIPE Proceeds (as defined in the Business Combination Agreement);

•	“Prepaying PIPE Investors” are to those certain PIPE Investors that purchased GreenLight convertible securities in connection with the PIPE Prepayment;

•

“private placement warrants” are to the warrants entitling such warrant holder the right to purchase one share of ENVI Class A Common Stock on terms identical to the warrants included in the ENVI Units offered in ENVI’s initial public offering;

•	“pro forma” are to giving pro forma effect to the Business Combination, including the Merger and the PIPE Financing;

•	“Promissory Note” are to the Promissory Note dated September 4, 2020, issued by HB Strategies to ENVI;

•

“public common stock” are to the 20,700,000 shares of ENVI Class A Common Stock outstanding before the consummation of the Business Combination, whether acquired in ENVI’s initial public offering or acquired in the secondary market;

•	“public stockholders” are to holders of public common stock, whether acquired in ENVI’s initial public offering or acquired in the secondary market;

•	“Public Warrants” are to the warrants issued in ENVI’s IPO to purchase 10,350,000 shares of ENVI Class A Common Stock for an exercise price of $11.50 per share;

•	“redemption” are to each redemption of public common stock for cash pursuant to the Former Organizational Documents;

•	“SEC” are to the Securities and Exchange Commission;

•	“Securities Act” are to the Securities Act of 1933, as amended;

•	“SIIPL” are to Serum Institute of India Private Limited;

•	“Sponsor” are to CG Investments Inc. VI, a Canadian corporation;

•	“Sponsor Warrants” are to the 600,000 Insider Warrants issued to the Sponsor in connection with the Warrant Subscription Agreement;

•	“Subscription Agreements” are to the subscription agreements, entered into by ENVI and each of the PIPE Investors in connection with the PIPE Financing;

•	“transfer agent” are to Continental, the transfer agent for the New GreenLight Common Stock and the Public Warrants;

•

“trust account” are to the trust account established at the consummation of ENVI’s initial public offering that held the proceeds of the initial public offering until the consummation of the Business Combination; and

•	“Warrant Subscription Agreement” are to the warrant subscription agreement, dated December 21, 2020, entered into between ENVI and the Sponsor.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process. By using a shelf registration statement, the Selling Securityholders may sell up to 86,631,958 shares of Common Stock from time to time in one or more offerings as described in this prospectus. This prospectus also relates to the issuance by us of up to 10,350,000 shares of Common Stock from time to time upon any exercise of the Public Warrants.

We may also file a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part that may contain material information relating to these offerings. The prospectus supplement or post-effective amendment may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or post-effective amendment, you should rely on the prospectus supplement or post-effective amendment, as applicable. Before purchasing any securities, you should carefully read this prospectus, any post-effective amendment, and any applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information.”

Neither we, nor the Selling Securityholders, have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any post-effective amendment, or any applicable prospectus supplement prepared by or on behalf of us or to which we have referred you. We and the Selling Securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the Selling Securityholders will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, any post-effective amendment and any applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus contains, and any post-effective amendment or any prospectus supplement may contain, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information, and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included in this prospectus, any post-effective amendment or any prospectus supplement may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, any post-effective amendment and the applicable prospectus supplement. Accordingly, investors should not place undue reliance on this information.

As used in this prospectus, unless otherwise indicated or the context otherwise requires, references to “we,” “us,” “our,” the “company” and “New GreenLight” refer to the consolidated operations of GreenLight Biosciences Holdings, PBC and its subsidiaries. References to “Environmental Impact Acquisition Corp.” or “ENVI” refer to the company prior to the consummation of the Business Combination and references to “GreenLight” refer to GreenLight Biosciences, Inc. prior to the consummation of the Business Combination.

TRADEMARKS

This document contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable owner will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements regarding, among other things, the business and financial plans, strategies and prospects of New GreenLight. These statements are based on the beliefs and assumptions of the management of New GreenLight. Although New GreenLight believes that the plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, it cannot assure you that it will achieve or realize these plans, intentions or expectations. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, and any statements that refer to projections, forecasts, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes”, “estimates”, “expects”, “projects”, “forecasts”, “may”, “might”, “will”, “should”, “seeks”, “plans”, “scheduled”, “possible”, “anticipates”, “intends”, “aims”, “works”, “focuses”, “aspires”, “strives” or “sets out” or similar expressions. Forward-looking statements are not guarantees of performance. Forward-looking statements involve a number of risks, uncertainties (many of which are beyond the control of New GreenLight) or other factors that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. You should not place undue reliance on these statements, which speak only as of the date these statements were made. These risks and uncertainties include, but are not limited to, the following risks, uncertainties (some of which are beyond our control) or other factors:

•	the anticipated need for additional capital to achieve New GreenLight’s business goals;

•	the need to obtain regulatory approval for New GreenLight’s product candidates;

•	the risk that preclinical studies and any ensuing clinical trials will not demonstrate that New GreenLight’s product candidates are safe and effective;

•	the risk that New GreenLight’s product candidates will have adverse side effects or other unintended consequences, which could impair their marketability;

•	the risk that New GreenLight’s product candidates do not satisfy other legal and regulatory requirements for marketability in one or more jurisdictions;

•	the risks of enhanced regulatory scrutiny of solutions utilizing messenger ribonucleic acid (“mRNA”) as a basis;

•	the potential inability to achieve New GreenLight’s goals regarding scalability, affordability and speed of commercialization of its product candidates;

•	the potential failure to realize anticipated benefits of the Business Combination or to realize estimated pro forma results and underlying assumptions;

•	changes in the industries in which New GreenLight operates;

•	changes in laws and regulations affecting the business of New GreenLight;

•	the potential inability to implement or achieve business plans, forecasts, and other expectations;

•	the potential inability to maintain the listing of New GreenLight’s securities with Nasdaq;

•	the outcome of any legal proceedings that may be instituted against New GreenLight related to the Business Combination;

•	unanticipated costs related to the Business Combination. which may reduce available cash;

•	the effect of the Business Combination on New GreenLight’s business relationships, operating results, and business generally;

•	risks that the Business Combination disrupts current plans and operations of New GreenLight; and

•	other factors detailed in this prospectus under the section entitled “Risk Factors,” beginning on page 10.

The risks described under the heading “Risk Factors” in this prospectus are not exhaustive. New risk factors emerge from time to time, and it is not possible to predict all such risk factors, nor can we assess the impact of all such risk factors on the business of New GreenLight or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements attributable to New GreenLight or to persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. Some of these risks and uncertainties may in the future be amplified by the COVID-19 pandemic, and there may be additional risks that New GreenLight considers immaterial or which are unknown. New GreenLight does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

PROSPECTUS SUMMARY

This summary highlights, and is qualified in its entirety by, the more detailed information and financial statements included elsewhere in this prospectus. This summary does not contain all of the information that may be important to you in making your investment decision. You should read this entire prospectus carefully, especially the “Risk Factors” section beginning on page 10 and the financial statements and the related notes appearing at the end of this prospectus, before deciding to invest in our Common Stock.

Overview

GreenLight has a clear mission: To create products addressing some of humanity’s greatest challenges through the rigorous application of science.

We aim to achieve this goal through our cell-free biomanufacturing platform. This platform enables us to make complex biological molecules—nucleic acids, peptides, carbohydrates, and many others—in a manner that we believe will allow us to manufacture high-quality products at a lower cost (below $1.00 per gram) than traditional methods using fermentation. We are using this platform to develop and commercialize products that, if they receive appropriate regulatory approvals, address a variety of agricultural, human health, and animal health issues. For more information on our manufacturing platform, see “Business—Our Manufacturing Platform.”

Humanity faces numerous challenges. There are more than seven and a half billion people sharing the diminishing resources of Earth. This growing population needs to produce more food with the same amount of land and, at the same time, honor the global desire—and increasing technical need—to replace chemical pesticides. Not only are these pesticides facing increased consumer opposition and threat of outright bans due to environmental damage, many are losing their effectiveness.

More than half the world’s population now lives in cities, breathing the same air that carries pathogens and causes infections. Humanity needs to adapt and tackle pandemics both for those who have and for those who do not have access to good health care around the planet.

To address these issues, we need to develop high-quality, cost-effective products that can be widely deployed, including to developing countries. We believe RNA can be the critical aspect to these products.

Ribonucleic acid, or RNA, recently gained broad global prominence as the COVID-19 pandemic swept through the world’s population, prompting messenger RNA, or mRNA, vaccines to move from a scientific theory to a medical reality. Vaccines made using mRNA proved among the fastest to develop and the easiest to update for newer strains of COVID-19.

While the fast rollout of mRNA vaccines helped change the course of the pandemic, this is just one part of the story. The full potential for RNA in human health has not yet been realized. Beyond human health, RNA-based technology can also be deployed to address other global issues, including agricultural needs for crop protection.

Our technology platform, which was initially developed to produce agricultural crop protection products and is protected by patents and know-how, is capable of synthesizing building blocks (nucleotides), building tools (enzymes), and instructions (DNA templates) to make dsRNA within an integrated process. The manufacturing process know-how that we gained from our experience making dsRNA allows us to understand some of the key aspects of producing mRNAs. For more information on our manufacturing platform and technology, see “Business—Our Manufacturing Platform.”

We have several dsRNA-based products in our agricultural pipeline that, if commercialized, we believe can change the way in which farmers protect crops, allowing them to better utilize the land dedicated to agriculture and produce foods with less or no pesticide residue. One of these products, Calantha, which is designed to manage Colorado potato beetles, has been submitted to the EPA for approval. Our other dsRNA-based agricultural products are in various earlier stages of development as compared to Calantha, our Colorado potato beetle product, ranging from proof of concept in the lab to proof of technology in the greenhouse and proof of scale in the field. See “Business—Plant Health Product Pipeline — Process for developing new products” for additional information on the development process. In order to commercialize a product for the U.S. agricultural market, we must complete specified toxicology studies, submit a registration dossier to the EPA demonstrating that the product does not pose unreasonable risks to human health or the environment, respond adequately to any deficiencies identified by the EPA through its risk assessment process and obtain the EPA’s approval of our labeling. The EPA must also establish a tolerance level for the product or issue a tolerance exemption. We must separately obtain any applicable state or foreign regulatory approvals. For more information regarding the regulatory process, see “Business—Government Regulation—Agricultural Products” and “Risk Factors—Risks Related to Our Plant Health Program”.

We are also in pre-clinical development of RNA-based vaccines directed at arresting the damage of the current viral pandemic and addressing emerging pathogens. The first candidate in this product pipeline that we hope to bring to market is a COVID-19 vaccine, which is currently being tested on animals in toxicity studies in anticipation of filing a Clinical Trials Application, or CTA, with the South African Health Products Regulatory Authority, or SAHPRA, which, if approved, will allow clinical testing on human subjects. Depending on the results of any clinical testing in South Africa, we may decide to file an Investigational New Drug, or IND, application with the FDA for additional testing of our COVID-19 vaccine candidate. Other product candidates in the human health pipeline have yet to reach the Pre-IND phase. To get to the Pre-IND phase for our other product candidates in our human health pipeline, we must successfully design and test the product candidates in animal models, achieve positive results, select the product candidates to progress to IND-enabling toxicology studies, develop chemistry, manufacturing, and controls protocols and create a development plan to discuss with the FDA as part of pre-IND consultations.

Background

We were incorporated as Environmental Impact Acquisition Corp. (Nasdaq: ENVI), a special purpose acquisition company, on July 2, 2020. On February 2, 2022, ENVI closed the Business Combination with GreenLight, as a result of which GreenLight became a wholly owned subsidiary of ENVI, and ENVI changed its name to GreenLight Biosciences Holdings, PBC. Although ENVI was the legal acquirer of GreenLight in the Business Combination, GreenLight is deemed to be the accounting acquirer, and the historical financial statements of GreenLight became the historical financial statements of ENVI (renamed GreenLight Biosciences Holdings, PBC) upon the closing of the Business Combination.

On February 3, 2022, our Common Stock and Public Warrants, formerly those of ENVI, began trading on the Nasdaq Capital Market under the symbols “GRNA” and “GRNAW,” respectively. On April 4, 2022, our Common Stock and Public Warrants began trading on the Nasdaq Global Market under the same symbols.

As a result of the Merger, we raised gross proceeds of approximately $136.4 million, which included funds held in ENVI’s trust account (after giving effect to redemptions) of $12.1 million and proceeds from the PIPE Financing of $124.3 million (inclusive of the PIPE Prepayment). The estimated transaction costs totaled approximately $25.0 million. See “Unaudited Pro Forma Condensed Combined Financial Information” elsewhere in this prospectus for more information.

Summary Risk Factors

Our business is subject to a number of risks of which you should be aware before making an investment decision. These risks are discussed more fully in the “Risk Factors” section of this prospectus immediately following this prospectus summary. Some of the risks related to our business and industry are summarized below. Such risks include, but are not limited to:

•	We may not be successful in our efforts to develop or bring products or services to market, to introduce new products, or to achieve market acceptance;

•	We have a limited operating history and funding, which may make it difficult to evaluate our product development, product prospects and overall likelihood of success;

•	We may fail to obtain regulatory approval for some or all of our products;

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We will require substantial additional funds to complete our research and development activities and fund our other operations. Our current available funds are not sufficient for all of these activities and, as a result, there is substantial doubt about our ability to continue as a going concern;

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We have identified material weaknesses in our internal control over financial reporting, which may result in material misstatements or restatements of our consolidated financial statements or cause us to fail to meet our periodic reporting obligations;

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Our product candidates may be more complex and more difficult to manufacture than initially anticipated, and we may encounter difficulties in manufacturing, product release, shelf life, testing, storage, supply chain management or shipping of any of our product candidates;

•

We depend on relationships with third parties for revenues, and for the development, regulatory approval, commercialization and marketing of certain of our products and product candidates, which are outside of our full control;

•

Our product candidates are extremely temperature sensitive, may have other attributes that lead to limited shelf life, and may pose other risks to supply, inventory and waste management and increased cost of goods;

•

Even if any product candidate we develop receives regulatory approval, we may nonetheless fail to achieve the degree of market acceptance by physicians, patients, healthcare payors, and others in the medical community necessary for commercial success;

•	We face significant competition, and our competitors may develop and market technologies or products more rapidly than we do or that are more effective, safer or less expensive;

•

Our preclinical studies may not succeed or achieve positive results, and, even if such preclinical studies are successful, the resulting clinical trials of our human health product candidates may nevertheless reveal significant adverse events, including negative immune system responses, and may result in a safety profile that could prevent or delay regulatory approval, licensure or market acceptance;

•

The time and expense required to obtain regulatory approvals for preclinical and clinical trials could be significantly greater than for more conventional therapeutic technologies or products. If preclinical studies or clinical trials of any product candidates fail to demonstrate safety and efficacy to the satisfaction of regulatory authorities or do not otherwise produce positive results, we may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of such product candidates;

•	We, our service providers or any third-party manufacturers may fail to comply with regulatory requirements which could subject us to enforcement actions;

•	If field trials are unsuccessful, we may fail to obtain regulatory approval of, or commercialize, our products on a timely basis;

•	U.S. agricultural production could decline;

•	Our plant health program is susceptible to risks relating to weather conditions, seasonal variations and other factors;

•

Crop protection products must be extensively tested for safety, efficacy and environmental impact before they can be registered for production, use, sale or commercialization in a given market, and there can be no guaranty that such testing will be successful;

•

Our agricultural products may fail to meet the criteria for desirable certifications such as “non-GMO” or “organic” and may cause the plants or products to which they are applied also to lose these certifications, reducing the addressable market for and value of our products;

•

The honeybee ecosystem is complex and it is difficult to measure the overall efficacy of our product candidate since there are multiple factors other than Varroa mites contributing to the decline in honeybee populations;

•

At the dose safety factor typically required by the EPA for approval, our Varroa mite control product causes significant bee mortality, and our dose control system may not convince the EPA to waive its customary dose safety factor requirement;

•	Our product will need to be evaluated by the EPA without a precedent product, the process for which may incur additional time needed for further field trials;

•

The intellectual property related to our RNA honeybee product was purchased from Bayer Crop Science, a subsidiary of Bayer, which now owns Monsanto, which has had significant pushback from environmental groups regarding its technology and practices, which may affect our ability to market our products;

•

The research and development process for our Varroa mite control product is expensive with little immediate return, and the field trials associated with honeybees in general are susceptible to circumstances outside of our control;

•	If our Varroa mite control product is used inappropriately and is consumed by invertebrates other than the Varroa destructor mite, it could be harmful to those invertebrates;

•	The raw materials used in our manufacturing process may become difficult to obtain in the quality or quantity required for our business plans or at prices that are currently projected;

•	Single or limited sources for some materials may impact our ability to secure supply;

•	Any disruption to the supply chain for, or any malfunction of, the highly specialized equipment and consumables on which we rely may adversely impact our operations;

•

We may be unable to protect and maintain sufficient intellectual property protection for our products, platform, methods, trademarks, and technology, or the scope of the intellectual property protection obtained may not be sufficiently broad, and as a result, competitors could develop and commercialize similar or identical products;

•

We may lose our existing licenses, or may be unable to obtain licenses to patent rights we may need in the future, or if we are able to obtain such licenses, third-party owners may not properly maintain or enforce the patents underlying such licenses; and

•

We may become involved in lawsuits to enforce our intellectual property or defend against third-party claims of infringement, misappropriation or other violations of intellectual property in the U.S. or internationally.

Corporate Information

We were incorporated as Environmental Impact Acquisition Corp. (Nasdaq: ENVI) on July 2, 2020. On February 2, 2022, ENVI closed the Business Combination with GreenLight, as a result of which GreenLight became a wholly owned subsidiary of ENVI, and ENVI changed its name to GreenLight Biosciences Holdings, PBC. Our principal place of business is located at 200 Boston Avenue, Medford, Massachusetts 02155, and our telephone number is (617) 616-8188. Our website address is www.greenlightbio.com. Our website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective, have not filed and not withdrawn a Securities Act registration statement that has not become effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of our initial public offering, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter; and (ii) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Smaller Reporting Company

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our common stock held by non-affiliates exceeds $250 million as of the prior June 30, or (ii) our annual revenue exceeded $100 million during such completed fiscal year and the market value of our common stock held by non-affiliates exceeds $700 million as of the prior June 30.

The Offering

Common Stock offered by Selling Securityholders	86,631,958 shares

Common Stock offered by us	10,350,000 shares issuable upon exercise of the Public Warrants

Exercise per share pursuant to the warrants	$11.50

Number of shares of Common Stock outstanding as of March 15, 2022	122,839,613

Number of shares of Common Stock outstanding, assuming the cash exercise of all Public Warrants	133,172,082

Use of proceeds	We will not receive any proceeds from the sale of shares by the Selling Securityholders. We will receive the proceeds from any exercise of the warrants for cash, which we intend to use for general corporate and working capital purposes, including funding of clinical trial programs.

Lock-up provisions	Substantially all outstanding shares of Common Stock held by former stockholders of GreenLight and ENVI’s initial stockholders are subject to lock-up provisions in our Bylaws and the Investor Rights Agreement, both of which provide for certain restrictions on transfer until the termination of applicable lock-up periods.

Risk factors	You should carefully read the “Risk Factors” beginning on page 10 and the other information included in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our Common Stock.

Nasdaq symbol for our Common Stock	GRNA

Nasdaq symbol for our Public Warrants	GRNAW

RISK FACTORS

Investing in New GreenLight Common Stock involves a high degree of risk. Before you decide to invest in any of our securities, you should consider carefully the risks described below, together with the other information contained in this prospectus, including our consolidated financial statements and the related notes appearing at the end of this prospectus. We believe the risks described below are the risks that are material as of the date of this prospectus. If any of the following risks actually occur, our business, results of operations and financial condition would likely be materially and adversely affected. In these circumstances, the market price of New GreenLight Common Stock could decline, and you may lose part or all of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.” Our actual results could differ materially and adversely from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth below.

Risks Relating to Our Business and Industry

We are an early-stage biotechnology company without any products or services currently available for sale and we may not be able to successfully develop or bring products or services to market.

In our human health program, we have five pre-IND product candidates, while in our plant health program, we have seven product candidates we hope to bring to market by 2027; however, there is no assurance that our future operations will generate any revenue. If we cannot develop a marketable product or generate sufficient revenues, we may be required to suspend or cease operations.

We have not generated any product revenues to date and expect to incur losses and negative cash flow for the foreseeable future.

We have generated substantial accumulated losses since inception. Our net losses were $53.3 million and $112.3 million for the years ended December 31, 2020 and 2021, respectively. As of December 31, 2021, we had an accumulated deficit of $253.6 million. We will need to generate significant revenues to achieve profitability, and we may not be able to achieve and maintain profitability in the near future. We have derived substantially all of our revenues through grants and research partnerships with third parties and we are unable to accurately predict whether these sources of revenue will be available to us in the future. Our future success will depend on our ability to bring products to market for the first time and grow consistent revenue associated with those products. The research, testing and regulatory pathways for each of the products in our product pipeline are complex and we can offer no assurance that we will bring the products in our pipeline to market, that any of those products will be profitable or that we will generate overall profit or positive cash flow in the future. The net losses we incur may fluctuate significantly from year-to-year and quarter-to-quarter, such that a period-to-period comparison of our results of operations may not be a good indication of our future performance. These fluctuations may cause our stock to be volatile compared to other stocks in the market.

We will require substantial additional funds to complete our research and development activities, and, if additional funds are not available, we may need to significantly scale back or cease our business.

Between our founding and December 31, 2021, we raised net proceeds of $218.8 million from the sale of preferred stock, and from 2020 to 2021 we raised $67.0 million from the issuance of debt and convertible notes (including approximately $13.5 million of the PIPE Prepayment), which we have dedicated to the development of our RNA platform, human health product pipelines and plant health product pipelines. As of December 31, 2021, we held approximately $31.4 million in cash and cash equivalents (including approximately $13.5 million of the PIPE Prepayment). On February 2, 2022, we consummated the Business Combination and raised gross proceeds of approximately $136.4 million, which included funds held in ENVI’s trust account (after giving effect to redemptions of $194.9 million) and proceeds from the PIPE Financing of $124.3 million (inclusive of the PIPE Prepayment), before deducting estimated transaction expenses of $25.0 million. We have invested and will continue to invest in property, plant and equipment, and human capital and will require substantial funds to bring the current products in our product pipeline to market and to grow our business by researching, developing, and protecting products not currently in our product pipeline. Our current available funds are not sufficient for all of these activities and, as a result, there is substantial doubt about our ability to continue as a going concern.

Based on our history of losses, we do not expect that we will be able to fund our longer-term capital and liquidity needs through our current cash balances and operating cash flow alone. To fund our longer-term capital and liquidity needs, we will need to secure additional capital. The amount of capital we will need will be subject to change depending on, among other things, the success of our efforts to grow revenue and our efforts to continue to effectively manage expenses.

When we raise additional funds through future issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock. Any debt financing that we may secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. We may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges and opportunities could be significantly impaired, and our business may be adversely affected.

Our financing needs may also increase substantially depending on the results of our research, trials and development for products and costs arising from additional regulatory approvals. We may not succeed in raising additional funds in a timely manner. The timing of our need for additional funds will depend on a number of factors, which are difficult to predict or may be outside of our control, including:

•

the resources, time and costs required to initiate and complete our research and development and to initiate and complete studies and trials and to obtain regulatory approvals for additions to our product pipeline;

•	progress in our research and development programs;

•	the timing and amount of milestone, royalty and other payments; and

•	costs necessary to protect any intellectual property rights.

If our estimates and predictions relating to any of these factors are incorrect, we may need to modify our business plans.

Our ability to raise funds will depend upon many factors, including conditions in the debt and equity capital markets, as well as investor perception of our creditworthiness and prospects. If we are unable to raise funds on acceptable terms, we may not be able to execute our business plan, take advantage of future opportunities, or respond to competitive pressures or unanticipated requirements. This may seriously harm our business, financial condition and results of operations. If we are not able to continue operations, investors may suffer a complete loss of their investments in our securities.

Our strategy assumes that we will collaborate with larger companies to develop and commercialize the products in our pipeline and if those collaborations are not successful or available to us at all, we may not be able to successfully commercialize our products.

We are seeking and will continue to seek collaboration arrangements with third parties for the development or commercialization of our products. These arrangements are complex and time-consuming to negotiate, document, implement and maintain and, as a small company, we may not have the same bargaining power as the larger companies we seek to collaborate with and the terms of any collaborations or other arrangements that we may establish may not be favorable to us.

Due to our limited resources and access to capital, we must make decisions on the allocation of resources to certain programs and product candidates; these decisions may prove to be wrong and may adversely affect our business.

We have limited financial and human resources and intend to initially focus on research programs and product candidates for a limited set of indications. As a result, we may forgo or delay pursuit of opportunities with other product candidates or for other indications that later prove to have greater commercial potential or a greater likelihood of success.

It is difficult to predict the time and cost of development of our pipeline products, which are produced by or based on a relatively novel and complex technology and are subject to many risks, any of which could prevent or delay revenue growth and adversely impact our market acceptance, business and results of operations. We may also determine not to pursue, or change the timing or order of, our product candidates.

Our company has product candidates with very complex and different sales and marketing channels, the development of which will put significant burdens on us and which we may not be able to develop as effectively as competitors.

We will have very different sales and marketing channels if the products in our pipeline are to reach customers in their respective markets, requiring us to develop distinct sales, marketing, and distribution methods. In particular, the human, agricultural and plant health markets have different customers and distribution channels. Building, managing and maintaining such a sales and marketing infrastructure will require us to hire experts in the field, implement complex systems, establish collaborations with third parties effectively across various geographies and understand disparate regulatory regimes. Our ability to effectively engage in these steps is untested, making it impossible for us to accurately predict the level of success we will achieve.

We have a limited operating history and funding, which may make it difficult to evaluate our product development, product prospects and overall likelihood of success.

We commenced operations in 2008. We have a limited operating history as a company, which makes it difficult to predict future operations. The product candidates and the markets we hope to serve have shifted since we commenced operations and as such, our operational experience with our current product pipeline and target markets is shorter than the full period of our operations. We have been operating our plant health product pipelines since 2016 and our human health product pipelines since 2019. Our approach to the discovery and development of product candidates had not been validated by the commercial introduction of products and we cannot guarantee that the products currently in our product pipeline, or any other products or services, will have future commercial value. Our programs will require substantial additional development and research, both in time and resources, before we are in a position to receive regulatory approvals and begin generating revenue in connection with the sale of product candidates. We have not yet demonstrated the ability to complete a large-scale, pivotal clinical trial, obtain regulatory approval for any product, manufacture a product at commercial scale, or arrange for a third party to do so on our behalf, or conduct sales and marketing activities necessary for successful product commercialization. Consequently, predictions about our future success or viability may not be as accurate as they could be if we had a longer operating history or a history of successfully developing and commercializing products.

All of our products require rigorous, time-consuming and expensive regulatory examination and approval before they can be commercialized and some or all of our products may not receive this approval.

Any products that we are currently developing or may develop in the future will be subject to extensive governmental regulations relating to development, trials, manufacturing and commercialization. Rigorous studies, clinical trials and extensive regulatory licensure and approval processes are required to be successfully completed in the United States and in many foreign jurisdictions, such as South Africa, the European Union and Japan, before a new product may be offered and sold in any of these countries or regions. Satisfaction of these and other regulatory requirements is costly, time-consuming, uncertain and subject to unanticipated delays.

Studies and trials for regulatory licensure and approval are expensive and difficult to design and implement, in part because they are subject to rigorous regulatory requirements. Because any product that we develop in the future will be based on new technologies, we expect that it will require extensive research and development and necessitate substantial manufacturing and processing costs. In addition, costs to treat potential side effects that may result from a product we develop may be significant.

Please refer to risk factor sections on our human health and animal health products for more regulatory risk information.

We have yet to establish sales, marketing or distribution capabilities, and if we are unable to establish these capabilities, we may not be successful in commercializing our product candidates if they are approved.

We have not yet established a sales, marketing or product distribution infrastructure for our product candidates, which are still in various stages of development. To achieve commercial success for any product for which we obtain marketing approval, we will need to establish a sales and marketing organization within the United States and develop a strategy for sales outside of the United States. In addition, as we begin to commercialize our products, we will need to hire, develop, train personnel with expertise in marketing and selling products in each of those markets.

Our growth strategy requires us to introduce new products, in addition to those in our current pipeline, that achieve market acceptance.

In order to reach our growth objectives, we must introduce new products in addition to our current pipeline of product candidates, and future new products. Research, development and regulatory approval for our products involve risks of failure inherent in the development of novel and complex products. These risks include the possibility that:

•	our products may not perform as expected;

•

we may be unable to capitalize on successful innovation because we may choose not to incur the expense of patenting our discoveries in all jurisdictions or may be unable to obtain patents in the jurisdictions in which we wish to obtain patents;

•	any strategy of discovering additional vertical markets beyond plant, animal and human health for the use of RNA may be infeasible, limiting our growth;

•	our products may not receive necessary regulatory permits and governmental clearances in the markets in which we intend to sell them;

•	our competitors may develop new products or improve existing products that may make our products uncompetitive;

•	the lower cost of RNA produced by us may not translate equally or at all into lower prices for the products that use it;

•	our products may be difficult to produce on a large scale;

•	intellectual property and other proprietary rights of third parties may prevent us or our collaborators from making, marketing or selling our products;

•	we or our collaborators may be unable to fully develop or commercialize products in a timely manner or at all; and

•	third parties may develop superior or equivalent products.

Accordingly, if we experience any significant delays in the development or introduction of new products or if our new products do not achieve market acceptance, our business, operating results and financial condition would be adversely affected.

We will need to expand our organization, and we may experience difficulties in managing this growth, which could disrupt operations.

As of December 31, 2021, we had 285 full-time employees, an increase in headcount of over 146% since December 31, 2019. We expect we will continue to experience significant growth in the number of our employees and the scope of our operations, particularly in the areas of product candidate development, regulatory affairs and manufacturing. We draw our talent from geographic and subject matter markets where the demand for the skills we seek are in the highest demand of any global labor market and we may have difficulty identifying, hiring and integrating and retaining new personnel. Future growth would impose significant additional responsibilities on our management, including the need to identify, recruit, maintain, motivate, integrate and retain additional employees, consultants and contractors. Also, our management may need to divert a disproportionate amount of our attention away from our day-to-day activities and devote a substantial amount of time to managing these growth activities. We may not be able to effectively manage the expansion of our operations, which may result in weaknesses in our infrastructure, give rise to operational mistakes, loss of business opportunities, loss of employees and reduced productivity among remaining employees. Our expected growth could require significant capital expenditures and may divert financial resources from other projects, such as the development of product candidates. If our management is unable to effectively manage our growth, our expenses may increase more than expected, our ability to generate and/or grow revenues could be reduced, and we may not be able to implement our business strategy. Our future financial performance and our ability to commercialize our product candidates and compete effectively will depend, in part, on our ability to effectively manage any future growth.

Many of the companies that we compete against for qualified personnel and consultants have greater financial and other resources, different risk profiles, more established brands and a longer history in the industry than we do. If we are unable to continue to attract and retain high-quality personnel and consultants, the rate and success at which we can discover and develop product candidates and operate our business will be limited.

We use RNA-based molecular biology triggers for many of the products in our product pipeline and the successful commercialization of these products will depend on public perceptions of RNA-based products.

The successful commercialization of our product candidates depends, in part, on public acceptance of modern biotechnology techniques and the use of RNA to regulate the expression of genes and production of proteins in human health and agricultural products. Negative public perceptions about RNA and molecular regulation of gene expression can also affect the regulatory environment in the jurisdictions in which we are targeting the sale of our products and the commercialization of our product candidates. Any increase in such negative perceptions or any restrictive government regulations in response to RNA-based products could have a negative effect on our business and may delay or impair the sale of our products or the development or commercialization of our product candidates. Public pressure may lead to increased regulation and legislation for products produced using biotechnology and this could adversely affect our ability to sell our product or commercialize our product candidates.

Our accounting predecessor, GreenLight, has identified material weaknesses in its internal controls of financial reporting. If we are unable to remediate the material weaknesses, or if we identify additional material weaknesses or otherwise fail to maintain effective internal control over financial reporting, this may result in material misstatements or restatements of our consolidated financial statements or cause us to fail to meet our periodic reporting obligations.

As a public company, New GreenLight is required to maintain internal control over financial reporting. Management may be unable to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements of a public company. If we are unable to comply with the requirement to maintain internal control over financial reporting, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports or applicable stock exchange listing requirements, investors may lose confidence in our financial reporting, and our stock price may decline as a result.

Three material weaknesses have been identified in GreenLight’s internal control over financial reporting as of December 31, 2021. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. The three material weaknesses identified in GreenLight’s internal controls result from:

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The failure to maintain a sufficient complement of personnel in its accounting and reporting department to ensure adequate segregation of duties such that appropriate review and monitoring of its financial records are executed.

•	The failure to design and implement adequate information systems controls, including access and change management controls.

•	The failure to maintain a sufficient complement of accounting and financial reporting resources commensurate with GreenLight’s financial reporting requirements.

The first two material weaknesses were identified in connection with the preparation and audit of GreenLight’s financial statements as of December 31, 2020 (which audit was completed in September 2021), and had not been remediated as of December 31, 2021.

We have begun implementation of a plan to remediate these material weaknesses. These remediation measures are ongoing and include hiring additional accounting and financial reporting personnel and selecting and implementing new systems for our financial and enterprise resource planning. These remediation measures may be time-consuming and costly, and there is no assurance that they will ultimately have the intended effects. If we identify any new material weaknesses or significant deficiencies in the future, any such newly identified material weakness or significant deficiency could limit our ability to prevent or detect a material misstatement of our annual or interim financial statements.

Moreover, our independent registered public accounting firm is not required to attest to the effectiveness of our internal control over financial reporting until after we are no longer an “emerging growth company” as defined in the JOBS Act. At that time, our independent registered public accounting firm may issue an adverse report if it is not satisfied with the level at which our internal control over financial reporting is documented, designed, or operating.

Under applicable employment laws, we may not be able to enforce covenants not to compete.

Our employment agreements generally include covenants not to compete. These agreements prohibit our employees, if they cease working for us, from competing directly with us or working for our competitors for a limited period. We may be unable to enforce these agreements under the laws of the jurisdictions in which our employees work.

Our business may be affected by litigation and government investigations.

We may from time to time receive inquiries and subpoenas and other types of information requests from government authorities and others and we may become subject to claims and other actions related to our business activities. While the ultimate outcome of investigations, inquiries, information requests and legal proceedings is difficult to predict, defense of litigation claims can be expensive, time-consuming and distracting, and adverse resolutions or settlements of those matters may result in, among other things, modification of our business practices, costs and significant payments, any of which could have a material adverse effect on our business, financial condition, results of operations and prospects.

We may be subject to claims that our employees have wrongfully used or disclosed alleged trade secrets of their former employers.

Many of our employees, including our senior management, were previously employed at other biotechnology or pharmaceutical companies, including our potential competitors. Some of these employees may have executed proprietary rights, non-disclosure and non-competition agreements in connection with such previous employment. Although we try to ensure that our employees do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or these employees have used or disclosed intellectual property, including trade secrets or other proprietary information, of any such employee’s former employer. We are not aware of any threatened or pending claims related to these matters or concerning the agreements with our senior management, but future litigation may be necessary to defend against such claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management.

We are exposed to a risk of substantial loss due to claims that may be filed against us in the future because our insurance policies may not fully cover the risk of loss associated with our operations.

We are exposed to the risk of having claims seeking monetary damages being filed against us for loss or harm suffered by participants of our preclinical and clinical studies or for loss or harm suffered by users of any products that may receive approval for commercialization in the future, or in connection with loss or harm from any other product, for example, agricultural products, that may be tested or receive approval for commercialization in the future. In either event, the FDA, EPA or the regulatory authorities of other countries or regions may commence investigations of the safety and effectiveness of any such trial or commercialized product, the manufacturing processes and facilities or marketing programs utilized in respect of any such trial or products, which may result in mandatory or voluntary recalls of any commercialized product or other significant enforcement action such as limiting the indications for which any such product may be used, or suspension or withdrawal of approval for any such product. Similar risks exist in connection with the testing, use, or sale of any product we may develop or commercialize. If our products are used for an application they are not intended for, become adulterated or mislabeled we may need to recall such products. A widespread product recall could result in significant losses due to the costs of a recall, the destruction of product inventory, and lost sales due to the unavailability of product for a period of time. We could also suffer losses from a significant product liability judgment against us. A significant product recall or product liability case could also result in adverse publicity, damage to our reputation, and a loss of confidence in our products, which could have an adverse effect on our business,

Significant disruptions of information technology systems or security breaches could adversely affect our operations.

We are increasingly dependent upon information technology systems, infrastructure and data to operate our business ourselves and on vendors who operate aspects of our technology infrastructure for us. In the ordinary course of business, we collect, store and transmit large amounts of confidential information (including, among other things, trade secrets or other intellectual property, proprietary business information and personal information). It is critical that we do so in a secure manner to maintain the confidentiality and integrity of such confidential information.

Attacks on information technology systems are increasing in their frequency, levels of persistence, sophistication and intensity, and they are being conducted by increasingly sophisticated and organized groups that include state actors, criminal organizations and individuals who can bring significant resources and expertise to bear. Public reports indicate that state actors have specifically targeted companies developing COVID-19 vaccines with the intent of stealing trade secrets or disabling information technology systems associated with vaccine development and we may be unable to defend against these state actors who have significantly more resources at their disposal than we do.

Our information technology systems, and those of third-party vendors with whom we contract are also vulnerable to service interruptions, security breaches from inadvertent or intentional actions by our employees, third-party vendors, and/or business partners, or from cyber-attacks by malicious third parties. Cyber-attacks could include the deployment of harmful malware, ransomware, denial-of-service attacks, social engineering and other means to affect service reliability, and could threaten the confidentiality, integrity, and availability of information. For example, we recently experienced a ransomware attack that briefly interrupted access to two of our servers. Although in this instance we were able to rely our backup systems to restore access promptly, without making a ransom payment and without loss of data, our defenses against future cyber-attacks may not be successful.

Significant disruptions of our information technology systems, or those of our third-party vendors, or security breaches could adversely affect our business operations and/or result in the loss, adulteration, misappropriation and/or unauthorized access, use or disclosure of, or the prevention of access to, confidential information, including, among other things, trade secrets or other intellectual property, proprietary business information and personal information, and could result in financial, legal, business, and reputational harm to us.

Any failure or perceived failure by us or any third-party collaborators, service providers, contractors or consultants to comply with our privacy, confidentiality, data security or similar obligations to third parties, or any data security incidents or other security breaches that result in the unauthorized access, release or transfer of sensitive information, including personally identifiable information, may result in governmental investigations, enforcement actions, regulatory fines, litigation or public statements against us, could cause third parties to lose trust in us or could result in claims by third parties asserting that we have breached our privacy, confidentiality, data security, or similar obligations, any of which could have a material adverse effect on our reputation, business, financial condition, or results of operations. Moreover, data security incidents and other security breaches can be difficult to detect, and any delay in identifying them may lead to increased harm. While we have implemented data security measures intended to protect our information technology systems and infrastructure, there can be no assurance that such measures will successfully prevent service interruptions or data security incidents.

We are subject to anti-corruption, anti-bribery and anti-money laundering laws and regulations in various jurisdictions around the world which are subject to rigorous enforcement, and we can face serious consequences for violations.

We expect our non-U.S. activities to increase over time and to include countries that have more prevalent corruption than found in the U.S., increasing our exposure to anti-corruption, anti-bribery and anti-money laundering laws and regulations. These include the U.S. Foreign Corrupt Practices Act of 1977, and as amended, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the U.K. Bribery Act and possibly other anti-corruption, anti-bribery and anti-money laundering laws and regulations in the jurisdictions in which we do business, both domestic and abroad. The FCPA and other anti-corruption laws generally prohibit companies, their employees, agents, representatives, business partners and third-party intermediaries from corruptly promising, authorizing, offering, or providing, directly or indirectly, anything of value to government officials, political parties, or candidates for public office for the purpose of obtaining or retaining business or securing an improper business advantage. The UK Bribery Act and other anti-corruption laws also prohibit commercial bribery not involving government officials, and requesting or accepting bribes; and anti-money laundering laws prohibit engaging in certain transactions involving criminally-derived property or the proceeds of criminal activity.

We and third parties we do business with, as well as our representatives and agents, will have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated universities or other entities (for example, to obtain necessary permits, licenses, patent registrations and other regulatory approvals), which increases our risks under the FCPA and other anti-corruption laws. We also engage contractors, consultants and other third parties from time to time to conduct business development activities abroad. We may be held liable for the corrupt or other illegal activities of our employees or third parties even if we do not explicitly authorize such activities.

The FCPA also requires that we keep accurate books and records and maintain a system of adequate internal controls. We have recognized five material weaknesses in our internal control over financial reporting, which may compromise our ability to detect inappropriate payments (see the risk factor associated with “material weaknesses in our internal control over financial reporting”). Furthermore, we cannot assure you that our employees, agents, representatives, business partners or third-party intermediaries will always comply with our policies and applicable law, for which we may be ultimately held responsible.

Any allegations or violation of the FCPA or other applicable anti-bribery, anti-corruption laws and anti-money laundering laws may result in whistleblower complaints, sanctions, settlements, investigations, prosecution, enforcement actions, substantial criminal fines and civil penalties, disgorgement of profits, imprisonment, debarment, tax reassessments, breach of contract and fraud litigation, loss of export privileges, suspension or debarment from U.S. government contracts, adverse media coverage, reputational harm and other consequences, all of which may have an adverse effect on our reputation, business, financial condition, results of operations and prospects. Responding to an investigation or action can also result in a materially significant diversion of management’s attention and resources and significant defense costs and other professional fees.

Risks Related to Our Manufacturing Platform

We are designing an mRNA commercial manufacturing process in parallel with our product and process development. We currently intend to use contract development and manufacturing organizations (“CDMOs”), such as Samsung Biologics Co., Ltd., to produce material for our COVID-19 product candidate for late-stage clinical trials and commercial launch. There is risk that the final manufacturing process and facility could be incompatible with the CDMO facility, requiring modification and resulting in delays and inefficient deployment of capital.

In an effort to bring our mRNA-related product candidates, particularly our pre-clinical COVID-19 vaccine candidate, to market more quickly, we are designing some aspects of our manufacturing process in parallel with selecting the exact manufacturing equipment and CDMO for that process. Steps to build the infrastructure include design, engineering, site selection and equipment procurement.

As we seek to increase the manufacturing output for commercial production and particular programs from the smaller quantities needed for IND-enabling studies to the larger quantities needed for commercial production, we intend to seek to continuously improve the manufacturability of our product candidates. Accordingly, we may change our manufacturing processes for a particular program during the course of development. However, any change in the manufacturing process may require resupplying clinical material to trial sites, which could increase our expenses, delay completion of clinical trials or otherwise adversely affect commercialization of the product.

We plan to acquire additional laboratory, manufacturing and other space to accommodate our expected growth. If we are not able to access appropriate or sufficient space at reasonable cost, our business and results of operations could be adversely affected.

Our business and results of operations are dependent on locating and successfully negotiating leases for adequate access to laboratory and office space and suitable physical infrastructure, including electrical, plumbing, HVAC and network infrastructure, to conduct our operations and accommodate our growth. These resources are constrained and expensive in the areas in which we operate. If we are unable to access enough space or experience failures of our physical infrastructure, our business and results of operations could be adversely affected.

In order to properly conduct our business, we need access to sufficient laboratory space and equipment to perform the activities necessary to advance and complete our programs. Additionally, we need to ensure that our laboratories and corporate offices remain operational at all times, which includes maintaining suitable physical infrastructure, including electrical, plumbing and HVAC, logistics and transportation systems and network infrastructure. We lease our laboratories and office spaces, and we rely on the landlords for basic maintenance of our leased laboratories and office buildings. If one of our landlords has not maintained a leased property sufficiently, we may be forced into an early exit from the facility, which could be disruptive to our business.

Our dsRNA and mRNA product candidates are based on innovative technologies and any product candidates we develop may be more complex and more difficult to manufacture than initially anticipated. We may encounter difficulties with manufacturing processes, manufacturing at higher volumes, product releases, product shelf life and storage, supply chain management, or shipping for any of our medicines, for both our agricultural or human health product candidates, including our COVID-19 vaccine. If we or any of our third-party vendors encounter such difficulties, our ability to supply commercial product or material for clinical trials could be delayed or stopped.

The manufacturing processes for our product candidates using our dsRNA and mRNA platforms are innovative and complex. There are no mRNA medicines currently manufactured at commercial scale utilizing our manufacturing process. Due to the nature of this technology and our limited experience at commercial scale production, we could encounter difficulties with manufacturing processes, manufacturing at higher volumes, product releases, product shelf life and storage, supply chain management, or shipping.

These difficulties could be due to any number of reasons including, but not limited to, complexities of producing batches at any volume, equipment failure, choice and quality of raw materials and excipients, analytical testing technology, and product instability. In an effort to optimize product features, we may make changes to a product candidate in our manufacturing and stability formulation and conditions, which may result in our having to resupply batches for pre-clinical or clinical activities when there is insufficient product stability during storage and insufficient supply. Insufficient stability or shelf life of our product candidates could materially delay our or our strategic collaborators’ ability to continue the clinical trial for that product candidate or require us to begin a new clinical trial with a newly formulated drug product, due to the need to manufacture additional pre-clinical or clinical supply.

Due to the nature of our products and manufacturing platform, there may also be a high degree of technological change that can negatively impact product comparability during and after clinical development. Furthermore, technology changes may drive the need for changes in, modification to, or the sourcing of new manufacturing infrastructure or may adversely affect third-party relationships.

The process to generate dsRNA or mRNA product candidates encapsulated in LNPs is complex and, if not developed and manufactured under well-controlled conditions, can adversely impact pharmacological activity and may result in one or more of our product candidates’ failure.

We have limited experience in manufacturing or commercializing proposed product candidates and may encounter difficulties, delays or other unanticipated hurdles before we are able to begin manufacturing our product candidates in the quantities needed to achieve our business plans.

We have limited experience in manufacturing or commercializing our proposed product candidates. As we increase manufacturing volume, we may encounter unexpected difficulties and delays that require adjustments or changes to our manufacturing process. Changes in our manufacturing processes may lead to failure of batches, which could lead to a substantial delay in pre-clinical studies and clinical trials or the delivery of commercial product. Any such changes could adversely affect clinical or commercial supply of our products. Such changes might also cause delays in or increase the cost of commissioning our facility and adversely affect our commercialization plans.

We have increased the batch size for our mRNA production to accommodate the supply requirements of some of our current and anticipated pre-clinical and clinical programs. However, in some cases, we may have to utilize multiple batches of substance and product to meet the clinical supply requirement of a single clinical trial. If we or our contract manufacturers fail to successfully and consistently produce mRNA at larger batch sizes, it could lead to a substantial delay in our clinical trials or in the commercialization of any products that may receive regulatory approval.

If our cell-free manufacturing platform does not perform as expected, or if our competitors develop and market technologies or products more rapidly than we do or that are more effective, outperform, safer or less expensive than our manufacturing platform technology, our commercial opportunities will be negatively impacted.

It is anticipated that we will face increased competition in the future as new companies enter the markets and as scientific developments progress. If we are unable to compete effectively, our opportunity to discover new products or generate revenue from the sale of such new products or our existing product candidates could be adversely affected.

We have established laboratory, clean room, and manufacturing facilities in Massachusetts, North Carolina and New York to support our activities, which is resulting in the incurrence of significant investment with no assurance that such investment will be recouped.

In order to support our future growth and our agriculture and human health product pipeline, we have invested in facilities to develop products or produce materials. This investment has significantly increased our capital and operating expenses. Moreover, based on our current business plan, we anticipate that in the future we will need to expand our facilities for research and development and production capacity, which we currently expect to accomplish by expanding the capacity of existing facilities. We may need to, or decide to, build additional commercial mRNA manufacturing facilities using our platform technology in the U.S. and in countries outside of the U.S. There can be no assurance that any additional manufacturing capacity that we may acquire will be necessary or that this investment will be recouped.

If we are unable to adequately and timely manufacture and supply our products and product candidates or if we do not fully utilize our manufacturing facilities, our business may be adversely affected. Charges resulting from excess capacity would have a negative effect on our financial condition and results of operations.

We will depend on relationships with third parties for revenues, and for the development, regulatory approval, commercialization and marketing of certain of our products and product candidates, which are outside of our full control.

We rely on a number of third-party relationships for the development, regulatory approval and commercialization of certain of our product candidates, including, but not limited to, the Azzur Group for our cleanroom. Certain aspects of our regulatory affairs and clinical development relating to our products and product candidates are also outsourced to third parties. Reliance on third parties subjects us to a number of risks, including:

•	the inability to control the resources such third parties devote to our programs, products or product candidates;

•	disputes may arise under an agreement and the underlying agreement may fail to provide us with significant protection or may fail to be effectively enforced if such third parties fail to perform;

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failure or perceived failure by us to comply with our obligations under an agreement with a third party could cause the third party to make public statements against us or could result in litigation asserting that we have breached our obligations, any of which could have a material adverse effect on our reputation, business, financial condition, or results of operations;

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the interests of such third parties may not always be aligned with our interests, and such parties may not pursue regulatory approvals or market a product in the same manner or to the same extent that we would, which could adversely affect revenues, or may adopt tax strategies that could have an adverse effect on our business, results of operations or financial condition;

•	third-party relationships require the parties to cooperate, and failure to do so effectively could adversely affect product development or the clinical development or regulatory approvals of product candidates under collaborative control, could result in termination of the research, development or commercialization of product candidates or could result in litigation or arbitration;

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any failure on the part of such third parties to comply with applicable laws, including tax laws, regulatory requirements and/or applicable contractual obligations or to fulfill any responsibilities they may have to protect and enforce any intellectual property rights underlying product candidates could have an adverse effect on revenues as well as give rise to possible legal proceedings; and

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any improper conduct or actions on the part of such third parties could subject us to civil or criminal investigations and monetary and injunctive penalties, impact the accuracy and timing of financial reporting and/or adversely impact our ability to conduct business, operating results and reputation.

Given these risks, there is considerable uncertainty regarding the success of current and future collaborative efforts. If these efforts fail, our product development or commercialization of product candidates could be delayed, revenues from products could decline and/or the anticipated benefits of these arrangements may not be realized.

Manufacturing issues could substantially increase costs, limit supply of products and/or reduce revenues.

The process of manufacturing our products is complex, highly regulated and subject to numerous risks, including:

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Risks of Reliance on Third Parties and Single Source Providers. We rely on third-party suppliers and manufacturers for many aspects of our manufacturing process for products and product candidates. In some cases, due to the unique manner in which our products and product candidates are manufactured, we rely on single source providers of raw materials and manufacturing supplies. For example, the dsRNA processes use specific yeast microbial RNA, the most effective forms of which are sourced from suppliers in China. These third parties, as well as our other suppliers, are independent entities subject to their own operational, geopolitical and financial risks that are outside of our control, including the impact of the COVID-19 pandemic and intellectual property protection. These third parties may not perform their obligations in a timely and cost-effective manner or in compliance with applicable regulations, and they may be unable or unwilling to increase production capacity commensurate with demand for existing or future products. Finding alternative providers could take a significant amount of time and involve significant expense due to the specialized nature of the services and the need to obtain regulatory approval of any significant changes to suppliers or manufacturing methods. We cannot be certain that we could reach an agreement with alternative providers or that the FDA or other regulatory authorities would approve the use of such alternatives.

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Risks Relating to Compliance with cGMP. We and our third-party providers, such as Azzur Group, are generally required to maintain compliance with cGMP and other stringent requirements and are subject to inspections by the FDA and other regulatory authorities to confirm compliance. Any delay, interruption or other issues that arise in the manufacture, fill-finish, packaging or storage of products or product candidates as a result of a failure of our facility or operations or those of third parties to pass any regulatory agency inspection could significantly impair our ability to develop and commercialize our products and product candidates. Significant noncompliance could also result in the imposition of monetary penalties or other civil or criminal sanctions and damage our reputation.

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Global Supply Risks. We rely on our laboratories and manufacturing facilities for the production of drug substance for our product candidates. The supply of these products and product candidates depends on the uninterrupted and efficient operation of our facility and laboratory, which could be adversely affected by equipment failures, labor shortages, public health epidemics, natural disasters, power failures, cyber-attacks and many other factors. Additionally, there can be no assurance that we will be able to meet expected timelines or that there will not be any direct or indirect delays resulting from the COVID-19 pandemic. We have had delays, and might experience additional delays, in bringing our current and planned facilities online and we may not have sufficient manufacturing capacity to meet our long-term manufacturing requirements.

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Risk of Product Loss. The manufacturing process for our products is susceptible to product loss due to contamination, equipment failure or improper installation or operation of equipment or vendor or operator error. Even minor deviations from planned manufacturing processes could result in reduced production yields, product defects and other supply disruptions. If microbial, viral or other contaminations are discovered in our products and product candidates, laboratory or manufacturing facility, we may need to close our laboratory or manufacturing facility for an extended period of time to investigate and remediate the contaminant.

Any adverse developments affecting manufacturing operations or the operations of third-party suppliers and manufacturers may result in shipment delays, inventory shortages, lot failures, product withdrawals or recalls or other interruptions in the commercial supply of our products. Additionally, we may also have to take inventory write-offs and incur other charges and expenses for products that fail to meet specifications, undertake costly remediation efforts or seek more costly manufacturing alternatives. Such developments could increase manufacturing costs, cause revenue loss or loss of market share as patients and physicians turn to competing therapeutics, diminish profitability or damage our reputation.

In addition, although we have business continuity plans to reduce the potential for manufacturing disruptions or delays and reduce the severity of a disruptive event, there is no guarantee that these plans will be adequate, which could adversely affect our business and operations.

Risks Related to the Production of dsRNA and mRNA

Our proposed products are temperature sensitive and may have other attributes that lead to limited shelf life. These attributes may pose risks to supply, inventory and waste management and increased cost of goods.

Our mRNA and dsRNA product candidates may prove to have a stability profile that leads to a lower than desired shelf life of the final approved mRNA medicine. This poses risk in supply requirements, wasted stock, and higher cost of goods.

Our products and product candidates are temperature sensitive, and we may learn that any or all of our product candidates are less stable than desired. It is also possible that we may find that transportation conditions negatively impact product quality. This may require changes to the formulation or manufacturing process for one or more of our product candidates and result in delays or interruptions to clinical or commercial supply. In addition, the cost associated with such transportation services and the limited pool of vendors may also add additional risks of supply disruptions.

We have established a number of analytical assays, and may have to establish several more, to assess the quality of our dsRNA and mRNA product candidates. We may identify gaps in our analytical testing strategy that might prevent release of product or could require product withdrawal or recall. For example, new impurities that have an impact on product safety, efficacy, or stability may be discovered. This may lead to an inability to release mRNA product candidates until the manufacturing or testing process is rectified.

Risks Related to Raw Materials and Reliance on Third Parties

The materials used in the processes by which we manufacture RNA and our derivative products, such as dsRNA or mRNA, may become difficult to obtain in the quality or quantity required for our business plans or at the prices that are currently projected.

Many of our processes and products rely on materials purchased from third parties and should these materials increase in prices, have supply constraints, or become unavailable, it could impact our ability to develop products or bring them to market either on time, at competitive prices or at all. For example, our dsRNA processes use specific yeast microbial RNA, the most effective forms of which are sourced from suppliers in China. Should that particular yeast become unavailable, it could impair the effectiveness, yield or availability of the dsRNA produced for the agricultural markets.

Moreover, some enzymes that are used in our RNA platform and our down-stream products are specific in nature and sourced from third parties, some of whom have proprietary processes which give them an advantage in cost or effectiveness that they pass on to us. Some materials come from single sources, such as LNPs, which are licensed from a third party and which are used to produce mRNA. We may need to license other materials from third parties, and if we are unable to do so on reasonable terms, or at all, it could have a material adverse effect on our business.

Some of the raw materials are being employed in an innovative manner and may not be scaled to a level to support commercial supply and we could experience unexpected manufacturing or testing failures, or supply shortages. Such issues with raw materials and excipients could cause delays or interruptions to clinical and commercial supply of products or product candidates.

Single or limited sources for some materials may impact our ability to secure supply.

Our dependence on single-source, limited-source or preferred suppliers exposes us to certain risks, such as:

•	a disruption to suppliers’ operations which could leave us with no other means of continuing the research, development, or manufacturing operations for which the supplier provides inputs;

•	the inability to locate a suitable replacement on acceptable terms or on a timely basis, if at all;

•	existing suppliers may cease or reduce production or deliveries, raise prices, or renegotiate terms;

•	delays caused by supply issues may harm our reputation, frustrate customers, and cause them to turn to our competitors; and

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Our ability to progress the development of existing programs and the expansion of capacity to begin future programs could be materially and adversely impacted if the single-source, limited-source or preferred suppliers upon which we rely were to experience a significant business challenge, disruption, or failure due to issues such as financial difficulties or bankruptcy, issues relating to other customers such as regulatory or quality compliance issues, or other financial, legal, regulatory, or reputational issues.

Should any of the above risks, or should any consequences of unpredictable risks, come to fruition, such events could have a material adverse effect on operations.

We rely on highly specialized equipment and consumables for the production of RNA and our derivative products, dsRNA and mRNA, and any disruption to the supply chain or any malfunction of that equipment may adversely impact our operations.

The equipment and consumables used to produce RNA and our derivative products, dsRNA and mRNA, are currently supply constrained across all suppliers, which may cause delays in development, testing or marketing of our human health products and may require us to ultimately increase prices should our products become available to consumers.

Additionally, we will be dependent on a number of equipment providers and CMOs who are also implementing innovative technology. If such equipment malfunctions or if we encounter unexpected performance issues, we could encounter delays or interruptions to clinical and commercial supply. Due to the number of different programs, we may have cross contamination of product candidates inside of our factories, CROs, suppliers, or in the clinic that affect the integrity of our product candidates.

Delay or unavailability of products, services, or equipment provided by suppliers could require us to change the design of our research, development, and manufacturing processes based on the functions, limitations, features, and specifications of the replacement items or seek out a new supplier to provide these items. Additionally, as we grow, our existing suppliers may not be able to meet our increasing demand, and additional suppliers may need to be found. We may not be able to secure suppliers who provide lab supplies at, or equipment and services to, the specification, quantity, and quality levels that we demand (or at all) or be able to negotiate acceptable fees and terms of services with such suppliers.

Risks Related to Market Acceptance

Even if any of the product candidates we develop receives regulatory approval, we may nonetheless fail to achieve the degree of market acceptance by physicians, patients, healthcare payors, and others in the medical community necessary for commercial success.

The commercial success of any of our product candidates will depend upon its degree of market acceptance by physicians, patients, third party payors, and others in the medical community. Even if any product candidates we develop receives regulatory approval, they may nonetheless fail to gain sufficient market acceptance by physicians, patients, healthcare payors, and others in the medical community. The degree of market acceptance of any product candidates we may develop, if approved for commercial sale, will depend on a number of factors, including:

•	the wider acceptance by patients of products derived from RNA manufacturing processes;

•	the efficacy and safety of such product candidates as demonstrated in pivotal clinical trials published in peer-reviewed journals;

•	the potential and perceived advantages compared to alternative treatments;

•	the ability to offer our products for sale at competitive prices;

•	the ability to offer appropriate patient access programs, such as co-pay assistance;

•	the extent to which physicians recommend our products to their patients;

•	convenience and ease of dosing and administration compared to alternative treatments;

•	the clinical indications for which the product candidate is approved by the FDA, EMA or other comparable foreign regulatory agencies;

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product labeling or product insert requirements of the FDA, EMA or other comparable foreign regulatory authorities, including any limitations, contraindications or warnings contained in a product’s approved labeling;

•	restrictions on how the product is distributed;

•	the timing of market introduction of competitive products;

•	publicity concerning our products or competing products and treatments;

•	the effectiveness of marketing and distribution efforts by us and other licenses and distributors;

•	sufficient governmental third party coverage or reimbursement; and

•	the prevalence and severity of any side effects.

If any product candidates developed by us does not achieve an adequate level of acceptance by physicians, healthcare payors, patients and the medical community, we will not be able to generate significant revenue, and may not become or remain profitable. The failure of any product candidates to find market acceptance could harm our business prospects.

Legal requirements as well as ethical and social concerns about synthetic biology and genetic engineering could limit or prevent the use of our technologies and limit revenues.

Our platform technology, including how dsRNA and mRNA is extracted, includes the use of synthetic biology and genetic engineering. In some countries, drugs made using genetically modified organisms may be subject to a more stringent legal regime, which could prove to be complex and very challenging. For example, in the European Union, the rules on genetically modified organisms could apply in addition to the general rules on medicinal products or cosmetic products. The rules on advanced therapy medicinal products may also apply.

Additionally, public perception about the safety and environmental hazards of, and ethical concerns over, synthetic biology and genetic engineering could influence public acceptance of our technologies, product candidates and processes, particularly in the case of human medicines such as our COVID-19 vaccine product candidate. If we, our collaborators or other third parties are not able to overcome the legal challenges as well as the social concerns relating to synthetic biology and genetic engineering, our technologies, product candidates and processes may not be accepted. These challenges and concerns could result in increased expenses, regulatory scrutiny and increased regulation, trade restrictions on imports of our product candidates, delays or other impediments to our programs or the public acceptance and commercialization of our products. We design and produce product candidates with characteristics comparable or superior to those found in naturally occurring organisms or enzymes in a controlled laboratory; however, the release of such organisms into uncontrolled environments could have unintended consequences. Any adverse effect resulting from such a release could have a material adverse effect on our business, financial condition or results of operations, and may expose us to liability for any resulting harm.

Risks Related to Global Expansion

Our planned manufacturing, sales and operations are subject to the risks of doing business internationally.

In the future, we intend to expand the reach of our platform technology into international markets, including certain countries in Africa, Asia and Latin America where the need for locally produced vaccines is high, subjecting us to many risks that could adversely affect our business and revenues. There is no guarantee that our efforts and strategies to expand manufacturing and sales in international markets will succeed. Emerging market countries may be especially vulnerable to periods of global and local political, legal, regulatory and financial instability and may have a higher incidence of corruption and fraudulent business practices. Certain countries may require local clinical trial data as part of the drug registration process in addition to global clinical trials, which can add to overall drug development and registration timelines. We may also be required to increase our reliance on third-party agents and unfamiliar operations and arrangements previously utilized by companies we collaborate with or acquire in emerging markets.

Our manufacturing, sales and operations are subject to the risks of doing business internationally, including:

•	difficulties and challenges relating to the building, commissioning and complying with regulatory requirements related to manufacturing facilities in foreign countries;

•	the inability to obtain necessary foreign regulatory or pricing approvals of products in a timely manner;

•	limitations and additional pressures on our ability to obtain and maintain product pricing or receive price increases, including those resulting from governmental or regulatory requirements;

•	the inability to successfully complete preclinical studies or subsequent or confirmatory clinical trials in countries where our experience is limited;

•	the willingness of regulatory agencies to accept data from preclinical studies or clinical trials conducted in other jurisdictions;

•	longer payment and reimbursement cycles and uncertainties regarding the collectability of accounts receivable;

•	fluctuations in foreign currency exchange rates that may adversely impact our revenues, net income and value of certain of our investments;

•	the imposition of governmental controls;

•	diverse data privacy and protection requirements;

•	increasingly complex standards for complying with foreign laws and regulations that may differ substantially from country to country and may conflict with corresponding U.S. laws and regulations;

•	the far-reaching anti-bribery and anti-corruption legislation in the U.K., including the Bribery Act, and elsewhere and escalation of investigations and prosecutions pursuant to such laws;

•	compliance with complex import and export control laws;

•	changes in tax laws;

•	the imposition of tariffs or embargoes and other trade restrictions;

•	the impact of public health epidemics, such as the COVID-19 pandemic, on the global economy and the delivery of healthcare treatments;

•	less favorable intellectual property or other applicable laws; and

•	known and unknown risks related to local and geopolitical unrest;

In addition, our future potential international operations are subject to regulation under U.S. law, and non-compliance with those laws may subject us to severe criminal and civil penalties. For example, the FCPA prohibits U.S. companies and their representatives from paying, offering to pay, promising to pay or authorizing the payment of anything of value to any foreign government official, government staff member, political party or political candidate for the purpose of obtaining or retaining business or to otherwise obtain favorable treatment or influence a person working in an official capacity. In many countries, the health care professionals with whom we may regularly interact may meet the FCPA’s definition of a foreign government official. Failure to comply with domestic or foreign laws could result in various adverse consequences, including possible delay in approval or refusal to approve a product, recalls, seizures or withdrawal of an approved product from the market, disruption in the supply or availability of our products or suspension of export or import privileges, the imposition of civil or criminal sanctions, the prosecution of executives overseeing our international operations and damage to our reputation. Any significant impairment of our ability to sell products outside of the U.S. could adversely impact our business and financial results.

Our goal of expanding outside the U.S. will depend on our ability to successfully manage the complexity of multiple global supply chains in countries with poor infrastructure, in which we have limited experience.

Logistics, regulatory environments, business customs, local and geopolitical concerns and end user markets differ country by country. As we expand globally to enable the production of our dsRNA and mRNA products in countries outside the U.S., we will face material risks that could cause us to expend significant resources. There can be no guarantee when such efforts will be successful, if at all. As we expand our platform globally, we will have to familiarize ourselves with the regulatory environment in that country, which could significantly diverge from the regulatory regimes in the U.S. and which may not necessarily approve our product candidates, even if such product candidates achieve regulatory approval in the U.S.

In each country in which we intend to utilize our manufacturing platform, it may also be necessary to create partnerships with local enterprises, which come with inherent risks, including corruption, violation of U.S. laws and regulations relating to anti-corruption laws, intellectual property theft, divergence from our quality and health standards and a number of unknown risks that could delay or cause our international expansion to fail entirely.

We will have to become familiar with these and other factors in order to be effective; however, our ability to do so is untested as is our ability to obtain and retain experts in these areas to implement an international supply chain serving any facility other than those in the United States. Moreover, any of our suppliers could go out of business, lose operating licenses, be subject to regulatory actions and be unable to supply us, which could result in production delays or stoppages.

Risks Related to Competition

We face significant competition, and if our competitors develop and market technologies or products more rapidly than we do or that are more effective, safer or less expensive than the product candidates we develop, our commercial opportunities will be negatively impacted.

We believe one of our key competitive advantages is the cost and quality at which we can make RNA and recover dsRNA from it for use in agricultural products or mRNA for use in human health products. Should other processes match or beat that cost or quality, we could lose a key competitive advantage as an RNA producer which could in turn have negative effects on the products in our pipeline which depend on the quality and cost of the RNA produced by us to be competitive. Fermentation is currently the most popular method competing with our process for the production of RNA. While we believe fermentation is currently more expensive and tends to produce more down-stream impurities than our proprietary process, innovation or scale in the fermentation process could cause these drawbacks to be overcome to produce a product that is cost competitive with ours. Conventional cell-free processes, such as in-vitro transcription are cost prohibitive for agricultural applications and require special inputs. New innovations in cell-free processes could outperform our cell-free processes and make our technology obsolete.

Rapidly changing technology and emerging competition in the synthetic biology industry could make the platform, programs, and products we are developing obsolete or non-competitive unless development of our platform and pursuit of new market opportunities continues.

The synthetic biology industry is still emerging and is characterized by rapid and significant technological changes, frequent new product introductions and enhancements, and evolving industry demands and standards. Our future success will depend on our ability to develop, manufacture and commercialize our product candidates on a timely and cost-effective basis.

Our competitors, either alone or together with collaborators, may have significantly greater financial, manufacturing, marketing, drug development, technical and human resources and commercial expertise than we do. Our competitors may also have more experience:

•	developing drug candidates;

•	conducting preclinical and clinical trials;

•	obtaining regulatory approvals; and

•	commercializing product candidates.

Risks Related to our Human Health Program

Even if we successfully design and complete our preclinical studies, our preclinical human health product candidates, and similar products in the future, must still go through clinical studies, which may reveal significant adverse events, including negative immune system responses, and may result in a safety profile that could prevent or delay regulatory approval or licensure or market acceptance of candidate products.

There is typically an extremely high rate of attrition for product candidates across categories of medicines proceeding through clinical trials. These product candidates may fail to show the desired safety and efficacy profile in later stages of clinical trials despite having progressed through nonclinical studies and initial clinical trials. A number of companies in the biopharmaceutical industry have suffered significant setbacks in later stage clinical trials due to lack of efficacy or unacceptable safety profiles, notwithstanding promising results in earlier trials. Most investigational medicines that commence clinical trials are never approved as products and there can be no assurance that any of our current or future clinical trials will ultimately be successful or support further clinical development of any of our investigational medicines. Certain aspects of our investigational medicines may induce immune reactions from either the mRNA or the lipid as well as adverse reactions within liver pathways or degradation of the mRNA or the lipid nanoparticle LNP, any of which could lead to significant adverse events in one or more of our clinical trials. Many of these types of side effects have been seen for previously developed LNPs. There may be resulting uncertainty as to the underlying cause of any such adverse event, which would make it difficult to accurately predict side effects in future clinical trials and would result in significant delays in our programs.

If unacceptable side effects, including materialized risks of immunogenicity, arise in the development of our product candidates, the FDA, a comparable foreign regulatory authority or the Institutional Review Boards (IRBs) at the institutions in which its studies are conducted, or the Data Safety Monitoring Board, if constituted for its clinical studies could recommend a suspension or termination of our clinical studies, or the FDA or comparable foreign regulatory authorities could order us to cease further development of or deny licensure or approval of a product candidate. In addition, side effects could affect patient recruitment or the ability of enrolled patients to complete a trial or result in potential product liability claims. In addition, these side effects may not be appropriately recognized or managed by the treating medical staff. We expect to have to train medical personnel using our product candidates to understand the side effect profiles for our clinical studies and upon any commercialization of any of our product candidates. Inadequate training in recognizing or managing the potential side effects of our product candidates could result in patient injury or death.

Even if such side effects do not preclude the drug from obtaining or maintaining marketing approval, any such approval may be for a more narrow indication than we seek or an unfavorable benefit risk ratio may inhibit market acceptance of the approved product due to its tolerability versus other therapies. In addition, regulatory authorities may not approve the labeling claims that are necessary or desirable for the successful commercialization of any product candidates we develop. Consequently, the commercial prospects of such product candidates may be harmed, and our ability to generate product revenues from any of these product candidates may be delayed or eliminated. Any of these occurrences may harm our business, financial condition and prospects significantly.

Additionally, if one or more of our product candidates receives marketing licensure and/or approval, and we or others later identify undesirable side effects caused by such products, a number of potentially significant negative consequences could result, including:

•	regulatory authorities may withdraw licensures and/or approvals of such product;

•	regulatory authorities may require additional warnings on the label, such as a “black box” warning or contraindication;

•	additional restrictions may be imposed on the marketing of the particular product or the manufacturing processes for the product or any product component;

•	we may be required to restrict the conductions under which the product may be distributed, including through implementation of a Risk Evaluation and Mitigation Strategy, or REMS;

•	we may be required to change the way a product candidate is administered or conduct additional clinical trials;

•	we could be sued and held liable for harm caused to patients;

•	the product may become less competitive; and

•	our reputation may suffer.

Any of these events could prevent us from achieving or maintaining market acceptance of a product candidate, if approved, and could significantly harm our business, results of operations and prospects.

Our human health markets are highly competitive. If we are unable to compete effectively with existing products, new treatment methods and new technologies, we may be unable to commercialize any products that we may develop in the future.

The biotechnology market is highly competitive, is subject to rapid technological change and is significantly affected by existing rival products and medical procedures, new product introductions and the market activities of other participants. Pharmaceutical and biotechnology companies, academic institutions, governmental agencies and other public and private research organizations may pursue the research and development of technologies, products or other therapeutic products for the treatment of some or all of the diseases that we target. We also may face competition from products that have already been approved or licensed and accepted by the medical community for the treatment of these same indications. Our competitors may develop products more rapidly or more effectively than us. Many of our competitors have:

•	much greater experience, financial, technical and human resources than we have at every stage of the discovery, development, manufacture and commercialization process;

•	more extensive experience in preclinical studies, conducting clinical trials, obtaining and maintaining regulatory approvals or licensures and manufacturing and marketing products;

•	products that have been approved or licensed or are in late stages of development;

•	established distribution networks;

•	collaborative arrangements with leading companies and research institutions; and

•	entrenched and established relationships with healthcare providers and payors.

In addition, many of these companies, in contrast to us, are well-capitalized. As a result of any of the foregoing factors, our competitors may develop or commercialize products with significant advantages over any product that we may develop in the future. If our competitors are more successful in commercializing their products than us, their success could adversely affect our competitive position and harm our business prospects.

If we encounter difficulties enrolling patients in our clinical studies, including due to COVID-19, our clinical development activities could be delayed or otherwise adversely affected.

We may experience difficulties in patient enrollment in our clinical studies for a variety of reasons. The timely completion of clinical studies in accordance with their protocols depends, among other things, on our ability to enroll a sufficient number of patients who remain in the trial until its conclusion. The enrollment of patients depends on many factors, including:

•	the patient eligibility and exclusion criteria defined in the protocol;

•	the severity of the disease under investigation;

•	the size of the patient population required for analysis of the trial’s primary endpoints and the process for identifying patients;

•	the proximity of patients to trial sites;

•	the design of the trial;

•	our ability to recruit clinical study investigators with the appropriate competencies and experience;

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clinicians’ and patients’ perceptions as to the potential advantages and risks of the product candidate being studied with respect to other available therapies, including any new products that may be approved for the indications we are investigating;

•	the availability of competing commercially available therapies and other competing product candidates’ clinical studies;

•	the ability to monitor patients adequately during and after treatment;

•	efforts to facilitate timely enrollment in clinical trials;

•	our ability to obtain and maintain patient informed consents; and

•	the risk that patients enrolled in clinical studies will drop out of the trials before completion.

Further, timely enrollment in clinical studies is reliant on clinical study sites, which may experience delays or otherwise be adversely affected by disruptions due to global health matters, including COVID-19 and other pandemics.

If successfully released for sale, our COVID-19 vaccine candidate may fail to gain market acceptance.

Even if our mRNA vaccine for COVID-19 successfully completes clinical trials and is approved for commercial marketing, it may fail to meet the same high level of efficacy demonstrated by competitors and our ability to obtain revenues from the vaccine may be diminished or eliminated altogether. Moreover, the addressable market for our COVID-19 candidate may be limited if competing products have saturated some or all markets, particularly the most profitable markets.

We may incur additional costs or experience delays in completing the development and commercialization of our product candidates.

Clinical testing is expensive, difficult to design and implement, can take many years to complete and is uncertain as to timing and outcome. A failure of one or more clinical studies can occur at any stage in the process. We may experience delays in initiating or completing clinical studies. We may also experience numerous unforeseen events during, or as a result of, any future clinical studies that could delay or prevent our ability to receive marketing licensure and approval to commercialize our product candidates, including:

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Regulators, or IRBs, Data Safety Monitoring Boards, or ethics committees may not authorize us or our investigators to commence a clinical study or conduct a clinical study at a prospective trial site or may impose burdensome restrictions on or cause delays of the clinical study at a prospective trial site;

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the FDA or other comparable regulatory authorities may disagree with our clinical study design, including with respect to dosing levels administered in our planned clinical studies, which may delay or prevent us from initiating our clinical studies with our originally intended trial design;

•	the FDA or other comparable regulatory authorities may not accept the results of any of our clinical studies conducted in other geographic locations or outside their country’s jurisdiction;

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we may experience delays in reaching, or fail to reach, agreement on acceptable terms with prospective trial sites and prospective Contract Research Organizations (CROs), which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

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the number of subjects required for clinical studies of any product candidates may be larger than we anticipate or subjects may drop out of these clinical studies or fail to return for post-treatment follow-up at a higher rate than we anticipate;

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our third-party contractors may fail to comply with regulatory requirements or meet their contractual obligations to us in a timely manner, or at all, or may deviate from the clinical study protocol or drop out of the trial, which may require that we add new clinical study sites or investigators;

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we may experience delays and interruptions to clinical studies, we may experience delays or interruptions to our manufacturing supply chain, or we could suffer delays in reaching, or we may fail to reach, agreement on acceptable terms with third-party service providers on whom we rely;

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additional delays and interruptions to our clinical studies could extend the duration of the trials and increase the overall costs to finish the trials as its fixed costs are not substantially reduced during delays;

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we may elect to, or regulators, IRBs, Data Safety Monitoring Boards or ethics committees may require, that we or our investigators, suspend or terminate clinical research or trials for various reasons, including noncompliance with regulatory requirements or a finding that the participants are being exposed to unacceptable health risks;

•	we may need to amend or submit new clinical protocols because of changes in regulatory requirements and guidance;

•	we may not have the financial resources available to begin and complete the planned trials, or the cost of clinical studies of any product candidates may be greater than we anticipate; and

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the supply or quality of our product candidates or other materials necessary to conduct clinical studies of our product candidates may be insufficient or inadequate to initiate or complete a given clinical study.

Our product development costs will increase if we experience additional delays in clinical testing or in obtaining marketing approvals or licensure. We do not know whether any of our clinical studies will begin as planned, will need to be restructured or will be completed on schedule, or at all. If we do not achieve our product development goals in the time-frames we announce and expect, the approval, licensure, and commercialization of our product candidates may be delayed or prevented entirely. Significant clinical study delays also could shorten any periods during which we may have the exclusive right to commercialize our product candidates and may allow our competitors to bring products to market before we do, potentially impairing our ability to successfully commercialize our product candidates and harming our business and results of operations. Any delays in our clinical development programs may harm our business, financial condition and results of operations significantly.

The time and expense required to obtain regulatory approvals for our preclinical and clinical trials could be significantly greater than for more conventional therapeutic technologies or products. If clinical trials of any product candidates fail to demonstrate safety and efficacy to the satisfaction of regulatory authorities or do not otherwise produce positive results, we may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of such product candidates.

In the United States, the products that we intend to develop and market are regulated by the FDA under its drug and biologic development and review processes. Before such products can be marketed, we must obtain multiple authorizations and licensures from the FDA, first through submission and authorization of an investigational new drug application, or IND, then through successful completion of human testing under three phases of clinical trials and finally through submission of a biologics license application, or BLA. Even after successful completion of clinical testing, there is a risk that the FDA may refuse to file our BLA submissions, request further information from us, disagree with our findings, undertake a lengthy review of our BLA submissions or deny our application.

The time required to obtain approval or licensure by the FDA and other comparable regulatory authorities is unpredictable but typically takes many years following the commencement of clinical trials, if at all, and depends upon numerous factors, including the substantial discretion of the regulatory authorities. In addition, approval and licensure policies, regulations or the type and amount of clinical data necessary to gain approval or licensure may change during the course of a product candidate’s clinical development and may vary among jurisdictions. We have not obtained marketing approval or licensure for any product candidate and it is possible that none of our existing product candidates, or any product candidates we may seek to develop in the future, will ever obtain marketing approval or licensure.

Our product candidates could fail to receive BLA licensure in the United States for many reasons, including the following:

•	the FDA may disagree with the design or implementation of our clinical trials;

•	we may be unable to demonstrate to the satisfaction of the FDA that a product candidate is safe, pure, and potent;

•	results of clinical trials may not meet the level of statistical significance required by the FDA for licensure;

•	we may be unable to demonstrate that a product candidate’s clinical and other benefits outweigh its safety risks;

•	the FDA may disagree with our interpretation of data from preclinical studies or clinical trials;

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data collected from clinical trials of our product candidates may not be sufficient to support the submission of a BLA to the FDA or other submission or to obtain marketing licensure in the United States;

•	the FDA may find deficiencies with or fail to approve the manufacturing processes or facilities of third-party manufacturers with which we contract for clinical and commercial supplies; and

•	the licensure policies or regulations of the FDA may significantly change in a manner rendering our clinical data insufficient for licensure.

This lengthy licensure process as well as the unpredictability of future clinical trial results may result in our failing to obtain BLA licensure to market any of our product candidates, which would significantly harm our business, results of operations, financial condition and prospects. The FDA has substantial discretion in the licensure process and determining when or whether regulatory licensure will be obtained for any of our product candidates. Even if we believe the data collected from clinical trials of our product candidates are promising, such data may not be sufficient to support licensure by the FDA.

In addition, even if we were to obtain licensure, regulatory authorities may approve any of our product candidates for fewer or more limited indications than we request, may not approve the price we intend to charge for our products, may grant a license contingent on the performance of costly post marketing clinical trials, or may approve or license a product candidate with a label that does not include the labeling claims necessary or desirable for the successful commercialization of that product candidate. Any of the foregoing scenarios could materially harm the commercial prospects for our product candidates.

If we decide to market any product that we develop in jurisdictions in addition to the United States, we may incur the same costs or more in satisfying foreign regulatory requirements governing the conduct of preclinical and clinical trials, manufacturing and marketing and commercialization of any product that we develop in the future. Approval or licensure by the FDA by itself does not assure approval by regulatory authorities outside the United States. Each of these foreign regulatory approval processes includes all of the risks associated with the FDA approval or licensing process, as well as risks attributable to having to satisfy local regulations within each of these foreign jurisdictions. Our inability to obtain regulatory approval outside the United States may also adversely compromise our business prospects.

We may have difficulties convincing the medical community and third-party payors to accept and use any product that we are able to develop in the future even following our receipt of regulatory approval or licensure for commercialization. Key participants in pharmaceutical marketplaces, such as physicians, third-party payors and consumers, may not accept a product that we develop. Even if such a product is accepted by these participants, the medical community may not consider effectiveness and safety alone as a sufficient basis for prescribing such as product in lieu of other alternative treatment methods and medications that are available.

We may not be successful in our efforts to identify, develop, or commercialize potential product candidates.

The success of our business depends primarily upon our ability to identify, develop, and commercialize products based on our mRNA platform. Research programs to identify new product candidates require substantial technical, financial, and human resources. We may focus our efforts and resources on potential programs or product candidates that ultimately prove to be unsuccessful. As our development candidates and investigational medicines progress, we or others may determine that: certain of our risk allocation decisions were incorrect or insufficient; we made platform level technology mistakes; individual programs or our mRNA science in general have technology or biology risks that were unknown or under-appreciated; our choices on how to develop our infrastructure to support our needs would likely result in an inability to manufacture our investigational medicines for clinical trials or would otherwise impair our manufacturing; or we have allocated resources in such a way that large investments would not be recovered and capital allocation would not be subject to rapid re-direction. All of these risks may relate to our current and future programs sharing similar science (including mRNA science) and infrastructure, and in the event material decisions in any of these areas turn out to have been incorrect or under-optimized, we may experience a material adverse impact on our business and ability to fund our operations and we may never realize what we believe is the potential of mRNA. If any of these events occur, we may be forced to abandon our development efforts for one or more programs, which would have a material adverse effect on our business, financial condition, results of operations, and prospects.

The successful commercialization of our human health product candidates will depend in part on the extent to which third-party insurers and payors establish adequate coverage, reimbursement levels and pricing policies. Failure to obtain or maintain coverage and adequate reimbursement for our product candidates, if approved, could limit our ability to market those products and decrease our ability to generate revenue.

The availability and extent of coverage and adequate reimbursement by third-party payors, including government health administration authorities, private health coverage insurers, managed care organizations and other third-party payors is essential for most patients to be able to afford expensive treatments. Sales of any of our product candidates that receive marketing approval will depend substantially, both in the United States and internationally, on the extent to which the costs of such product candidates will be covered and reimbursed by third-party payors. If reimbursement is not available, or is available only to limited levels, we may not be able to successfully commercialize our product candidates. Even if coverage is provided, the approved reimbursement amount may not be high enough to allow us to establish or maintain pricing sufficient to realize an adequate return on our investment. Coverage and reimbursement may impact the demand for, or the price of, any product candidate for which we obtain marketing approval. If coverage and reimbursement are not available or reimbursement is available only to limited levels, we may not successfully commercialize any product candidate for which we obtain marketing approval.

There is significant uncertainty related to third-party payor coverage and reimbursement of newly approved products. In the United States, for example, principal decisions about reimbursement for new products are typically made by the Centers for Medicare & Medicaid Services, or CMS, an agency within the U.S. Department of Health and Human Services. CMS decides whether and to what extent a new product will be covered and reimbursed under Medicare, and private third-party payors often follow CMS’s decisions regarding coverage and reimbursement to a substantial degree. However, one third-party payor’s determination to provide coverage for a product candidate does not assure that other payors will also provide coverage for the product candidate. Further, no uniform policy for coverage and reimbursement exists in the United States, and coverage and reimbursement can differ significantly from payor to payor. As a result, the coverage determination process is often time-consuming and costly. This process will require us to provide scientific and clinical support for the use of our products to each third-party payor separately, with no assurance that coverage and adequate reimbursement will be applied consistently or obtained in the first instance.

We cannot predict the likelihood, nature, or extent of health reform initiatives that may arise from future legislation or administrative action,

Changes in healthcare policy could increase our costs, decrease our revenue and impact sales of and reimbursement for our future products, if approved. We expect to experience pricing pressures in connection with the sale of our product candidates due to the trend toward managed health care, the increasing influence of health maintenance organizations and additional legislative changes. The United States and some foreign jurisdictions are considering or have enacted a number of legislative and regulatory proposals to change the healthcare system in ways that could affect our ability to sell our products profitably once approved. Among policy makers and payors in the United States and elsewhere, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality or expanding access. Current and future legislative proposals to further reform healthcare or reduce healthcare costs may limit coverage of or lower reimbursement for the procedures associated with the use of our product candidates once approved and, as a result, they may not cover or provide adequate payment for our product candidates. The downward pressure on healthcare costs in general, particularly prescription drugs and biologics and surgical procedures and other treatments, has become intense. As a result, increasingly high barriers are being erected to the entry of new products. The cost containment measures that payors and providers are instituting and the effect of any healthcare reform initiative implemented in the future could impact our revenue from the sale of our products once approved.

We believe that there will continue to be proposals by legislators at both the federal and state levels, regulators and third-party payors to reduce costs and potentially affect individual healthcare benefits. Certain of these changes could impose additional limitations on the rates we will be able to charge for any future products or the amounts of reimbursement available for any future products from governmental agencies or third-party payors.

We are and will continue to be dependent on third parties for strategically important tasks, and our ability to develop our products, obtain regulatory approval or bring products to market may fail if these third parties do not perform as we expect.

We are subject to risks related to our reliance on third parties in that we will:

•	seek to enter into collaboration arrangements to fund development and commercialization of our products;

•	rely on CROs to conduct key elements of research by which our products are developed;

•	rely on Contract Development Organizations (“CDOs”) to develop key components of our products;

•	retain individual contractors or contracting organizations to perform critical functions in our company, including functions associated with senior management positions; and

•	seek to enter into joint development agreements for the manufacture of both our RNA materials and human health products with partners outside the U.S.

The activities performed by these third parties may be delayed or suspended in light of the ongoing COVID-19 pandemic, which may impact our ability to successfully develop and test our product candidates and research programs in a timely manner.

Our reliance on these third parties for research and development activities will reduce our control over these activities but will not relieve us of our responsibilities. For example, we will remain responsible for ensuring that each of our clinical trials is conducted in accordance with the general investigational plan and protocols for the trial. Moreover, the FDA requires us to comply with standards, commonly referred to as Good Clinical Practices, or GCPs, for conducting, recording, and reporting the results of clinical trials to assure that data and reported results are credible and accurate and that the rights, integrity, and confidentiality of trial participants are protected. We also are required to register ongoing clinical trials and post the results of completed clinical trials on a government-sponsored database, ClinicalTrials.gov, within certain timeframes. Failure to comply with these responsibilities can result in fines, adverse publicity, and civil and criminal sanctions.

The FDA enforces GCP regulations through periodic inspections of clinical trial sponsors, principal investigators, and trial sites. If we or our CROs fail to comply with applicable GCPs, the clinical data generated in our clinical trials may be deemed unreliable and the FDA or comparable foreign regulatory authorities may require us to perform additional clinical trials before approving our marketing applications. We cannot assure you that, upon inspection, the FDA will determine that any of our future clinical trials will comply with GCPs. In addition, our clinical trials must be conducted with investigational medicines produced in accordance with the requirements in cGMP regulations. Our failure or the failure of our CROs to comply with these regulations may require us to repeat clinical trials, which would delay the regulatory approval process and could also subject us to enforcement action.

Communicating with outside parties can also potentially lead to mistakes as well as difficulties in coordinating activities. Furthermore, these third parties may also have relationships with other entities, some of which may be our competitors.

If any of these third parties, or others we have business relationships with, fail to meet their obligations to us it will increase our expenses, damage our reputation and could result in the delay or shutdown of the projects they support and result in our inability to bring some or all of our products to market.

Our collaboration arrangements may restrict or prevent our future business activity in certain markets or industries, which could harm our ability to grow our business.

We will seek to enter into collaborations by which, in exchange for funding of infrastructure, development or marketing of our products, we will grant to other parties exclusive rights to the development, production, marketing or distribution of selected products in specific geographies. For example, in March 2022 we granted Serum Institute of India Private Limited (“SIIPL”) an exclusive, sub-licensable, royalty-bearing license to use our proprietary technology platform to develop, manufacture and commercialize an mRNA shingles product and up to two other mRNA products in all territories other than the United States, the 27 member states of the European Union, the United Kingdom, Australia, Japan, New Zealand, Canada, South Korea, China, Hong Kong, Macau, and Taiwan. These rights may keep us from entering into alternative collaborations which may keep us from using capital effectively and limit our ability to grow our business. Any failure on the part of our collaboration partners to comply with applicable laws, regulatory requirements and/or applicable contractual obligations or to fulfill any responsibilities they may have to protect and enforce any intellectual property rights underlying product candidates could harm our reputation, including with regulatory authorities, have an adverse effect on revenues, as well as give rise to possible legal proceedings. Moreover, the failure or perceived failure by us to comply with our obligations under a collaboration agreement with any of our collaboration partners could cause the partner to make public statements against us or could result in litigation asserting that we have breached our obligations, any of which could have a material adverse effect on our reputation, business, financial condition, or results of operations.

If we bring our human health products to market as planned, our relationships with customers and third-party payors will be subject to applicable anti-kickback, fraud and abuse and other healthcare laws and regulations, which could expose us to criminal sanctions, civil penalties, program exclusion, contractual damages, reputational harm and diminished profits and future earnings.

Healthcare providers, physicians and third-party payors play a primary role in the recommendation of any product for which we obtain marketing licensure or approval. Our future arrangements with third-party payors and customers may expose us to broadly applicable fraud and abuse and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which we market, sell and distribute products for which we obtain marketing approval. Efforts to ensure that our business arrangements with third parties comply with applicable healthcare laws and regulations will involve substantial costs. It is possible that governmental authorities will conclude that our business practices may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant civil, criminal and administrative penalties, damages, fines and exclusion from government funded healthcare programs, such as Medicare and Medicaid, and the curtailment or restructuring of our operations. If any of the physicians or other providers or entities with whom we expect to do business are found not to be in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions, including exclusions from government-funded healthcare programs.

We are subject to significant regulation with respect to manufacturing our products. The manufacturing facilities on which we will rely may not continue to meet regulatory requirements and have limited capacity.

All entities involved in the preparation of vaccines and products for clinical studies or commercial sale, including Azzur Group or any other contract manufacturers we may use, are subject to extensive regulation. Components of a finished therapeutic product approved or licensed for commercial sale or used in late-stage clinical studies must be manufactured in accordance with applicable good manufacturing practice requirements, or GMP. These regulations govern manufacturing processes and procedures (including record keeping) and the implementation and operation of quality systems to control and assure the quality of investigational products and products approved or licensed for sale. Poor control of production processes can lead to the introduction of adventitious agents or other contaminants, or to inadvertent changes in the properties or stability of our product candidates that may not be detectable in final product testing. We or our contract manufacturers must supply all necessary documentation in support of a BLA on a timely basis and must adhere to the FDA’s good laboratory practices, or GLP, and GMP regulations enforced by the FDA through its facilities inspection program. Our facilities and quality systems and the facilities and quality systems of some or all our third-party contractors must pass a pre-approval inspection for compliance with the applicable regulations as a condition of regulatory licensure and approval of our product candidates. In addition, the regulatory authorities may, at any time, audit or inspect a manufacturing facility involved with the preparation of our product candidates or the associated quality systems for compliance with GMP and other regulations applicable to the activities being conducted. If these facilities do not pass a pre-approval plant inspection or do not have a GMP compliance status acceptable for the FDA, FDA approval or licensure of the products will not be granted.

As product candidates proceed through preclinical studies to late-stage clinical trials towards potential approval and commercialization, various aspects of the development program, such as manufacturing methods and formulation, are commonly altered along the way in an effort to optimize processes and results. Such changes carry the risk that they will not achieve these intended objectives. Any of these changes could cause our product candidates to perform differently and affect the results of planned clinical trials or other future clinical trials conducted with the materials manufactured using altered processes. Such changes may also require additional testing, FDA notification or FDA approval. This could delay or prevent completion of clinical trials, require conducting bridging clinical trials or the repetition of one or more clinical trials, increase clinical trial costs, delay or prevent approval of our product candidates and jeopardize our ability to commence sales and generate revenue.

The regulatory authorities also may, at any time following licensure or approval of a product for sale, audit our manufacturing facilities or those of our third-party contractors. If any such inspection or audit identifies a failure to comply with applicable regulations or if a violation of our product specifications or applicable regulations occurs independent of such an inspection or audit, we or the relevant regulatory authority may require remedial measures that may be costly and/or time-consuming for us or a third-party to implement and that may include the temporary or permanent suspension of a clinical study or commercial sales or the temporary or permanent closure of a facility. Any such remedial measures imposed upon us or third parties with whom we contract could materially harm our business.

If we or any of our third-party manufacturers fail to maintain regulatory compliance with applicable GMP requirements, the FDA can impose regulatory sanctions including, among other things, refusal to approve a pending application for a new product or biologic product, or revocation of a pre-existing approval. As a result, our business, financial condition and results of operations may be materially harmed.

Additionally, if supply from one approved manufacturer is interrupted, there could be a significant disruption in commercial supply. An alternative manufacturer would need to be qualified through a BLA supplement which could result in further delay. The regulatory agencies may also require additional studies if a new manufacturer is relied upon for commercial production. Switching manufacturers may involve substantial costs and is likely to result in a delay in our desired clinical and commercial timelines.

These factors could cause the delay of clinical studies, regulatory submissions, required approvals or commercialization of our product candidates, cause us to incur higher costs and prevent us from commercializing our products successfully. Furthermore, if our suppliers fail to meet contractual requirements, and we are unable to secure one or more replacement suppliers capable of production at a substantially equivalent cost, our clinical studies may be delayed, or we could lose potential revenue.

If we, or if our service providers or any third-party manufacturers, fail to comply with regulatory requirements, we or they could be subject to enforcement actions, which could adversely affect our ability to market and sell a product we develop in the future.

We have a limited ability to manufacture materials for our research programs and preclinical studies and we do not operate any significant manufacturing facilities. We primarily rely on third-party contract manufacturing organizations (“CMOs”) for the manufacture of our materials for preclinical and clinical studies and expect to continue to do so and for commercial supply of any product candidates that we develop and for which we or our collaborators obtain marketing approval. Additionally, the activities performed by our CMOs may be delayed or suspended in light of the ongoing COVID-19 pandemic, which may impact our ability to successfully develop and test our product candidates, including in clinical trials, and research programs in a timely manner.

Reliance on third-party manufacturers entails additional risks, including: the possible breach of the manufacturing agreement by the third party; the possible termination or nonrenewal of the agreement by the third party at a time that is costly or inconvenient for us; and reliance on the third party for regulatory compliance, quality assurance, safety, and pharmacovigilance and related reporting. Third-party manufacturers may not be able to comply with cGMP regulations or similar regulatory requirements outside the United States.

If we, or if our service providers or any third-party manufacturers, fail to comply with applicable federal, state or foreign laws or regulations, we could be subject to enforcement actions, which could adversely affect our ability to successfully develop, market and sell a product we develop in the future and could harm our reputation. These enforcement actions may include:

•	restrictions on, or prohibitions against, marketing;

•	restrictions on importation;

•	suspension of review or refusal to approve new or pending applications;

•	suspension or withdrawal of product approvals;

•	product seizures or recalls;

•	operating restrictions;

•	injunctions; and

•	civil and criminal penalties and fines.

Risks related to creating a new class of mRNA products

Relatively few mRNA-based therapeutic product candidates have been tested in animals or humans, and the data underlying the feasibility of developing mRNA-based therapeutic products is both preliminary and limited. We have not yet succeeded and may not succeed in demonstrating the efficacy and safety of any of our product candidates in clinical trials or in obtaining marketing approval thereafter. We have not yet completed a clinical trial of any product candidate and we have not yet assessed safety of any product candidate in humans. As such, there may be adverse effects from treatment with any of our current or future product candidates that we cannot predict at this time.

Other than the approvals of the Pfizer-BioNTech COVID-19 Vaccine and the Moderna Spikevax COVID-19 Vaccine, and the previous Emergency Use Authorizations for these COVID-19 vaccines, no mRNA medicines have been granted EUA or have been granted full approval or licensure to date by the FDA or other regulatory agencies.

Moreover, it is possible that FDA will decline to accept new EUA submissions for COVID-19 vaccine candidates if it determines that the underlying health emergency no longer exists or warrants such authorization. Successful discovery and development of other mRNA medicines by us or our strategic collaborators is highly uncertain and depends on numerous factors, many of which are beyond our or their control. We have made and will continue to make a series of business decisions and take calculated risks to advance our development efforts and pipeline, including those related to mRNA technology, delivery technology, and manufacturing processes, which may be shown to be incorrect based on further work by us, our strategic collaborators, or others. Our products that appear promising in the early phases of development may fail to advance, experience delays in the clinic, experience clinical holds, or fail to reach the market for many reasons, including:

•	discovery efforts at identifying potential mRNA medicines may not be successful;

•	nonclinical or preclinical study results may show potential mRNA medicines to be less effective than desired or to have harmful or problematic side effects;

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clinical trial results may show potential mRNA medicines to be less effective than expected (e.g., a clinical trial could fail to meet one or more endpoint(s)) or to have unacceptable side effects or toxicities;

•	adverse effects in any one of our clinical programs or adverse effects relating to our mRNA, or our lipid nanoparticles (“LNPs”), may lead to delays in or termination of one or more of our programs;

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the insufficient ability of translational models to reduce risk or predict outcomes in humans, particularly given that each component of investigational medicines and development candidates may have a dependent or independent effect on safety, tolerability, and efficacy, which may, among other things, be species-dependent;

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manufacturing failures or insufficient supply of cGMP materials for clinical trials, or higher than expected cost could delay or set back clinical trials, or make mRNA-based medicines commercially unattractive;

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our improvements in the manufacturing processes for this new class of medicines and potential medicines may not be sufficient to satisfy the clinical or commercial demand of our investigational medicines or regulatory requirements for clinical trials;

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changes that we make to optimize our manufacturing, testing or formulating of cGMP (current good manufacturing process regulations as enforced by the FDA) materials could impact the safety, tolerability, and efficacy of our investigational medicines and development candidates;

•	pricing or reimbursement issues or other factors may delay clinical trials or make any mRNA medicine uneconomical or noncompetitive with other therapies;

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failure to timely advance our programs or receive the necessary regulatory approvals or a delay in receiving such approvals, due to, among other reasons, slow or failure to complete enrollment in clinical trials, withdrawal by trial participants from trials, failure to achieve trial endpoints, additional time requirements for data analysis, data integrity issues, preparation of a BLA, or the equivalent application, discussions with the FDA or EMA, a regulatory request for additional nonclinical or clinical data, or safety formulation or manufacturing issues may lead to our inability to obtain sufficient funding; and

•	the proprietary rights of others and their competing products and technologies that may prevent our mRNA medicines from being commercialized.

Currently, mRNA is considered a gene therapy product by the FDA. Unlike certain gene therapies that irreversibly alter cell DNA and could act as a source of side effects, mRNA-based medicines are designed to not irreversibly change cell DNA; however, side effects observed in gene therapy could negatively impact the perception of mRNA medicines despite the differences in mechanism. In addition, because no product in which

mRNA is the primary active ingredient has been approved without first being authorized for emergency use, the regulatory pathway for approval is uncertain. The number and design of the clinical trials and preclinical studies required for the approval of these types of medicines have not been established, may be different from those required for gene therapy products, or may require safety testing like gene therapy products. Moreover, the length of time necessary to complete clinical trials and to submit an application for marketing approval for a final decision by a regulatory authority varies significantly from one pharmaceutical product to the next, and may be difficult to predict.

Adverse events in clinical trials of our investigational medicines or in clinical trials of others developing similar products and the resulting publicity, as well as any other adverse events in the field of mRNA medicine, or other products that are perceived to be similar to mRNA medicines, such as those related to gene therapy or gene editing, could result in a decrease in the perceived benefit of one or more of our programs, increased regulatory scrutiny, decreased confidence by patients and clinical trial collaborators in our investigational medicines, and less demand for any product that we may develop. In addition, responses by U.S., state, or foreign governments to negative public perception may result in new legislation or regulations that could limit our ability to develop any investigational medicines or commercialize any approved products, obtain or maintain regulatory approval, or otherwise achieve profitability. More restrictive statutory regimes, government regulations, or negative public opinion would have an adverse effect on our business, financial condition, results of operations, and prospects and may delay or impair the development of our investigational medicines and commercialization of any approved products or demand for any products we may develop.

Risks Related to Our Plant Health Program

Our inability to obtain regulatory approvals, or to comply with ongoing and changing regulatory requirements, could delay or prevent sales of the products we are developing and commercializing.

The field testing, manufacture, sale and use of crop protection, plant health and plant nutrition products are extensively regulated by the EPA and other state, local and foreign governmental authorities. These regulations substantially increase the time and cost associated with bringing our products to market. If we do not receive the necessary governmental approvals to test, manufacture and market our products, or if regulatory authorities revoke our approvals, do not grant approvals in a timely manner or grant approvals subject to restrictions on their use, we may be unable to sell our products in the United States or other jurisdictions, which could result in a reduction in our future revenues.

As we introduce new formulations of and applications for our products, we may need to seek EPA approval prior to commercial sale. For any such approval, the EPA may require us to fulfill certain conditions within a specified period of time following initial approval. We will also be required to obtain regulatory approval from other state and foreign regulatory authorities before we market our products in their jurisdictions, some of which have taken, and may take, longer than anticipated.

Some of these states and foreign countries may apply different criteria than the EPA in their approval processes. Although federal pesticide law preempts separate state and local pesticide registration requirements to some extent, state and local governments retain authority to control pesticide use within their borders.

There can be no assurance that we will be able to obtain regulatory approval for marketing our additional products or new product formulations and applications we are developing. Although the EPA has in place a registration procedure for biopesticides there can be no assurance that all of our products or product extensions will be eligible for this streamlined procedure or that additional requirements will not be mandated by the EPA that could make the procedure more time consuming and costly for our future products.

Additionally, for certain state registration and registration in jurisdictions outside of the United States, all products need to be proven efficacious for each proposed crop-pest combination, which can require costly field trial testing, and a favorable result is not assured. Because many of the products that may be sold by us must be registered with one or more government agencies, the registration process can be time consuming and expensive, and there is no guarantee that the product will obtain all required registrations. We may seek registration in some jurisdictions and not in others. California is one of the largest and most important producers of agricultural products in the world. As such, we view California as one of the most natural and attractive markets for our products, but it is also very stringent in its regulations, generally requiring more time and effort, and lacking legally mandated deadlines for its reviews of reduced-risk biopesticides. Therefore, gaining concurrent approvals with the EPA, other states and other countries may not always be achievable. Even if we obtain all necessary regulatory approvals to market and sell our products, they will be subject to continuing review and extensive regulatory requirements, including periodic re-registrations. The EPA, as well as state and foreign regulatory authorities, could withdraw a previously approved product from the market upon receipt of newly discovered information, including an inability to comply with their regulatory requirements or the occurrence of unanticipated problems with our products, or for other reasons.

If our field trials are unsuccessful, we may be unable to obtain regulatory approval of, or commercialize, our products on a timely basis.

The successful completion of multiple field trials in domestic and foreign locations on various crops is critical to the success of our product development and marketing efforts. If our ongoing or future field trials are unsuccessful or produce inconsistent results or unanticipated adverse side effects on crops or on non-target organisms, or if we are unable to collect reliable data, regulatory approval of our products could be delayed, or we may be unable to commercialize our products. In addition, more than one growing or treatment season may be required to collect sufficient data and we may need to collect data from different geographies to prove performance for customer adoption. Although we have conducted many successful field trials we cannot be certain that additional field trials conducted on a greater number of acres, or on crops for which we have not yet conducted field trials, will be successful. Moreover, the results of our ongoing and future field trials are subject to a number of conditions beyond our control, including weather-related events such as drought or floods, severe heat or frost, hail, tornadoes and hurricanes, or low or no natural occurrence of the pests intended for testing. Generally, we pay third parties, such as growers, consultants and universities to conduct field tests on our behalf. Incompatible crop treatment practices or misapplication of our products by these third parties or lack of sufficient occurrence of the identified pests in nature for a particular trial could impair the success of our field trials.

Crop protection products must be extensively tested for safety, efficacy and environmental impact before they can be registered for production, use, sale or commercialization in a given market.

The regulatory approvals process is lengthy, costly, complex and in some markets unpredictable, with requirements that can vary by product, technology, industry and country. The regulatory approvals process for products that incorporate novel modes of action or new technologies can be particularly unpredictable and uncertain due to the then-current state of regulatory guidelines and objectives, as well as governmental policy considerations and non-governmental organization and other stakeholder considerations. In certain jurisdictions, we will need to periodically renew any regulatory approvals which may require us to demonstrate compliance with shifting or more stringent requirements as time passes.

The markets for biological agricultural products are intensely competitive, rapidly changing and undergoing consolidation. We may be unable to compete successfully against our current and future competitors, which may result in price reductions, reduced margins and the inability to achieve market acceptance for our products.

Many entities with significantly greater resources than us are engaged in developing biological agricultural products, including BASF SE, Valent BioSciences Corporation, Corteva Agriscience, UPL Limited, and FMC Corporation. Each of these competitors is a major multinational agrichemical company with longer operating histories, significantly greater resources, greater brand recognition, established global sales channels and a larger base of customers than we have. As a result, they may be able to devote greater resources to the manufacture, promotion or sale of their products, receive greater resources and support from independent distributors, initiate or withstand substantial price competition, offer full-line discounts we cannot match, or more readily take advantage of acquisition or other opportunities. Further, many of the large agrichemical companies have a more diversified product offering, which may give these companies an advantage in meeting customers’ needs by enabling them to offer a broader range of crop protection, plant nutrition and plant health products. In addition, we could face competition in the future from new, well-financed start-up companies.

Customers in the agricultural sector tend to be loyal to major brands and distributors and are generally cautious in adopting new products and technologies, making the barriers to entry high in this market. If new products or technologies fail to achieve immediate results, they may never achieve significant customer adoption and, even if immediate and positive results are achieved, adoption may take several growing seasons as multi-year purchasing agreements expire and product-specific equipment is replaced.

Products incorporating biotechnology-derived traits and crop protection products must be extensively tested for safety, efficacy and environmental impact before they can be registered for production, use, sale or commercialization in a given market. In certain jurisdictions, we must periodically renew our approvals for both biotechnology and crop protection products, which typically require us to demonstrate compliance with then-current standards which generally are more stringent since the prior registration. The regulatory approvals process is lengthy, costly, complex and in some markets unpredictable, with requirements that can vary by product, technology, industry and country. The regulatory approvals process for products that incorporate novel modes of action or new technologies can be particularly unpredictable and uncertain due to the then-current state of regulatory guidelines and objectives, as well as governmental policy considerations and non-governmental organization and other stakeholder considerations.

Changes in the regulatory environment could adversely impact our ability to produce and/or sell certain products in domestic and foreign markets or could increase the cost of doing so.

Changes in the regulatory environment, particularly in the U.S., Brazil, China, India, Argentina and the European Union, could adversely impact our ability to produce and/or sell certain products in domestic and foreign markets or could increase the cost of doing so. Additionally, changes to the regulatory environment may be influenced by non-government public pressure as a result of negative perception regarding the use of our crop protection products. We are sensitive to this regulatory risk given the need to obtain and maintain pesticide registrations in every country in which we sell our products. Many countries require re-registration of pesticides to meet new and more challenging requirements; while we defend our products vigorously, these re-registration processes may result in significant additional data costs, reduced number of permitted product uses, or potential product cancellation. Compliance with changing laws and regulations may involve significant costs or capital expenditures or require changes in business practice that could result in reduced profitability. In the European Union, the regulatory risk specifically includes the chemicals regulation known as REACH (Registration, Evaluation, and Authorization of Chemicals), which requires manufacturers to verify through a special registration system that their chemicals can be marketed safely, as well as Regulation (EC) No 1107/2009, governing plant protection products, which sets forth rules for the authorization, sale, use, and control of plant protection products.

Customers have historically perceived biological agricultural products as more expensive and less effective than conventional products. To succeed, we will need to continue to change that perception. To the extent that the market for biological agricultural products does not further develop or customers elect to continue to purchase and rely on conventional chemical products, our market opportunity will be limited.

Any decline in U.S. agricultural production could have a material adverse effect on the market for biopesticides and on our results of operations and financial position.

Conditions in the U.S. agricultural industry will significantly impact demand for our products. The U.S. agricultural industry has contracted in recent periods, and can be affected by a number of factors, including weather patterns and field conditions, current and projected grain inventories and prices, domestic and international demand for U.S. agricultural products and U.S. and foreign policies regarding trade in agricultural products. State and federal governmental policies, including farm subsidies and commodity support programs, as well as the prices of fertilizer products and the prices at which produce may be sold, may also directly or indirectly influence the number of acres planted, the mix of crops planted and the use of pesticides for particular agricultural applications.

Sales of our plant health products will depend upon weather conditions, seasonal variation and other factors

We expect to commercially launch Calantha, our RNAi Colorado potato beetle product in 2022, assuming we are able to obtain EPA and state approvals according to our current plans, which assumes EPA approval by the end of the second quarter of 2022. If and when we do begin selling our product to farmers, our sales will be subject to weather conditions and other factors beyond our control, which may cause our operating results to fluctuate significantly quarterly and annually.

Weather conditions, natural disasters and other factors affect planting and growing seasons and incidence of pests and plant disease, and accordingly affect decisions by our distributors, direct customers and end users about the types and amounts of pest management and plant health products to purchase and the timing of use of such products. In addition, disruptions that cause delays by growers in harvesting or planting can result in the movement of orders to a future quarter, which would negatively affect the quarter and cause fluctuations in our operating results. Customers also may purchase large quantities of our products in a particular quarter to store and use over long periods of time or time their purchases to manage their inventories, which may cause significant fluctuations in our operating results for a particular quarter or year.

Our activities are subject to extensive federal, state, local and foreign governmental regulations. These regulations may prevent us or our collaborators from developing or commercializing products in a timely manner or under technically or commercially feasible conditions and may impose expenses, delays and other impediments to our product development and registration efforts.

In the United States, the EPA regulates our bio-based pest management products under the Federal Food, Drug and Cosmetics Act (“FFDCA”), the Food Quality Protection Act (“FQPA”) and the Federal Insecticide, Fungicide and Rodenticide Act (“FIFRA”). In addition, some of our plant health products are regulated as fertilizers, auxiliary plant substances, soil amendments, beneficial substances and/or biostimulants in each of the fifty states.

In general, FIFRA prohibits the sale or distribution of any pesticide, a product category that includes the insecticides, fungicides, and acaricides we are developing, unless that pesticide is registered with the EPA. To register a pesticide with the EPA, the applicant must demonstrate that the product will not cause unreasonable adverse effects on human health or the environment. These adverse effects include any unreasonable risk to man or the environment, taking into account the economic, social, and environmental costs and benefits of the use of the pesticide, as well as any human dietary risk from residues that result from use of the pesticide in or on any food consistent with the FFDCA. In the course of its evaluation of a pesticide, EPA assesses the impact that a pesticide may have on endangered species and non-target organisms.

In order to commercialize a product for the U.S. agricultural market, we must complete specified toxicology studies, submit a registration dossier to the EPA demonstrating that the product does not pose unreasonable risks to human health or the environment, respond adequately to any deficiencies identified by the EPA through its risk assessment process and obtain the EPA’s approval of our labeling. The EPA must also establish a tolerance level for the product or issue a tolerance exemption. We must separately obtain any applicable state or foreign regulatory approvals. Moreover, because our products contain novel RNA-based active ingredients, there will generally be no previously registered pesticide product containing that active ingredient and, as a result, the use of each of our products will require a new registration under FIFRA and the establishment of a tolerance under Section 408 of the FFDCA or the issuance of a tolerance exemption.

We have not previously obtained any EPA approvals for our biopesticides, and it is uncertain whether the EPA will approve any of our products or whether it will place conditions of approval that adversely impact our ability to sell them. Although the EPA has evaluated and approved other companies’ RNA products before, our products may differ materially from the products that have previously received approval, and the lack of precedent makes it more difficult to predict whether or when the EPA will grant approval or the conditions that it might impose on approval.

Even if our biopesticide product candidates are approved by the EPA, as with any pesticide, they would continue to be subject to review by the EPA and state regulatory agencies. The EPA has the authority to revoke the registration or impose limitations on the use of any of our pest management products if we do not comply with the regulatory requirements, if unexpected problems occur with a product or if the EPA receives other newly discovered adverse information. Our inability to obtain regulatory approvals, or to comply with ongoing and changing regulatory requirements, could delay or prevent sales of the products we are developing and commercializing.

Inadequate funding, staffing or shutdowns of the government agencies that regulate us could prevent new products and services from being developed or commercialized in a timely manner or otherwise prevent those agencies from performing normal business functions on which the operation of our business may rely, which could negatively impact our business.

Our research and development activities are also subject to federal, state and local worker safety, air pollution, water pollution and solid and hazardous waste regulatory programs, ongoing compliance requirements, permitting requirements, and periodic inspection. Any significant noncompliance could impact our ability to operate. In addition, any future expansion of our manufacturing capabilities may require additional or expanded permitting, and such permitting requirements may impede or prevent our ability to operate.

Our agricultural products may fail to meet the criteria for desirable certifications such as “non-GMO” or “organic” and may cause the plants or products to which they are applied also to lose these certifications, reducing the addressable market for and value of our products.

The use of products created through synthetic biology processes is generally prohibited in organic food supply chains and the U.S. Department of Agriculture and similar regulators outside the U.S. will not permit an “organic” certification unless the supply chain from field to table is free of such products. We do not currently expect any of our agricultural products to qualify for “organic” certifications, which will keep us from selling into a market with potentially higher returns and which will limit the size of the addressable market for which our products can be used. In addition, the standards associated with certifications such as “non-GMO” and “organic” can differ significantly between countries and jurisdictions within countries (such as states and cities) and, even when these standards are clearly established, the application of the standards for certification may differ depending on the third-party organizations conducting verification.

Genetically modified products are currently subject to public debate and heightened regulatory scrutiny, either of which could prevent or delay the adoption of our products. Claims that genetically modified products are unsafe or pose a danger to the environment may influence public attitudes and lead to our product not gaining public acceptance. The subject of genetically modified organisms has received negative publicity in the United States and particularly in Europe, and such publicity has aroused public debate. The adverse publicity in Europe could lead to greater regulation and trade restrictions.

We may have product liability claims if our agricultural products damage individuals or property and may need to recall items which do or could cause such damage.

Our agricultural products are intended to be used to improve yield in the human food supply chain. If our products are used for an application they are not intended for, become adulterated or mislabeled we may need to recall such products. A widespread product recall could result in significant losses due to the costs of a recall, the destruction of product inventory, and lost sales due to the unavailability of product for a period of time. We could also suffer losses from a significant product liability judgment against us. A significant product recall or product liability case could also result in adverse publicity, damage to our reputation, and a loss of confidence in our products, which could have an adverse effect on our business, results of operations and financial condition and the value of our brands.

Risks Related to our Animal Health Program

We currently have one animal health product which is intended to control the Varroa destructor mite, a honeybee parasite; however, the honeybee ecosystem is complex and it difficult to measure the overall efficacy of this product since there are multiple factors other than Varroa mites contributing to the decline in honeybee populations.

The one animal health product in our product pipeline, which we call GS15, is intended to support the health of honeybees by using dsRNA to discourage the spread of the Varroa destructor mite, a honeybee parasite. A multitude of stressors can contribute to declines in honeybee health, making it difficult to determine whether or the degree to which GS15 benefits honeybees and, by implication, beekeepers. Other factors that impact honeybee health include pesticides, environmental stressors, inadequate nutrition, parasites, pathogens, and poor management practices. No one factor has been identified as the primary cause of honeybee health decline or “bee colony collapse,” including the Varroa destructor mite parasite which GS15 is designed to control. Determining dominating stressors to honeybee health is challenging to characterize and pinpoint. To complicate matters, many of the factors contributing to honeybee health decline interact, making it difficult in some circumstances to identify dominant factors. Unless we are able to develop clear correlations between GS15 use and specific successful outcomes in beehives, GS15 (assuming it obtains regularly approval) may not have strong or any commercial prospects.

Delivering the active ingredient in our bee health product effectively to Varroa mites is challenging.

Until we complete our field trials, it is unclear whether we will be able to deliver our product first to bees and, through bees, to Varroa mites, in a manner that will effectively impede mite function. Challenges in active ingredient delivery may interfere with the effectiveness of our product.

When testing our Varroa mite product under the high-dose conditions commonly required by the EPA for pesticide approval, we have observed a dose response in bees and an increase in bee mortality.

Although our product is intended to impact Varroa mites and not bees, it may have unanticipated impacts on bee health. The EPA typically seeks a 10x dose safety factor in order to approve a product for commercial use. We tested our product at this concentration and observed significant bee mortality. At the concentrations we would expect under normal conditions, however, our recent field trials demonstrated no negative effects. Our most recent data indicates that bee mortality at the 10x dose safety factor likely results from the extremely high viscosity of RNA when administered at that concentration, which prevents bees from feeding. If there is a significant relationship between our product and bee mortality, that relationship may undercut our product’s intended function of protecting bees and may impair our ability to obtain regulatory approval of our product.

The EPA will evaluate our Varroa mite product without a precedent product, which may result in the need to conduct additional field trials and lengthen the regulatory review period. If we cannot reduce bee mortality experienced in high-dose safety factor testing, the EPA may not approve our product or may impose labeling requirements that materially limit the commercial attractiveness of the product.

Our Varroa mite product is subject to EPA approval under FIFRA. Although the EPA has evaluated and approved RNA products before, our product may differ materially from previously approved products. After we perform our planned field trials and studies, the EPA may request further studies and data to effectively evaluate and approve our product. We anticipate that this process will require additional time to complete and may delay regulatory approval and commercialization. Moreover, other markets, such as those in the European Union, may require additional data or information prior to granting approval, and they may impose more stringent conditions on any approval.

One challenge we face in securing EPA approval for our Varroa mite product is that EPA typically seeks to ensure that a product does not cause adverse effects even when administered at a dose equal to ten times the dose that bees and other organisms would likely receive in typical use. Ordinarily, pesticides are applied at high doses in the field to account for anticipated losses to the environment resulting from degradation, runoff and other factors, and these losses are anticipated to reach as high as 95%. As a result, in a conventional field application scenario, organisms are generally expected to receive the actual field use rate, even when the product is applied at ten times that rate. When we tested our Varroa mite product in the laboratory at the required level of ten times the field use rate, the higher concentration of the product caused the treated bee food to become highly viscous, which limited consumption and resulted in bee starvation. We did not observe these adverse effects either when our product was administered at the field use rate or when our product was administered at the high-dose rate in the field. Because our product is delivered in a ready-to-use formulation through a pre-measured pouch delivery system, rather than through conventional spraying, we do not believe that our product presents a material risk that bees will be exposed to concentrations greater than the field use rate. We are negotiating with the EPA to modify its customary 10x safety factor protocol for both bees and non-target organisms to account for differences between the delivery system for our product and traditional field application methods. We may not be successful in these negotiations, and extended negotiations, even if ultimately successful, could delay regulatory approval and commercial introduction of the product. If the EPA does not modify its safety factor protocol for our Varroa mite product, we may be unable to obtain regulatory approval to commercialize the product in the United States, which would limit our growth opportunities. Even if the product receives EPA approval, it may receive labeling with warnings of potentially harmful effects on bees or other organisms, which would materially limit the commercial attractiveness of the product to potential customers.

We purchased some of the intellectual property related to our RNA honeybee product from Bayer Crop Science, a subsidiary of Bayer, which now owns Monsanto. It is well known that Monsanto has had significant pushback from environmental groups regarding its technology and practices, and our product may be hard to market since it was purchased from Bayer.

Despite rigorous testing during the pre-commercialization phase, if GS15 comes to market, there may be opponents of our RNA technology or synthetic biology generally who raise concerns about the potential for adverse effects of our products on human or animal health, plants and the environment. Because GS15 in part originated with Monsanto, the many negative public perceptions associated with Monsanto could impair our ability to bring GS15 to market and can affect the timing of, and whether we are able to obtain, government approvals for our products.

Even after approvals are granted for GS15, public concern may lead to increased regulation or legislation or litigation against government regulators concerning prior regulatory approvals, which could affect our sales and results of operations, and which may adversely affect sales of GS15 to beekeepers, including due to their concerns about available markets for the sale of crops or other products including those derived from biotechnology. Genetically modified products are currently subject to public debate and heightened regulatory scrutiny, either of which could prevent or delay the adoption of GS15. Claims that genetically modified products are unsafe or pose a danger to the environment may influence public attitudes and lead to our product not gaining public acceptance. The subject of genetically modified organisms has received negative publicity in the United States and particularly in Europe, and such publicity has aroused public debate. The adverse publicity in Europe could lead to greater regulation and trade restrictions.

In addition, opponents of agricultural synthetic biology have attacked facilities used by agricultural biotechnology companies, and may launch future attacks against beekeepers’ hives and our field testing sites and research, production, or other facilities, which could affect our sales and our costs.

The research and development process for GS15 is expensive with little immediate return, and the field trials associated with honeybees in general are susceptible to circumstances outside of our control.

Although our field trial operators are under agreement not to extract honey from their hives during field trials, there is the risk that honey could be extracted impermissibly and find their way into the commercial market thereby impairing our ability to meet regulatory requirements or obtain regulatory approval.

Furthermore, beekeepers tend to be migratory as they serve the needs of seasonal crops and the environments in which the hives are placed can vary. These variables introduce the risk that hives could be damaged or otherwise compromised so as to require their removal from the field trials or field trial results which make it difficult for us to accurately measure the effects of GS15.

Beekeeping practices and results also vary and are subject to factors outside of our control. For example, the overall health and productivity of a beehive is dependent on the queen, how she is mated, how well the nurse bees are taking care of her and larvae, and how well forager bees are able to bring back food to the hive. One hive may have bees that go north and a hive right next to it may have bees that go south to look for food, which causes variability in food sources and potentially in test results. This variability in testing can make it difficult or impossible for us to accurately isolate the effects of GS15 which may in turn increase the cost of field testing, the length and likelihood of regulatory approval and the commercial viability of the GS15 product.

Our GS15 product is intended to be used in commercial beehives and used in a fashion which will expose the product only to bees and the Varroa destructor mite. If GS15 is used inappropriately and is consumed by invertebrates other than the Varroa destructor mite, it could be harmful to those invertebrates.

According to a September 2020 report published by the Environmental Directorate of the Organization for Economic Cooperation and Development (“OECD”) entitled Considerations for the Environmental Risk Assessment of the Application of Sprayed or Externally Applied ds-RNA-Based Pesticides, there is a long-established view that dietary intake of nucleic acids, including dsRNAs from plant viruses, does not present a health risk to humans and other vertebrates, and, as a result, the adoption of RNAi technology in agriculture is likely to present a lower human health risk than the use of conventional pesticides. Notwithstanding this history of safe consumption in vertebrates like humans, our GS15 product negatively impacts ladybugs and could also negatively impact other invertebrates if our use instructions are ignored and the invertebrates gain access to and consume the GS15 product. Moreover the honey from hives using GS15 may have trace elements of GS15 which could have the potential to be harmful to invertebrates consuming that honey in extreme circumstances.

It may be difficult to convince beekeepers to adopt our product, and to use it in the way prescribed for maximum effect.

Although we foresee that our product will be effective in controlling mites that impact bees, beekeepers may ultimately perceive shortcomings in treatment efficacy. This may result in reduced demand for our product or the selection of other treatment options.

Additionally, we will not be able to control how beekeepers will ultimately use our product, and misuse may result in reduced product efficacy, and thus reduced demand. For example, if beekeepers were to dilute our product formulation before application, the diluted product might leave hives subject to microbial contamination and allow microbes to consume our product, impeding its ability to affect mite function.

GS15 is susceptible to purity risks associated with scaling up manufacturing and we are also developing our own process for manufacturing our product at scale.

Commercial production of our product candidates will involve quantities several orders of magnitude higher than our current level of production. We may face challenges producing a product that meets applicable purity specifications at that scale, and may encounter other issues related to scaled up manufacturing.

While Bayer Crop Science (from which we obtained some intellectual property for the product) had its own proprietary methods for manufacturing, we did not license these methods, and we are developing our own methods of manufacturing GS15. We are currently developing a way to make this product with our cell-free platform so that it is economical to produce. Uncertainties related to this platform may ultimately limit our ability to produce the product.

Our product may require approval from other federal and state regulatory bodies.

As discussed above, state regulatory approvals may also be required for our product, which may delay commercialization. In addition, the EPA may not be the only federal agency with jurisdiction over products designed to eliminate honeybee pests. In 2017, the FDA, EPA, and USDA released a document entitled “Modernizing the Regulatory System for Biotechnology Products: Final Version of the 2017 Update to the Coordinated Framework for the Regulation of Biotechnology.” That document outlines the role that the three agencies have in biotechnology approvals. While it is clear that EPA has jurisdiction over pesticide and insecticide products pursuant to FIFRA, USDA also asserts jurisdiction over honeybees in some circumstances. As a result, we may need USDA evaluation and approval of our product, in addition to other unanticipated regulatory approvals. These additional approvals may delay commercialization.

Risks Related to Intellectual Property

If we are unable to obtain and maintain sufficient intellectual property protection for our products, platform, methods, and technology, or if the scope of the intellectual property protection obtained is not sufficiently broad, competitors could develop and commercialize products similar or identical to ours, and our ability to successfully commercialize our products may be impaired.

Our commercial success depends in part on our ability to protect our intellectual property and proprietary technologies. We rely on a combination of patent, trade secret and trademark laws, and nondisclosure, confidentiality and other contractual restrictions to protect our intellectual property and proprietary technology. However, these legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep any competitive advantage. If we fail to obtain, maintain and protect our intellectual property, third parties may be able to compete more effectively against us and our competitive position could be adversely affected, as could our business, financial condition, results of operations and prospects. In addition, we may incur substantial costs related to litigation or other patent proceedings in our attempts to recover or restrict use of our intellectual property.

To the extent that our intellectual property offers inadequate protection, or is found to be invalid or unenforceable, we would be exposed to a greater risk of direct competition. If our intellectual property does not provide adequate coverage of our competitors’ products and methods, our competitive position could be adversely affected, as could our business, financial condition, results of operations and prospects. Both the patent application process and the process of managing patent and other intellectual property disputes are generally unpredictable, time-consuming and expensive.

Our success depends in large part on our own and any future licensor’s ability to obtain and maintain protection of the intellectual property we may own or license, whether solely or jointly, particularly patents, in the United States and other countries with respect to our products, platform, methods, and technologies. We apply for patents to protect our products, platform, methods, technologies and commercial activities, as we deem appropriate. However, obtaining and enforcing patents is costly, time-consuming and complex, and we may fail to apply for patents on important products, methods, and technologies in a timely fashion or at all, or we may fail to apply for patents in potentially relevant jurisdictions. Moreover, we may fail to obtain issuance of any of the patent applications that we do file. Publications of discoveries in scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing, or in some cases not at all. Therefore, we cannot know with certainty whether we were the first to make the inventions claimed in our patents or pending patent applications, or whether we were the first to file for patent protection of such inventions.

We may not be able to file and prosecute all necessary or desirable patent applications, or maintain, enforce and license any patents that may issue from such patent applications, at a reasonable cost or in a timely manner or in all jurisdictions. It is also possible that we will fail to identify patentable aspects of our research and development output before it is too late to obtain patent protection. Moreover, we may not develop additional proprietary products, methods and technologies that are patentable. Even if we believe an innovation to be patentable and file patent applications, the United States Patent Office (“USPTO”) and other patent offices may not find our innovations to be patentable and may refuse to grant patent rights. We may not have the right to control the preparation, filing and prosecution of patent applications, or to maintain the rights to patents which may be licensed from or to third parties or held jointly with third parties. In connection with any future licensing arrangements with third parties, these patents and applications may not be prosecuted and enforced by such third parties in a manner consistent with the best interests of our business. We currently own and may in the future own patents, patent applications, and other intellectual property jointly with third parties. In certain jurisdictions, including in the United States, joint owners of a patent are free to license rights under the patent to third parties without any compensation to or permission from co-owners. If we are unable to negotiate licenses on commercially reasonable terms with co-owners of patents, in order to exclusively control commercial licensing or commercial use of our co-owned patents or if agreements allowing us such control are found unenforceable, then co-owners may be able to license to our competitors and other third parties without our permission and without compensation to us. Failure to control exclusive rights under intellectual property as discussed above may have an adverse effect on our competitive position, business, financial condition, and results of operations.

We may become involved in lawsuits to enforce our intellectual property or defend against third-party claims of infringement, misappropriation, or other violations of intellectual property which could be expensive, time consuming, and unsuccessful and may prevent or delay development and commercialization efforts, and could harm our competitive position and business prospects.

Litigation may be necessary for us to enforce our patent and proprietary rights, defend against intellectual property claims brought by third parties and/or determine the scope, coverage and validity of third parties’ intellectual property rights. Litigation on these matters has been prevalent in our industries and we expect that this will continue. To determine the priority of inventions, we may have to initiate and participate in interference proceedings declared by the U.S. Patent and Trademark Office that could result in substantial legal fees and could substantially affect the scope of our patent protection. Also, our intellectual property may be subject to significant litigation and administrative proceedings such as invalidity, unenforceability, IPR, re-examination, opposition, or other post-grant proceedings against our patents. The outcome of any litigation or other proceeding is inherently uncertain and might not be favorable to us and we might not be able to obtain licenses to technology that we require or a competitor may have already obtained an exclusive license to such technology in the relevant fields. Even if such licenses are obtainable, they may not be available at a reasonable cost. We could therefore incur substantial costs related to royalty payments for licenses obtained from third parties, which could negatively affect our competitive position, business, financial condition, or results of operations and/or make it unfeasible to commercialize a given product. In some cases, the outcome of litigation may be to enjoin us from commercializing or using a technology protected by third-party intellectual property. We could encounter delays in product introductions, or interruptions in product sales, as we develop alternative methods or products or we may need to cease sales of a product altogether if we are unable to develop alternatives that avoid the relevant third-party intellectual property.

If we resort to legal proceedings to enforce our intellectual property rights or to determine the validity, scope and coverage of the intellectual property or other proprietary rights of others, the proceedings could be burdensome, time-consuming, and expensive, even if we were to prevail. Moreover, it may not be possible for us to enforce jointly owned patents in the U.S. or other jurisdictions without the cooperation of other owners.

Our commercial success may depend in part on our non-infringement of the patents or proprietary rights of third parties and/or the invalidity or unenforceability of such patent or proprietary rights of others. Numerous significant intellectual property issues have been litigated, and will likely continue to be litigated, between or among existing and new participants in our relevant markets and competitors may assert that our products or methods infringe their intellectual property rights as part of a business strategy to impede the successful entry into or continued presence in those markets. Third parties may assert that we are employing their proprietary technology without authorization. For example, numerous third-party patents exist in fields relevant to the company’s business and planned products, such as biologics, mRNA vaccines and therapies, and RNA interference (“RNAi”) for crop protection. Our competitors and others have patents and may in the future obtain patents and may claim that use, manufacture, sale, or importation of our products infringe these patents. Moreover, as we move into new markets and applications for our technologies, incumbent participants in such markets may assert their patents and other proprietary rights against us as a means of slowing or preventing our entry into such markets, or as a means to extract substantial license and royalty payments from us.

We have received notice in the past that our proposed products or methods may require an intellectual property license from others in order to be developed, produced, used, or sold. In each instance, we have reviewed the underlying intellectual property and either negotiated for a license or determined that no license was necessary. For future notices, if we are unable to successfully negotiate licenses or determine that no license is necessary, we may be unable to bring impacted products to market. Moreover, allegations that we violate third-party intellectual property could lead to disputes, including litigation.

The outcome of litigation is uncertain and even if we believe that we do not violate asserted third-party intellectual property or that such intellectual property is invalid or unenforceable or otherwise not legally protectable, our defense may be unsuccessful. If a court were to find that we have violated the intellectual property rights of a third party, an injunction and/or an award of damages may have an adverse effect on our business, financial condition, and results of operations. Remedies for intellectual property infringement or misappropriation may include an injunction against future sales of products or use of methods, statutory damages, enhanced damages, punitive damages, attorney’s fees, an award of lost profits and/or a reasonable royalty and prejudgment interest. Damages may in some cases exceed our own profits on sales found to be infringing. Even if we are successful in defending claims, defending intellectual property litigation, particularly patent or trade secret litigation, can be prohibitively burdensome and expensive.

We may be required in the future to license patent rights from third-party owners in order to develop or continue to sell or use a product or method. If we cannot obtain such licenses, or if such owners do not properly maintain or enforce the patents underlying such licenses, our competitive position and business prospects will be harmed.

We develop products, platform, and methods in technological areas and industries that are critical to public health and agriculture—areas in which there is considerable competition. A third-party may hold intellectual property rights, including patent rights and trade secrets that are important or necessary to the development, manufacture, or commercialization of our current or future product candidates. It may be necessary for us to use the patented or proprietary technology of one or more third parties to manufacture or commercialize our product candidates, in which case we would be required to obtain a license from these third parties on commercially reasonable terms, or our business could be harmed. If any such patents were to be asserted against us, there is no assurance that a court would find in our favor or that, if we choose to or are required to seek a license, that a license to any of these patents would be available to us on acceptable terms or at all.

To the extent that we enter into any patent licenses with third parties, if such third parties fail to properly maintain the licensed patents or if those patents are found to be invalid or unenforceable, then we could be subject to additional competition due to the loss of exclusive or non-exclusive rights.

Defending and protecting intellectual property rights in foreign jurisdictions is costly and sometimes prohibitively expensive.

Obtaining patent protection in every country is prohibitively expensive and, as we attempt to choose jurisdictions for intellectual property protection, we may fail to protect our intellectual property in relevant jurisdictions where we do business, and thereby cause a loss of revenue and profits or other impacts on our ability to manufacture and export our products.

Competitors may use our proprietary technologies in jurisdictions where we have not obtained patent protection to manufacture or develop their own products. Such competitors may export otherwise infringing products, or products made through otherwise infringing methods, to territories where we may have or obtain patent protection, but where patent enforcement is not as strong as in the United States or where no protection is available for products made abroad through methods that infringe a local patent. These products may also compete with our products in jurisdictions where we do not have any issued or licensed patents and any future patent claims or other intellectual property rights may not be effective or sufficient to prevent them from so competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of some countries do not favor the enforcement of patents and other intellectual property protection, which could make it difficult for us to stop the infringement of our patents or trademarks or the misappropriation of our trade secrets generally. Proceedings to enforce our intellectual property rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate, and the damages or other remedies awarded, if any, may not be commercially meaningful.

Many countries, including India, Japan, China, and some European nations have compulsory licensing laws under which a patent owner may be compelled under specified circumstances (including a matter of public policy) to grant licenses to third parties. In those countries, we may have limited remedies if patents are infringed or if we are compelled to grant a license to a third-party, which could diminish the value of those patents. This could limit our potential revenue opportunities. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.

The United States has the absolute right to manufacture and use patented inventions and to allow others to manufacture and use patent inventions for the United States, for reasonable compensation.

Pursuant to 28 U.S.C. § 1498, the United States government has the absolute right to use or manufacture any patented inventions for reasonable compensation. No injunction of patent infringement is available against the United States and damages are limited to reasonable compensation only. Moreover, a patent owner may not obtain damages or an injunction against a private entity for its infringing use or manufacture for the United States. Such suits may only be brought against the United States and only for reasonable compensation. In the past the United States has relied on such rights to use or manufacture inventions from third parties other than the patentee. In the future, the United States may rely on its rights to infringe our current and future patents or to allow others to make or use our inventions on behalf of the United States. If the United States were to use, or allow others to use for the United States, our patented technology, platform, methods, or products, then we would only be entitled to reasonable compensation and would not be entitled to an injunction to prevent infringement. As with all intellectual property litigation, proceedings against the United States for patent infringement could be burdensome, time-consuming, and expensive. Even if we were to prevail on a patent infringement action against the United States, any remedy would not likely compensate us for the full extent of the financial harm from such infringement due to the limited remedies available against the United States under the law. Such infringement could adversely affect our competitive position, business, financial condition, results of operations, and prospects.

When inventions are developed with government funding, the United States retains a paid-up license to such inventions and may compel us to grant licenses to third parties for little or no compensation.

Under 35 U.S.C. § 200 et seq., when inventions arise, even in part, through use of public funds, the United States may retain an irrevocable, paid-up license to practice or have practiced on its behalf, such inventions, whether protected by patent or trade secret. That is, the United States has the absolute right to use, and allow others to use on its behalf, such intellectual property without any compensation to the holder of the intellectual property. We have acquired and developed and may in the future acquire or develop trade secrets or obtain patents on inventions developed, in full or in part, with funding from the United States government. A court could also find that one or more of our current patents or applications are covered by 35 U.S.C. § 200 et seq. In such cases, the United States would have the right to use, or allow others to use on its behalf, our inventions, whether protected by patent or trade secret, without any compensation to us.

For inventions subject to 35 U.S.C. § 200 et seq., the United States also retains march-in rights. These march-in rights apply in certain situations, including, for example, when action is necessary to alleviate public health or safety needs or when an inventor is not taking reasonable steps to make its technology useful to the public. In such situations, the United States has the right to compel the innovator to grant licenses to third parties. If such a finding were made with respect to our current or future patents or trade secrets, then we may not be able to prevent competitors from practicing our patented inventions and/or may be compelled to license our competitors to practice our inventions for little or no monetary compensation. Any of the foregoing events could have an adverse effect on our business, financial condition and results of operations.

Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information.

We currently rely, and intend to rely in the future, on trade secrets, know-how and technology that are not protected by patents to maintain our competitive position. In order to protect our proprietary technology and processes, we also rely in part on confidentiality agreements with our collaborators, employees, consultants, and sponsored researchers and other advisors. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. These agreements may be found by a court to be unenforceable or invalid. We may fail to enforce our agreements in Court if we are compelled to present them as evidence but are unable to locate and provide copies. Moreover, when employees with knowledge of our trade secrets and confidential information leave us and join new employers, it may be difficult or impossible for us to detect or prove misappropriation of our confidential information and trade secrets by the former employee and/or the former employee’s new employer. In addition, others may independently discover trade secrets and proprietary information, and in such cases, we could not assert any trade secret rights against such party. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive position, business, financial condition and results of operations.

Changes in patent laws or patent jurisprudence could diminish the value of patents in general, thereby impairing our ability to protect our products and platforms.

The patent position of biotechnology, life sciences, and pharmaceutical companies generally is highly uncertain, involves complex legal and factual questions and has in recent years been the subject of much litigation. In addition, the laws of foreign countries may not protect our rights to the same extent as the laws of the United States. For example, European patent law restricts the patentability of methods of treatment of the human body more than United States law does. In another example, some jurisdictions prevent the patenting of certain biotechnology inventions outside of narrow coverage for exact nucleotide sequences.

As a result, the issuance, scope, validity, enforceability and commercial value of our patent rights are highly uncertain. Our pending and future patent applications may not result in patents being issued which protect our technology, platform, methods, or products, in whole or in part, or which effectively prevent others from commercializing competitive products. Our issued patents may be found to be invalid or unenforceable in a post grant proceeding before patent offices or in patent litigation before courts in the United States or other countries. Changes in either the patent laws or interpretation of the patent laws in the United States and other countries may diminish the value of our patents, narrow the scope of our patent protection, or result in the invalidity or unenforceability of our patents.

Various courts, including the U.S. Supreme Court, have recently rendered decisions that impact the scope of patentability of certain inventions or discoveries relating to our technology and commercial goals. Specifically, these decisions have substantially increased the probability that patent claims will be ruled patent ineligible for reciting a natural phenomenon, law of nature or abstract idea. Furthermore, in view of these decisions, the USPTO has published and continues to publish revised guidelines for patent examiners to apply when examining claims for patent eligibility. Patent claims relating to software algorithms, biologically-derived compositions, methods for analyzing biological systems and other subject matters that underlie our technology and commercial goals are impacted by these changes.

On September 16, 2011, the Leahy-Smith America Invents Act (the “Leahy-Smith Act”) was signed into law. The Leahy-Smith Act made a number of significant changes to United States patent laws. These include provisions that affect the way patent applications are prosecuted and challenged at the USPTO and may also affect patent litigation. The USPTO has developed and continues to develop regulations and procedures to govern administration of the Leahy-Smith Act, and many of the substantive changes to patent law associated with the Leahy-Smith Act, and in particular, the first to file provisions, became effective on March 16, 2013. Accordingly, it is not clear what, if any, impact the Leahy-Smith Act, subsequent rulemaking, and judicial interpretation of the Leahy-Smith Act and regulations will have on the operation of our business in the future. The Leahy-Smith Act and its continued implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement and/or defense of our issued patents, all of which could have an adverse effect on our business and financial condition.

Actions taken by the U.S. Congress, federal courts and USPTO have from time to time narrowed the scope of patent protection available in certain circumstances and weakened the rights of patent owners in certain situations. Similar changes have been made by authorities in other jurisdictions. In addition to increasing uncertainty with regard to the ability to obtain patents in the future, such changes create uncertainty with respect to the value of patents, once obtained. Depending on decisions by authorities in various jurisdictions, the laws and regulations governing patents could change in unpredictable ways that may have an adverse effect on our ability to obtain new patents and to defend and enforce our existing patents and patents that we might obtain in the future, harming our business, competitive position, financial condition, results of operations, and prospects.

Patent reform legislation could increase uncertainties and costs surrounding the prosecution of our patent applications and the enforcement, validity, or defense of our issued patents. There has been recent public discussion around loosening of patent protection for inventions important to addressing the SARS-CoV-2 pandemic. Such reforms or similar changes in connection with future pandemics or other public health emergencies, could have an adverse effect on any patent protection on our products and methods.

We cannot assure you that our patent portfolio will not be negatively impacted by the current uncertain state of the law, new court rulings or changes in guidance or procedures issued by governments or patent offices around the world. From time to time, the U.S. Supreme Court, other federal courts, the U.S. Congress or the USPTO may change the standards of patentability, scope and validity of patents within the biotechnology, life sciences, and other relevant technologies and any such changes, or any similar adverse changes in the patent laws of other jurisdictions, could have a negative impact on the our business, financial condition, prospects and results of operations.

Moreover, we may be subject to a third-party pre-issuance submission of prior art to the USPTO, or become involved in opposition, derivation, reexamination, inter partes review, post-grant review or interference proceedings challenging our patent rights or the patent rights of others. An adverse determination in any such submission, proceeding or litigation could reduce the scope of, or invalidate, our patent rights, allow third parties to commercialize our technology or products or use our proprietary methods and compete directly with us, without payment to us, or result in our inability to manufacture or commercialize products without infringing third-party patent rights.

Our current or future issued patents could be found invalid or unenforceable if challenged or could be construed narrowly such that they do not cover our products or methods or those used by our competitors.

It is possible that none of our current or future pending patent applications will result in issued patents in a timely fashion or at all. Even if our patent applications issue as patents, they may not issue in a form that will provide us with any meaningful protection, prevent competitors from competing with us or otherwise provide us with any competitive advantage. Moreover, we cannot predict the breadth of claims that may be allowed or enforced in our patents. Our issued patents may not be construed to cover our own or our competitors’ products or methods. Our competitors may be able to circumvent or design around our patents by developing similar or alternative technologies or products in a non-infringing manner. In addition, if the breadth or strength of protection provided by our patents and patent applications is threatened, it could dissuade companies from collaborating with us to license, develop or commercialize current or future product candidates.

The issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability, and our patents may be challenged in the courts or patent offices in the United States and abroad. Such challenges may result in loss of exclusivity, in patent claims being narrowed or invalidated, or in patents being held unenforceable which could limit our ability to stop others from using or commercializing similar or identical technology, methods, and products, or limit the duration of the patent protection of our technology, methods, and products.

The inventorship and/or ownership rights for our patents and patent applications may be challenged by third parties. Such challenges could result in invalidation of such patents, the loss of ownership of such patents, or loss of exclusive rights to such patents, which could result in increased competition and could limit or eliminate our ability to stop others from using or commercializing similar or identical technology, methods, and products or require us to obtain a license from third parties on commercially reasonable terms to secure exclusive rights, or our business could be harmed. If any such challenges to inventorship and/or ownership were asserted, there is no assurance that a court would find in our favor or that, if we choose to seek a license, such license would be available to us on acceptable terms or at all.

Patent terms may be inadequate to protect our competitive position for an adequate amount of time.

Patents have a limited lifespan. In the United States, the natural expiration of a patent is generally 20 years after the first non-provisional filing date. In the United States, a patent’s term may, in certain cases, be lengthened by patent term adjustment, which compensates a patentee for administrative delays by the USPTO in examining and granting a patent, or in certain cases, by patent term extension for patents covering certain pharmaceutical products requiring regulatory approval. In the United States a patent’s term also may be shortened if a patent is terminally disclaimed over a commonly owned patent or a patent naming a common inventor and having an earlier expiration date. The life of a patent, and the protection it affords, is limited. Therefore, even if patents covering our products and methods are obtained, once the patent life has expired, for our current or future platform, products, methods or technologies, we may be open to competition, including, for example, from biosimilar or generic versions of our products. Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. As a result, our owned and licensed patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours.

Obtaining and maintaining patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

The USPTO and European and other patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. In addition, periodic maintenance, renewal and annuity fees on any issued patent are due to be paid to the USPTO and European and other patent agencies over the lifetime of a patent. While an inadvertent failure to make payment of such fees or to comply with such provisions can in many cases be cured by additional payment of a late fee or by other means in accordance with the applicable rules, there are situations in which such noncompliance will result in the abandonment or lapse of the patent or patent application, and the partial or complete loss of patent rights in the relevant jurisdiction. Non-compliance events that could result in abandonment or lapse of a patent or patent application include failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents within prescribed time limits. If we or our licensors fail to maintain the patents and patent applications covering our platform, technology, methods, or products or if we or our licensors otherwise allow patents or patent applications to be abandoned or lapse, our competitors might be able to enter the market, which would hurt our competitive position and could impair our ability to successfully commercialize our product candidates, which could have an adverse effect on our business and financial condition.

We may become subject to claims for ownership of intellectual property, payment, or royalties for assigned invention rights by our employees, contractors, and collaborators, which could result in litigation and adversely affect our business.

We may be subject to claims that former employees, collaborators or other third parties have an interest in, or right to compensation, with respect to our current patent and patent applications, future patents and patent applications, or other intellectual property as an inventor or co-inventor. For example, we may have inventorship or ownership disputes from consultants, former employees, or others who are involved in developing a product for us. Litigation may be necessary to defend against these and other claims challenging inventorship or ownership or claiming the right to compensation. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as ownership of, exclusive ownership of, or the right to use and/or exclude others from using, valuable intellectual property. Such an outcome could have an adverse effect on our business, financial condition, results of operations, and prospects. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

We generally enter into assignment-of-invention agreements with our employees pursuant to which such individuals assign to us all rights to any inventions created in the scope of their employment or engagement with us. If compelled to provide copies of relevant agreements as evidence of such arrangements, we may not be able to locate and provide copies of such agreements and may therefore be unable to assert such agreements. Moreover, such agreements could be found to be invalid or unenforceable. Although our employees have agreed to assign to us invention rights and have specifically waived their right to receive any special remuneration for such assignment beyond their regular salary and benefits, we may face claims demanding ownership of inventions or remuneration in consideration for assigned inventions.

We may not be able to protect and enforce our trademarks and trade names, or build name recognition in our markets of interest or may be subject to claims of trademark infringement thereby harming our competitive position.

We have filed, and may continue in the future to file trademark applications to protect certain of our intellectual property; however, we cannot guarantee that we will be successful in registering our trademarks. Our registered or unregistered trademarks or trade names may be challenged, infringed, circumvented, declared generic, lapsed or determined to be infringing on or dilutive of other marks. We may not be able to protect our rights in these trademarks and trade names, which we need in order to build name recognition. In addition, third parties have filed, and may in the future file, for registration of trademarks that may impede our ability to build brand identity and possibly leading to market confusion. Third parties have identified potential conflicts between their marks and our marks that may arise in the future. In addition, there could be potential trade name or trademark infringement claims brought by owners of trademarks or trademarks that incorporate variations of our trademarks or trade names. Such claims may require us to cease use of our trademarks or change our company or product names. Further, we may in the future enter into agreements with owners of such third-party trade names or trademarks to avoid potential trademark litigation which may limit our ability to use our trade names or trademarks in certain fields or territories. Over the long term, if we are unable to establish name recognition based on our trademarks and trade names, then we may not be able to compete effectively, and our business, financial condition, results of operations and prospects may be adversely affected. Our efforts to enforce or protect our proprietary rights related to trademarks, domain names, or other intellectual property may be ineffective and could result in substantial costs and diversion of resources. Any of the foregoing events could have an adverse effect on our business, financial condition and results of operations.

Intellectual property rights do not necessarily address all potential threats to our competitive advantage.

The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations, and may not adequately protect our business, or permit us to maintain our competitive advantage. The following examples are illustrative:

•

Others may be able to develop or make products, platform, methods or technology that are similar to products, platform, methods or technology we have developed or will develop, but that are not covered by the claims of the patents that we own or have licensed and are not protectable through trade secret law.

•

We or our licensors or strategic partners might not have been the first to make the inventions covered by the issued patent or pending patent application that we own or have exclusively licensed, and therefore our patents may be found to be invalid or our patent applications may be rejected.

•

We or our licensors or strategic partners might not have been the first to file patent applications covering certain of our inventions, and therefore our patents may be found to be invalid or our patent applications may be rejected.

•

Others may independently develop or make similar or alternative products, platform, methods or technology or duplicate any of our products, platform, methods or technology without infringing our intellectual property rights. For example, independent development of such products, platform, methods or technology would make it impossible for us to assert trade secret rights against such third parties. If such third parties publish the details of such independently developed products, platform, methods or technology, then we could lose any trade secret protection even as against others.

•	It is possible that our pending patent applications will not lead to issued patents.

•	Issued patents that we own or have exclusively licensed may not provide us with any competitive advantages, or may be held invalid or unenforceable, as a result of legal challenges by our competitors.

•

Our competitors might conduct research and development activities in countries where we do not have patent rights and then use the information learned from such activities to develop competitive products for sale in our major commercial markets.

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Our competitors may use our manufacturing methods to produce products in jurisdictions in which we do not have patent protection on our manufacturing methods and may export such products for sale other jurisdictions, including our major commercial markets for us. Patents on such methods in our major commercial markets may not protect against such product sales.

•	We may not develop additional proprietary technologies that are patentable or protectable through other intellectual property rights.

•	The intellectual property rights of others may have an adverse effect on our business.

Should any of these events occur, they could significantly harm our business, competitive position, financial condition, results of operations and prospects.

Risks Related to Ownership of New GreenLight Common Stock

An active trading market for the New GreenLight Common Stock may never develop or be sustained.

We cannot assure you that an active trading market for the New GreenLight Common Stock will develop on the Nasdaq or elsewhere. If an active trading market does not develop, or develops but is not maintained, you may have difficulty selling any shares of New GreenLight Common Stock due to the limited public float. Accordingly, we cannot assure you of your ability to sell your shares of New GreenLight Common Stock when desired or the prices that you may obtain for your shares.

The market price of the New GreenLight Common Stock may be volatile, which could result in substantial losses for investors.

The market price of the New GreenLight Common Stock may fluctuate due to a variety of factors, including:

•	the need to obtain regulatory approval for our product candidates;

•	the risk that clinical trials will not demonstrate that our therapeutic product candidates are safe and effective;

•	the risk that our product candidates will have adverse side effects or other unintended consequences, which could impair their marketability;

•	the risk that our product candidates do not satisfy other legal and regulatory requirements for marketability in one or more jurisdictions;

•	the risks of enhanced regulatory scrutiny of RNA-based products, including mRNA and dsRNA;

•	the potential inability to achieve our goals regarding scalability, affordability and speed of commercialization of our product candidates;

•	the anticipated need for additional capital to achieve our business goals;

•	changes in the industries in which we operate; changes in laws and regulations affecting our business,

•	the potential inability to implement or achieve business plans, forecasts, and other expectations after the completion of the proposed transaction;

•	actual or anticipated fluctuations in our operating results, including fluctuations in our quarterly and annual results;

•	operating expenses being more than anticipated;

•	the failure or discontinuation of any of our product development and research programs;

•	the success of existing or new competitive businesses or technologies;

•	announcements about new research programs or products of our competitors;

•	developments or disputes concerning patent applications, issued patents or other proprietary rights;

•	the recruitment or departure of key personnel;

•	litigation and governmental investigations involving us, our industry or both;

•	investor perceptions of us or our industry;

•	negative perceptions of publicly traded companies that have gone public through business combinations with publicly traded special purpose acquisition companies;

•	sales of New GreenLight Common Stock by us or by our insiders or other stockholders;

•	the expiration of market standoff or lock-up agreements;

•	general economic, industry and market conditions; and

•	the COVID-19 pandemic, natural disasters or major catastrophic events.

Recently, stock markets in general, and the market for life sciences technology companies in particular, have experienced significant price and volume fluctuations that have often been unrelated or disproportionate to changes in the operating performance of the companies whose stock is experiencing those price and volume fluctuations, particularly in light of the current COVID-19 pandemic. Broad market and industry factors may seriously affect the market price of New GreenLight Common Stock, regardless of our actual operating performance. These fluctuations may be even more pronounced in the trading market for New GreenLight Common Stock. Following periods of such volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Because of the potential volatility of the price of New GreenLight Common Stock, we may become the target of securities litigation in the future. Securities litigation could result in substantial costs and divert management’s attention and resources from our business.

Our failure to meet the continued listing requirements of Nasdaq could result in a delisting of our securities.

If we fail to satisfy the continued listing requirements of Nasdaq, such as the corporate governance requirements or the minimum closing bid price requirement, Nasdaq may take steps to delist our securities. Such a delisting would likely have a negative effect on the price of our securities and would impair your ability to sell or purchase our securities when you wish to do so. In the event of a delisting, we can provide no assurance that any action taken by us to restore compliance with listing requirements would allow our securities to become listed again, stabilize the market price or improve the liquidity of our securities, prevent our securities from dropping below the Nasdaq minimum bid price requirement or prevent future non-compliance with Nasdaq’s listing requirements. Additionally, if our securities are not listed on, or become delisted from, Nasdaq for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, our ability to issue addition securities or obtain additional financing in the future, the analyst coverage, and the liquidity and price of our securities may be more limited than if we were quoted or listed on Nasdaq or another national securities exchange. As a result, you may be unable to sell your securities unless a market can be established or sustained.

The exercise of registration rights may adversely affect the market price of the New GreenLight Common Stock.

Certain of our stockholders have registration rights for certain securities, including certain of the securities covered by this prospectus. Pursuant to the Subscription Agreements for the PIPE Financing and the Investor Rights Agreement, we have registered a substantial number of shares of New GreenLight Common Stock for resale and for issuance upon exercise of the Public Warrants. We are obligated to file one or more resale “shelf” registration statements to register such securities, use commercially reasonable efforts to cause such registration statements to be declared effective by the SEC within specified periods, and keep such registration statements effective for up to three years thereafter. We are also obligated to file other registration statements, including for underwritten offerings of New GreenLight Common Stock, in specified circumstances. Sales of a substantial number of shares of New GreenLight Common Stock pursuant to these registration statements in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of the New GreenLight Common Stock. For more information relating to the registration rights under the Subscription Agreements and the Investor Rights Agreements, see the section titled “Description of Securities—Registration Rights” in this prospectus.

If securities or industry analysts do not publish or cease publishing research or reports about New GreenLight, our business, or our market, or if they change their recommendations regarding our securities adversely, the price and trading volume of our securities could decline.

The trading market for our securities will be influenced by the research and reports that industry or securities analysts may publish about us, our business, markets or competitors. Securities and industry analysts do not currently, and may never, publish research on New GreenLight. If no securities or industry analysts commence coverage of us, our share price and trading volume would likely be negatively impacted.

As a former shell company, we will face certain disadvantages relative to companies that pursue a traditional initial public offering, including ineligibility for certain forms and rules for extended periods.

ENVI was a special purpose acquisition company, or SPAC, a form of shell company under the rules of the SEC. Shell companies are more highly regulated than non-shell operating companies and face significant additional restrictions on their activities under federal securities laws. As a result of the Business Combination, New GreenLight ceased to be a shell company. However, companies that were formerly shell companies continue to face disadvantages under SEC rules, including (a) the inability to use Form S-3 until at least one year after the filing of information equivalent to that required by Form 10 after ceasing to be a shell company, (b) the inability to qualify as a “well-known seasoned issuer” and file automatically effective registration statements for three years after ceasing to be a shell company, (c) the inability to “incorporate by reference” information in certain registration statements filed under the Securities Act for a period of three years after ceasing to be a shell company, (d) the inability to use most free writing prospectuses until at least three years after a qualifying business combination, (e) the inability to use Form S-8 to register shares issuable in connection with certain compensatory plans and arrangements until 60 days after the filing of information equivalent to that required by Form 10, (f) the inability of stockholders to rely on Rule 144 for resales of securities until at least one year after the filing of information equivalent to that required by Form 10 and the provision of current public information, and (g) exclusion from certain safe harbors for offering-related communications under the Securities Act for three years after ceasing to be a shell company, including for research reports and certain communications in connection with business combinations. For more information about Rule 144 and its potential impact on our stockholders, please see the section titled “Securities Act Restrictions on Resale of New GreenLight Common Stock” in this prospectus. We expect that these disadvantages will make it more challenging and expensive, and create greater risks and delays, for both us and our stockholders to offer securities. These challenges may make our securities less attractive than those of companies that are not former shell companies and may raise our relative cost of capital.

Reports published by analysts, including projections in those reports that differ from our actual results, could adversely affect the price and trading volume of New GreenLight Common Stock.

Securities research analysts may establish and publish their own periodic projections for New GreenLight. These projections may vary widely and may not accurately predict the results we actually achieve. The share price of New GreenLight Common Stock may decline if our actual results do not match the projections of these securities research analysts. If any of the analysts who may cover New GreenLight issue an adverse or misleading opinion regarding New GreenLight, our business model, our intellectual property or our stock performance, change their recommendation regarding shares of New GreenLight Common Stock adversely, provide relatively more favorable recommendations about our competitors or if the clinical trials and operating results fail to meet the expectations of analysts, the price of shares of New GreenLight Common Stock would likely decline. If one or more of these analysts ceases coverage of New GreenLight or fails to publish reports on New GreenLight regularly, the share price or trading volume of New GreenLight Common Stock could decline. If no analysts commence coverage of New GreenLight, the market price and volume for the New GreenLight Common Stock could be adversely affected.

A significant portion of the outstanding shares of New GreenLight Common Stock are restricted from immediate resale by certain temporary lock-up arrangements but may be sold into the market in the near future. This could cause the market price of New GreenLight Common Stock to drop significantly, even if our business is doing well.

Substantially all of the shares of New GreenLight Common Stock issued in the Merger are subject to certain temporary lock-up arrangements, which will expire no later than 180 days after the consummation of the Business Combination. Upon the expiration of those lock-up arrangements, and assuming the continued availability of this prospectus for resales of the shares covered hereby, substantially all of the outstanding shares of New GreenLight Common Stock will be freely tradable. Accordingly, sales of a substantial number of shares of New GreenLight Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of the New GreenLight Common Stock. For more information relating to the lock-up arrangements, please see the Sections titled “Description of Securities – Lock-Up” and “Description of Securities – Registration Rights – Investor Rights Agreement.”

We have broad discretion in the use of the net proceeds from the exercise of outstanding public and private warrants, if any, and may not use them effectively.

As of March 15, 2022, we had outstanding Public Warrants to purchase 10,350,000 shares of New GreenLight Common Stock and private placement warrants to purchase 2,062,500 shares of New GreenLight Common Stock, in each case for an exercise price of $11.50 per share. The warrants may never be exercised for cash, in which case we will not receive any proceeds from such exercise. Because of this uncertainty, we have no specific plans for the proceeds that we may receive from warrant exercises, if any, and we intend to use any such proceeds for general corporate purposes and working capital, including the funding of our clinical programs. Our management will have broad discretion in the application of the net proceeds. Our management may spend a portion or all of the net proceeds in ways that our stockholders may not desire or that may not yield a favorable return. The failure by our management to apply these funds effectively could harm our business, financial condition, results of operations and prospects. Pending their use, we may invest the net proceeds from the exercise of such warrants, if any, in a manner that does not produce income or that loses value.

We do not expect to pay any dividends for the foreseeable future. Investors may never obtain a return on their investment.

You should not rely on an investment in New GreenLight Common Stock to provide dividend income. We do not anticipate that we will pay any dividends to holders of New GreenLight Common Stock in the foreseeable future. Instead, we plan to retain any earnings to maintain and expand our existing operations, fund our research and development programs and continue to invest in our commercial infrastructure. In addition, any future credit facility or financing we obtain may contain terms prohibiting or limiting the amount of dividends that may be declared or paid on New GreenLight Common Stock. Accordingly, investors must rely on sales of their shares after price appreciation, which may never occur, as the only way to realize any return on their investment. As a result, investors seeking cash dividends should not purchase New GreenLight Common Stock.

The Charter designates the Delaware Court of Chancery as the exclusive forum for specified disputes between New GreenLight and our stockholders and also provides that the federal district courts are the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, each of which could limit the ability of our stockholders to choose the judicial forum for disputes with New GreenLight or our directors, officers or employees.

Our Charter provides that, unless we consent in writing to the selection of an alternative forum (an “Alternative Forum Consent”), to the fullest extent permitted by the applicable law, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of New GreenLight, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of New GreenLight to us or our stockholders, (iii) any action asserting a claim against New GreenLight, our directors, officers or employees arising pursuant to any provision of the DGCL, the Charter or the Bylaws, or (iv) any action asserting a claim against New GreenLight, our directors, officers or employees governed by the internal affairs doctrine, subject to specified exceptions. This provision will not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended, for which claims may be brought in any U.S. federal court, or any other claim for which the federal courts have exclusive jurisdiction.

To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, the Charter also provides that, unless we give an Alternative Forum Consent, the federal district courts of the United States will, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the rules and regulations promulgated thereunder. However, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims, and there is uncertainty whether a court would enforce the Charter’s choice of forum provision applicable to Securities Act claims.

Any person or entity purchasing or otherwise acquiring any interest in any of our securities shall be deemed to have notice of and consented to the foregoing charter provisions. Although we believe these exclusive forum provisions benefit us by providing increased consistency in the application of Delaware law and federal securities laws in the types of lawsuits to which each applies, the exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum of its choosing for disputes with New GreenLight or any of our directors, officers, or other employees, which may discourage lawsuits with respect to such claims against New GreenLight and our current and former directors, officers, or other employees. In addition, a stockholder that is unable to bring a claim in the judicial forum of its choosing may be required to incur additional costs in the pursuit of actions which are subject to the exclusive forum provisions described above. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder as a result of our exclusive forum provisions. Further, in the event a court finds either exclusive forum provision contained in the Charter to be unenforceable or inapplicable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our results of operations.

Delaware law and provisions in our Charter and Bylaws might discourage, delay or prevent a change in control of our company or changes in our management and, therefore, depress the trading price of the New GreenLight Common Stock.

Our status as a Delaware corporation and the anti-takeover provisions of the Delaware General Corporation Law may discourage, delay or prevent a change in control by prohibiting us from engaging in a business combination with an interested stockholder for a period of three years after the person becomes an interested stockholder without the approval of holders of 66 2/3% of the voting power of our stockholders other than the interested stockholder, even if a change of control would be beneficial to our existing stockholders. In addition, our Charter and Bylaws contain provisions that may make the acquisition of our company more difficult, including the following:

•

Our board of directors is classified into three classes of directors with staggered three-year terms, and directors can only be removed from office for cause by the affirmative vote of holders of a majority of the voting power of our then-outstanding capital stock;

•	certain amendments to our Charter will require the approval of stockholders holding three-fourths of the voting power of our then-outstanding capital stock;

•

any stockholder-proposed amendment to the Bylaws that is not recommended by the New GreenLight Board will require the approval of stockholders holding three-fourths of the voting power of our then-outstanding capital stock;

•	our stockholders are only able to take action at a meeting of stockholders and cannot take action by written consent for any matter;

•	vacancies on our board of directors can be filled only by our board of directors and not by stockholders;

•	only the New GreenLight Board, pursuant to a written resolution adopted by a majority of the New GreenLight Board, is authorized to call a special meeting of stockholders;

•	certain litigation against New GreenLight can only be brought in Delaware;

•

the Charter authorizes undesignated preferred stock, the terms of which may be established by the New GreenLight Board, which shares may be issued without the approval of the holders of our capital stock; and

•	advance notice procedures apply for stockholders to nominate candidates for election as directors or to bring matters before an annual meeting of stockholders.

These anti-takeover defenses could discourage, delay, or prevent a transaction involving a change in control of New GreenLight. These provisions could also discourage proxy contests and make it more difficult for stockholders to elect directors of their choosing or to cause us to take other corporate actions they desire, any of which, under certain circumstances, could limit the opportunity for our stockholders to receive a premium for their shares of our capital stock.

The ability to use our net operating losses to offset future taxable income may be subject to numerous limitations.

As of December 31, 2021, GreenLight had U.S. federal and state net operating loss carryforwards, or NOLs, of $232.1 million and $197.4 million, respectively. If not utilized, the federal NOLs generated before 2018 of approximately $27.1 million will expire at various dates through 2037 and the state NOLs will expire at various dates through 2040. The federal NOLs generated after 2017 of approximately $205.0 million have an indefinite carryforward period. GreenLight or New GreenLight may potentially use these U.S. federal and state NOLs to offset against taxable income for U.S. federal and state income tax purposes. However, the use of these NOLs may be subject to numerous limitations under the U.S. Internal Revenue Code of 1986, as amended, or the Code, and under state tax laws. Among such limitations, Section 382 of the Code may limit the use of these NOLs in any year for U.S. federal income tax purposes in the event of certain past or future changes in ownership of GreenLight or New GreenLight. An ownership change under Section 382 of the Code, referred to in this discussion as an ownership change, generally occurs if one or more stockholders or groups of stockholders who own at least 5% of a company’s stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. An ownership change in respect of New GreenLight also could be deemed to be an ownership change in respect of GreenLight. We have not conducted a Section 382 study to determine whether the use of our NOLs is impaired under Section 382 of the Code as a result of any prior ownership change. GreenLight may have previously undergone one or more ownership changes. In addition, the Business Combination and PIPE Financing, or future issuances or sales of our stock, including certain transactions involving our stock that are outside of our control, could result in future ownership changes. Ownership changes that have occurred in the past or that may occur in the future, including in connection with the Business Combination and PIPE Financing, could result in the imposition of an annual limit under Section 382 of the Code on the amount of pre-ownership change NOLs and other tax attributes that GreenLight or New GreenLight can use to reduce its taxable income, potentially increasing or accelerating its liability for income taxes, and also potentially causing those tax attributes to expire unused. States may impose similar limitations on the use of applicable NOLs. Any limitation on using NOLs, whether under Section 382 of the Code or otherwise under U.S. federal or state tax laws, could, depending on the extent of such limitation and the NOLs previously used, result in GreenLight or New GreenLight retaining less cash after payment of U.S. federal and state income taxes in respect of any year in which GreenLight or New GreenLight has taxable income, rather than losses, than GreenLight or New GreenLight would be entitled to retain if such NOLs were available as an offset against such income for U.S. federal and state income tax reporting purposes, which could adversely impact GreenLight or New GreenLight’s operating results.

New GreenLight remains an “emerging growth company” and a “smaller reporting company”, and the reduced disclosure requirements applicable to emerging growth companies and smaller reporting companies may make the New GreenLight Common Stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act. For so long as we remain an emerging growth company, we are permitted by SEC rules to, and plan to, rely on exemptions from certain disclosure requirements that are applicable to other SEC registered public companies that are not emerging growth companies. These exemptions include not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes Oxley Act, not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements, reduced disclosure obligations regarding executive compensation and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and any golden parachute payments not previously approved. As a result, the information we provide to stockholders will be different than the information that is available with respect to other public companies that are not emerging growth companies. In this prospectus, not all of the executive compensation-related information that would be required if we were not an emerging growth company has been included. If we were to continue to qualify as a “smaller reporting company,” as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, after we cease to qualify as an emerging growth company, we would continue to be permitted to make certain reduced disclosures in our periodic reports and other documents that we file with the SEC. We expect to cease to qualify as a smaller reporting company before we cease to qualify as an emerging growth company. We cannot predict whether investors will find the New GreenLight Common Stock less attractive if we rely on these exemptions. If some investors find the New GreenLight Common Stock less attractive as a result, there may be a less active trading market for the New GreenLight Common Stock and our stock price may be more volatile.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will not be subject to the same new or revised accounting standards as other public companies that have not made or cannot make a similar election. As a result, our consolidated financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

We will incur significant increased costs and management resources as a result of operating as a public company.

As a public company, we will incur significant legal, accounting, compliance and other expenses that GreenLight did not incur as a private company and that do not appear in our historical consolidated financial statements. These expenses may increase even more after we are no longer an “emerging growth company.” Our management and other personnel will need to devote a substantial amount of time and incur significant expense in connection with compliance initiatives. For example, we will need to implement additional internal controls, both generally and to address the material weaknesses discussed in “Risks Relating to Our Business and Industry”, and disclosure controls and procedures. As a public company, we will bear all of the internal and external costs of preparing and distributing periodic public reports in compliance with our obligations under the securities laws.

In addition, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act, and the related rules and regulations implemented by the SEC and Nasdaq, have increased legal and financial compliance costs and will make some compliance activities more time-consuming. For example, Nasdaq imposes requirements to obtain stockholder approval for the issuance of equity securities in a variety of circumstances, and this requirement can limit the financing alternatives available to us and thereby increase the cost of capital, which could reduce shareholder returns. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment will result in increased general and administrative expenses and may divert management’s time and attention from our other business activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, regulatory authorities may initiate legal proceedings against us, and our business may be harmed. In the future, it may be more expensive or more difficult for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

Risks Related to the Business Combination and ENVI

The former GreenLight stockholders have significant influence over us.

Upon the completion of the Business Combination, the GreenLight stockholders collectively owned approximately 85% of the outstanding New GreenLight Common Stock. Some of these persons or entities may have interests different than yours. For example, because many of these stockholders purchased their shares at prices substantially below the agreed-upon valuation of the consideration issued in the Business Combination and have held their shares for a longer period, they may be more interested in selling New GreenLight to an acquirer than other investors or they may want us to pursue strategies that deviate from the interests of other stockholders.

Investors in New GreenLight will not have the same benefits as an investor in an underwritten public offering.

Upon the completion of the Business Combination, the directors, officers and stockholders of GreenLight, a private company, obtained control of New GreenLight, a public company, and the business of GreenLight became the business of New GreenLight. In this respect, the Business Combination was an indirect path for GreenLight to obtain the benefits of becoming a publicly listed company. However, the Business Combination was not an underwritten initial public offering of GreenLight’s securities and differed from an underwritten initial public offering in several significant ways, which include, but are not limited to, the following:

Like other business combinations and spin-offs, in connection with the Business Combination, investors did not receive the benefits of the diligence performed by the underwriters in an underwritten public offering. Investors in an underwritten public offering may benefit from the role of the underwriters in such an offering. In an underwritten public offering, an issuer initially sells its securities to the public market via one or more underwriters, who distribute or resell such securities to the public. Underwriters have liability under the U.S. securities laws for material misstatements or omissions in a registration statement pursuant to which an issuer sells securities. Because the underwriters have a “due diligence” defense to any such liability by, among other things, conducting a reasonable investigation, the underwriters and their counsel customarily conduct a due diligence investigation of the issuer. Due diligence entails engaging legal, financial and/or other professionals to investigate the accuracy of an issuer’s disclosure regarding, among other things, its business and financial results. In underwritten public offerings, investors have the benefit of such diligence in making their investment decision. The Business Combination did not involve any underwriters and, accordingly, no underwriter has ever conducted due diligence with respect to the business of GreenLight. Our investors must rely on the information disclosed in our filings with the Commission and will not have the benefit of any prior independent review and investigation of the type normally performed by an underwriter in a public securities offering.

While sponsors, private investors and management in a business combination undertake a certain level of due diligence, it is not necessarily the same level of due diligence undertaken by an underwriter in a public securities offering and, therefore, there is a heightened risk of an incorrect valuation of GreenLight’s business or material misstatements or omissions in this prospectus.

In addition, because no underwriters were engaged in connection with the Business Combination, there was no traditional “roadshow” or book-building process before the closing of the Business Combination, and no underwriters set any initial public offering price to facilitate price discovery with respect to our securities after the closing of the Business Combination. Therefore, buy and sell orders for our securities, whether submitted before or after the closing of the Business Combination, have not had the benefit of being informed by a published price range or a price at which any underwriters initially sold shares to the public, as would be the case in an underwritten initial public offering. Moreover, as of the date of this prospectus, there are no underwriters assuming risk in connection with an initial resale of our securities or helping to stabilize, maintain or affect the public price of any our securities, including those offered hereby. Moreover, we do not intend to engage in, and have not requested and do not intend to request, directly or indirectly, financial advisors to engage in, any special selling efforts or stabilization or price support activities in connection with any of our securities, including those offered hereby. In addition, securities analysts of major brokerage firms may not provide coverage of New GreenLight. No assurance can be given that brokerage firms will, in the future, want to conduct any offerings on our behalf. All of these differences from an underwritten public offering of GreenLight’s securities could result in a more volatile price for our securities.

These differences from an underwritten public offering may present material risks to unaffiliated investors that would not exist if GreenLight had become a publicly listed company through an underwritten initial public offering instead of upon completion of the Business Combination.

Our future depends on the continued contributions of our senior management team and our ability to attract and retain other highly qualified personnel; in particular, Andrey Zarur, our President and Chief Executive Officer, is critical to our future vision and strategic direction.

Our success depends in large part on our ability to attract and retain high-quality management in sales, market access, product development, software engineering, marketing, operations, finance and support functions, especially in the Boston and Rochester areas. We compete for qualified technical personnel with other life sciences and biotechnology companies. Competition for qualified employees is intense in these industries, and the loss of even a few qualified employees, or an inability to attract, train, retain and motivate additional highly skilled employees required for the planned expansion of our business could harm our operating results and impair our ability to grow. The loss of one or more of our key employees, and any failure to have in place and execute an effective succession plan for key executives, could seriously harm our business.

As we continue to grow, we may be unable to continue to attract or retain the personnel needed to maintain our competitive position. To attract, train and retain key personnel, we use various measures, including competitive compensation and benefit packages (including an equity incentive program), which may require significant investment. These measures may not be enough to attract and retain the personnel required to operate our business effectively and efficiently.

Moreover, if the perceived value of our equity awards declines, it may materially and adversely affect our ability to attract and retain key employees. If we do not maintain the necessary personnel to accomplish our business objectives, we may experience staffing constraints that materially and adversely affect our ability to support programs and operations.

Many of our employees may receive proceeds from sales of our equity in the public markets, which may reduce their motivation to continue to work for us.

In addition, our future also depends on the continued contributions of our senior management team and other key personnel, each of whom would be difficult to replace. In particular, Dr. Andrey Zarur, our President and Chief Executive Officer, is critical to our future vision and strategic direction. We rely on our executive team in the areas of operations, research and development, commercial, and general and administrative functions. We also do not maintain key person life insurance for our key employees.

From time to time, there may be changes in our senior management team that may be disruptive to our business. If our senior management team, including any new hires that we may make, fails to work together effectively and to execute our plans and strategies on a timely basis, our business, results of operations and financial condition could be harmed.

Investors should not rely on outdated financial projections.

In connection with the Business Combination, we disclosed certain projections of GreenLight’s potential financial performance in future years. As previously disclosed, these projections were prepared solely for GreenLight’s internal use, capital budgeting and other management purposes, were finalized as of June 30, 2021 and were not updated to reflect events after that date. Also as previously disclosed, the projections were not prepared with a view toward public disclosure or with a view toward complying with U.S. GAAP, the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Readers were cautioned not to rely on the prospective financial information because actual results are likely to differ materially from the prospective financial information. In light of the passage of time since June 30, 2021, the projections have become outdated and do not necessarily represent the current views of management. We reiterate our prior caution not to rely on the previously published and now outdated financial projections. We have not undertaken any obligation to publish any financial projections.

The unaudited pro forma combined financial information included elsewhere in this prospectus may not be indicative of what our actual financial position or results of operations would have been.

The unaudited pro forma combined financial information included elsewhere in this prospectus is presented for illustrative purposes only and does not necessarily reflect what New GreenLight’s financial condition or results of operations would have been had the Business Combination and the PIPE Financing occurred on the dates indicated. Further, the unaudited pro forma combined financial information also may not be useful in predicting the future financial condition and results of operations of New GreenLight. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of the unaudited pro forma combined financial statements and are subject to change as additional information becomes available and analyses are performed. See the section titled “Unaudited Pro Forma Condensed Combined Financial Information.”

We are subject to changing laws and regulations regarding regulatory matters, corporate governance and public disclosure that have increased and will continue to increase costs and the risk of noncompliance.

We are subject to rules and regulations by various governing bodies, including, for example, the SEC, which is charged with the protection of investors and the oversight of companies whose securities are publicly traded, and to new and evolving regulatory measures under applicable law. Our efforts to comply with new and changing laws and regulations have resulted, and will likely continue to result, in increased general and administrative expenses and a diversion of management time and attention from business operations.

Moreover, because these laws, regulations and standards are subject to varying interpretations, their application in practice may evolve over time as new guidance becomes available. This evolution may result in continuing uncertainty regarding compliance matters and additional costs necessitated by ongoing revisions to our disclosure and governance practices. If we fail to address and comply with these regulations and any subsequent changes, we may be subject to penalty and our business may be harmed.

During 2021, ENVI identified two material weaknesses in its internal control over financial reporting which may result in material misstatements or restatements of our consolidated financial statements or cause us to fail to meet our periodic reporting obligations.

On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the SEC issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies” (the “SEC Staff Statement”). In light of the SEC Staff Statement, ENVI’s management concluded that ENVI’s audited balance sheet as of January 19, 2021 (the “IPO Balance Sheet”) should be revised to present ENVI’s warrants as liabilities. In connection with the foregoing development, ENVI identified a material weakness in its internal control over financial reporting.

Additionally, ENVI initially recorded a portion of the ENVI Class A Common Stock subject to possible redemption, which was issued in its IPO, in permanent equity. In accordance with SEC Staff guidance on redeemable equity instruments, ASC 480-10-S99, “Distinguishing Liabilities from Equity”, and EITF Topic D-98, “Classification and Measurement of Redeemable Securities”, redemption provisions not solely within the control of the issuing company require common stock subject to redemption to be classified outside of permanent equity and, according to SEC Staff communications with certain independent auditors, notwithstanding the presence of maximum redemption thresholds or charter provisions common in SPACs that provide a limitation on redemptions that would cause a SPAC’s net tangible assets to be less than $5,000,001. Although ENVI did not specify a maximum redemption threshold, ENVI’s Former Charter provided that ENVI would not redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001. In light of the SEC Staff communications with certain independent auditors, ENVI’s management re-evaluated the effectiveness of its disclosure controls and procedures as of June 30, 2021. Based upon that evaluation, ENVI concluded that the misclassification of the ENVI Class A Common Stock was quantitatively material to individual line items within the balance sheet but was not material to its reported financial position and was qualitatively immaterial to ENVI’s financial statements. ENVI’s management further concluded that the misstatement was not indicative of a pervasive issue in ENVI’s internal control, had no impact on its statement of cash flows, did not impact any other balance sheet line items other than total stockholders’ equity and ENVI Class A Common Stock subject to redemption, and was not disclosed in any other Exchange Act filings other than ENVI’s IPO Balance Sheet and

Forms 10-Q for the periods ended March 31, 2021 and June 30, 2021. Based upon the foregoing, and due to the industry-wide issues and related insufficient risk assessment of the underlying accounting for certain instruments, ENVI’s management concluded that the misclassification of the ENVI Class A Common Stock represented a significant deficiency. A significant deficiency is a deficiency, or a combination of deficiencies, in internal control over financial reporting that is less severe than a material weakness, yet important enough to merit attention by those responsible for oversight of a company’s financial reporting.

As of September 30, 2021, in light of the prior reclassification of warrants from equity to liability, as well as the reclassification of redeemable Class A Common Stock as temporary equity, ENVI identified a second material weakness in its internal controls over financial reporting relating to accounting for complex financial instruments.

Management of New GreenLight was unable to conclude that the foregoing material weaknesses had been remediated as of December 31, 2021 and therefore concluded that ENVI’s internal control over financial reporting was not effective as of that date.

Risks Related to Redemptions

If we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover proceeds that we distributed to our public stockholders from our trust account, and we and our board may be exposed to claims of punitive damages.

If we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds that we distributed to our public stockholders from our trust account could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our stockholders. In addition, our board of directors may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing the directors and us to claims of punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors. We and our directors may not have sufficient resources to satisfy any such claims in full, or at all.

Risks Related to Being a Public Benefit Corporation

Although we are a public benefit corporation, we cannot provide any assurance that we will achieve our PBC Purpose.

In connection with the Business Combination, we became a public benefit corporation under Delaware law, and our public benefit purpose is set forth in the Charter. Our public benefit purpose is to improve the public health and wellbeing of people and the environment by engineering, developing and commercializing biological products that can reduce chemicals in our environment and promote health through delivery of high quality, affordable products that improve outcomes for people and the planet. As a public benefit corporation, we are required to operate in a responsible and sustainable manner, balancing our stockholders’ pecuniary interests, the best interests of those materially affected by our conduct and our public benefit purpose. When we use the term ‘sustainable,’ we refer to our efforts to align economic development with environmental protection and human well-being as well as our obligations as a public benefit corporation under § 362(a) of the Delaware General Corporation Law. There is no assurance that we will be able to achieve our public benefit purpose or that the expected positive impact from being a public benefit corporation will be realized, which could have a material adverse effect on our reputation, which in turn may have a material adverse effect on our business, results of operations and financial condition.

As a public benefit corporation, our focus on a specific public benefit purpose and producing a positive effect for society may negatively impact our financial performance.

Unlike traditional corporations, whose directors have a fiduciary duty to focus exclusively on maximizing stockholder value, our directors have a fiduciary duty to balance (i) the pecuniary interests of our stockholders,

(ii) the best interests of those materially affected by our conduct and (iii) our public benefit purpose, as set forth in the Charter. Therefore, we may take actions that we believe will be in the best interests of those stakeholders materially affected by our public benefit purpose even if those actions do not maximize our financial results. While we intend for this public benefit designation and obligation to provide an overall net benefit to us and our stakeholders, it could instead cause us to make decisions and take actions without seeking to maximize the income generated from our business, and hence available for distribution to our stockholders. Our pursuit of longer-term or non-pecuniary benefits may not materialize within the timeframe we expect or at all, yet may have an immediate negative effect on any amounts available for distribution to our stockholders. Accordingly, being a public benefit corporation could have a material adverse effect on our business, results of operations and financial condition, which in turn could cause our stock price to decline.

Also, as a public benefit corporation, because the New GreenLight Board is required by the DGCL to manage or direct our business and affairs in a manner that balances the pecuniary interests of our stockholders, the best interests of those materially affected by our conduct, and our public benefit purpose, we believe that our public benefit corporation status could make it more difficult for another party to obtain control of us without maintaining our public benefit corporation status and purpose. While Delaware common law, as stated in Revlon, Inc. v. MacAndrews & Forbes Holdings, Inc., 506 A.2d 173 (Del. 1986), and related cases, may impose upon directors of a traditional corporation a duty to maximize short-term stockholder value in certain ‘sale of the company’ transactions, a public benefit corporation board’s decision-making would not be subject to those same constraints. Any of the foregoing provisions could limit the price that investors might be willing to pay in the future for shares of our capital stock, and they could deter potential acquirers of our company, thereby reducing the likelihood that you would receive a premium for your shares of New GreenLight Common Stock in an acquisition.

Further, public benefit corporations may not be attractive targets for activists or hedge fund investors because new directors would still have to consider and give appropriate weight to the public benefit along with shareholder value, and shareholders committed to the public benefit can enforce this through derivative suits. By requiring that boards of directors of public benefit corporations consider constituencies in addition to shareholder value, Delaware public benefit corporation law could potentially make it easier for a board to reject a hostile bid, even where the takeover would provide the greatest short-term financial yield to investors.

Our directors have a fiduciary duty to consider not only our stockholders’ interests, but also our specific public benefit and the interests of other stakeholders affected by our actions. If a conflict between such interests arises, there is no guarantee such a conflict would be resolved in favor of our stockholders.

While directors of traditional corporations are required to make decisions they believe to be in the best interests of their stockholders, directors of a public benefit corporation have a fiduciary duty to consider not only the stockholders’ interests, but also the company’s specific public benefit and the interests of other stakeholders affected by the company’s actions. Under Delaware law, directors are shielded from liability for breach of these obligations if they make informed and disinterested decisions that serve a rational purpose. Thus, unlike traditional corporations whose directors must focus exclusively on stockholder value, our directors are not merely permitted, but obligated, to consider our specific public benefit and the interests of other stakeholders. In the event of a conflict between the interests of our stockholders and the interests of our specific public benefit or our other stakeholders, our directors must only make informed and disinterested decisions that serve a rational purpose; thus, there is no guarantee such a conflict would be resolved in favor of our stockholders, which could have a material adverse effect on our business, results of operations and financial condition, which in turn could cause our stock price to decline.

As a public benefit corporation, we are required to comply with various new reporting requirements, which, even if complied with, could result in harm to our reputation.

As a public benefit corporation, we are required to publicly disclose a report at least biennially on our overall public benefit performance and on our assessment of our success in achieving our specific public benefit purpose. If we are not timely or are unable to provide this report, or if the report is not viewed favorably by parties doing business with us or regulators or others reviewing our credentials, our reputation and status as a public benefit corporation may be harmed and the value of our stock could decrease as a result.

While not required by Delaware law or the terms of the Charter, we may elect to have our environmental, social and governance (“ESG”) performance assessed against ESG standards, including proprietary criteria established by independent non-profit organizations. For example, we may seek a Certified B Corporation certification. The requirements for these certifications may change over time. These standards may not be appropriately tailored to the legal requirements of publicly traded companies or to the operational requirements of larger companies. Additionally, our management team might have to spend significant time considering and meeting such certifications or such standards (including preparation of relevant applications and reports) and therefore will be spending less time on operating our business. Further, our reputation could be harmed if we obtain and then lose ESG certifications, whether by our choice or by our failure to meet certification requirements, or if that change in status were to create a perception that we are more focused on financial performance and are no longer as committed to the values shared by certifying organizations. Likewise, our reputation could be harmed if scores given to us by certifying organizations decline, since this might create a perception that we have slipped in our satisfaction of such standards. Similarly, our reputation could be harmed if we take actions that are perceived to be misaligned with our values.

As a public benefit corporation, we may be subject to increased derivative litigation concerning our duty to balance stockholder and public benefit interests, the occurrence of which may have an adverse impact on our financial condition and results of operations.

Stockholders of a Delaware public benefit corporation (if they, individually or collectively, own at least 2% of its outstanding capital stock or at least $2.0 million in market value) are entitled to file a derivative lawsuit claiming that its directors failed to balance stockholder and public benefit interests. This potential liability does not exist for traditional corporations. Therefore, we may be subject to the possibility of increased derivative litigation, which would require the attention of management and, as a result, may adversely impact management’s ability to effectively execute our strategy. Any such derivative litigation may be costly and have an adverse impact on our financial condition and results of operations.

Our status as a public benefit corporation could make an acquisition of our company, which may be beneficial to our stockholders, more difficult.

While Delaware common law, as stated in Revlon, Inc. v. MacAndrews & Forbes Holdings, Inc., and related cases, may impose upon directors of a traditional corporation a duty to maximize short-term stockholder value in certain ‘sale of the company’ transactions, a public benefit corporation board’s decision-making would not be subject to those same constraints. Our Board could reject a bid to acquire New GreenLight in favor of pursuing other stakeholder interests or the specified public benefit, to the detriment of stockholders. Consideration of these competing interests would not preclude our Board from accepting a bid that maximizes short-term stockholder value. Rather, our Board could weigh the merits of accepting the short-term value offered by a bid against other options that may generate greater long-term value or have other meaningful effects on those materially affected by our conduct or public benefit purpose and, if appropriate, could accept a bid that does not maximize short-term value.

USE OF PROCEEDS

All of the shares of Common Stock offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from the sale of any shares of Common Stock by the Selling Securityholders pursuant to this prospectus.

With respect to the registration of the shares of Common Stock offered by the Selling Securityholders pursuant to this prospectus, the Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by them in disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

We will receive up to an aggregate of $119,025,000 from the exercise of the Public Warrants if all 10,350,000 Public Warrants are exercised in full for cash. We expect to use the net proceeds from the exercise of the Public Warrants, if any, for working capital and general corporate purposes, including funding of clinical trial programs. There is no assurance that the holders of the Public Warrants will exercise any of them or that they will exercise any of them for cash. The amount of cash we would receive from the exercise of Public Warrants will decrease to the extent that they are exercised on a cashless basis.

DETERMINATION OF OFFERING PRICE

The offering price of the shares of Common Stock issuable upon exercise of the Public Warrants is determined by reference to the exercise price of the Public Warrants, which is currently $11.50 per share and is subject to adjustment in accordance with the terms of the Public Warrants. The Public Warrants are listed on Nasdaq under the symbol “GRNAW.”

We cannot determine the price or prices at which the shares of Common Stock offered by the Selling Securityholders may be sold under this prospectus. The Common Stock is listed on Nasdaq under the symbol “GRNA.”

MARKET PRICE AND DIVIDEND INFORMATION

Market Price

The Common Stock and the Public Warrants are listed on Nasdaq under the symbols “GRNA” and “GRNAW,” respectively. Prior to the consummation of the Business Combination the ENVI Class A Common Stock, ENVI units and ENVI Public Warrants were traded on Nasdaq under the symbols “ENVI,” “ENVIU” and “ENVIW,” respectively.

The closing price of the Common Stock and Public Warrants on April 1, 2022, as reported by Nasdaq, was $10.04 and $0.82, respectively.

Holders

As of March 15, 2022, there were 152 holders of record of our Common Stock. The number of holders of record does not include “street name” holders or beneficial holders whose shares of Common Stock are held of record by banks, brokers and other financial institutions.

Dividend Policy

We have not paid any cash dividends to date. We currently intend to retain all available funds and future earnings, if any, for the operation and expansion of our business and do not anticipate declaring or paying any dividends in the foreseeable future. The payment of cash dividends in the future will depend on our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of our Board at such time. The terms of our existing loan agreements generally preclude us from paying cash dividends without consent. Our ability to declare dividends may also be limited by restrictive covenants under any future debt financing agreements.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial statements of ENVI and GreenLight present the combination of the financial information of ENVI and GreenLight adjusted to give effect to the Business Combination. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, Pro Forma Financial Information.

The unaudited pro forma condensed combined balance sheet as of December 31, 2021 combines the historical balance sheet of ENVI and the historical balance sheet of GreenLight on a pro forma basis as if the Business Combination had been consummated on December 31, 2021. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 combines the historical statements of operations of ENVI and GreenLight on a pro forma basis as if the Business Combination had been consummated on January 1, 2021, the beginning of the period presented.

On February 2, 2022 (the “Closing Date”), ENVI consummated the previously announced Business Combination with GreenLight and a subsidiary of ENVI pursuant to the terms of the Business Combination Agreement, dated August 9, 2021, pursuant to which, among other things, the following transactions occurred:

•	the subsidiary of ENVI merged with and into GreenLight, with GreenLight surviving as a wholly owned subsidiary of New GreenLight;

•

each issued and outstanding share of capital stock of GreenLight converted into a number of shares of New GreenLight Common Stock equal to the product of (x) the conversion ratio applicable to such share, if any, under GreenLight’s certificate of incorporation, multiplied by (y) 0.6656 (the “Exchange Ratio”), which is the quotient obtained by dividing (a) 120,000,000, by (b) the number of “Fully-Diluted Shares” as defined in the Business Combination Agreement;

•

each GreenLight Option converted into an option to purchase a number of shares of New GreenLight Common Stock in accordance with the terms and subject to the conditions of the Business Combination Agreement;

•

each GreenLight Warrant, to the extent outstanding and unexercised, converted into a warrant to acquire shares of New GreenLight Common Stock in accordance with the terms and subject to the conditions of the Business Combination Agreement; and

•	each share of ENVI Class A Common Stock and ENVI Class B Common Stock that was issued and outstanding immediately prior to the Merger became one share of New GreenLight Common Stock.

Other related events that occurred in connection with the Business Combination are summarized below:

•

ENVI issued and sold an aggregate of 12,425,000 shares of ENVI Class A Common Stock for a purchase price of $10.00 per share and aggregate gross proceeds of $124.3 million in the PIPE Financing pursuant to the Subscription Agreements. Proceeds from the 12,425,000 shares are inclusive of $35.25 million that was advanced to GreenLight by the Prepaying PIPE Investors, of which $13.5 million was advanced before December 31, 2021 and the remainder was advanced in January 2022, in each case through the purchase of GreenLight convertible securities. See the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of GreenLight—Liquidity and Capital Resources—Advancement of a Portion of the Purchase Price of the PIPE Financing” for more information;

•

GreenLight Convertible Notes converted into GreenLight Series D Preferred Stock equal to the quotient of (a) the face value of the note plus all accrued but unpaid interest thereon divided by (b) the price of GreenLight Series D Preferred Stock, and concurrently the conversion of such shares of GreenLight Series D Preferred Stock into New GreenLight Common Stock pursuant to the terms of the Business Combination Agreement;

•

Certain GreenLight Warrants that were issued and outstanding prior to the Closing Date were exercised. The unaudited pro forma condensed combined balance sheet and statement of operations include adjustments related to the exercise of all the GreenLight Warrants, and concurrently, the conversion of the GreenLight Preferred Stock and GreenLight Common Stock received on exercise directly into New GreenLight Common Stock pursuant to the terms of the Business Combination Agreement; and

•	HB Strategies forgave the $0.5 million related-party loan that it had extended to ENVI.

The Business Combination was accounted for as a reverse recapitalization in accordance with United States generally accepted accounting principles (“GAAP”). Under this method of accounting, ENVI was treated as the acquired company and GreenLight was treated as the acquirer for financial statement reporting purposes.

GreenLight was determined to be the accounting acquirer based on an evaluation of the following facts that were in place when the closing of the Business Combination became effective:

•	GreenLight’s existing stockholders had the greater voting interest in New GreenLight with an approximately 85% voting interest as of immediately following the Closing;

•

by virtue of such voting interest upon the Closing, GreenLight’s existing stockholders had the ability to control decisions regarding the election and removal of directors and officers of New GreenLight following the Closing;

•	the New GreenLight Board consisted of seven members, of which five were appointed by GreenLight, one was appointed by GreenLight and approved by ENVI and one was appointed by ENVI;

•	senior management of GreenLight comprised the senior management of New GreenLight; and

•	operations of GreenLight comprised the ongoing operations of New GreenLight.

Other factors were considered, but they would not change the preponderance of factors indicating that GreenLight is the accounting acquirer.

The unaudited pro forma condensed combined financial statements have been developed from and should be read together with:

•	the accompanying notes to the unaudited pro forma condensed combined financial statements;

•	the historical audited consolidated financial statements of ENVI as of and for the year ended December 31, 2021 and the related notes, which are included elsewhere in this prospectus;

•	the historical audited consolidated financial statements of GreenLight as of and for the year ended December 31, 2021 and the related notes, which are included elsewhere in this prospectus ; and

•	other information relating to ENVI and GreenLight which is included elsewhere in this prospectus.

Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial statements are described in the accompanying notes. The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and are not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial statements do not purport to project the future operating results or financial position of New GreenLight following the completion of the Business Combination. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

The unaudited pro forma condensed combined financial statements reflect the redemption of 19,489,626 shares of ENVI Class A Common Stock at $10.00 per share based on the Closing redemption price.

The following summarizes the shares of New GreenLight Common Stock outstanding after consummation of the Business Combination, as presented in the unaudited pro forma condensed combined financial statements as of December 31, 2021

	Shares	%
Public shares (a)	1,210,374	1%
Founder shares (b)(c)	5,175,000	4%
GreenLight Equityholders	103,928,895	85%
PIPE Shares	12,425,000	10%

Pro forma common stock outstanding at December 31, 2021 (d)	122,739,269	100%
Potential sources of dilution
Public Warrants	10,350,000	8%
Private Placement Warrants	1,471,154	1%
Insider Warrants	591,346	*
Rollover options	18,101,910	15%

*	Less than 1%.
(a)	Amount excludes 12,412,500 warrants to purchase ENVI Class A Common Stock, which is made up of 10,350,000 public warrants, 1,471,154 private placement warrants and 591,346 Insider Warrants.
(b)

In accordance with the terms and subject to the conditions of the Business Combination Agreement, each outstanding share of capital stock of GreenLight was exchanged for shares of New GreenLight Common Stock, and outstanding GreenLight Options (whether vested or unvested) were exchanged for comparable options to purchase New GreenLight Common Stock.

(c)

Amount includes 6,691,005 shares issued upon conversion of the GreenLight Convertible Notes and 660,856 shares underlying GreenLight Warrants that were exercised immediately prior to the consummation of the Merger and excludes 18,101,910 shares underlying Rollover Options issued to holders of GreenLight Options, as such GreenLight Options remained unexercised as of the Closing.

(d)

Amount excludes 31,750,000 shares (which amount includes shares underlying Rollover Options) and 2,000,000 shares of New GreenLight Common Stock that are available for issuance under the New GreenLight Equity Plan and the New GreenLight ESPP, respectively.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2021

(in thousands)

	As of December 31, 2021				As of December 31, 2021
	Environmental Impact Acquisition Corp.*	GreenLight Biosciences, Inc.	Pro Forma Adjustments		Pro Forma Condensed Combined
ASSETS
Current Assets
Cash and cash equivalents	$67	$31,446	$207,012	(A)	$132,787
			10	(F)
			(21,589)	(I)
			110,750	(J)
			(194,909)	(L)
Prepaid expenses and other current assets	463	2,331	—		2,794

Total Current Assets	530	33,777	101,274		135,581
Restricted Cash	—	362			362
Property and equipment, net	—	23,399			23,399
Deferred offering costs	—	4,099	(4,099)	(I)	—
Other Assets	—	1,420	(45)	(J)	1,375
Marketable securities held in Trust Account	207,012	—	(207,012)	(A)	—

TOTAL ASSETS	$207,542	$63,058	$(109,882)		$160,718

Current liabilities
Accrued expenses	$11,701	$14,624	$(3,915)	(I)	$22,410
Accounts payable	—	7,551	(778)	(I)	6,773
Convertible debt	—	31,691	(18,191)	(E)	—
			(13,500)	(J)
Accrued offering costs	119	—	(119)	(I)	—
Promissory note - related party	500		(500)	(D)	—
Deferred revenue	—	963			963
Long term debt, current portion	—	7,234			7,234
Other current liabilities	—	278			278

Total Current Liabilities	12,320	62,341	(37,003)		37,658
Warrant liabilities	15,885	2,105	(1,664)	(F)	15,460
			(866)	(M)
Long term debt, net of current portion	—	27,152			27,152
Other liabilities	—	1,435			1,435

TOTAL LIABILITIES	28,205	93,033	(39,533)		81,705

Commitments
Class A Common stock subject to possible redemption	207,000	—	(207,000)	(B)	—
Redeemable Convertible Preferred Stock	—	218,790	(218,790)	(H)	—
Stockholders’ Deficit
Common Stock, $0.0001 par value	—	—	2	(B)	12
			1	(C)
			1	(E)
			9	(H)
			1	(J)
			(2)	(L)
Class A Common Stock, $0.001 par value	—	4	(4)	(H)	—
Class B Common Stock, $0.0001 par value	1	—	(1)	(C)	—
Additional paid-in capital	—	4,800	206,998	(B)	333,928
			500	(D)
			18,212	(E)
			1,674	(F)
			—	(G)
			218,785	(H)
			(20,876)	(I)
			124,249	(J)
			(27,664)	(K)
			(194,907)	(L)
			866	(M)
			1,291	(N)
Accumulated Deficit	(27,664)	(253,569)	(22)	(E)	(254,927)
			(45)	(J)
			27,664	(K)
			(1,291)	(N)

Total Stockholders’ (Deficit) Equity	(27,663)	(248,765)	355,441		79,013

TOTAL LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY	$207,542	$63,058	$(109,882)		$160,718

* Certain amounts adjusted for rounding

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2021

(in thousands, except share and per share data)

	For the year ended December 31, 2021					For the year ended December 31, 2021
	Environmental Impact Acquisition Corp.	GreenLight Biosciences, Inc.	Pro Forma Adjustments			Pro Forma Condensed Combined
Revenues:
Collaboration Revenue	$—	$—				$—
Grant Revenue	—	1,595				1,595

Total revenues	$—	$1,595	$—			$1,595

Operating expenses
Research and development	—	89,832	—			89,832
General and administrative	13,095	20,321	1,291	(DD	)	36,050
			1,343	(BB	)
Operating and formation costs	—	—	—			—

Total operating expenses	13,095	110,153	2,634			125,882

Operating loss:	$(13,095)	$(108,558)	$(2,634)			$(124,287)

Interest income	12	37	(12)	(AA	)	37
Loss in initial issuance of Private Placement Warrants	(1,273)	—	318	(FF	)	(955)
Interest expense	—	(2,419)	941	(CC	)	(1,478)
Change in fair value of warrant liabilities	(704)	(1,370)	1,370	(EE	)	(656)
			48	(FF	)

Loss before benefit for income taxes	(15,060)	(112,310)	(17)			(127,339)

Net loss	$(15,060)	$(112,310)	$(17)			$(127,339)

Loss per Share
Weighted average shares of common stock outstanding						122,739,269
Loss per share (basic and diluted) attributable to common stockholders						$(1.04)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Basis of Presentation

The Business Combination is accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, ENVI is treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination was treated as the equivalent of GreenLight issuing stock for the net assets of ENVI, accompanied by a recapitalization. The net assets of ENVI are stated at historical cost.

The unaudited pro forma condensed combined balance sheet as of December 31, 2021, gives pro forma effect to the Business Combination as if it had been consummated on December 31, 2021. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021, gives pro forma effect to the Business Combination as if it had been consummated on January 1, 2021.

The unaudited pro forma combined balance sheet as of December 31, 2021, has been prepared using, and should be read together with, the following:

•	ENVI’s audited consolidated balance sheet as of December 31, 2021, and the related notes, which are included elsewhere in this prospectus; and

•	GreenLight’s audited consolidated balance sheet as of December 31, 2021, and the related notes, which are included elsewhere in this prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 has been prepared using, and should be read together with, the following:

•	ENVI’s audited consolidated statement of operations for the year ended December 31, 2021 and the related notes, which are included elsewhere in this prospectus; and

•	GreenLight’s audited consolidated statement of operations for the year ended December 31, 2021, and the related notes, which are included elsewhere in this prospectus.

Management has made preliminary estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the Business Combination as ENVI and GreenLight did not reflect any management adjustments under the Article 11 pro forma rules and regulations. The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that management believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible that the differences will be material. Management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

2. Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. Article 11 requires the presentation of adjustments for the accounting for the transaction and provides management with the option to present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur. ENVI has elected not to present any management’s adjustments and has only presented transaction accounting adjustments in the unaudited pro forma condensed combined financial information. ENVI and GreenLight have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of December 31, 2021 are as follows:

1.	Represents pro forma adjustments to the condensed combined balance sheet:

A.	Reflects the reclassification of $207.0 million of cash and cash equivalents held in the Trust Account at the balance sheet date that becomes available in connection with the business combination.

B.	Reflects the reclassification of ENVI Class A Common Stock subject to possible redemption to permanent stockholders’ equity.

C.	Reflects the conversion of ENVI Class B Common Stock held by the initial stockholders of ENVI into New GreenLight Common Stock.

D.	Reflects the forgiveness of the $0.5 million related-party loan with HB Strategies on the Closing Date.

E.

Reflects the conversion of the GreenLight Convertible Notes with a historical net carrying value of $18.2 million (including accrued interest of $1.4 million as of December 31, 2021) into 10,052,390 shares of GreenLight Series D Preferred Stock immediately prior to the Closing and the related write-off of $0.02 million of unamortized issuance costs. As all GreenLight Preferred Stock and GreenLight Common Stock were converted into New GreenLight Common Stock in connection with the Business Combination, this adjustment reflects the conversion of such preferred shares directly into New GreenLight Common Stock pursuant to the terms of the Business Combination Agreement.

F.

Reflects (i) the receipt of $0.01 million for the cash exercise of 55,994 liability-classified GreenLight Warrants for 55,994 shares of GreenLight Preferred Stock and (ii) the cashless exercise of 244,348 liability-classified GreenLight Warrants for 20,160 shares of GreenLight Preferred Stock and 192,755 shares of GreenLight Common Stock. As all GreenLight Preferred Stock and GreenLight Common Stock were converted into New GreenLight Common Stock in connection with the Merger, this adjustment reflects the conversion of such warrants to purchase GreenLight Preferred Stock and GreenLight Common Stock directly into New GreenLight Common Stock pursuant to the terms of the Business Combination Agreement.

G.

Reflects the cashless exchange of 948,613 equity-classified GreenLight Warrants for 636,186 and 64,128 shares of GreenLight Preferred Stock and GreenLight Common Stock, respectively. As all GreenLight Preferred Stock and GreenLight Common Stock were converted into New GreenLight Common Stock in connection with the Merger, this adjustment reflects the conversion of such warrants to purchase GreenLight Preferred Stock and GreenLight Common Stock directly into New GreenLight Common Stock pursuant to the terms of the Business Combination Agreement.

H.

Reflects the conversion of GreenLight Preferred Stock and GreenLight Common Stock into shares of New GreenLight Common Stock pursuant to the terms of the Business Combination Agreement concurrent with the Closing.

I.

Reflects (i) the settlement of estimated transaction costs of $25.0 million anticipated in consummating the Business Combination, of which $21.6 million had not been paid as of December 31, 2021, and (ii) the reclassification of transaction costs of $4.1 million within deferred offering costs, $0.3 million within accrued expenses, $0.8 million within accounts payable and $0.1 million within accrued offering costs. The estimated $25.0 million of transaction costs is inclusive of $5.5 million of transaction costs that have been allocated to ENVI, of which $4.1 million had already been incurred, and of which $1.3 million were expensed upon the consummation of the Business Combination. Transaction costs include legal, financial advisory and other professional fees related to the Business Combination. In connection with the reverse recapitalization treatment, GreenLight’s transaction costs are recorded as reductions to additional paid-in capital.

J.

Reflects (i) gross proceeds from the issuance and sale of an aggregate of 11,075,000 shares of ENVI Class A Common Stock at $10.00 per share from the PIPE Financing pursuant to the Subscription Agreements, and (ii) conversion of $13.5 million of the Prepaying PIPE Investors’ Instruments recorded within convertible debt at December 31, 2021, into 1,350,000 shares of ENVI Class A Common Stock. This adjustment reflects a loss $0.05 million recognized with the extinguishment of the Prepaying PIPE Investors’ Instruments.

K.	Reflects the elimination of ENVI’s historical accumulated deficit.

L.

Reflects the cash disbursement in which 19,489,626 shares of ENVI Class A Common Stock were redeemed for an aggregate payment of approximately $194.9 million (based on the Closing per share redemption price of approximately $10.00 per share).

M.

Reflects the forfeiture of 687,500 Warrants comprised of 528,846 Private Placement Warrants owned by HB Strategies and 158,654 Insider Warrants owned by the Sponsor that were forfeited pursuant to the Sponsor Letter Agreement.

N.

Represents incremental stock-based compensation expense associated with certain Rollover Options that vest based on both a liquidity and a service condition. These Rollover Options provide that the liquidity condition would be satisfied upon the occurrence of certain events, including a merger or acquisition or other business combination transaction involving GreenLight and a publicly traded special purpose acquisition company or other similar entity and, as a result, the liquidity condition for certain Rollover Options was satisfied upon the completion of the Business Combination. Effective as of the closing of the Business Combination, we expect to recognize approximately $1.3 million of incremental stock-based compensation expense associated with these Rollover Options, based on the number of options outstanding and the requisite service completed at December 31, 2021. As of December 31, 2021, the liquidity events were not deemed probable for expense recognition in the GreenLight’s consolidated statement of operations.

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

2.	The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 are as follows:

AA. Reflects the elimination of interest income earned on marketable securities held in the Trust Account.

BB. Reflects the portion of ENVI’s estimated transaction costs not eligible for capitalization of $5.5 million. Of this amount, $4.1 million had already been incurred and expensed in the historical statement of operations for the year ended December 31, 2021. This is a non-recurring item.

CC. Reflects the (i) elimination of interest expense associated with the GreenLight Convertible Notes, net of the write off of unamortized issuance costs of $0.02 million, which were converted into

GreenLight Series D Preferred Stock. All GreenLight Preferred Stock and GreenLight Common Stock were converted into New GreenLight Common Stock in connection with the Closing of the Business Combination; and (ii) write-off of unamortized issuance costs of $0.05 million pertaining to the Prepaying PIPE Investors’ Instruments.

DD. Represents incremental stock-based compensation expense associated with certain Rollover Options that vest based on both a liquidity and a service condition. These Rollover Options provided that the liquidity condition would be satisfied upon the occurrence of certain events, including a merger or acquisition or other business combination transaction involving GreenLight and a publicly traded special purpose acquisition company or other similar entity and, as a result, the liquidity condition for these Rollover Options was satisfied upon the completion of the Business Combination. Effective as of the closing of the Business Combination, we expect to recognize approximately $1.3 million of incremental stock-based compensation expense associated with these Rollover Options, based on the number of options outstanding and the requisite service completed at December 31, 2021. As of December 31, 2021, the liquidity events were not deemed probable for expense recognition in GreenLight’s consolidated statement of operations.

EE. Reflects the elimination of losses related to change in fair value of liability-classified GreenLight Warrants which were settled upon consummation of the Business Combination.

FF. Reflects the elimination of the change in fair value and loss in initial issuance of 687,500 Warrants comprised of 528,846 Private Placement Warrants owned by HB strategies and 158,654 Insider Warrants owned by the Sponsor that were forfeited pursuant to the Sponsor Letter Agreement.

3. Net Loss per Share

Net loss per share represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares had been outstanding since January 1, 2021. As the Business Combination is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination had been outstanding for the entire period presented.

(Amounts in thousands, except per share data)	For the year ended December 31, 2021
Pro forma net loss	$(127,339)
Weighted average shares calculation, basic and diluted
Public shares (a)	1,210,374
Founder Shares	5,175,000
GreenLight Equityholders (b)(c)	103,928,895
PIPE Shares	12,425,000

Weighted average common stock outstanding (d)	122,739,269

Loss per share, basic and diluted, attributable to common stockholders	$(1.04)

(a)	Amount excludes 12,412,500 warrants to purchase ENVI Class A Common Stock, which is made up of 10,350,000 public warrants, 1,471,154 private placement warrants and 591,346 Insider Warrants.
(b)

In accordance with the terms and subject to the conditions of the Business Combination Agreement, each outstanding share of capital stock of GreenLight was exchanged for shares of New GreenLight Common Stock, and outstanding GreenLight Options (whether vested or unvested) were exchanged for comparable options to purchase New GreenLight Common Stock.

(c)

Amount includes 6,691,005 shares issued upon conversion of the GreenLight Convertible Notes and 660,856 shares underlying GreenLight Warrants that were exercised immediately prior to the consummation of the Merger and excludes 18,101,910 shares underlying Rollover Options issued to holders of GreenLight Options, as such GreenLight Options remained unexercised as of the Closing.

(d)

Amount excludes 31,750,000 shares (which amount includes shares underlying Rollover Options) and 2,000,000 shares of New GreenLight Common Stock that are available for issuance under the New GreenLight Equity Plan and the New GreenLight ESPP, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS OF GREENLIGHT

The following discussion and analysis of the financial condition and results of operations of GreenLight Biosciences, Inc. and its consolidated subsidiaries should be read together with GreenLight’s audited consolidated financial statements as of and for the years ended December 31, 2021, and 2020, together with the related notes thereto, included elsewhere in this prospectus. This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described under the heading “Risk Factors.” All references to years, unless otherwise noted, refer to our fiscal years, which end on December 31. For purposes of this section, all references to “we,” “us,” “our,” “GreenLight” or the “Company” refer to GreenLight and its consolidated subsidiaries.

Overview

GreenLight Biosciences, Inc. is a pre-commercial stage synthetic biology company with a proprietary cell- free ribonucleic acid (RNA) production platform for the discovery, development and commercialization of high- performing products to promote healthier plants, foods, and people. Our vision is to pave the way for a sustainable planet through widely available and affordable RNA products. We are developing RNA products for plant and life science applications to advance crop management, plant protection, animal health, vaccine development and pandemic preparation. We have a pipeline of product candidates across various stages of development.

Since our inception in 2008, we have devoted substantially all of our efforts and financial resources to conducting research and development activities for our programs, acquiring, in-licensing, and discovering product candidates, securing related intellectual property rights, raising capital and organizing and staffing our company. We do not have any products approved for sale and have not generated any revenue from product sales. We have funded our operations primarily with proceeds from the sale of preferred stock and to a lesser extent proceeds from the issuance of convertible notes and debt financing. From our founding through December 31, 2021, we have raised an aggregate of approximately of $218.8 million of net proceeds from the sale of our preferred stock, and from 2020 to 2021 we have raised $67.0 million from the issuance of debt and convertible notes (including approximately $13.5 million from the PIPE Prepayment).

We have incurred significant operating losses since inception. Our ability to generate product revenue sufficient to achieve profitability will depend heavily on the successful development and eventual commercialization of one or more of our current or future product candidates. Our net losses were $53.3 million and $112.3 million for the years ended December 31, 2020 and 2021, respectively. As of December 31, 2020, and December 31, 2021, we had an accumulated deficit of $141.3 million and $253.6 million, respectively. We expect to continue to incur significant expenses and increasing operating losses. We expect that our expenses and capital requirements will increase substantially in connection with our ongoing activities, particularly if and as we:

•	conduct field and clinical trials for our product candidates;

•	continue to develop additional product candidates;

•	maintain, expand and protect our intellectual property portfolio;

•	hire additional clinical, scientific manufacturing and commercial personnel;

•

expand external and/or establish internal commercial manufacturing sources and secure supply chain capacity sufficient to provide commercial quantities of any product candidates for which we may obtain regulatory approval;

•	acquire or in-license other product candidates and technologies;

•	seek regulatory approvals for any product candidates that successfully complete field trials or clinical trials;

•	establish a sales, marketing and distribution infrastructure to commercialize any products for which we may obtain regulatory approval; and

•

add operational, financial and management information systems and personnel to support our product development, clinical execution and planned future commercialization efforts, as well as to support our transition to operating as a public company.

As a result, we will need substantial additional funding to support our continuing operations and pursue our growth strategy. We expect to finance our operations through the sale of equity securities, debt financings or other capital sources, which may include collaborations with other companies or other strategic transactions. We may be unable to raise additional funds or enter into such other agreements or arrangements when needed on favorable terms, or at all. If we fail to raise capital or enter into such agreements or arrangements as and when needed, we may have to significantly delay, scale back, or discontinue the development and commercialization of one or more of our product candidates and delay or discontinue the pursuit of potential in-license or acquisition opportunities.

Because of the numerous risks and uncertainties associated with product development, we are unable to predict the timing or amount of increased expenses or when or if we will be able to achieve or maintain profitability. Even if we are able to generate product sales, we may not become profitable. If we fail to become profitable or are unable to sustain profitability on a continuing basis, then we may be unable to continue our operations at planned levels and be forced to reduce or terminate our operations. The Company expects that its existing cash and cash equivalents of $31.4 million as of December 31, 2021 (including approximately $13.5 million of the PIPE Prepayment), together with the net proceeds of the Business Combination and PIPE Financing described in more detail below, will not be sufficient to fund its operations for twelve months from the date we issued our consolidated financial statements for the years ended December 31, 2020 and 2021. We received net proceeds from the Business Combination of approximately $111.4 million and we are evaluating a range of opportunities to extend cash runway, including management of program spending, platform licensing collaborations and potential financing activities.

Response to COVID-19

In response to the ongoing global COVID-19 pandemic, we established a cross-functional task force and have implemented business continuity plans designed to address and mitigate the impact of the COVID-19 pandemic on our employees and our business. Our operations are considered an essential business and we have been allowed to continue operating under governmental restrictions during this period. We have taken measures to continue our research and development activities, while work in laboratories and facilities has been organized to reduce risk of COVID-19 transmission. The extent of the impact of the COVID-19 pandemic on our business, operations and product development timelines and plans remains uncertain, and will depend on certain developments, including the duration and spread of the outbreak and its impact on our field trial completion, clinical trial enrollment, trial sites, contract research organizations (“CROs”), contract manufacturing organizations (“CMOs”), and other third parties with whom we do business, as well as its impact on regulatory authorities and our key scientific and management personnel. While we are experiencing limited financial and operational impacts at this time, given the global economic slowdown, the overall disruption of global healthcare systems and the other risks and uncertainties associated with the pandemic, our business, financial condition and results of operations ultimately could be materially adversely affected. We continue to closely monitor the COVID-19 pandemic as we evolve our business continuity plans, clinical development plans and response strategy.

Recent Developments

Business Combination and Public Company Costs

On August 9, 2021, GreenLight entered into the Business Combination Agreement with ENVI and Merger Sub. On February 2, 2022, GreenLight consummated the Business Combination, pursuant to which Merger Sub merged with and into GreenLight, with GreenLight surviving the Merger as a wholly owned subsidiary of ENVI. On February 2, 2022, in connection with the consummation of the Merger, ENVI changed its name to GreenLight Biosciences Holdings, PBC and became a public benefit corporation.

Immediately before the closing of the Business Combination, ENVI held approximately $207.0 million in a trust account for its public stockholders. In connection with the Business Combination, ENVI’s public stockholders redeemed shares of public common stock for $194.9 million, and the funds remaining after such redemptions became available to finance transaction expenses and the future operations of New GreenLight. In connection with the Business Combination, ENVI entered into agreements with new investors and existing GreenLight investors to subscribe for and purchase an aggregate of approximately 12.4 million shares of ENVI Class A Common Stock (the “PIPE Financing”). The PIPE Financing was consummated on February 2, 2022 and resulted in gross proceeds of approximately $124.3 million (of which $35.3 million was advanced to GreenLight by the Prepaying PIPE Investors). Of the advance, $13.5 million had been received as of December 31, 2021.

For more information about the advancement of a portion of the purchase price payable in the PIPE Financing, see “—Liquidity and Capital Resources—Advancement of a Portion of the Purchase Price of the PIPE Financing”.

The Merger was accounted for as a reverse recapitalization, whereby for accounting and financial reporting purposes, GreenLight was the acquirer. A reverse recapitalization does not result in a new basis of accounting, and the financial statements of the combined entity will represent the continuation of the consolidated financial statements of GreenLight in many respects. The shares of ENVI remaining after redemptions of shares of ENVI public common stock and the unrestricted net cash and cash equivalents on the date the Business Combination was consummated were accounted for as a capital infusion to GreenLight.

The most significant change in GreenLight’s financial position and results of operations resulting from the consummation of the Business Combination (including the PIPE Financing) was an estimated cash inflow (as compared to GreenLight’s balance sheet at December 31, 2021) of approximately $136.4 million, prior to payment of the transaction costs. Total direct and incremental transaction costs are estimated at approximately $25.0 million, which was treated as a reduction of the cash proceeds with capital raising costs being deducted from GreenLight’s additional paid-in capital. Cash on hand after giving effect to the Merger will be used for general corporate purposes, including advancement of our product development efforts.

As a consequence of the Business Combination, GreenLight effectively became the successor to a publicly traded and Nasdaq-listed company, which will require GreenLight to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. GreenLight expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting, legal and administrative resources, including increased audit and legal fees.

Financial Overview

Components of Our Results of Operations

Revenue

Through December 31, 2021, we have not recognized any revenue from product sales, and we do not expect to generate any revenue from the sale of products in the next several years. If our development efforts for our product candidates are successful and result in regulatory approval, or license agreements with third parties, we may generate revenue in the future from product sales. However, there can be no assurance as to when we will generate such revenue, if at all.

All of our revenue through December 31, 2021 has been derived from collaboration and license agreements with Ingredion Incorporated (“Ingredion”), which we entered into in 2015 and subsequent periods and, to a lesser extent, from private grants from the Bill & Melinda Gates Foundation. To support COVID-19-related work, GreenLight reassigned resources from the collaboration with Ingredion. When Ingredion decided to take a different technical direction, the parties mutually agreed to end the collaboration and the Ingredion Agreements, and all collaboration projects with Ingredion terminated pursuant to a termination notice received on September 30, 2021.

Collaboration and License Agreements with Ingredion

In December 2015, we entered into a research collaboration with Ingredion to develop a semi-continuous cell-free production process for the commercial production of certain molecules using biological synthesis tools and proprietary technology developed by GreenLight. We subsequently entered into an exclusive license agreement with Ingredion and several amendments to both the collaboration agreement and the license agreement (collectively, the “Ingredion Agreements”). Under the Ingredion Agreements, we agreed to perform specified research and development services for Ingredion, and we granted Ingredion an exclusive license to related intellectual property rights in exchange for milestone and royalty payments.

Under the Ingredion Agreements, we were entitled to receive milestone payments upon the achievement of six separate milestones and, after achievement of a specified milestone, royalties on net sales by Ingredion of products based on the licensed technology. No milestones had been achieved at the time of termination of the Ingredion Agreement.

On September 30, 2021, we received a notice of termination from Ingredion terminating the Master Collaboration Agreement, the Exclusive License Agreement as then in effect, and any specific collaboration projects pursuant thereto.

We recognized funded research and collaboration revenue in 2019 and 2020, related to specific collaboration projects associated with the Ingredion Agreements. Costs associated with the Ingredion Agreements were recorded as research and development expenses. No collaboration revenue was recognized in the year ended December 31, 2021.

Grant Revenue

In July 2020, we entered into a grant agreement with the Bill & Melinda Gates Foundation to advance research in in vivo gene therapy for sickle cell disease and to explore new, low-cost capabilities for the in vivo functional cure of sickle cell and/or durable suppression of HIV in developing countries. We were approved to receive a grant of $3.3 million in the aggregate. As of December 31, 2021, we had received the entire grant amount, of which $1.0 million was recorded as deferred revenue as of that date. The grant agreement provides for payments to reimburse qualifying costs, including general and administrative costs, incurred to perform our obligations under the agreement. Revenue from this grant agreement is recognized as the qualifying costs related to the grant are incurred, and any amounts received in excess of revenue recognized are initially recorded as deferred revenue on our consolidated balance sheets and later recognized as revenue when qualified costs are incurred. The revenue recognized in 2020 and 2021 under the grant was related to qualifying research and development expenditures that we incurred. The research supported by this grant is expected be completed by the end of May 2022.

Operating Expenses

Research and Development Expenses

Research and development expenses consist primarily of costs incurred for our research activities, including our discovery efforts and the development of our product candidates. We expense research and development costs as incurred. These expenses include:

Program expenses

•

external research and development expenses incurred under agreements with CMOs, CROs, universities and research laboratories that conduct our field trials, preclinical studies and development services;

•	costs related to manufacturing material for our field trials and preclinical studies;

•	laboratory supplies and research materials;

•	payments made in cash or equity securities under third-party licensing agreements and acquisition agreements;

•	costs to fulfill our obligations under the grant agreement with the Bill & Melinda Gates Foundation; and

•	costs related to compliance with regulatory requirements;

Personnel expenses

•	employee-related expenses, including salaries, bonuses, benefits, stock-based compensation, and other related costs for employees involved in research and development efforts;

Facilities and other expenses

•	costs of outside consultants engaged in research and development functions, including their fees and travel expenses; and

•	facilities, depreciation, and other allocated expenses, which include direct and allocated expenses for rent, utilities, and insurance.

Costs for certain activities are recognized based on an evaluation of the progress to completion of specific tasks using data such as information provided to us by our vendors and analyzing the progress of our field trials and preclinical studies or other services performed.

This process involves reviewing open contracts and purchase orders, communicating with our personnel to identify services that have been performed on our behalf and estimating the level of service performed and the associated cost incurred for the service when we have not yet been invoiced or otherwise notified of actual costs. Nonrefundable advance payments for goods or services to be received in the future for use in research and development activities are recorded as prepaid expenses. Such amounts are recognized as an expense as the goods are delivered or the related services are performed, or until it is no longer expected that the goods will be delivered, or the services rendered.

Our direct research and development expenses are not tracked on a program-by-program basis for our product candidates and consist primarily of external costs, such as fees paid to outside consultants, CROs, CMOs and research laboratories in connection with our pre-clinical development, field trials, process development, manufacturing, and clinical development activities. Our direct research and development expenses by program also include fees incurred under license, acquisition and option agreements. We do not allocate costs associated with our discovery efforts, laboratory supplies, employee costs or facility expenses, including depreciation or other indirect costs, to specific programs because these costs are deployed across multiple programs and, as such, are not separately classified. We use internal resources primarily to conduct our research and discovery as well as for managing our pre-clinical development, field trials, process development, manufacturing, and clinical development activities. We expect that our research and development expenses will continue to increase as we continue our current discovery and research programs, initiate new research programs, continue development of our product candidates and conduct future field and clinical trials for our product candidates.

General and Administrative Expenses

General and administrative expense consists primarily of employee-related costs, including salaries, bonuses, benefits, stock-based compensation and other related costs. General and administrative expense also includes professional services, including legal, accounting and audit services, consulting fees and facility costs not otherwise included in research and development expenses, insurance, and other general administrative expenses.

We anticipate that our general and administrative expenses will increase in the future as we increase our headcount to support our continued research activities and development of our product candidates. We also anticipate that we will incur significantly increased accounting, audit, legal, regulatory, compliance and director and officer insurance costs as well as investor and public relations expenses associated with operating as a public company.

Other (Expense) Income, Net

Other (expense) income, net consists of interest income, interest expense and any change in the fair value of our warrant liabilities.

Interest Income

Interest income consists of income earned in connection with our investments in money market funds.

Interest Expense

Interest expense consists of interest on outstanding borrowings under our loan agreements with Trinity Capital, Silicon Valley Bank and Horizon Technology Finance, our PIPE Notes, and tenant improvement loans payable with our lessors. Interest expense also includes interest accrued on convertible notes outstanding as well as amortization of debt discount and debt issuance costs.

Fair value of Warrant Liabilities

Change in fair value of warrant liabilities consists of the remeasurement gains or losses associated with changes in the fair value of the warrant liabilities. Until settlement, fluctuations in the fair value of our warrant liabilities are based on the remeasurement at each reporting period.

Provision for Income Taxes

Our income tax provision consists of an estimate for U.S. federal and state income taxes based on enacted rates, as adjusted for allowable credits, deductions, uncertain tax positions, changes in deferred tax assets and liabilities and changes in tax law. There is no provision for income taxes for the years ended December 31, 2020 and 2021, as we have historically incurred net operating losses, and expect to continue to generate net operating losses. Based on this history of net operating losses, we also maintain a full valuation allowance against our deferred tax assets.

Results of Operations

Comparison of the Years Ended December 31, 2020, and 2021

The following table summarizes our results of operations for the years ended December 31, 2020, and 2021:

	YEARS ENDED DECEMBER 31,		INCREASE / (DECREASE)
Dollars (in thousands)	2020	2021
Collaboration Revenue	$962	$—	$(962)
Grant Revenue	785	1,595	810

Total Revenue	1,747	1,595	(152)
Operating Expenses:
Research and development	42,866	89,832	46,966
General and administrative	11,165	20,321	9,156

Total operating expenses	54,031	110,153	56,122

Loss from operations	(52,284)	(108,558)	(56,274)

Other income (expense):
Interest income	83	37	(46)
Interest expense	(1,028)	(2,419)	(1,391)
Change in fair value of warrant liability	(22)	(1,370)	(1,348)

Total other expense, net	(967)	(3,752)	(2,785)

Net loss	$(53,251)	$(112,310)	$(59,059)

Collaboration Revenue

There was no collaboration revenue for the year ended December 31, 2021, compared to the collaboration revenue of $1.0 million for the year ended December 31, 2020, all of which was derived from the collaboration with Ingredion. The decrease resulted from our decision to pause the efforts under the Ingredion collaboration program in April 2020 to focus on other research priorities, including efforts to develop a COVID-19 vaccine. The parties mutually agreed to end the collaboration and the Ingredion Agreements, and all collaboration projects with Ingredion terminated pursuant to a termination notice received on September 30, 2021.

Grant Revenue

Grant revenue was $1.6 million for the year ended December 31, 2021, compared to grant revenue of $0.8 million for the year ended December 31, 2020. All of our grant revenue is derived from a grant made by the Bill & Melinda Gates Foundation in July 2020. The increase in grant revenue resulted from the timing of the grant, which occurred in the third quarter of 2020. We recognized three months of grant revenue in the year ended December 31, 2020, compared to twelve months of grant revenue recognized in the year ended December 31, 2021.

Research and Development Expenses

	YEARS ENDED DECEMBER 31,		INCREASE / (DECREASE)
Dollars (in thousands)	2020	2021
Program expense	$16,368	$36,323	$19,955
Personnel costs	19,645	35,844	16,199
Other	6,853	17,665	10,812

Total research and development expenses	$42,866	$89,832	$46,966

Research and development expense was $89.8 million for the year ended December 31, 2021, compared to $42.9 million for the year ended December 31, 2020. The increase of $47.0 million resulted primarily from increased program and personnel expenses. The increase in program expenses of $20.0 million was primarily comprised of a $13.3 million increase related to laboratory supply costs incurred to acquire, develop, and manufacture study and trial materials for our preclinical programs, primarily the COVID-19 program; a $5.2 million increase related to costs incurred for research collaborations and licensing technology for our preclinical program; and a $2.7 million increase in costs incurred for foundational research and development efforts to support advancement of all programs. These increases in expenses were partially offset by a $1.8 million decrease in license fees related to our plant health programs during the year ended December 31, 2021.

The Company’s headcount supporting research and development activities was 257 at December 31, 2021, compared to 144 at December 31, 2020. The increase in headcount generated additional personnel-related costs of $16.2 million. Other research and development costs increased by approximately $10.8 million, primarily related to a $7.0 million increase in facilities costs related to the expansion of laboratory and manufacturing space to support our research activities and a $2.9 million increase in professional fees to support the advancement of our various preclinical programs.

General and Administrative Expenses

General and administrative expense was $20.3 million for the year ended December 31, 2021, compared to $11.2 million for the year ended December 31, 2020. The increase of $9.2 million was primarily due to a $3.6 million increase in professional services fees to support the Business Combination Agreement; an increase of $3.5 million in personnel-related costs in general and administrative functions, which resulted from increased headcount supporting general and administrative activities from 16 at December 31, 2020 to 28 at December 31, 2021; and an increase of $2.1 million related to facilities and other administrative expenses.

Interest Income

For the year ended December 31, 2021, interest income decreased by an insignificant amount.

Interest Expense

Interest expense was $2.4 million for the year ended December 31, 2021, compared to $1.0 million for the year ended December 31, 2020. The increase of $1.4 million is primarily related to interest accrued on the Convertible Notes issued in April 2020 and on various loan agreements entered during 2021.

Change in Fair Value of Warrant Liabilities

Expense attributable to the change in fair value of warrant liabilities was $1.4 million for the year ended December 31, 2021, and an insignificant amount for the year ended December 31, 2020. The entire increase of $1.3 million in the fair value of our warrant liabilities was due to the increase in the estimated fair value of our preferred stock and common stock underlying the outstanding warrants.

Liquidity and Capital Resources

Sources of Liquidity

Since our inception, we have generated recurring net losses. We have not yet commercialized any product and we do not expect to generate revenue from sales of any products for several years, if at all. Since our inception, we have funded our operations primarily through proceeds from the issuance of preferred stock and to a lesser extent through the issuance of convertible notes and debt financings. From our founding through December 31, 2021, we have raised an aggregate of approximately $218.8 million of net proceeds from the sale of our preferred stock, and from 2020 to 2021 we have raised $67.0 million from the issuance of debt and convertible notes (including approximately $13.5 million from the PIPE Prepayment). As of December 31, 2021, we had cash and cash equivalents of $31.4 million (including approximately $13.5 million of the PIPE Prepayment).

Business Combination and PIPE Financing

In February 2022, GreenLight consummated the Business Combination with ENVI, which generated gross proceeds to New GreenLight of approximately $136.4 million, including $124.3 million from the PIPE Financing (of which $13.5 million was advanced to GreenLight in December 2021 and of which an additional $21.8 million was advanced to GreenLight in January 2022, as described below) and $12.1 million from the trust account (after redemptions). The gross proceeds do not reflect estimated transaction costs of approximately $25.0 million. For more information, see “—Recent Developments—Business Combination and Public Company Costs” above.

Advancement of a Portion of the Purchase Price of the PIPE Financing

In December 2021, certain PIPE Investors (together, the “Prepaying PIPE Investors”), committed to advancing to GreenLight an aggregate of $35.3 million of the purchase price payable in the PIPE Financing through the purchase of convertible instruments (the “Instruments”) pursuant to the terms of a Convertible Instrument Investment Agreement (the “Investment Agreement”) among GreenLight and the Prepaying PIPE Investors. As of December 31, 2021, $13.5 million was received, and the remainder was received in January 2022. The Instruments had a maturity date 12 months after the date of issuance (or, if earlier, upon an event of default specified in the Instruments) and bore interest at the minimum applicable federal rate per annum, which interest was payable at maturity.

At the closing of the PIPE Financing, ENVI accepted the tender by the Prepaying PIPE Investors of their Instruments as payment toward the purchase price under the Prepaying PIPE Investors’ Subscription Agreements in an amount equal to the outstanding principal amount of the Instruments. GreenLight paid the interest accrued on the Instruments through the date of the closing of the PIPE Financing in cash, and the Instruments were canceled.

Horizon Loan Agreement

In December 2021, GreenLight entered into a loan and security agreement with Horizon Technology Finance Corporation and Powerscourt Investments XXV, LP (together, “Horizon”), which provided for a term loan facility in an aggregate principal amount of up to $25.0 million, $15.0 million of which was borrowed at the closing and the remainder of which may be borrowed following the achievement of certain milestones, but not after June 30, 2022. Under the agreement, in January 2022 the lenders were granted 10-year warrants to purchase shares of common stock of GreenLight. The warrants are exercisable in the aggregate for a number of shares equal to 3% of the total term loan facility (assuming we borrow the full facility amount of $25.0 million) divided by the exercise price of the warrants. Upon the closing of the Business Combination, the warrants became warrants to purchase shares of New GreenLight Common Stock based on the exchange ratio under the Business Combination Agreement.

Accrued interest is payable monthly. The principal of each term loan must be repaid in equal monthly installments beginning February 1, 2023 (or August 1, 2023 if we borrow any of the remaining $10.0 million), with a scheduled final maturity date of July 1, 2025. We may prepay the term loans in full, but not in part, without premium or penalty, other than a premium equal to (i) 3% of the principal amount of any prepayment made within 12 months after the applicable funding date, (ii) 2% of the principal amount of any prepayment made between 12 and 24 months after the applicable funding date and (iii) 1% of the principal amount of any prepayment made more than 24 months after the applicable funding date. On the earlier of the scheduled final maturity date and the prepayment in full of the term loans, we must pay a final payment fee equal to 3.0% of the original principal amount of the funded term loans.

The agreement contains customary affirmative and negative covenants (including an obligation to maintain certain amounts of cash in accounts subject to springing control in favor of the lenders) and customary events of default; it does not contain a financial covenant. We granted a second-priority, perfected security interest in substantially all of our present and future personal property and assets, excluding intellectual property, to secure our obligations to the lenders, which security interest is subordinated to the security interest granted to Silicon Valley Bank.

Silicon Valley Bank Loan Agreement

In September 2021, we entered into a loan and security agreement with Silicon Valley Bank, or SVB, providing for a term loan facility in an aggregate principal amount of up to $15.0 million, $10.0 million of which we borrowed at the closing and the remainder of which we may borrow following the achievement of certain milestones, but not after March 31, 2022. We have not borrowed any additional amounts from SVB at the time of this filing. At the closing, we granted SVB a 10-year warrant to purchase up to 51,724 shares of GreenLight Common Stock (assuming we borrow the entire $15.0 million from SVB). Upon the closing of the Business Combination, the warrants became warrants to purchase shares of New GreenLight Common Stock based on the exchange ratio under the Business Combination Agreement.

Accrued interest is payable monthly. The principal of each term loan must be repaid in equal monthly installments beginning April 1, 2022 (or October 1, 2022, if the Company borrows any of the remaining $5.0 million), with a scheduled final maturity date of September 1, 2024. On the earlier of the scheduled final maturity date and the prepayment in full of the term loans, the Company must pay a final payment fee equal to 4.0% of the original principal amount of the term loans. the Company may prepay the term loans in increments of $5.0 million and without premium or penalty, other than a premium equal to (i) with respect to any prepayment made on or before September 22, 2022, 3% of the principal so prepaid, (ii) with respect to any prepayment made after September 22, 2022 and on or before September 22, 2023, 2% of the principal so prepaid and (iii) with respect to any prepayment made after September 22, 2023 and on or before September 1, 2024, 1% of the principal so prepaid.

The loan and security agreement with SVB contains customary affirmative and negative covenants (including an obligation to maintain cash in accounts at SVB sufficient to repay all loan obligations) and customary events of default; it does not contain a financial covenant. We granted a first-priority, perfected security interest in substantially all of our present and future personal property and assets, excluding intellectual property, to secure our obligations to SVB.

Trinity Capital Equipment Financing Agreement

In March 2021, we entered into a master equipment financing agreement with Trinity Capital (Trinity) authorizing equipment financing with an aggregate borrowing capacity of $11.3 million, with up to $5.0 million available immediately and the remaining principal balance available to be drawn before September 2021. We entered into this loan to finance our capital purchases associated primarily with our research and manufacturing programs. The monthly payment factors for each draw are determined by Trinity based on the Prime Rate reported in the Wall Street Journal on the first day of the month in which an equipment financing schedule for such draw is executed, which as of December 31, 2021, is 3.25%. As of December 31, 2021, the Company had drawn the entire $11.3 million, which is repayable in monthly installments starting April 2021.

Other Financing Arrangements

In June and July 2020, the Company sold 60,184,332 shares of Series D Preferred Stock at a price of $1.8118 per share, resulting in net proceeds of $108.9 million.

In April and May 2020, the Company issued convertible promissory notes for net proceeds of $16.6 million (the “2020 Notes”). The 2020 Notes bore interest at 5% per annum and had a maturity date two years after their respective issuance dates. The 2020 Notes were only pre-payable with the consent of the holders. The Company was required to pay the outstanding principal amount of the 2020 Notes, together with any accrued but unpaid interest, on the respective maturity dates.

Upon the consummation of the Business Combination, all of the outstanding shares of GreenLight Preferred Stock and all of the 2020 Notes converted into shares of New GreenLight Common Stock.

Funding Future Operations; Going Concern

The Company expects that its existing cash and cash equivalents of $31.4 million as of December 31, 2021 (including, approximately $13.5 million of the PIPE Prepayment), together with the net proceeds of the Business Combination and PIPE Financing, will not be sufficient to fund its operations for twelve months from the date we issued our audited consolidated financial statements for the years ended December 31, 2021, and 2020. As a result, there is substantial doubt about our ability to continue as a going concern for at least one year from the date of issuance of our financial statements, as discussed in Note 1 of the notes to our consolidated financial statements for the years ended December 31, 2021, and 2020, included elsewhere in this prospectus.

Based on the net proceeds from the Business Combination and the PIPE Financing, together with our existing cash and cash equivalents, we are evaluating a range of opportunities to extend cash runway, including management of program spending, platform licensing collaborations and potential financing activities.

We expect to incur significant expenses and operating losses for the foreseeable future as we advance our product candidates through preclinical and clinical development and field trials, seek regulatory approval and pursue commercialization of any approved product candidates. We expect that our research and development and general and administrative costs will increase in connection with our planned research and development activities. In addition, in light of the completion of the Business Combination, we expect to incur additional costs associated with operating as a public company. Because of the numerous risks and uncertainties associated with research, development and commercialization of our product candidates, we are unable to estimate the exact amount of our working capital requirements. Our future capital requirements will depend on many factors, including:

•	the design, initiation, timing, costs, progress and results of our planned clinical trials;

•	the progress of preclinical development and possible clinical trials of our current and future earlier- stage programs;

•	the scope, progress, results and costs of our research programs and preclinical development of any additional product candidates that we may pursue;

•	the development requirements of other product candidates that we may pursue;

•	our headcount growth and associated costs as we expand our research and development and establish a commercial infrastructure;

•	the timing and amount of milestone and royalty payments that we are required to make or eligible to receive under our current or future collaboration and license agreements;

•	the outcome, timing and cost of meeting regulatory requirements established by the FDA, EPA and other regulatory authorities;

•

the costs and timing of future commercialization activities, including product manufacturing, marketing, sales and distribution, for any of our product candidates for which we receive marketing approval;

•	the cost of expanding, maintaining and enforcing our intellectual property portfolio, including filing, prosecuting, defending and enforcing our patent claims and other intellectual property rights;

•	the cost of defending potential intellectual property disputes, including patent infringement actions brought by third parties against us or any of our product candidates;

•	the effect of competing technological and market developments;

•	the cost and timing of completion of commercial-scale manufacturing activities;

•	the extent to which we partner our programs, acquire or in-license other product candidates and technologies or enter into additional collaborations;

•	the revenue, if any, received from commercial sales of any future product candidates for which we receive marketing approval; and

•	the costs of operating as a public company.

Until we can generate product revenues to support our cost structure, if any, we expect to finance our cash needs through a combination of equity offerings, debt financings, collaborations and other similar arrangements. To the extent that we raise additional capital through the sale of equity or convertible securities, the ownership interest of our stockholders will be or could be diluted, and the terms of these securities may include liquidation, dividend, redemption and other preferences that adversely affect the rights of our common stockholders. Debt financing and equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we raise funds through collaborations, or other similar arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates or grant licenses on terms that may not be favorable to us and/or may reduce the value of our common stock. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market our product candidates even if we would otherwise prefer to develop and market such product candidates ourselves.

Cash Flows

The following table summarizes our cash flows for each of the periods presented:

	YEARS ENDED DECEMBER 31,		INCREASE / (DECREASE)
	2020	2021
Net cash (used in) operating activities	$(46,599)	$(91,832))	$(45,233)
Net cash (used in) investing activities	(10,047)	(15,039)	(4,992)
Net cash provided by financing activities	125,848	43,531	(82,317)

Net increase (decrease) in cash, cash equivalents and restricted cash	$69,202	$(63,340)	$(132,542)

Operating Activities

Cash flows from operating activities represent the cash receipts and disbursements related to all our activities other than investing and financing activities. Operating cash flow is derived by adjusting our net loss for non-cash operating items such as depreciation, amortization, and stock-based compensation as well as changes in operating assets and liabilities, which reflect timing differences between the receipt and payment of cash associated with transactions and when they are recognized in our results of operations.

During 2021, net cash used in operating activities was $91.8 million. Net cash used in operating activities consists of net loss of $112.3 million, adjusted for non-cash items and the effect of changes in operating assets and liabilities. Non-cash adjustments primarily include depreciation and amortization expense of $5.8 million, stock-based compensation of $2.0 million, change in fair value of warrant liabilities of $1.4 million, and non-cash interest expense of $0.8 million. Net cash provided by changes in our operating assets and liabilities for the year ended December 31, 2021, consisted of a $11.9 million increase in accounts payable and other current liabilities, partially offset by a $0.9 million increase in prepaid expenses, other current assets and other non-current assets. The increase in accounts payable and other liabilities related to the timing of vendor invoicing and payments. The increase in prepaid expenses, other current assets and other non-current assets was primarily due to our increased level of research collaborations and manufacturing development activities related to our product candidates.

During 2020, operating activities used $46.6 million of cash, primarily resulting from our net loss of $53.3 million, adjusted for non-cash items and the effect of changes in operating assets and liabilities. Non-cash adjustments primarily include depreciation and amortization expense including gain on disposal of $1.8 million, stock-based compensation of $0.7 million and non-cash interest expense of $0.6 million. Net cash provided by changes in our operating assets and liabilities for 2020 consisted primarily of a $5.1 million increase in accounts payable, accrued expenses, deferred revenue, and deferred rent, partially offset by a $1.5 million increase in prepaid expenses and other current assets. The increase in accounts payable and accrued expenses related to our increased level of operating activities and timing of vendor invoicing and payments. The increase in deferred revenue resulted from a grant payment we received from the Bill & Melinda Gates Foundation in 2020. The increase in prepaid expenses and other assets was due to our increased level of research collaborations and manufacturing development activities related to our product candidates.

Investing Activities

During 2021, investing activities used $15.0 million of cash consisting of purchases of property and equipment, of which a substantial majority related to purchases of laboratory equipment and facilities improvements for our manufacturing plant in Rochester, New York, construction of cleanrooms and preclinical manufacturing capacity in our facility in Burlington, Massachusetts, and laboratory construction in our facility in Woburn, Massachusetts.

During 2020, investing activities used $10.0 million of cash, consisting of purchases of property and equipment, of which a substantial majority related to laboratory and facilities improvements in Research Triangle Park, North Carolina and purchases of laboratory equipment and facilities improvements for our manufacturing facility in Rochester, New York.

Financing Activities

During 2021, financing activities provided $43.5 million of cash, consisting primarily of $24.9 million of net proceeds from secured term loans, $13.5 million of net proceeds from convertible debt issuances, and net proceeds of $10.4 million from a new secured debt agreement, partially offset by $2.9 million of deferred offering costs, $1.8 million of repayments on our secured debt and $0.6 million of payments related to our capital lease obligations.

During 2020, financing activities provided $125.8 million of cash, consisting primarily of $108.9 million of net proceeds from the issuance of Series D Preferred Stock, $16.6 million of net proceeds from the issuance of convertible notes and $1.2 million provided by tenant improvement loans, which were partially offset by $0.9 million of repayments on our note payable, capital lease obligations and tenant improvement loans.

Contractual Obligations and Commitments

Operating Lease Obligations

We have non-cancelable operating lease obligations, consisting primarily of lease payment obligations for our facilities, including our headquarters in Medford, Massachusetts; clean rooms in Burlington, Massachusetts; office, laboratory and greenhouse space in Research Triangle Park, North Carolina; laboratory and office space in Woburn, Massachusetts; and our manufacturing facilities in Rochester, New York. The leases for these facilities expire on various dates through 2026, unless extended.

In October 2021, we entered into a lease for new laboratory, office and greenhouse space in Research Triangle Park, North Carolina, with a commencement date of January 2022. The lease term expires in July 2033, unless extended. The base rent for this lease is $2.3 million per year, subject to a 3% increase each year.

See Note 18, Commitments and Contingencies — Operating Leases, of the notes to our consolidated financial statements for the years ended December 31, 2021 and 2020, included elsewhere in this prospectus for further information on our future operating lease obligations.

Purchase Obligations

In the normal course of business, we enter into contracts with third parties for field trials, preclinical studies and research and development supplies. These contracts generally do not contain minimum purchase commitments and provide for termination on notice, and therefore are cancellable contracts.

License Agreement Obligations

In December 2020, we entered into an assignment and license agreement with Bayer CropScience LLP (“Bayer”) under which we may be obligated to make milestone and royalty payments. These payment obligations are contingent upon future events, such as achieving certain development, regulatory, and commercial milestones or generating product sales. The timing of these events is uncertain; accordingly, we cannot predict the period during which these payments may become due. We have agreed to pay up to $2.0 million in milestone payments under this assignment and license agreement when certain development milestones are met. The Company assessed the milestones at December 31, 2020 and 2021, and concluded no such milestone payments were deemed probable nor due.

In August 2020, we entered into a license agreement with Acuitas Therapeutics, Inc. (“Acuitas”) under which we are obligated to make potential milestone payments, royalty payments, or both. These payment obligations are contingent upon future events, such as achieving certain clinical and regulatory milestones and generating product sales. Such payments are dependent upon the development of products using the intellectual property licensed under the agreements and are contingent upon the occurrence of future events. The potential clinical and regulatory milestone payments that Acuitas is entitled to receive is in the low double digit millions for the first option exercised. With respect to the sale of each licensed products, the Company is also obligated to pay Acuitas royalties in the low single digit percentages on net sales of the licensed products by the Company and its affiliates and sublicensees in a given country until the last to occur, in such country, of (i) the expiration or abandonment of all licensed patent rights covering the licensed product, (ii) expiration of any regulatory exclusivity for the licensed product, or (iii) ten years from the first commercial sale of the licensed product. As of December 31, 2020 and 2021, none of these events were deemed probable and hence no expenses were recorded.

Debt Obligations

See Note 10, Debt, of the notes to our consolidated financial statements for the years ended December 31, 2020 and 2021, included elsewhere in this prospectus for further information on our future debt repayment obligations.

Manufacturing Commitments and Obligations

In November 2021, we entered into the Samsung Agreements, pursuant to which we engaged Samsung as a contract development and manufacturing organization for our mRNA COVID-19 vaccine. Pursuant to the Samsung Agreements, we must, among other things, (a) pay Samsung service fees for its pharmaceutical development and manufacturing services, (b) purchase certain minimum quantities of drug products, and (c) pay Samsung, on a minimum take-or-pay basis for each year under the agreement, for our minimum purchase commitments, as determined under the terms of the Samsung Agreements. Based on our minimum purchase commitments, we expect to pay Samsung a minimum of approximately $11.5 million in service fees under the Samsung Agreements, excluding the cost of raw materials. Based on our current schedule, we expect to incur the substantial majority of these expenses in 2022 and a portion in the first quarter of 2023. For more information related to our arrangement and agreements with Samsung, please see the section titled “Business—Our Manufacturing Platform—Our Manufacturing for Human Health (mRNA)”.

Critical Accounting Policies and Significant Judgments and Estimates

Our consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States. The preparation of these consolidated financial statements requires us to make judgments and estimates that affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities in our financial statements. We base our estimates on historical experience, known trends and events and various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Our actual results may differ from these estimates under different assumptions or conditions. On a recurring basis, we evaluate our judgments and estimates in light of changes in circumstances, facts, and experience. The effects of material revisions in an estimate, if any, will be reflected in the consolidated financial statements prospectively from the date of the change in the estimate.

While our significant accounting policies are described in more detail in Note 2 to our annual consolidated financial statements as of December 31, 2021, and for the two years then ended appearing elsewhere in this prospectus, we believe that the following accounting policies are those most critical to the judgments and estimates used in the preparation of our financial statements.

Revenue Recognition

Contract Revenue

We did not recognize any collaboration revenue in the year ended December 31, 2021. As of December 31, 2020, our collaboration revenues consisted solely of payments received under the Ingredion Agreements. We apply revenue recognition guidance in accordance with Financial Accounting Standards Board Accounting Standards Codification, or ASC, Subtopic 606, Revenue from Contracts with Customers, or ASC 606, which we adopted on January 1, 2018, using the full retrospective method. Under ASC 606, we recognize revenue when our customers obtain control of promised goods or services, in an amount that reflects the consideration which we expect to receive in exchange for those goods or services.

To determine the appropriate amount of revenue to be recognized for arrangements determined to be within the scope of ASC 606, we perform the following five steps: (i) identification of the promised goods or services in the contract; (ii) determination of whether the promised goods or services are performance obligations including whether they are distinct in the context of the contract; (iii) measurement of the transaction price, including the constraint on variable consideration; (iv) allocation of the transaction price to the performance obligations; and (v) recognition of revenue when (or as) we satisfy each performance obligation. We only apply the five-step model to contracts when it is probable that we will collect consideration we are entitled to receive in exchange for the goods or services we transfer to our customer. All variable consideration, including milestones and royalties, is constrained and therefore not recognized until the cumulative revenue related to the consideration is no longer probable of reversal.

The consideration allocated to each performance obligation is recognized as revenue when control is transferred for the related goods or services. For performance obligations that consist of licenses and other promises, the Company applies judgment to assess the nature of the combined performance obligation to determine whether the combined performance obligation is satisfied over time or at a point in time and, if over time, the appropriate method of measuring progress. The Company evaluates the measure of progress each reporting period and, if necessary, we adjust the measure of performance and related revenue recognition. The Company has determined that the license and research and development services under the Ingredion Agreements are a single combined performance obligation satisfied over time. The Company must select a single measure of progress that best depicts the Company’s measurement of progress. ASC 606-10-26-33 states that appropriate methods of measuring progress include output methods and input methods and notes that an entity should consider the nature of the good or service that the entity promised to transfer to the customer in determining the appropriate method for measuring progress. Since activities performed to research and validate one phase may be useful in researching and validating subsequent phases, the Company believes that an input method, which tracks the Company’s efforts required to perform the contracted activities during the contract term, is more representationally faithful than an output method, which might track the agreed upon deliverables that are not similar to one another.

We receive payments from our customers based on billing schedules established in each contract. Upfront payments and fees are recorded as deferred revenue upon receipt or when due until we satisfy our obligations under these arrangements. Amounts are recorded as accounts receivable when our right to consideration is unconditional.

Grant Revenue

In July 2020, we entered into a grant agreement with the Bill & Melinda Gates Foundation to advance research in in vivo gene therapy for sickle cell disease and to explore new, low-cost capabilities for the in vivo functional cure of sickle cell and/or durable suppression of HIV in developing countries. The grant agreement provides for payments to reimburse qualifying costs, including, general and administrative costs. As we are performing services under the agreement that are consistent with the Company’s ongoing central activities and we have determined that we are the principal in the agreement, we recognize grant revenue as we perform services under this agreement when the funding is committed, which occurs as underlying costs are incurred. Revenues and related expenses are presented gross in the consolidated statement of operations as we have determined that we are the primary obligor under the agreement relative to the research and development services we perform as the lead technical expert.

Stock-Based Compensation

We measure stock-based awards granted to employees, non-employees and directors based on their fair value on the date of the grant using the Black-Scholes option-pricing model for options and the fair value of our common stock for restricted common stock awards. Compensation expense for those awards is recognized over the requisite service period, which is generally the vesting period of the respective award for employees and directors and the period during which services are performed for non-employees. We use the straight-line method to record the expense of awards with service-based vesting conditions. We recognize stock-based compensation for performance awards based on grant date fair value over the service period to the extent achievement of the performance condition is probable.

The fair value of our stock option awards is estimated using a Black-Scholes option-pricing model that uses the following inputs: (1) fair value of our common stock, (2) assumptions we make for the expected volatility of our common stock, (3) the expected term of our stock option awards, (4) the risk-free interest rate for a period that approximates the expected term of our stock option awards, and (5) our expected dividend yield, if any.

Determination of the Fair Value of Common Stock

As there has not been a public market for our common stock, the estimated fair value of our common stock was determined by our board of directors as of the date of grant of each option or restricted stock award, considering our most recently available third-party valuations of common stock and our board of directors’ assessment of additional objective and subjective factors that it believed were relevant and which may have changed from the date of the most recent valuation through the date of the grant. These third-party valuations were performed in accordance with the guidance outlined in the American Institute of Certified Public Accountants’ Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. Our common stock valuations were prepared using either an option pricing method (“OPM”) or a hybrid method, both of which used market approaches to estimate our enterprise value. The OPM treats common stock and preferred stock as call options on the total equity value of a company, with exercise prices based on the value thresholds at which the allocation among the various holders of a company’s securities changes. Under this method, the common stock has value only if the funds available for distribution to stockholders exceed the value of the preferred stock liquidation preferences at the time of the liquidity event, such as a strategic sale or a merger. A discount for lack of marketability of the common stock is then applied to arrive at an indication of value for the common stock. The hybrid method is a probability-weighted expected return method (“PWERM”) where the equity value in one or more scenarios is calculated using an OPM. The PWERM is a scenario-based methodology that estimates the fair value of common stock based upon an analysis of future values for the company, assuming various outcomes. The common stock value is based on the probability-weighted present value of expected future investment returns considering each of the possible outcomes available as well as the rights of each class of stock. The future value of the common stock under each outcome is discounted back to the valuation date at an appropriate risk-adjusted discount rate and probability weighted to arrive at an indication of value for the common stock. A discount for lack of marketability of the common stock is then applied to arrive at an indication of value for the common stock.

These independent third-party valuations were performed at various dates, which resulted in estimated valuations of our common stock by our board of directors of $0.46 per share as of December 31, 2019, $0.65 per share as of August 1, 2020, $0.82 per share as of December 31, 2020, $1.74 per share as of May 1, 2021, $5.26 per share as of September 30, 2021, and $5.89 per share as of December 31, 2021. In addition to considering the results of these third-party valuations, our board of directors considered various objective and subjective factors to determine the fair value of our common stock as of each grant date, including:

•	the prices at which we sold shares of preferred stock and the superior rights and preferences of the preferred stock relative to our common stock at the time of each grant;

•	the progress of our research and development programs, including the status and results of our product candidates;

•	our stage of development and commercialization and our business strategy;

•	external market conditions affecting the biotechnology industry and trends within the biotechnology industry;

•	our financial position, including cash on hand, and our historical and forecasted performance and operating results;

•	the lack of an active public market for our common stock and our preferred stock;

•	the likelihood of achieving a liquidity event given prevailing market conditions; and

•	the analysis of IPOs and the market performance of similar companies in the biotechnology industry.

The assumptions underlying these valuations represented management’s best estimate, which involved inherent uncertainties and the application of management’s judgment. As a result, if we had used different assumptions or estimates, the fair value of our common stock and our stock-based compensation expense could have been materially different. After the date hereof, the fair value of New GreenLight Common Stock will be determined based on the quoted market price on the Nasdaq Global Market.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Recently Adopted Accounting Pronouncements

A description of recently issued accounting pronouncements that may potentially impact our financial position, results of operations or cash flows is provided in Note 2 to our annual consolidated financial statements appearing elsewhere in this prospectus.

Qualitative and Quantitative Disclosures about Market Risk

We are exposed to certain market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates.

Interest Rate Risk

As of December 31, 2020 and 2021, we had cash and cash equivalents which consisted of cash and money market funds. Interest income is sensitive to changes in the general level of interest rates; however, due to the nature of these investments, an immediate 10% change in interest rates would not have a material effect on the fair market value of our investment portfolio.

We have exposure to interest rate risk from our variable rate debt. We do not hedge our exposure to changes in interest rates. As of December 31, 2021, we had $25.0 million in variable rate debt outstanding. A 10% change in interest rates would have an immaterial impact on annualized interest expense.

Foreign Currency Exchange Risk

Our reporting and functional currency is the U.S. dollar. We currently do not have significant exposure to foreign currencies as we hold no foreign exchange contracts, option contracts, or other foreign hedging arrangements. Our operations may be subject to fluctuations in foreign currency exchange rates in the future.

Effects of Inflation

We do not believe that inflation has had a material effect on our business, financial condition or results of operations. Our operations may be subject to inflation in the future.

Emerging Growth Company Status

New GreenLight is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding nonbinding stockholder advisory votes on executive compensation and any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective, have not filed and not withdrawn a Securities Act registration statement that has not become effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. New GreenLight has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, New GreenLight, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of New GreenLight’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

New GreenLight will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of ENVI’s initial public offering, (b) in which New

GreenLight has total annual gross revenue of at least $1.07 billion, or (c) in which New GreenLight is deemed to be a large accelerated filer, which means the market value of its common equity that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which New GreenLight has issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Internal Control Over Financial Reporting

In connection with the preparation and audit of our consolidated financial statements as of and for the years ended December 31, 2021 and 2020, material weaknesses were identified in our internal control over financial reporting. Please see the sections of this prospectus titled “Risk Factors—Risks Related to our Business and Industry—Our accounting predecessor, GreenLight, has identified material weaknesses in its internal controls of financial reporting. If we are unable to remediate the material weaknesses, or if we identify additional material weaknesses or otherwise fail to maintain effective internal control over financial reporting, this may result in material misstatements or restatements of our consolidated financial statements or cause us to fail to meet our periodic reporting obligations” and “—Risks Related to the Business Combination and ENVI—During 2021, ENVI identified two material weaknesses in its internal control over financial reporting which may result in material misstatements or restatements of our consolidated financial statements or cause us to fail to meet our periodic reporting obligations” for more information.

BUSINESS

Unless the context otherwise requires, for purposes of this section, the terms “we,” “us,” the “Company” or “GreenLight” refer to New GreenLight and its subsidiaries.

GreenLight has a clear mission: To create products addressing some of humanity’s greatest challenges through the rigorous application of science.

We aim to achieve this goal through our cell-free biomanufacturing platform. This platform enables us to make complex biological molecules—nucleic acids, peptides, carbohydrates, and many others—in a manner that we believe will allow us to manufacture high-quality products at a lower cost than traditional methods using fermentation. We are using this platform to develop and commercialize products that, if they receive appropriate regulatory approvals, address agricultural, human health and animal health issues.

Humanity faces numerous challenges. There are more than seven and a half billion people sharing the diminishing resources of Earth. This growing population needs to produce more food with the same amount of land and, at the same time, honor the global desire—and increasing technical need—to replace chemical pesticides. Not only are these pesticides facing increased consumer opposition and threat of outright bans due to environmental damage, many are losing their effectiveness.

More than half the world’s population now lives in cities, breathing the same air that carries pathogens and causes infections. Humanity needs to adapt and tackle pandemics both for those who have and for those who do not have access to good health care around the planet.

To address these issues, we need to develop high-quality, cost-effective products that can be deployed widely, including to developing countries. We believe RNA can be the critical aspect to these products.

Ribonucleic acid, or RNA, recently gained broad global prominence as the COVID-19 pandemic swept through the world’s population, prompting messenger RNA, or mRNA, vaccines to move from a scientific theory to a medical reality. Vaccines made using mRNA proved among the fastest to develop and the easiest to update for newer strains of COVID-19.

While the fast rollout of mRNA vaccines helped change the course of the pandemic, this is just one part of the story. The full potential for RNA in human health has not yet been been realized. Beyond human health, RNA-based technology can also be deployed to address other global issues, including agricultural needs for crop protection.

Our technology platform, which was initially developed to produce agricultural crop protection products and is protected by patents and know-how, is capable of synthesizing building blocks (nucleotides), building tools (enzymes), and instructions (DNA templates) to make dsRNA within an integrated process. The manufacturing process know-how that we gained from our experience making dsRNA allows us to understand some of the key aspects of producing mRNAs. For more information on our manufacturing platform and technology, see “Business—Our Manufacturing Platform.”

We have several dsRNA-based products in our agricultural pipeline that, if commercialized, we believe can change the way in which farmers protect crops, allowing them to better utilize the land dedicated to agriculture and produce foods with less or no pesticide residue. One of these products, Calantha, which is designed to manage Colorado potato beetles, has been submitted to the EPA for approval. Our other dsRNA-based agricultural products are in various earlier stages of development as compared to Calantha, our Colorado potato beetle product, ranging from proof of concept in the lab to proof of technology in the greenhouse and proof of scale in the field. See “Business — Plant Health Product Pipeline — Process for developing new products” for additional information on the development process. In order to commercialize a product for the U.S. agricultural market, we must complete specified toxicology studies, submit a registration dossier to the EPA demonstrating that the product does not pose unreasonable risks to human health or the environment, respond adequately to any deficiencies identified by the EPA through its risk assessment process and obtain the EPA’s approval of our labeling. The EPA must also establish a tolerance level for the product or issue a tolerance exemption. We must separately obtain any applicable state or foreign regulatory approvals. For more information regarding the regulatory process, see “Business – Government Regulation – Agricultural Products” and “Risk Factors – Risks Related to Our Plant Health Program”.

We are also in pre-clinical development of RNA-based vaccines directed at arresting the damage of the current viral pandemic and addressing emerging pathogens. The first candidate in this product pipeline that we hope to bring to market is a COVID-19 vaccine, which is currently being tested on animals in toxicity studies in anticipation of filing a Clinical Trials Application, or CTA, with the South African Health Products Regulatory Authority, or SAHPRA, which, if approved, will allow clinical testing on human subjects. Depending on the results of any clinical testing in South Africa, we may decide to file an Investigational New Drug, or IND, application with the FDA for additional testing of our COVID-19 vaccine candidate. Other product candidates in the human health pipeline have yet to reach the Pre-IND phase. To get to the Pre-IND phase for our other product candidates in our human health pipeline, we must successfully design and test the product candidates in animal models, achieve positive results, select the product candidates to progress to IND-enabling toxicology studies, develop chemistry, manufacturing, and controls protocols and create a development plan to discuss with the FDA as part of pre-IND consultations.

AN INTRODUCTION TO RNA

RNA is present in all known life forms and plays an essential role in numerous biological processes but primarily provides a template by which proteins are constructed. In some organisms RNA can be the mechanism by which those templates are stored, but, in higher forms of life, it translates the code stored in the form of DNA and provides the template to convert that code into proteins by transcribing the DNA. Consequently, RNA molecules are being studied as potential products in many fields, such as agriculture (for pest control), animal health, and human health (messenger RNA-based vaccines and gene therapies).

RNA can be transformative for human health and plant health:

•	Human and animal health—where messenger RNA, or mRNA, can be used to express proteins which form the basis of vaccines as well as other therapies.

•

Plant health—where dsRNA can be leveraged to regulate the expression of a target protein by interfering with its message. Such RNA-mediated interference can form the basis for highly targeted pesticides or protection against parasites.

RNA in agriculture

New crop-protection strategies are urgently needed as pests become resistant to existing pesticide products. Many existing products are also being limited through primary regulatory action (government regulations) or secondary regulations (food chain regulation) because of concerns about their effects on humans or the environment, with environmental concerns including off-target toxicity and long-term effects on crops, soil, and water. Together, these factors spur the need to develop alternative crop-protection products with new modes of action and improved safety profiles.

Double-stranded RNA products in agriculture exploit a natural biological process called RNA interference (RNAi). This a biological process found in many eukaryotic organisms, which break down dsRNA that has been taken into a cell into short fragments known as either micro-RNA or small interfering RNA (siRNA). The presence of these small RNA fragments can lead to the degradation of the corresponding mRNA, thereby limiting or stopping the synthesis of protein specific to a particular harmful pest insect.

RNA-based pesticides may be able to give us more environmentally friendly ways to protect crops and beneficial insects while effectively stopping harmful pests. Much of our ability to design products that are intended to improve the environmental profile associated with crop protection products relies on our ability to design an RNA sequence that is only found in the organism(s) that we desire to manage. In this design process, we will compare the genome of our target species to the genome of other species that may co-exist with it, including humans. The goal is to have no overlap with the genome of other organisms by which our products would harm those organisms.

RNA in human health

Messenger RNA’s features make it broadly valuable for human health. It is well known that mRNA has been used to make some of the most effective COVID-19 vaccines and that these vaccines have been developed quickly, which is critical for a pandemic response. More than one billion doses of mRNA COVID-19 vaccine have been produced. However, beyond COVID-19 vaccines, mRNA’s features make it valuable for other vaccines and therapies. We are working on using mRNA in multiple vaccines and therapeutic applications such as an influenza vaccine a sickle cell gene therapy and a shingles vaccine.

DNA encodes the instructions for life to function. DNA is transcribed into mRNA in the cellular nucleus, and subsequently this mRNA is translated into proteins in the cellular cytoplasm. Instructions to make proteins that help perform many critical functions are transcribed from the DNA to mRNA. The mRNA consists of four ribonucleosides (Adenine, Guanine, Cytosine, and Uracil), the sequence of which determines the structure of the proteins encoded. Synthetic mRNA can be produced in manufacturing facilities for delivery into the cellular cytoplasm, enabling the cells to produce proteins as vaccines or for therapy.

mRNA has many advantages:

•	Wide range of applications: mRNA can produce any encoded protein (intracellular, membrane-bound, or secreted), giving it many uses in vaccines, gene therapy, or for therapeutic proteins.

•	Transient expression: The body has mechanisms to degrade mRNA, allowing for repeat dosing and a dose response which can be tailored for the needs of the pharmaceutical product.

•

Fast development: Relatively simple changes to the mRNA molecule are needed to produce different therapeutic proteins, enabling a fast turnaround from gene selection to product with little need for manufacturing changes. For instance, if a booster vaccine is needed for a new variant, no changes will need to be made except to the mRNA sequence itself.

•	Flexible manufacturing: A single manufacturing facility can produce different vaccines and therapies, as the process is essentially the same regardless of the product.

Until recently, it was very difficult to stabilize mRNA, understand its interaction with the human immune system, or deliver it in vivo. Addressing these challenges has allowed the development of the RNA industry and its rapid deployment as a global healthcare product.

THE IMPACT OF OUR HIGH-QUALITY, LOW-COST RNA

We currently make multiple forms of dsRNA at a rate of 2,000 liters per batch using our cell-free manufacturing platform. We have increased our production rate from microliters to milliliters to liters to our current 2,000-liter capacity with no material impact on quality or process yields. We believe our expertise and proprietary technology will allow us to increase batch sizes to 10,000 liters and beyond, which will allow us to reduce the per-liter cost of our dsRNA products.

Alternative RNA production methods are generally slow to develop and more expensive:

•	Cell-based fermentation does not achieve the quality required for human health uses or the cost considerations for broadacre coverage in agriculture applications.

•	Conventional cell-free processes, such as in vitro transcription (IVT), are cost prohibitive for agricultural applications and require complex specialty input supply chains.

GreenLight’s manufacturing platform uses:

•	a proprietary cell-free methodology that enables production at less than $1/gram for the production of technical grade active ingredient dsRNA.

•	a flexible architecture that accommodates the manufacturing of a wide variety of products.

For more information on our manufacturing platform and technology see the section titled “Business—Our Manufacturing Platform.”

OUR BUSINESS MODEL AND GROWTH STRATEGY

Given the advantages of our platform, we aim to make the benefits of RNA, and other biologics, accessible to everyone.

In human health, we are developing vaccines and RNA therapeutics to alleviate or cure critical diseases facing patients worldwide. In agriculture, we are developing products that promote sustainability and supplement or replace traditional pesticides and fungicides with RNA in farmers’ crop-protection programs.

Our platform gives rise to three distinct capabilities that underpin a sustainable business model and bring capabilities normally used in advanced pharma discovery to agriculture and human health:

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Identification: Machine learning and proprietary algorithms are key tools as we work to identify the best gene target candidates. We become more efficient and innovative as we accumulate data, and our algorithms learn.

•	Develop and optimize: We run parallel trials on thousands of distinct RNA sequences to design our agricultural products, which gives us many more opportunities to develop the best products.

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Manufacturing: We can produce dsRNA products through our proprietary cell-free system. Our current production capacity is 2,000 liters per batch, and we are planning to build the capacity to produce dsRNA at a rate of at least 10,000 liters per batch. Production at larger capacities will allow us to achieve economies of scale by reducing labor costs and the fixed costs that we allocate to each liter of RNA that we produce.

In the next five years, our pipeline includes seven agricultural products planned for launch and five human health products with clinical milestones, including Phase I clinical trials.

We anticipate this pipeline will demonstrate:

•	Fast development of agricultural products. Calantha will, if approved in 2022, have taken four years from start to market compared to a typical 10-year cycle at major agribusinesses.

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Rapid integration of acquisitions. We acquired Bayer’s topical RNA treatment for honeybees in December 2020. By May 2021, we were conducting further field trials and intend to be ready for regulatory submission in 2022.

•	Validation of our mRNA platform. We are working toward clinical proof of concept of our COVID-19 and influenza mRNA vaccines.

•	Innovative approaches to gene editing. We have the potential to tackle grave diseases such as sickle cell, for which we received a $3.3 million grant from the Bill & Melinda Gates Foundation.

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Expansion of production capabilities. Our Rochester RNA manufacturing facility can produce 500 kg of dsRNA per year with the capability to expand to 1,000 kg. It currently provides samples for our field trials.

These factors allow us to access the following major markets (with estimated total addressable market size in parentheses):

•	Insecticides ($17 billion)

•	Fungicides ($16.5 billion)

•	Vaccines ($93 billion)

•	Gene therapies ($3 billion)

Our growth strategy in plant health is to pursue significant market opportunities where RNA has the greatest potential to provide growers with improved pest control and the sustainable nature of our products (e.g., benefits to honeybees and low to no residue) delivers the most impact for society and aligns most closely with macro trends from consumers and regulators. When we use the term ‘sustainable,’ we refer to our efforts to align economic development with environmental protection and human well-being as well as our anticipated obligations as a Public Benefit Corporation under § 362(a) of the Delaware General Corporation Law.

For our plant health products, we define total addressable market as the global revenue opportunity available to pesticide solutions controlling a target pest or disease. In most instances, we do this by defining a relevant active ingredient market for the crop or crops where we intend to market our products and then making an assumption as to the percentage of that market that is spent on controlling the target pest or disease. We use data from AgBioinvestor and FAOSTAT (a database run by the Food and Agriculture Organization of the United Nations), and data purchased from third party consultants is used to quantify the market and underpin assumptions. In order to address the total insecticide and fungicide markets we identify pests or diseases in that market, develop targeted dsRNA sequences for them and attempt to develop the best delivery mechanism for that dsRNA. Over time, we intend to expand beyond RNA, building on our capabilities. In human health, we intend to pursue markets where RNA can provide better products (faster, cost effective or more efficacious) to improve standards of care for patients.

Planned products and milestones

Agricultural programs we currently have planned for launch in the next five years include protection against:

•	Colorado potato beetle, 2022

•	Varroa mite, 2024

•	Botrytis, 2025

•	Fusarium, 2025

•	Powdery mildew, 2025

•	Diamondback moth, 2026

•	Two-spotted spider mite, 2026

Key planned human health clinical milestones in the next five years include Phase I clinical trials currently targeted for:

•	COVID-19 vaccine, 2022 (currently in animal toxicity studies)

•	Seasonal flu vaccine, late 2022/early 2023 (currently in pre-toxicity study development)

•	Shingles, 2024 (currently in early stages of concept evaluation)

•	Supra-seasonal flu, 2024 (currently in early stages of concept evaluation)

•	Antibody therapy, 2024 (currently in early stages of concept evaluation)

•	Sickle cell disease product concept, 2025 (currently in early stages of concept evaluation)

Our COVID-19 vaccine has successfully completed preclinical testing and we are preparing a Clinical Trials Application, or CTA, with the South African Health Products Regulatory Authority, or SAHPRA, which, if approved, will allow clinical testing on human subjects. Depending on the results of any clinical testing in South Africa, we may decide to file an Investigational New Drug, or IND, application with the FDA for our COVID-19 vaccine candidate. Our other product candidates in the human health pipeline have yet to reach the Pre-IND phase. To get to the Pre-IND phase for our other product candidates in our human health pipeline, we must design and test the product candidates in animal models, select the product candidates to progress to IND-enabling toxicology studies, develop chemistry, manufacturing, and controls protocols, and create a development plan to discuss with the FDA as part of pre-IND consultations.

In order to begin any Phase I clinical trials, we must first successfully complete the toxicity study for the product candidate, submit an IND application to the FDA, which will include the scope of our proposed Phase I clinical trial, and satisfy any conditions the FDA may require for the IND to become effective. Additionally, in order to begin our Phase I clinical trials, we must first produce the Phase I clinical drug substance for each of the product candidates, which will require us to complete the start-up of the two clean room suites that we recently leased in Burlington, Massachusetts, including compliance with applicable GMP regulations and conformity to our chemistry, manufacturing and controls protocols. Our Burlington facility is currently GMP-ready. See “Risk Factors — Risks Relating to Our Manufacturing Platform.” Our Burlington facility completed the production of the drug substance for the Phase I clinical trial of our COVID-19 vaccine product candidate. Fill and finish manufacturing is planned for the first and second quarter of 2022.

OUR MANUFACTURING PLATFORM

Our platform, developed through 13 years of research and technology development, is protected by foundational patents and know-how that address barriers cell-free technologies have faced for many years.

Biologic production through living cells faces a range of constraints. These include the cell’s priority for self-preservation, which fights against RNA production, reducing yield and quality.

Conventional cell-free production breaks open the cells and removes the need to balance bioprocessing against self-preservation. But energy management in this method limits yield and quality, making RNA production prohibitive for many agricultural applications in terms of cost, scale, and speed.

Our proprietary cell-free process regenerates the energy needed for bioprocessing using ingredients that can include polyphosphates and enzymes.

Each step in the GreenLight bioproduction processes has been developed or selected with cost and functionality in mind.

•	The key raw material for dsRNA can be obtained in large quantities from such sources as industrial fermentation processes (e.g., derived from yeast).

•	Our proprietary process allows us to energize naturally occurring nucleoside monophosphates at low cost using inorganic polyphosphate, which is readily available and affordable.

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Thermophilic enzymes are employed to facilitate the production of high-energy nucleotides. The utilization of thermally stable enzymes allows high temperature to be incorporated in their preparation, providing a way to mitigate undesirable contaminating activities (e.g., RNA-degrading enzymes, DNA-degrading enzymes, nucleotide-degrading/altering enzymes, protein-degrading enzymes) from entering the RNA synthesis portion of the process and affecting quality and yield.

•	We believe our process know-how and the technology we developed can be leveraged for our mRNA platform.

Overview of manufacturing process for agriculture

Our proprietary dsRNA manufacturing process for agriculture begins with a cellular RNA (e.g., from yeast).

This is then broken up (depolymerized) into RNA building blocks (commonly known as NMPs) using a nuclease enzyme. Our cell-free production process uses carefully selected enzymes to energize and polymerize the building blocks into a desired RNA according to a corresponding DNA template.

Cell-free production of dsRNA for agriculture

While the advantages of dsRNA for agriculture have been known for some time, production cost has been a barrier.

The dsRNA production process, simplified

The outcome from our system is fast, with reaction times of two hours. We have successfully increased production from 50 microliters to more than 1,000 liters without significant loss in performance.

Overview of manufacturing process for human health

We have deep understanding and expertise in RNA manufacturing, design, and analysis. The many years of experience from our dsRNA platform are applicable to our human health mRNA platform. We are continually leveraging what we learn and applying it to mRNA production for human health applications.

State-of-the art production of mRNA molecules currently available commercially (for example, in the approved Covid-19 mRNA vaccines) employs in vitro transcription (IVT). The process depends on a ready supply of highly purified reagents, including chemically produced nucleoside triphosphates (NTPs), an RNA polymerase enzyme, and a DNA template.

RNA is synthesized, capped, and tailed for protein translation and encapsulated in lipid nanoparticles (LNP) for delivery to target cells in the patient. Importantly, mRNA used for human health requires purification steps to reach the highest quality levels expected by regulatory agencies.

Encapsulation

Our current mRNA drug product is based on lipid nanoparticles that encapsulate mRNA molecules, protecting them from degradation. Those nanoparticles enable mRNA uptake into the cells so that the mRNA can be used to express the protein of interest.

Our current nanoparticles are made of four lipids: the ionizable lipid that drives encapsulation and release of mRNA, two “helper” lipids that mainly provide stability to the particle itself, and a polyethylene-glycol lipid that prevents particle aggregation as well as opsonization once those particles are injected in the bloodstream.

The manufacturing process for mRNA-LNP involves two liquid streams colliding at high velocity in a jet-mixing chamber. One of the streams contains the lipids in organic solvents and the other stream contains the

mRNA in acidified water. The mixing at high velocity reduces solubility of the lipids so that homogeneous nanoparticles are formed around a core made of mRNA and ionizable lipid.

After the mixture is quenched to stop particle growth, the organic solvent is removed, the pH is neutralized, and the mRNA-LNP is concentrated.

A cryoprotectant is added at the end of the process before the product is sterile-filtered and stored in ultra-cold conditions.

Supply for research and development

We have a team dedicated to the manufacturing of materials for discovery and preclinical research in Massachusetts. Our team produces 1 to 20 mg of mRNA with a turnaround time of a few weeks, and we have technology-transferred in-house LNP manufacturing capability to support preclinical and clinical studies.

Supply for clinical trials

In August 2021, we began activating a manufacturing facility in Massachusetts that is capable of producing material for clinical trials and is implementing current good manufacturing practice (cGMP) systems to support the use of these materials in human trials. The first clinical materials to be produced in this facility, which were for our COVID-19 vaccine candidate, were manufactured in 2021, and we expect to follow with production for other programs entering the clinical phase. We have also produced mRNA and LNP formulations for IND-enabling toxicology studies under Good Laboratory Practice (GLP) procedures. We contract specialized third parties that meet our requirements and are experienced in cGMP fill-finish operations.

Our manufacturing for agriculture: Rochester (dsRNA)

Our dsRNA manufacturing facility in Rochester, New York, is designed for process development while generating samples for research and market development with a 1,000 kg dsRNA production design basis. The facility has a raw material storage and handling area, high bay wet-processing area with floor drains, two, 1,200-liter fermenters, 2,000-liter cell-free reactors, NMP preparation tanks, formulation, packaging, development laboratory, analytical laboratory, loading dock, and cold storage areas. This plant currently has 15 process engineers, technicians, research associates, and quality-control personnel for commercial production of plant health products.

In the third quarter of 2021, we increased production of dsRNA from microliter, milliliter and liter quantities in the lab to 2,000 liters per batch using a single bioreactor installed at our Rochester facility with no material impact on quality or process yields. We estimate that we can currently produce 500 kg of dsRNA per year with this capacity. We have also installed a second 2,000-liter bioreactor at our Rochester facility as part of our plan to increase manufacturing capacity. If brought online, this bioreactor would double our capacity to 1,000 kg of dsRNA per year. If we obtain the appropriate regulatory approvals to commercialize our products as we project in our agricultural product pipeline, we expect that this capacity will enable us to meet our agricultural product needs through mid-2024. We are currently designing an expansion of our Rochester facility to further increase our manufacturing capacity of dsRNA for agricultural use and have recently leased an additional 5,577 square feet of laboratory space in Rochester for this added capacity.

Our manufacturing for human health (mRNA)

We currently make mRNA at our cleanroom facility in Burlington, Massachusetts. We have scaled our production to approximately three liters and plan to use a contract development and manufacturing organization, or CDMO, to produce mRNA in larger quantities.

We have agreements to produce early clinical materials for the COVID-19 program, which are expected to be filled, labeled, and packaged for the clinic by contract manufacturing organizations.

Our Burlington facility completed the production of the drug substance for the Phase I clinical trial of our COVID-19 vaccine product candidate. Fill and finish manufacturing is planned for the first and second quarter of 2022. We are implementing cGMP systems to support clinical production using our process.

We produced our first 3-liter clinical batch using our proprietary process and will use the wild-type Wuhan COVID-19 strain. This material will follow the same supply chain but will use an IVT production process currently in development, akin to existing vaccines, in the upstream.

The downstream purification process consists of filtration and chromatography steps. The purified material is formulated in a lipid nanoparticle system. The material is then sent to a contract manufacturer to fill into vials and is stored frozen.

In November 2021, we engaged Samsung Biologics Co., Ltd. (“Samsung”) as a contract development and manufacturing organization for our mRNA COVID-19 vaccine pursuant to a Master Services Agreement (the “MSA”) and a Product Specific Agreement (the “PSA”, and together with the MSA, the “Samsung Agreements”). Under the Samsung Agreements, Samsung will perform pharmaceutical development and manufacturing services for us over a period of years at its South Korean facility in exchange for service fees. Under these agreements, we must purchase certain minimum quantities of drug products. We agreed that, if we enter into a purchase agreement for commercial quantities of drug product, we will pay Samsung, on a minimum take-or-pay basis for each year under that agreement, for our minimum purchase commitments, as determined pursuant to the terms of the Samsung Agreements. Based on our minimum purchase commitments, we expect to pay Samsung a minimum of approximately $11.5 million in service fees under the Samsung Agreements, excluding the cost of raw materials, which we must supply to Samsung separately. These fees include initial technology and analytical method transfer fees, process development and scale-up fees, process characterization fees, an annual project management fee, and per-batch engineering and cGMP run fees. Based on our current schedule, we expect to incur the substantial majority of these expenses in 2022 and a portion in 2023. If we move to commercial production, the agreement provides for additional process validation, inspection, cleaning, stability testing and commercial production fees, most of which would be incurred on a per-batch basis.

The Samsung Agreements will terminate on December 31, 2026, unless earlier terminated or extended in accordance with their terms. If we terminate the Samsung Agreements, we will generally be responsible for paying the purchase price for our aggregate product commitment for the remainder of the term, less any amounts we have already paid. Samsung agreed that, at or before the end of the term of the Samsung Agreements, it will assist us to transfer the commercial scale manufacturing process to a facility designated by us. The Samsung Agreements impose limits on Samsung’s liability to us for breaches of the agreements.

HUMAN HEALTH PRODUCT PIPELINE

Our mRNA platform consists of:

•	The manufacturing process used to produce the product (described above)

•	The mRNA molecule

•	The delivery vehicle it uses to reach the target tissue

All elements of the platform affect product characteristics, such as purity, potency, and immunogenicity, so our teams work on optimizing mRNA molecules and delivery vehicles for a given indication, and the performance and cost of the manufacturing process.

mRNA molecule design

Changes in the mRNA molecule will result in changes in the protein we are looking to express, the immune response to the product, and mRNA stability and potency.

First, we must choose the right target protein, after which an mRNA has to be designed for it. A well-designed mRNA molecule can carry instructions for the relevant protein, to be expressed efficiently and for the desired duration. The mRNA composition can be optimized to avoid undesirable immune responses while increasing protein expression, referred to as product potency.

Delivery vehicles

To facilitate the mRNA to reach its destination without degradation, we must formulate it into a delivery vehicle. The delivery system’s design can influence potency, immunogenicity, and the product’s shelf life.

One such delivery system consists of encapsulating mRNA in lipid nanoparticles (LNPs). We work with several established companies that have extensive experience in clinical LNPs for our vaccine candidates. We are able to routinely produce our mRNA-containing LNPs to support our research and development efforts. In addition, we work on stabilizing the LNPs to improve the storage conditions and shelf life of our products.

Our human health pipeline

We are currently working on two modalities:

•	Prophylactic vaccines for infectious diseases

•	Gene therapies

We are exploring ways to expand our pipeline to include additional therapeutic areas, including using antibodies, in the future.

Prophylactic vaccines for infectious diseases

The objective of a prophylactic vaccine is to expose the body to a protein which is present in the disease-causing virus or bacterium, called the antigen, so that it can generate an immune response in the absence of the pathogen and be prepared to fight the actual infection, should it occur in the future. mRNA can potentially be used to encode the antigen as a way to expose the body to a component of the pathogen, avoiding the use of a whole infectious agent.

Vaccines that use mRNAs present significant advantages compared to non-mRNA vaccines, including:

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The antigen expressed is a true match to the protein present in the pathogen, thus increasing the potential for quality of the immune response as compared to vaccines produced through other methods, in which manufacturing processes may result in changes to the antigen.

•

The short development time from antigen selection to clinical trials makes mRNA ideal for emerging epidemics or pandemic response. This is why mRNA vaccines have been among the fastest developed for COVID-19.

•	The same manufacturing plant can be used to produce different mRNA vaccines.

Opportunity

Immunization with prophylactic vaccines has become one of the most successful of all healthcare interventions. It is estimated that vaccines prevent 6 million deaths every year. The global vaccine market in 2019 was estimated at $33 billion, with the surge of the COVID-19 pandemic representing a significant growth in the market to $93 billion in 2020.

Our COVID-19 vaccine candidate

Unmet need

Although a large portion of the population in high-income countries has been vaccinated against COVID-19, widespread vaccination is not expected in mid- and low-income countries until mid-2022 or early 2023. To keep COVID-19 at bay, a periodic booster may be necessary as global herd immunity is unlikely to be achieved. Current research is ongoing to determine if booster shots will be necessary to cover waning immunity or new variants.

Product concept

Our COVID-19 vaccine candidate, GLB-CoV-2-043, will use mRNA to encode a spike protein of the Wuhan strain, and/or a spike protein of a SARS-CoV-2 variant of concern, formulated in LNPs.

Achievements to date and future milestones

Our COVID-19 vaccine candidate has successfully completed preclinical testing, and we are preparing to file a Clinical Trials Application, or CTA, with the South African Health Products Regulatory Authority, or SAHPRA, seeking approval to initiate phase 1 clinical studies in South Africa.

Hamsters (16/group) were immunized at day 0 and 21 at three dose levels of 5 µg, 30 µg, and 100 µg of vaccine or controls of saline or LNP. At day 40 of the study the animals were intra-nasally challenged with live SARS-CoV-2 virus (isolate USA-WA1/2020). Animals were followed for 14 days, and their weights were taken daily. This hamster challenge study revealed that all doses of GLB-CoV-2-043 provided protection from SARS-CoV-2 challenge using percent body weight (% BW) change as a criterion. We observed a statistically significant (p < 0.0001) reduction in weight loss, compared to controls on Day 6, the peak of disease, and Day 14, the end of the challenge study.

Body weight changes of vaccinated hamsters after SARS-CoV-2 viral challenge, GLB-CoV-2-043: the GreenLight vaccine candidate.

Hamsters (8/group) were immunized at day 0 and 21 at three dose levels of 5 µg, 30 µg, and 100 µg of vaccine or controls of saline or LNP (GLuc). Blood draws at day 21 (pre-boost: before injection of the second vaccine dose), and day 39 (post-boost: that is, 18 days after the second dose) were tested for neutralizing antibody titers against live SARS-CoV-2 virus (isolate USA-WA1/2020).

All vaccine doses tested induced significantly higher levels of SARS-CoV-2 neutralization titer compared to controls, both Pre and Post-Boost. The 100 µg and 30 µg doses of GLB-CoV-2-043 induced statistically significantly or trending towards statistically significantly higher titers of neutralizing antibodies compared to control immunized animals. The GLB-CoV-2-043 vaccine displayed a clear dose response after boost. These results demonstrated that GLB-CoV-2-043 mRNA vaccine candidate induces high titers of functional anti-SARS-CoV-2 capable of neutralizing virus entry into cells.

*:	p<0.05
***:	p<0.001
ns:	p=0.0523 (not significant)

The above chart presents SARS-Cov-2 serum neutralizing antibody titers (IC50, or inhibition concentration at 50%) for hamsters vaccinated with GLB-Cov-2-043 at day 21 (three weeks after the first vaccination dose) and at day 39 (18 days after the second vaccination dose). GLB-COV-2043 is the GreenLight vaccine candidate.

We have had a pre-IND consultation with the FDA regarding our approach to IND and Phase I clinical testing. We commenced IND-enabling toxicology studies in the third quarter of 2021. We have a license for an LNP from an established company for our COVID-19 vaccine candidate.

Upon approval of our CTA by SAHPRA, we expect to initiate a phase 1 safety and immunogenicity clinical trial in South Africa in the first half of 2022. We are also seeking partnership opportunities with a pharmaceutical company to conduct late-stage clinical trials and commercialize our vaccine. If we successfully complete our planned clinical trials, we plan to analyze the data and assess whether to submit an application package to regulatory authorities in jurisdictions outside the U.S., for emergency or full marketing authorization. It is possible that the regulatory authorities will no longer be accepting Emergency Use Authorization (EUA) submissions (or their equivalent) for COVID-19 vaccines at that time. If that is the case, we would need to assess whether and to what extent additional data would be needed to submit a Biologics License Application (BLA), or its equivalent in other jurisdictions, for full marketing authorization.

Our seasonal influenza vaccine candidate

Unmet need

Commercial influenza vaccines typically have a mismatch between the strains selected for the season and the strains circulating during the season, because selection occurs six months before influenza season—given the time required to manufacture vaccines. This, along with the viral mutations that occur in eggs during the manufacturing process, results in a variable vaccine efficacy of between 40% and 60%.

Along with manufacturing-process challenges, egg-based vaccines are slow to produce and there would likely be an insufficient supply of eggs to produce the vaccines necessary in a pandemic setting.

Our product concepts

Our influenza vaccine candidate is a multivalent vaccine consisting of mRNA encoding for two types of antigens, hemagglutinin (HA) and neuraminidase (NA), formulated in LNPs. We believe this combination of antigens has the potential to provide a protective immune response to influenza viruses.

Achievements to date and future milestones

We have formulation design and testing activities underway for our seasonal influenza mRNA vaccine program. We are testing prototype formulations in mice and ferret models, and plan to evaluate resulting data and consult with the FDA to select a candidate for pre-clinical, IND-enabling, toxicology testing. Based on our current projected timeline, and if our preclinical studies are successful, we anticipate selecting a clinical candidate, in the first half of 2022 to undertake IND-enabling toxicology studies for a clinical Phase I trial starting in 2023. We have an option to license LNP for our influenza vaccine candidate from an established LNP company. We will seek partnership with an established pharmaceutical company to conduct clinical development trials and, if our clinical studies are successful, commercialize our influenza vaccine.

Gene therapies

There are thousands of genetic diseases caused by mutations in single genes. Patients with many of these diseases are not yet well-served by existing therapies. Although there are treatments for certain genetic diseases, sometimes the treatments alleviate symptoms temporarily or require organ, bone marrow, or stem cell transplants. These are costly, time-consuming, and logistically challenging. We aspire to develop our technology to edit the specifically targeted gene to treat such diseases by simple injections of mRNA/LNP formulations consisting of the gene and molecular machinery for its integration into the genome.

Our sickle cell disease gene product concept

Unmet need

Sickle cell disease affects about 100,000 people in just the United States and is prevalent in people of African and Middle Eastern descent. There is no cure for sickle cell disease, and current treatments focus on managing the pain crises and other effects such as anemia. Current treatment regimens—including blood transfusions and bone marrow transplants—are costly, invasive, and impractical for treating large segments of affected patient populations. Gene therapies currently in development for sickle cell disease are cell therapies, which require facilities close to the patient that can edit the cells outside of the body, posing an additional challenge for populations in remote areas or without adequate facilities to perform the editing.

Current approaches to gene therapy have challenges to overcome. Therapies that use adeno-associated viruses (AAVs) as vectors can encapsulate and deliver genetic material of up to 5,000 base pairs only, which limits the diseases to which this technology can be applied.

Product concept

Our RNA-based gene product concept is to design a product candidate to deliver a healthy copy of the gene to stem cells. We believe our gene therapy concept has the potential to be:

•	Accessible: Based on our cost-competitive RNA platform and with an in vivo administration, we believe our therapy will enable us to bypass the need for facilities required to edit the cells ex vivo.

•	Targeted: The delivery technology targets specific cells in tissue.

•	One dose and done: Our strategy is to target precursor stem cells to provide long-lasting expression.

•	Versatile: Our therapy has the potential to encode for full-length genes and address genetic indications that require therapy in nondividing cells.

Our work in gene therapy is supported by the Bill and Melinda Gates Foundation. This work involves reduction to practice of novel approaches for gene therapy using mRNA and cell/tissue targeting. We anticipate being ready for preclinical toxicology studies at the end of 2024.

Early Stage R&D

Our supra-seasonal influenza and antibody therapy targets utilize the mRNA platform technology used for our SARSCoV-2 vaccine candidate. These targets are currently in the early stages of concept evaluation in terms of antigen or protein design and in-vitro testing. If we succeed in these endeavors we anticipate selecting clinical candidates in 2024.

GLOBAL RNA MANUFACTURING NETWORK

Our vision is to enable Africa, Asia, and Latin America to meet local demand through production outside the United States and Europe, from drug substance to product to fill and finish of mRNA vaccines and therapies, ideally in the country where the vaccine will be sold. If our vaccines and therapies are approved in these jurisdictions, we intend to contract with local manufacturers to produce our products, which we believe will enable the accessibility and cost competitiveness of our products.

If we obtain applicable regulatory approvals, we intend to create an interoperable network with local production facilities deploying our manufacturing process using modular design concepts that can be constructed off-site and set up more quickly than traditional construction models, so each facility will rely less on international supply chains to create vaccines and therapies for local needs.

STRATEGIC COLLABORATIONS

Collaborators are part of our core strategy as we seek to accelerate our development of RNA therapies. We have relationships with research hospitals, universities, foundations, biotechnology companies, pharmaceutical companies, and nongovernmental organizations with expertise in our pipeline programs. During research and development stages, we seek collaborators to complement our preclinical studies and manufacturing capabilities. At the clinical development stage, we will seek established collaborators to codevelop or commercialize our product candidates. For vaccines, we are seeking companies with commercial capabilities that will receive rights to develop and commercialize our vaccine candidate. In this way, we can share the risk and reward of our portfolio while acquiring the capabilities required to launch commercial products. We seek partners aligned with our mission of making RNA accessible to the world.

Our decision to partner will be determined by the partner’s geographic scope and the complementary capabilities that partner can bring to support the commercialization of products. We have yet to choose either the products for which we choose to partner, or the partners themselves; however, we may also choose to commercialize some early-stage programs without partners, as large-scale commercial capabilities may not be required for programs with a small patient population.

PLANT HEALTH PRODUCT PIPELINE

Overview

We plan to design, build, and sell a complete portfolio of products that growers can use throughout the food chain, from field to fork, to enhance, protect, and preserve produce and animals.

Our product pipeline is based on double-stranded RNA, or dsRNA, which works by regulating the expression of a carefully selected protein in the target organism, be it in plants, fungi, or animals (primarily insects or arachnids). This method can, with careful selection of the appropriate target, potentially be used to control a wide range of unwanted pests and problems.

An introduction to dsRNA and agriculture

As a tool for crop protection, dsRNA has several advantages. It is designed to impact the target pest and limit harm to any non-targeted organisms. Unlike many other pesticides, dsRNA degrades quickly in the environment, so it is typically undetectable after a few days, meaning in typical use, treated produce would contain low to no pesticide residue. Finally, in the event any residue remains, there is an established history of safe consumption of RNA molecules in human and animal food. According to a September 2020 report published by the Environmental Directorate of the Organization for Economic Cooperation and Development entitled Considerations for the Environmental Risk Assessment of the Application of Sprayed or Externally Applied ds-RNA-Based Pesticides, there is a long-established view that dietary intake of nucleic acids, including dsRNAs from plant viruses, does not present a health risk to humans and other vertebrates, and, as a result, the adoption of RNAi technology in agriculture is likely to present a lower human health risk than the use of conventional pesticides.

Based on our toxicity testing and these advantages of dsRNA, GreenLight has requested a tolerance exemption from the EPA for the active ingredient contained in its first dsRNA product, GS2, which seeks to control Colorado Potato Beetle in potatoes and other solanaceous crops. If granted, such an exemption would be consistent with a category IV toxicity level, the EPA’s lowest level of pesticide toxicity under FIFRA.

Process for developing new products

GreenLight uses a five-phase product development process for plant and animal health products as summarized in the following table. In general, in order for a product to move to a particular stage, it must successfully have met the requirements of the preceding stages.

Market opportunity

Given the versatility of RNA-based solutions, we believe that the markets for our products are large. In the near term, we intend to pursue more than $10 billion in addressable target markets for plant health, with the full launch of our first product anticipated in 2023.

We define total addressable market as the global revenue opportunity available to pesticide solutions controlling a target pest or disease. In most instances, we do this by defining a relevant active ingredient market for the crop or crops where we intend to market our products and then making an assumption as to the percentage of that market that is spent on controlling the target pest or disease. We use data from AgBioinvestor and FAOSTAT (a database run by the Food and Agriculture Organization of the United Nations), and we use data purchased from third-party consultants to quantify the market and underpin assumptions.

We intend to develop products for our own distribution as well as for commercial partners. In doing so, we will focus our attention on the fresh fruits, vegetables, and nuts markets, which urgently need residue-free crop- protection products or have a strong association with the need to conserve honeybees. We will seek to serve the broadacre markets and international markets through partnerships with established multinational crop-protection companies and distributors. We intend to develop products that farmers trust and incorporate as a regular part of their annual crop-protection program.

Each of the initial products we are developing is intended to be specific to one target pest based on grower needs. We believe we can leverage our expertise in RNA in the future to target multiple pests as well as use our manufacturing platform and experience to make novel products at a cost that works for farmers.

What specific problems are we trying to solve?

Our Plant Health group is working to provide growers with highly effective tools to use within their normal cultural practices that avoid disrupting non-target organisms while leaving low to no residue in the treated produce. Today there are very few commercially available products that successfully combine these characteristics that growers, regulators, and consumers desire. Our primary focus for this mission is the successful deployment of carefully designed dsRNA. In order for our products to function successfully, the organism that needs to be managed must possess the appropriate cellular apparatus to process exogenous dsRNA to regulate protein biosynthesis. For these organisms, we intend to develop a portfolio of insecticides, acaricides, fungicides, and products that affect crop physiology and health, such as bio stimulants and herbicides.

Insecticides and acaricides

Our insecticides and acaricides program is currently working on six major targets with a combined addressable target market size of $4.4 billion. These projects are distributed across various phases ranging from the most advanced, which is in the pre-commercial phase awaiting regulatory approval, to nascent candidates. We calculate addressable markets for our projects using market data from AgbioInvestor and FAOSTAT and information purchased from third-party consultants. We use this data as well as our industry knowledge to inform assumptions around expenditures to control the target pest or disease to arrive at the addressable market.

Calantha, our program to control the Colorado potato beetle, has been submitted to the EPA for approval. Another, aimed at Varroa mites, is expected to be submitted to the EPA in 2022. We anticipate moving the program for diamond back moth to the field in 2022 or 2023, with EPA submission in 2023. Additionally, we project to submit our two spotted spider mite product to the EPA for approval in 2024.

Colorado potato beetle

Calantha, our product candidate for the Colorado potato beetle (Leptinotarsa decemlineata), which decimates plants in the nightshade family and accounts for more than $500 million in crop loss annually, has gone from discovery to Environmental Protection Agency (EPA) submission in four years. The application is mixed with water and sprayed using standard agricultural practice over crops at a rate of 9.9 grams per hectare—less than one-tenth the rate at which many conventional industrial chemicals are normally used on fields. Consumption of the dsRNA, which itself degrades within days, causes the Colorado potato beetle to stop eating and expire from its own toxins while beneficial insects are unaffected. In the United States, we have tested this product over the last three annual growing seasons in Oregon, Washington, Wisconsin, New York, Maine and Idaho. We have also conducted field tests of the product in Spain, Germany and France.

We believe the addressable market for protecting crops from the Colorado potato beetle is approximately $350 million. Assuming EPA approval in 2022, we anticipate full commercialization in 2023.

Widely recognized for its ability to develop resistance to pesticides, the Colorado potato beetle was first described as a pest in the United States in 1859.

We expect the price and performance of Calantha, the first-ever foliar RNA product—submitted for regulatory approval with the EPA in October 2020—to be competitive with other products currently available to farmers. We have conducted more than 100 field trials over four years to develop a product that is effective at just 9.9 g/hectare, an extremely low active ingredient use rate, equivalent to a spoonful of sugar spread on a football field.

Our testing has shown that Calantha is safe for honeybees, butterflies, and several other non-target insects and mammals at use rates 100 times higher than our recommended rate. It degrades in water and soil within three days to benign, natural nucleotides. The product works well with standard growers’ programs to control first-or second-generation Colorado potato beetle. It effectively controls all stages of the life of this beetle but is most effective on young larvae up to one-quarter inch in length.

In addition to being water soluble, this product contains additional inert ingredients to allow it to be mixed with other agricultural products and applied by farmers in a single spraying using common methods, including low-water volume (aerial or ground) or chemigation. Although conventional pesticides can require special protective equipment for farmers, we anticipate just basic work gloves will be required for this product.

Varroa mites

Having acquired the rights to portions of Bayer’s topical RNA intellectual property portfolio, which include bee-health assets, we are developing an RNA-based syrup that targets reproductive mites, is easy to use, and will add another tool in the limited Varroa-control market.

We have been field testing our RNA-based product candidate for the Varroa destructor mite, which many beekeepers consider to be the top threat to honeybees and which has been detected in up to 90% of US hives, since March 2021 with the assistance of commercial beekeepers in Georgia, California, Florida, and Maine. To date, these tests demonstrate a measurable improvement in hive health. Hive health is measured by bee management personnel through a visual assessment of open broods (uncapped hive cells containing larvae) and closed broods (capped hive cells containing larvae) and the assignment of scores based on that assessment. The assessment also includes a scored evaluation of the overall health of the hive, including appearance and productivity of drones, brood health and queen health. Hive health measurements attempt to take into account a variety of factors other than mite count and include potential harmful effects from the pathogens mites can introduce into the hive, the potential harmful effects of chemical pesticides and other environmental factors that can affect overall hive health. Our tests measured hive health 12 weeks after application of our Varroa mite product and demonstrated a 20% improvement in open brood health (p=0.0193), a 20% improvement in closed brood health (p=0.0163) and a 17% improvement in overall hive health (p=0.0200), compared to hive health measured 12 weeks after application of the commercial standard chemical Varroa mite control product. As part of our hive health assessments, we also assess mite population and control before and after application of our product, using guidelines from the USDA’s Agricultural Research Services for measuring mite populations. Using these guidelines in our field tests, we observed a decline in mite population of 80% 6 weeks after treatment (p=0.0073) and 77% 12 weeks after treatment (p=0.0106) after the application of our product.

About 3 million commercial honeybee colonies in the United States are used to pollinate more than 100 crops annually that are worth an estimated $15 billion, according to the U.S. Department of Agriculture. The parasitic Varroa mite reproduces in hives, feeds on honeybees, and spreads disease, destroying colonies across the globe. Now in the development phase, our product candidate targets the Varroa mite to protect bees, beekeepers, and pollination-dependent crops.

When we acquired rights from Bayer relating to its bee-health assets, Bayer disclosed to us that in laboratory tests its original Varroa mite product had been observed to have adverse effects on ladybugs. We are developing our own version of this product using our proprietary manufacturing process, and our product has a different composition than the Bayer product. We have observed adverse effects on ladybugs in laboratory tests of products made with our dsRNA manufacturing process but at 10x higher use rates than Bayer observed. We do not believe that such data will negatively impact our ability to secure a registration from the EPA or impact the attractiveness of our product to potential customers for two reasons. First, during the normal course of use, our product would be delivered in a sealed package directly to beehives, and it is atypical for ladybugs to enter a treated beehive during the proposed treating season. Accordingly, it is unlikely that the organisms that may be negatively affected would be exposed to the product during the normal course of use. Second, we believe that customers would conclude that the benefits of controlling Varroa mites outweigh the potential risks to ladybugs. See “Risk Factors — Risks Related to our Animal Health Program” for a discussion of several risks factors relating to our Varroa mite product. Nonetheless, until we complete our field trials, it is unclear whether we will be able to limit delivery of our product to bees and, through bees, to Varroa mites, in a manner that will effectively impede mite function.

In preparation for seeking EPA approval of our Varroa mite product, we have been conducting laboratory and field tests, including a required high-dose test to assess risks associated with potential overexposure to the product. When we tested our Varroa mite product in the laboratory at the required level of ten times the field use rate, the higher concentration of the product caused the treated bee food to become highly viscous, which limited consumption and resulted in bee starvation. We did not observe these adverse effects either when our product was administered at the field use rate or when our product was administered at the high-dose rate in the field. Because our product is delivered in a ready-to-use formulation through a pre-measured pouch delivery system, rather than through conventional spraying, we do not believe that our product presents a material risk that bees will be exposed to concentrations greater than the field use rate. For more information regarding potential adverse effects on regulatory approval of our Varroa mite product if the EPA does not agree to modify its safety factor protocol, see “Risk Factors — Risks Related to our Animal Health Program — The EPA will evaluate our Varroa mite product without a precedent product, which may result in the need to conduct additional field trials and lengthen the regulatory review period. If we cannot reduce bee mortality experienced in high-dose safety factor testing, the EPA may not approve our product or may impose labeling requirements that materially limit the commercial attractiveness of the product.”

In order to submit a registration dossier to the EPA in 2022, we need to complete additional studies required for the initial submission, including a bee safety study that is only available seasonally. This study is part of the normal course of an EPA registration and generally cannot be conducted during cold winter months, We are currently conducting this study, and additional non-target organism studies are in progress during the spring of 2022 for inclusion in the dossier we plan to submit to the EPA. For the United States registration of our Varroa mite product, we will be able to submit for approval under the FIFRA regulations, and we expect to make the submission in the second or third quarter of 2022. In certain foreign jurisdictions, including the European Union, we expect that we will be required to apply for authorization of our Varroa mite product as an animal health product under applicable veterinary medicine regulations.

Diamond Back Moth

The Diamond Back Moth (Plutella xylostella) is sometimes called the cabbage moth because of its voracious appetite for consuming brassicas plants, which include cabbage, Brussels sprouts, and cauliflower, among others. It represents a global challenge to farmers and growers because its short life cycle allows it to rapidly develop resistance to existing crop protection products.

By testing Diamond Back Moth larvae in greenhouse assays (where they are fed foliage treated with their specific RNA sequence combined with the different delivery technologies we have developed), we believe that the Diamond Back Moth can be controlled with a dsRNA-based pesticide. We are now testing delivery methods by which the product would be delivered to the field. If we successfully develop delivery mechanisms, we expect to enter the field-testing stage for the product. If a successful delivery mechanism is developed, we anticipate moving into our pre-development phase in 2022 and the development phase in 2023, with the goal of a 2026 launch, subject to receipt of regulatory approval.

Two Spotted Spider Mite

Two spotted spider mites (Tetranychus urticae) (TSSM) are not insects but arachnids that feed on plants. All life cycle stages of the mite will cause damage to the plants upon which they feed. TSSM use their mouthparts to pierce cells on the surface of the leaf to suck out the contents, rendering the cell useless. TSSM will feed on a wide range of crops from Glasshouse ornamentals to tree nuts and fruits to corns and soybeans and can be found almost anywhere crops are grown. This project is currently in the discovery phase where we are seeing good control from our on-plant assays without any need to develop any specific delivery technology. We anticipate progression into pre-development in 2023 and move rapidly on to development in 2024 by having an initial focus on controlled environment crops.

Fungicides

Our fungicides program currently has six major targets in the pipeline with a combined total addressable market of $7.2 billion. This includes botrytis, fusarium, powdery mildew, downy mildew, Asian soybean rust, and rice blast. We calculate addressable markets for our projects using market data from AgbioInvestor and

FAOSTAT and information purchased from third-party consultants. We use this data as well as our industry knowledge to inform assumptions around expenditures to control the target pest or disease to arrive at addressable market.

Our fungicide programs for botrytis and powdery mildew control are currently being field tested, and we expect to make an EPA submission in 2023. We also expect to submit our fusarium program to the EPA in 2023.

Botrytis

Botrytis cinerea, which causes grey mold and bunch rot, is an ever-present global threat for fresh fruit and vegetables that affects 80% of crops grown and can result in up to 30% yield loss. Even greater losses can occur when botrytis develops en route to the consumer. Given how frequently crops such as grapes, berries, and onions need to be sprayed, resistance to existing chemical fungicides can build quickly and produce can carry residues of multiple products. Botrytis has long been a target for new biological fungicides, but excessive rain or humidity means that very few of these products can be relied on to work consistently.

We began testing our Botrytis product in California, New York and Italy in 2021 and anticipate one more year of field testing before applying to the EPA for product approval in 2023. Assuming an 18-24 month EPA approval cycle, we would expect to begin commercialization in 2025. California, a major market for this product, could lag EPA approval by up to a year or more. Because this product demonstrated disease control in the field on both of the crops that we tested (strawberries and grapes), we progressed into Phase 2, the pre-development phase, at our portfolio review in December 2021. We believe we can move this project into Phase 3 of our development process at the end of 2022, which we believe would allow us to move through the remaining development phases and, subject to receipt of regulatory approval, into the market by 2025.

Grapevine powdery mildew

Powdery mildew, caused by Erysiphe necator, is the most common and destructive disease affecting grapes. Mostly observed on the upper surface of leaves as a dusty gray or white coating, the disease also strikes the lower surface, young stems, buds, flowers, canes, and fruit. Severely infected leaves may exhibit mottling or deformity, including leaf curling and withering. Infected fruit turn grayish-white first, then exhibit a brown, rusted appearance and may crack, shrivel, or drop from clusters.

We conducted our first season of field trials in 2021 in New York and California, and we were able to demonstrate disease control comparable to current leading chemical-control products. We anticipate one more year of field trials with the goal of regulatory submission in 2023. Assuming the EPA approves the product in

2025, we would expect to begin commercialization that year. California, a major market for this product, could lag EPA approval by up to a year or more, and non-US grape growing regions such as France could also take one or more additional years to obtain approval. Because this product demonstrated disease control in the field on both of the crops that we tested (strawberries and grapes), we progressed the project into Phase 2, the pre-development phase, at our portfolio review in December 2021. We believe we can move this project into Phase 3 of our development process at the end of 2022, which we believe would allow us to move through the remaining development phases and, subject to receipt of regulatory approval, into the market by 2025.

Fusarium Head Blight

Fusarium Head Blight is a disease of cereal crops most typically caused in the United States and Europe by Fusarium graminearum, though some other Fusarium species are implicated. Fusarium species have a wide host range and can cause many different types of damage to crops depending upon the type of crop plant and its growth stage at the time of infection. In the form of the disease in which it infects the flowering ear of the cereal crop, Fusarium does not necessarily rob the farmer of yield but instead frequently produces mycotoxins as part of its metabolic process. These mycotoxins can cause serious illness and even death when consumed in small quantities (the primary mycotoxin is deoxynivalenol, or DON, known colloquially as vomitoxin), so there is a detection limit in process food stuffs of 11 ppm. dsRNA can be designed to inhibit the metabolic pathway that produces the mycotoxins. We believe the ability to do this is a key differentiator for GreenLight. The current fungicides available to the grower will control the pathogen but do not provide reliable suppression of the mycotoxins. This product is currently in the “Discovery 1B” phase described above, with GreenLight having demonstrated under controlled conditions that it can stop mycotoxin production on growing wheat. Based on our product development to date, we believe we can move this project into Phase 3 of our development process in 2022, which we believe would allow us to move through the remaining development phases and into the market by 2025.

Crop physiology

The market for crop physiology, crop health, and herbicides is approximately $25 billion, based on data compiled by AgbioInvestor. Our activities in these areas have taught us how to deliver dsRNA into cells, so we are expanding our research to give us further opportunities in the crop-protection market.

Limitations we are working to overcome

The use of dsRNA as a crop-protection technology has been proposed since the discovery of the mechanisms of RNAi in the 1990s. A key barrier to the development of dsRNA was the cost of manufacturing RNA itself.

Our proprietary cell-free technology aims to solve this problem. Other technical, commercial, and social challenges remain, with delivery as the next challenge. Not all organisms will readily uptake dsRNA in the way that the Colorado potato beetle and Varroa mite do, and we need to deploy strategies that overcome barriers for lepidoptera (the rate of breakdown in the gut) or plants (passage across membranes). Much of our mid and long-term pipeline target work relates to addressing the challenge of extending environmental stability both within the gut of target insects and on the leaves of sprayed plants.

Another perceived limitation of dsRNA is associated with its highly specific nature. While we believe that this specificity is a benefit because it can make the technology safer for beneficial insects and humans, we realize most products on the market are broad-spectrum, which is appealing to farmers because they enable farmers to control multiple pests or diseases at once.

Biotechnology and agriculture have a complicated history. We know that building trust with stakeholders is critical to ensuring smooth adoption. We seek to educate about dsRNA and the benefits of what it can do. By increasing awareness of the benefits of RNA biopesticides, we hope to form strong relationships with other sustainability-oriented initiatives and industry stakeholders who can help tell our story.

Our people and culture

At GreenLight, we celebrate the power of working together to address humanity’s challenges, meet the needs of underserved populations, and push the boundaries of scientific discovery. Our culture represents a team united by a common purpose of creating a more sustainable future by bringing food security, medicine, and healthcare to everyone. From the very beginning, our founders believed that our way forward would be based on equality, diversity, and inclusion (ED&I). These founding principles guide us every day as we seek to identify, attract, retain, incentivize, and develop a highly talented workforce.

Qualified team

Building a platform through RNA manufacturing to address food and agriculture markets and human health markets in vaccines and gene therapies requires deep technical and scientific expertise.

As of March 21, 2022, we have 312 full-time employees. Within our workforce, 271 employees are engaged in research and development and manufacturing operations and 41 are engaged in the shared business-enabling functions. Approximately 53% of our team members who are focused on research and development have master’s degrees or higher and approximately 38% of our team members have PhDs. Our employees are not represented by any labor union nor any collective-bargaining arrangement with respect to their employment with us.

In addition to our regular workforce, we are grateful for the collaboration, contributions, and support of a network of industry advisors, consultants, contractors, and temporary staff who make up the overall GreenLight team.

With ED&I principles as the foundation, we are focused on cultivating a team with diverse backgrounds and perspectives. We consider how we can better serve our colleagues of different genders, ethnicities, generations, educational achievements, sexual orientations, workstyles, and more. Our current senior management team is diverse: 50% of our Executive team members and Senior Vice Presidents are female. Additionally, approximately 40% of our Executive team identifies as a non-Caucasian racial or ethnic group (Black or African American, Hispanic or Latino, American Indian or Alaska Native, Asian or Native Hawaiian, other Pacific Islander, or two or more races). Our management team is committed to continuing to build a diverse team and a culture of inclusion to ensure that diverse perspectives thrive.

Numbers alone cannot capture the rich diversity of our company. However, we collect and report these numbers for transparency and as a marker of our continued efforts. Approximately 46% of our full-time employees self-identify as female and 45% of full-time employees self-identify as a non-Caucasian racial or ethnic group (as defined above). While we acknowledge that there is still work to be done, we are committed to doing our part to make real changes to address systemic bias and inequities.

ENVIRONMENTAL, SOCIAL, AND GOVERNANCE (ESG) STRATEGY

Environmental and social impact is inherent to our purpose and the underlying reason our company was launched. We were founded to develop sustainable products for the biggest issues facing humanity and the planet. GreenLight scientists are developing new products for public health challenges and sustainable food production to feed a growing population. We believe our ESG strategy is fundamental to achieving our mission and underscores everything we do at GreenLight.

We are striving to optimize the environmental impact of our facilities and operations, but we recognize the greatest potential for impact is through our product development process and in our goal to design and manufacture RNA-based products to support human, animal and plant health more naturally and safely.

Environmental

There is a need to take immediate action to address the environmental crisis that is forcing the reconsideration of how products are made, from our homes to our food, to our clothing. Many modern approaches to produce food and drugs to keep the growing population healthy have had a negative effect on the health of the planet. Clear cutting forests for cattle, chemical residues on food, in the water and in the soil, nitrogen blooms in rivers, declining soil productivity, the loss of bees and other beneficial insects—these are all clear signs that the current system is not sustainable.

The world is running out of arable soil. For years, farmers have used effective petroleum-based chemical pesticides in the form of neonicotinoids, pyrethroids, carbamates, and organophosphates. Over time, these non-targeted products can have unintended negative consequences, including damage to beneficial insects and plants, and they can linger in the environment for years, eroding soil quality and polluting water resources.

Using RNA, we can create targeted biocontrols for agriculture. Biology also offers a fundamental shift in how things are made and disposed of in a world where things grow and decay, creating circular, regenerative processes. Our goal is to have products that can help the environment, not harm it. GreenLight’s RNA is produced from materials using an enzymatic process and after application our RNA product candidates disappear in a few days. We believe that, because the active RNA ingredients in our product candidates quickly degrade in the environment, our product candidates will have the potential to be more sustainable, or greener, than traditional petroleum-based chemical pesticides.

We aim to provide farmers with safe-to-use, cost-effective, targeted biocontrols that stop pests while protecting crops, honeybees, and land before and after harvest. If we help farmers create greener, cleaner crops, they can provide consumers with the greener, cleaner foods they demand. Additionally, we also intend to provide farmers with safer products to handle, while helping farming families promote more sustainable land for future generations.

When we refer to a product or process as ‘green’ in the context of potential agricultural products, we are referring to the fact that dsRNA-based pesticides have the potential to leave little to no residue behind after use, resulting in a significant potential reduction in the toxins or other foreign matter released into local waterways, aquifers, or the food chain. Additionally, when we use the term ‘sustainable,’ we refer to our efforts to align economic development with environmental protection and human well-being as well as our anticipated obligations as a Public Benefit Corporation under § 362(a) of the Delaware General Corporation Law.

Social

Values and biases can be embedded in the technologies that are made, in the applications that are considered, and in the ways problems are addressed. Inclusion of those who have historically been left out of the development of new technologies is essential to building equitable and positive outcomes. GreenLight was born from a passion to make our world more sustainable and more equitable. Our vision is to enable Africa, Asia, and Latin America to meet local demand through local production. Our novel RNA manufacturing process—quick to start, built for scale, and using small bioreactors—may be part of the solution.

An ecosystem thrives with more diversity, and the inclusion of many different voices is essential to growing our company. Team members are empowered to bring their best ideas forward, and leaders are always open to listen and act. We challenge one another to discover breakthroughs that advance our science to deliver on a common cause: sustaining the planet, protecting our food, saving lives. With equity, diversity, and inclusion principles as the foundation, we are relentlessly focused on cultivating a team with diverse backgrounds and perspectives. We are always thinking about how we can better serve our colleagues of different genders, ethnicities, generations, educational achievement, sexual orientation, and workstyles. These values and initiatives are not just a top-down corporate statement; they are an intrinsic part of our culture.

Governance

At GreenLight, we celebrate the power of working together to address humanity’s challenges, meet the needs of underserved populations, and push the boundaries of scientific discovery. Our culture represents a team united by a common purpose of creating a more sustainable future by bringing food security, medicine, and healthcare to everyone. From the very beginning, our founders believed that our way forward would be based on equality, diversity, and inclusion (ED&I). These founding principles guide us every day as we identify, attract, retain, incentivize, and develop a highly talented workforce.

The following values are deeply coded within our business, mission, and culture:

•	Care for everyone

•	Courage to achieve the impossible

•	Collaboration to propel our success

•	Commitment to science and doing the right thing, always

Our culture is built on care, transparency, diversity, employee ownership and engagement, and a deep, humble respect for science. Transparency is essential to how we operate, to enable sharing of the insights and tools that enable our platform to grow, as well as to build trust and accountability with all our stakeholders.

We have selected independent directors and scientific advisory board members with decades of experience. Our board of directors and management team will leverage that experience and consider the interests of stockholders, customers, employees, suppliers, academic researchers, governments, communities, and other stakeholders to pursue long-term value for our company and drive the sustained health of our global community.

COMPETITION

We are aware of only one large company, Bayer AG, that has human health and agricultural capabilities similar to our company. Other competitors split into either human health or agricultural market categories.

Human health

Our competitors are biotechnology companies working on indications similar to our pipeline, mRNA companies, large pharmaceutical companies, and academia.

We are aware of several large pharmaceutical and biotechnology companies, as well as smaller, early-stage companies, pursuing the development of products and disease indications we are targeting. These include major vaccine and therapeutics companies such as Roche Holding AG, AbbVie, GlaxoSmithKline (GSK), Merck & Co Inc, Sanofi, Pfizer, AstraZeneca, Johnson & Johnson, and Novavax.

Among RNA specialist companies, BioNTech and Moderna already have COVID-19 vaccines on the market, while CureVac N.V., Arcturus Therapeutics Inc., Translate Bio, Daiichi Sankyo, Elixirgen Therapeutics, and Providence Therapeutics have clinical trials underway. Specialized therapeutics companies such as Alnylam Pharmaceuticals, Editas Medicine, and Dicerna Pharmaceuticals also compete against GreenLight.

Agriculture

We believe that our technology platform coupled with our research and development expertise and commercial strategy set us apart from others in the food and agricultural market. Because crop protection is a mature industry, there are several companies targeting similar insects and fungi and investing in effective products. These include larger companies such as Syngenta and Bayer, as well as smaller companies such as Provivi, Vestaron, and Biotalys. Creating the sustainable food system we know is possible will require the expertise and dedication of many people bringing many new products to market. We look forward to collaborating with many companies, even those we have called out as competitors, to achieve that future.

Platform

Our platform, and our ability to manufacture biological molecules, is a key competitive advantage and driver of future growth. Ginkgo Bioworks, Zymergen, and Codexis, among others, have sophisticated know-how and may emerge as competitors.

FACILITIES

Our principal facilities are located in the metropolitan area of Boston, Massachusetts, Rochester, New York, and Research Triangle Park, North Carolina. We lease all of our facilities.

Our corporate headquarters are located in Medford, Massachusetts, where we lease an aggregate of approximately 50,000 square feet of office and laboratory space. Our leases for this facility expire between February 2024 and February 2025.

Agricultural Manufacturing Facilities

Our manufacturing facilities for our dsRNA agricultural products are located in Rochester, New York. Our lease for this facility commenced in January 2020 and expires in March 2025. Our existing manufacturing operations occupy approximately 17,000 square feet and include two 2,000-liter bioreactors, one of which became operational in the third quarter of 2021.

We expect that our operational bioreactor will provide sufficient manufacturing capacity for our current projected near-term needs for our dsRNA agricultural products and that we would activate the second bioreactor when needed to address an increase in production demand. We estimate that we can currently produce 500 kg of dsRNA per year and that, if the second bioreactor were brought online, we could produce 1,000 kg of dsRNA per year. We estimate that the activation of the second bioreactor would take approximately six months and require an additional investment of approximately $0.6 million, none of which had been incurred as of December 31, 2021. We are currently designing an expansion of our Rochester facility to further increase our manufacturing capacity to up to 30,000 liters of dsRNA for agricultural use.

In the third quarter of 2021, we leased approximately 5,557 square feet of additional laboratory space in the Rochester facility for dsRNA process development. We estimate that this laboratory space will be available for use in the third quarter of 2022 and will require an aggregate investment of approximately $0.5 million, none of which had been incurred as of December 31, 2021.

Agricultural Laboratory and Greenhouse

We currently lease approximately 14,000 square feet of laboratory, office and greenhouse space for our agricultural operations at our facility in Research Triangle, North Carolina. Our lease for this facility commenced in January 2019 and expires in December 2026.

On September 30, 2021, we entered into a new lease for approximately 63,000 square feet of laboratory, office and greenhouse space on the same campus as our existing Research Triangle Park facility. The lease expires 11 years after an occupancy date determined in accordance with the terms of the lease. We expect to relocate our current operations in Research Triangle Park to this new facility in the second half of 2022. We estimate that the total cost to build out the new facility will be approximately $7.0 million, none of which had been incurred as of December 31, 2021.

Human Health Facilities

In addition to research and development conducted at our headquarters, we conduct a portion of our human health research and development activities in approximately 19,000 square feet of laboratory and office space in Woburn, Massachusetts. Our lease for this facility commenced in November 2020 and expires in February 2024.

We recently leased approximately 1,500 square feet in Burlington, Massachusetts for clean room facilities for pre-clinical and early-phase clinical material manufacturing for our human health program. Our lease for this facility commenced in August 2021 and expires in August 2023. We expect that these facilities will allow us to manufacture mRNA clinical materials at three-liter scale. We anticipate that the facilities will begin production by the end of 2021. We expect that the total cost to build out this facility, including GMP readiness, will be approximately $2.5 million, of which $1.9 million had been incurred as of December 31, 2021.

We intend to produce mRNA clinical materials for early-stage clinical trials at our Burlington facility, and we anticipate that this facility will provide sufficient manufacturing capacity for our current projected near-term needs.

We currently anticipate that we will contract with third parties to produce mNRA clinical materials for amounts needed in excess of the capacity of our Burlington facility, including production of our COVID-19 vaccine candidate. In November 2021, we entered into agreements with Samsung Biologics Co., Ltd. to provide manufacturing services to fulfill our mRNA production needs. For more information regarding our agreements with Samsung Biologics Co., Ltd., see “Business—Our Manufacturing Platform — Our manufacturing platform for human health (mRNA)”.

We believe our facilities are adequate and suitable for our current needs. To support future organic growth or merger-and-acquisition activity, we may enter into new leases, assume lease obligations, or acquire property both domestically and internationally. We believe that suitable or alternative space will be available if and when needed.

INTELLECTUAL PROPERTY

We strive to protect and enhance proprietary technology, inventions, and improvements that are commercially important to the development of our business, including seeking, maintaining, and defending patent rights, whether developed internally or licensed from third parties. We also rely on trade secrets to develop, strengthen, and maintain proprietary positions that may be important for the development of our business. We additionally may rely on regulatory protection afforded through data exclusivity, market exclusivity, and patent-term extensions, where available.

Our commercial success may depend in part on our ability to: obtain and maintain patent and other proprietary protection for commercially important technology, inventions and know-how related to our business; defend and enforce our patents and patent applications; preserve the confidentiality of our trade secrets; maintain and defend our trademark registrations and applications; and operate without infringing the valid, enforceable patents and other intellectual property and proprietary rights of third parties. Our ability to limit third parties from making, using, selling, offering to sell, or importing our products or using our proprietary methods may depend on the extent to which we have rights under valid and enforceable licenses, patents, trademarks or trade secrets that cover these activities. We cannot be sure that patents will be granted with respect to any of our pending patent applications or with respect to any patent applications filed by us in the future, nor can we be sure that any of our existing patents or any patents that may be granted to us in the future will be commercially useful in protecting our commercial products or methods of manufacturing and using the same or that they will prevent others from commercializing competing products or technology.

Patents

As of March 22, 2022, we had approximately 40 patent families (the term “patent family” is used here to denote patents and applications claiming priority to a common patent application) in various fields of our business. Of those patent families, approximately seven families relate to RNA production; approximately six families relate to other human health-related technologies; approximately 17 families relate to crop protection and bee health; approximately three families relate to production of sugars; and approximately seven families relate to process control and compound production. The number of families may change if we file additional applications or obtain additional issued patents or if we abandon any of our pending or issued patents. We continue to evaluate the costs and potential benefits of patent protection in various jurisdictions. In connection with such evaluations, we may abandon pending applications or issued patents.

Individual patent terms extend for varying periods of time, depending on the date of filing of the patent application, the date of patent issuance, and the legal term of patents in the countries in which they are obtained. In most countries in which patent applications are filed, including the United States, the patent term is 20 years from the date of filing of the first non-provisional application to which priority is claimed. Under certain circumstances, a patent term can be extended. For example, in the United States, a patent’s term may be lengthened by patent term-adjustment, which compensates a patentee for administrative delays by the U.S. Patent and Trademark Office in reviewing and granting a patent; by patent-term extension for certain patents covering products requiring regulatory approval prior to being sold or methods of using or making such products; or may be shortened if a patent is terminally disclaimed over an earlier-filed patent. However, the actual protection afforded by a patent varies on a product-by-product basis, from country to country, and depends on many factors, including the type of patent, the scope of its coverage, the availability of legal remedies in a particular country, and the validity and enforceability of the patent.

Our seven RNA production patent families include four families directed to RNA production platforms. All four families, including all of the issued patents in such families, contain claims directed to methods of manufacture of RNA and/or related processes. One such platform family includes U.S. Patent No. 10,858,385, the issued claims of which protect certain aspects of our process for production of dsRNA. This family also includes a pending U.S. continuation and a number of foreign applications pending in Argentina, Australia, Brazil, Canada, Chile, China, Costa Rica, the European Patent Office, Japan, Hong Kong, India, Indonesia, Israel, Malaysia, Mexico, New Zealand, Russia, Singapore, South Africa, South Korea, Thailand, and Ukraine. The projected expiration for U.S. Patent No. 10,858,385 is in 2037, not including any term adjustments or extensions if applicable.

Another RNA production platform family contains U.S. Patent No. 10,954,541 along with a pending U.S. continuation, issued patents in India and Indonesia, and a number of foreign applications pending in jurisdictions including Australia, Brazil, Canada, Chile, China, Costa Rica, the European Patent Office, Hong Kong, Israel, Japan, Malaysia, Mexico, New Zealand, South Korea, Singapore, Thailand, and Ukraine. The projected expiration for U.S. Patent No. 10,954,541 is in 2037, not including any term adjustments or extensions if applicable.

The third RNA production platform family contains U.S. Patent No. 11,274,284, along with a pending U.S. continuation, issued patents in China, Indonesia, Japan and Singapore, and additional foreign applications pending in jurisdictions including the European Patent Office, Israel, India and South Korea. The projected expiration date for U.S. Patent No. 11,274,284 is in 2036, not including any term adjustments or extensions if applicable.

The fourth RNA production platform family relates to methods for production of mRNA that may have applicability to our next generation approach for such production. This family contains a United States application along with applications recently filed in a number of foreign jurisdictions, including, Australia, Canada, China, the European Patent Office, India, Israel, Japan, Korea, Malaysia, Singapore, and South Africa. All applications in this family are national stage applications from International Application No. PCT/US2020/025824. If the U.S. patent application in this family were allowed, the projected expiration of the resultant patent would be in 2040, not including any term adjustments or extensions if applicable.

The RNA production families also contain patent applications directed to various improved compositions and processes. These include, for example, two families, each consisting of an international patent application related to plasmid templates for production of RNA products, proteins and enzymes of interest. If we were to file U.S. national stage patent applications from these international applications and any claims were to be allowed, they would have projected expiration dates in 2040 and 2041, not including any term adjustments or extensions if applicable.

Other Human Health Patent Families

We currently have six additional Human Health specific patent families. One family includes International Application No. PCT/US2021/042015 and a related U.S. patent application directed to compositions and methods of treatment related to our ongoing research in the field of gene therapy. If the U.S. patent application were to be allowed, the projected expiration of the resultant patent would be in 2041, not including any term adjustments or extensions if applicable. Two families each contain a pending United States provisional patent application related to the same research. Another of the families contains a U.S. provisional application directed to mRNA compositions, including the company’s proposed COVID vaccine.

Bee Health and Crop Protection Families

Our 17 Bee Health and Crop Protection patent families include seven Bee Health patent families and ten Crop Protection patent families.

Bee Health Patent Families

Four of our Bee Health patent families contain claims directed to or related to our proposed varroa mite product and/or its use. The first such family is co-owned with Yissum and subject to an exclusive license to us of Yissum’s ownership interest in commercial rights to this patent family. For more information on this license, see “—Intellectual Property Agreements — Bayer Acquisition Agreement.” This family consists of U.S. Patent Nos. 8,962,584, 9,662,348, and 10,801,028, which contain composition and method of treatment claims expected to expire in 2030, not including any term adjustments or extensions if applicable. This family further includes issued patents in China, France, Germany, Israel, Italy, Mexico, New Zealand, Russia, South Africa, Turkey, the United Kingdom, and Ukraine and pending patent applications in Canada, Chile, China, and Mexico.

Another such Bee Health patent family is co-owned with the United States Department of Agriculture. This family consist of U.S. Patents Nos. 10,100,306, 10,927,374, and 9,540,642 with composition and method of treatment claims expected to expire in 2034, not including any term adjustments or extensions if applicable. The family further includes a pending U.S. continuation; issued patents in Australia, Israel, Russia, Ukraine, and South Africa; and pending applications in Australia, Argentina, Canada, Chile, China, European Patent Office, India, Mexico, New Zealand, and Uruguay.

The third such Bee Health patent family includes U.S. Patent No. 10,907,152, which has composition and method of treatment claims and is expected to expire in 2036, not including any term adjustments or extensions if applicable. This family further comprises a pending U.S. continuation; foreign patents in China, Israel, and South Africa; and 12 pending foreign applications in jurisdictions including Argentina, Australia, Brazil, Canada, Chile, European Patent Office, India, Mexico, New Zealand, Russia, Ukraine, Uruguay.

The fourth such Bee Health patent family contains a pending U.S. application, Serial No. 17/013,330 along with pending applications in Australia and New Zealand. If claims of the U.S. application were to be allowed, the resultant patent would have a projected expiration in 2040, not including any term adjustments or extensions if applicable.

Crop Protection Patent Families

We have ten Crop Protection patent families. Three such families relate to nucleic acid compositions for control of Colorado potato beetle. One of those three families includes U.S. Patent No. 11,142,768 (expected to expire in 2039, not including any term adjustments or extensions if applicable) with composition claims directed to Calantha, our proposed Colorado potato beetle product, along with two pending related U.S. applications, and pending foreign patent applications in Australia, Brazil, Canada, China, European Patent Office, India, Japan, New Zealand, Russia, and Ukraine. Another of those three Colorado potato beetle patent families contains U.S. Patent No. 11,185,079, which has composition claims and an expected expiration in 2039 (not including any term adjustments or extensions if applicable), one pending related U.S. application, and pending foreign applications in

Australia, Brazil, Canada, China, European Patent Office, India, Japan, New Zealand, Russia, and Ukraine. The third such family has one pending U.S. patent application.

Our seven other Crop Protection patent families include: one family with a pending international patent application directed to compositions for controlling lepidopteran pests; one family with a pending U.S. Patent application and an international patent application directed to compositions for control of a fungus; three provisional applications directed to compositions for control of lepidopteran pests; a provisional application directed to compositions for controlling fungi; and one provisional application directed to compositions for improved product stability.

Sugar Platform Patent Families

We have three patent families related to enzymatic production of sugars. One family consists of issued U.S. Patent Nos. 10,316,342, 10,577,635, and 10,704,067, all of which contain method of production claims and are expected to expire in 2038, not including any term adjustments or extensions if applicable. That family also consists of a pending U.S. continuation and foreign applications in Australia, Brazil, Canada, Chile, China, Colombia, European Patent Office, Hong Kong, India, Indonesia, Japan, Mexico, Russia, South Korea, and Thailand.

A second sugar platform family comprises United States and pending foreign applications in a number of jurisdictions recently filed as national stage entries of International Application No. PCT/US2019/067113. If the U.S. patent application in this family were to be allowed, the resultant patent claims would have a projected expiration in 2039, not including any patent term adjustments or extensions if applicable.

Our third family consists of a pending provisional patent application directed to improved compositions useful for production of sugars.

Trade secrets

GreenLight’s technology-related intellectual property that are not patent-protected are maintained as confidential information and trade secrets. We employ a variety of safeguards to protect our confidential information and trade secrets, including contractual arrangements that impose obligations of confidentiality and security, digital security measures, and physical security precautions.

With respect to contractual arrangements, we protect our confidential and proprietary information by requiring our employees to execute nondisclosure and assignment of invention agreements upon commencement of their employment. Agreements with our employees also bar them from using the proprietary rights of third parties in the course of their employment or disclosing to us any confidential information of third parties.

We require confidentiality and material transfer agreements from third parties that receive our confidential data or materials, and we also incorporate confidentiality and material transfer precautions into our research and collaboration agreements.

We also seek to preserve the integrity and confidentiality of our data and trade secrets by maintaining physical security of our premises and physical and electronic security of our information technology systems

Trademark and domain names

GreenLight owns 4 U.S. trademark applications relating to the GreenLight name and logo and the Calantha brand in the United States and other jurisdictions around the world. We are still evaluating whether we want to release some or all of our products under the GreenLight brand, or whether we want to develop new brands applicable to specific product pipelines. We also have a registered domain name for our website found at www.greenlightbiosciences.com.

Intellectual Property Agreements

Bayer Acquisition Agreement

We entered into an Assignment and License Agreement with and Bayer CropScience LLP (“Bayer”) dated December 10, 2020 (the “Bayer Acquisition Agreement”), pursuant to which we acquired from Bayer certain intellectual property rights related to (i) RNA technology used to control Varroa mites, Nosema, and bee viruses, which includes assignments of patents and a license to research, develop and sell methods and products in such field with the use of Bayer “know-how” with respect to such technology, and the assignment of Bayer’s rights under a license agreement with Yissum Research and Development Company of the Hebrew University of Jerusalem LTD (the “Yissum License”), and (ii) technology used to control the Colorado potato beetle and canola flea beetle, including a license to research, develop and sell methods and products in such field with the use of Bayer patents and “know-how” with respect to such technology. Under the Bayer Acquisition Agreement, we were obligated to make a closing payment to Bayer equal to $2,000,000 as well as certain milestone payments equal to up to $2,000,000 in the aggregate, in the event that certain regulatory approvals are achieved with respect to the aforementioned technologies.

We also agreed to indemnify Bayer against losses arising out of GreenLight’s recklessness, willful misconduct, violation of law or breaches of representations or warranties under the Bayer Acquisition Agreement or activities related to the use of intellectual property assigned to GreenLight thereunder. The Bayer Acquisition Agreement shall survive for so long as the assigned patents remain in effect; provided, that the parties do not terminate the Bayer Acquisition Agreement earlier in accordance with its terms.

Under the Bayer Acquisition Agreement, GreenLight was assigned Bayer’s rights and obligations under the Yissum License. Pursuant to the Yissum License, we were granted an exclusive, worldwide license to make use of the relevant technology to develop, manufacture, market, distribute, or sell covered products, including an exclusive, worldwide license under Yissum’s interest in any bee health patents jointly owned with GreenLight. Notwithstanding the exclusive license, Yissum retains the right to practice the jointly-owned patents in ways that will not result in competition with GreenLight, including the right of the Hebrew University of Israel (the “University”) to practice the inventions for the University’s own internal research and educational purposes, and to license other academic and not-for-profit research organizations to do the same, provided that no such license directly or indirectly harms our commercial interest in the relevant patents and products.

We also have the right, but not the obligation, to prosecute in our own name and at our own expense any infringement of patents jointly owned with Yissum, but in making our decision whether to assert infringement, we must give consideration to the views of Yissum. In order to settle any such infringement suit, we must obtain the consent of Yissum.

Pursuant to the Yissum License, we agreed to pay Yissum a running royalty percentage in the low single digits on net sales of the licensed products. The License ends on a country-by-country basis upon the later of the date of expiration of the last valid licensed patent, the end of regulatory exclusivity for a product, or 20 years from the date of first sale.

Pursuant to the Yissum License, we are liable for any loss, injury or damage whatsoever caused to our employees or to any person acting on our behalf or to the employees of Yissum or to any person acting on our behalf or to any third party, by reason of GreenLight’s acts or omissions pursuant to the Yissum License or by reason of any use made by GreenLight of the licensed technology and products. Moreover, we will compensate, indemnify, defend, and hold harmless Yissum or any person acting on its behalf or any of its employees or the University or representatives of the University against any liability imposed upon them by GreenLight’s acts or omissions or which derive from GreenLight’s use, development, manufacture, marketing, sale or sublicensing of any product or licensed technology unless it has been determined by an adjudicator of last resort that that the particular damage, loss or expense was caused by a particular indemnitee’s gross negligence or willful misconduct.

Either party may terminate the Yissum License upon written notice in the event of a bankruptcy or similar proceeding of the other party. Yissum may terminate the license agreement if we do not commercialize products within a reasonable timeframe, with certain exceptions, if it provides written notice and we do not cure such failure within a certain timeframe; or if we have an uncured lapse in necessary insurance coverage; or if we unreasonably fail to respond to third-party claims against the patents or technology licensed under the Yissum License.

Patent expiration is a legal determination under the laws of each relevant jurisdiction worldwide. Third parties may review public patent filings and make their own determination as to patent expiration based on the available documents. The last to expire U.S. Patent under the Yissum License is expected to expire in 2031.

Bill & Melinda Gates Foundation

We entered into a Grant Agreement with the Bill and Melinda Gates Foundation dated July 20, 2020, as amended by that certain Amendment 1 to Grant Agreement dated May 25, 2021 (as amended, the “Gates Grant”) pursuant to which we were awarded a grant in the amount of approximately $3.3 million, payable in milestone tranches, for research regarding treatment and curative therapies for sickle cell disease and/or durable suppression of HIV in developing countries. We utilize the Gates Grant funds to explore new, low cost capabilities for the in vivo functional cure of sickle cell disease as well as the durable suppression of HIV. In the event that GreenLight has materially breached the Grant Agreement, the Foundation may demand repayment of the Gates Grant funds.

Acuitas Therapeutics

Development & Option Agreement

In August 2020, we and Acuitas entered into a development and option agreement, or the Acuitas Option Agreement. Under the Acuitas Option Agreement, the parties agreed to jointly develop certain products combining our RNA constructs with Acuitas’s LNPs. Each party granted the other party a worldwide, non-exclusive, royalty-free license under its proprietary technology to conduct the joint research. We pay Acuitas’s personnel costs and external expenses incurred in performing research in accordance with a work plan under the Acuitas Option Agreement. Under the Acuitas Option Agreement, Acuitas granted us options to obtain non-exclusive, worldwide, sublicensable licenses under Acuitas’s patent rights and know-how related to LNP technology, or Acuitas LNP Technology, with respect to three specified targets, or Reserved Targets, to develop and commercialize one or more therapeutic products incorporating Acuitas LNP Technology and our RNA constructs. We paid Acuitas a technology access fee of $750,000 at the outset of the Option Agreement. Thereafter, we are obligated to pay an annual technology maintenance fee of $250,000 for each option that has not been exercised and target reservation and maintenance fees of $100,000 per Reserved Target until such Reserved Target is removed from the Reserved Target list or until we exercise an option with respect to such Reserved Target.

On exercise of the first option, we were required to pay a $1.5 million option exercise fee after execution of the first non-exclusive license. On exercise of the second and third options, we are required to pay a $1.75 million and $2.75 million option exercise fee after execution of the second and third non-exclusive licenses, respectively.

Unless earlier terminated, the Acuitas Option Agreement will remain in effect until the first to occur of (1) all options are exercised, and (2) three years from the effective date, except that we can choose to extend the three-year term for an additional two years. Either party may terminate the Acuitas Option Agreement for an uncured material breach of the other party or upon the other party’s bankruptcy or a similar event. We may terminate the Acuitas Option Agreement at our convenience following written notice to Acuitas. To GreenLight’s knowledge, the last to expire U.S. patent under the Acuitas Option Agreement will expire in 2041 if the last filed relevant U.S. patent application currently identified by Acuitas is allowed. However, additional intellectual property, including patents, may still be added to the Acuitas Option Agreement or may not be known to us. Therefore the last to expire patent under that Option Agreement may change. Moreover, patent expiration is a legal determination under the laws of each relevant jurisdiction worldwide. Third parties may review public patent filings and make their own determination as to patent expiration based on the available documents.

Any jointly developed intellectual property under the Acuitas Option Agreement is jointly owned by the parties in an undivided one-half interest to such joint intellectual property.

Non-Exclusive License Agreement

In January 2021, we exercised the first option under the Acuitas Option Agreement and entered into a non-exclusive license agreement with Acuitas, or the Acuitas License Agreement. Acuitas granted us a non-exclusive, worldwide, sublicensable license under the Acuitas LNP Technology to research, develop, manufacture, and commercially exploit a vaccine product consisting of our RNA constructs and Acuitas’s LNPs. We paid Acuitas an option exercise fee of $1.5 million. Under the Acuitas License Agreement, we are required to pay Acuitas an annual license maintenance fee of $1 million until we achieve a particular development milestone. Acuitas is entitled to receive potential clinical, regulatory, and commercial milestone payments of up to $17.25 million in the aggregate. With respect to the sale of each licensed product by us, our affiliates or our sublicensees, Acuitas is entitled to receive low single digit percentage royalties on net sales of the licensed product in a given country until the last to occur, in such country, of (i) the expiration of all licensed patent rights covering the licensed product, (ii) expiration of any regulatory exclusivity for the licensed product, or (iii) ten years from the first commercial sale of the licensed product, or Royalty Terms. We are entitled to certain royalty reductions and offsets with respect to each licensed product in a given country if no licensed patents cover the licensed product or if we are required to obtain rights to third party patents that relate to LNP technology. Unless earlier terminated, the Acuitas License Agreement will remain in effect until the expiration of the last-to-expire Royalty Term. Either party may terminate the Acuitas License Agreement for an uncured material breach of the other party or upon the other party’s bankruptcy or a similar event. We may terminate the Acuitas License Agreement at our convenience following written notice to Acuitas.

Additional intellectual property, including patents, may still be added to the Acuitas License Agreement or may not be known to us. Therefore the last to expire patent under that License Agreement may change. Moreover, patent expiration is a legal determination under the laws of each relevant jurisdiction worldwide. Third parties may review public patent filings and make their own determination as to patent expiration based on the available documents. To GreenLight’s knowledge the last to expire U.S. patent under the Acuitas License Agreement will expire in 2041 if the last filed relevant U.S. patent application currently identified by Acuitas is allowed.

Serum Institute License Agreement

GreenLight entered into a License Agreement dated as of March 10, 2022 with Serum Institute of India Private Limited (“SIIPL”), pursuant to which GreenLight granted SIIPL an exclusive, sub-licensable, royalty-bearing license to use GreenLight’s proprietary technology platform to develop, manufacture and commercialize up to three mRNA products in all territories other than the United States, the 27 member states of the European Union, the United Kingdom, Australia, Japan, New Zealand, Canada, South Korea, China, Hong Kong, Macau, and Taiwan (the “SIIPL Territory”). The first licensed product target will be a shingles product, and SIIPL has an option to add up to two additional product targets through the end of 2024.

Pursuant to the SIIPL License Agreement, SIIPL agreed to pay GreenLight an upfront license fee of $5.0 million, as well as payments upon target selection and reservation of exclusivity. In addition, GreenLight may receive up to a total of an additional $22.0 million in milestone payments across all three product targets, as well as manufacturing technology transfer payments. SIIPL agreed to make royalty payments on the sale of products resulting from the licensed technology for the term of the SIIPL License Agreement. The SIIPL License Agreement shall terminate on a product-by-product and country-by-country basis on the later of the expiration of the patent rights owned by GreenLight or the tenth anniversary of the first commercial sale of the applicable product(s) in the applicable country.

SIIPL is responsible for the development, formulation, filling and finishing, registration and commercialization of the products in the SIIPL Territory, subject to oversight from a joint steering committee composed of representatives of GreenLight and SIIPL. SIIPL agreed to use commercially reasonable efforts to develop and obtain regulatory approval for the products in the countries in the SIIPL Territory. The SIIPL License Agreement includes terms customary in the industry for provisions related to sublicensing, intellectual property, and termination, and customary representations and warranties of GreenLight and SIIPL, along with certain customary covenants, including confidentiality, limitation of liability and indemnity provisions.

GOVERNMENT REGULATION

We are using our RNA manufacturing platform to develop products for human health and agriculture, and we are subject to laws and regulations for those markets. These regulations currently apply to development and testing of our products and in the future will apply to manufacturing, import, export, marketing, and sale of products.

Human health products

We are developing human health products and gene therapies that include vaccines for COVID-19, shingles, influenza, and sickle cell anemia. In the United States, the FDA regulates drugs under the Federal Food, Drug, and Cosmetic Act (“FDCA”) and biologics under the Public Health Service Act (“PHSA”). Both drugs and biologics also are subject to other federal, state, and local statutes and regulations. The FDA and other regulatory authorities at federal, state, and local levels, as well as in foreign countries, extensively regulate, among other things, the research, development, testing, manufacture, quality control, import, export, safety, effectiveness, labeling, packaging, storage, distribution, record keeping, approval, advertising, promotion, marketing, post-approval monitoring, and post-approval reporting of drugs and biologics. We, along with third-party contractors, will be required to navigate the various preclinical, clinical and commercial approval requirements of the governing regulatory agencies of the countries in which we wish to conduct studies or seek approval or licensure of our product candidates. The process of obtaining regulatory approvals and the subsequent compliance with applicable federal, state, local and foreign statutes and regulations require the expenditure of substantial time and financial resources.

U.S. biologics regulation

In the United States, biological products such as gene therapies and vaccines are subject to regulation under the Federal Food, Drug, and Cosmetic Act, the Public Health Service Act, and other federal, state, local and foreign statutes and regulations. The process required by the FDA before biologics may be marketed in the United States generally involves the following:

•	completion of preclinical laboratory tests and animal studies performed in accordance with the FDA’s Good Laboratory Practice requirements (“GLPs”);

•	submission to the FDA of an investigational new drug application (“IND”), which must become effective before clinical trials may begin;

•	approval by an institutional review board (“IRB”) or ethics committee at each clinical site before the trial is commenced;

•	performance of adequate and well-controlled human clinical trials to establish the safety, purity and potency of the proposed biologic product candidate for its intended purpose;

•	preparation of and submission to the FDA of a biologics license application (“BLA”), after completion of all pivotal clinical trials;

•	satisfactory completion of an FDA Advisory Committee review, if applicable;

•	a determination by the FDA within 60 days of its receipt of a BLA to file the application for review;

•

satisfactory completion of an FDA pre-approval inspection of the manufacturing facility or facilities at which the proposed product is produced to assess compliance with cGMP, and to assure that the facilities, methods and controls are adequate to preserve the biological product’s continued safety, purity and potency, and of selected clinical investigation sites to assess compliance with Good Clinical Practices (“GCPs”); and

•	FDA review and approval of the BLA to permit commercial marketing of the product for particular indications for use in the United States.

Prior to beginning the first clinical trial with a product candidate in the United States, we must submit an IND to the FDA. An IND is a request for authorization from the FDA to administer an investigational new drug to humans. The central focus of an IND submission is on the general investigational plan and the protocol(s) for clinical studies. The IND also includes results of animal and in vitro studies assessing the toxicology, pharmacokinetics, pharmacology, and pharmacodynamic characteristics of the product; chemistry, manufacturing, and controls information; and any available human data or literature to support the use of the investigational product. An IND must become effective before human clinical trials may begin. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, raises safety concerns or questions about the proposed clinical trial. In such a case, the IND may be placed on clinical hold and the IND sponsor and the FDA must resolve any outstanding concerns or questions before the clinical trial can begin. Submission of an IND therefore may or may not result in FDA authorization to begin a clinical trial.

Clinical trials involve the administration of the investigational product to human subjects under the supervision of qualified investigators in accordance with GCPs, which include the requirement that all research subjects provide their informed consent for their participation in any clinical study. Clinical trials are conducted under protocols detailing, among other things, the objectives of the study, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated. A separate submission to the existing IND must be made for each successive clinical trial conducted during product development and for any subsequent protocol amendments. Furthermore, an independent IRB for each site proposing to conduct the clinical trial must typically review and approve the plan for any clinical trial and its informed consent form before the clinical trial begins at that site, and must monitor the study until completed. Regulatory authorities, the IRB or the sponsor may suspend a clinical trial at any time on various grounds, including a finding that the subjects are being exposed to an unacceptable health risk or that the trial is unlikely to meet its stated objectives. Some studies also include oversight by an independent group of qualified experts organized by the clinical study sponsor, known as a data safety monitoring board, which provides authorization for whether or not a study may move forward at designated check points based on access to certain data from the study and may halt the clinical trial if it determines that there is an unacceptable safety risk for subjects or other grounds, such as no demonstration of efficacy. There are also requirements governing the reporting of ongoing clinical studies and clinical study results to public registries.

For purposes of BLA approval, human clinical trials are typically conducted in three sequential phases that may overlap or be combined:

•

Phase 1—The investigational product is initially introduced into healthy human subjects or patients with the target disease or condition. These studies are designed to test the safety, dosage tolerance, absorption, metabolism and distribution of the investigational product in humans, the side effects associated with increasing doses, and, if possible, to gain early evidence on effectiveness.

•	Phase 2—The investigational product is administered to a limited patient population with a specified disease or condition to evaluate the preliminary efficacy, optimal dosages and dosing schedule and to identify possible adverse side effects and safety risks. Multiple Phase 2 clinical trials may be conducted to obtain information prior to beginning larger and more expensive Phase 3 clinical trials.

•

Phase 3—The investigational product is administered to an expanded patient population to further evaluate dosage, to provide statistically significant evidence of clinical efficacy and to further test for safety, generally at multiple geographically dispersed clinical trial sites. These clinical trials are intended to establish the overall risk/benefit ratio of the investigational product and to provide an adequate basis for product approval.

In some cases, the FDA may require, or companies may voluntarily pursue, additional clinical trials after a product is approved to gain more information about the product. These so-called Phase 4 studies may also be made a condition to approval of the BLA. Concurrent with clinical trials, companies may complete additional animal studies and develop additional information about the biological characteristics of the product candidate, and must finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the product candidate and, among other things, must develop methods for testing the identity, strength, quality and purity of the final product. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the product candidate does not undergo unacceptable deterioration over its shelf life.

BLA submission and review by the FDA

Assuming successful completion of all required testing in accordance with all applicable regulatory requirements, the results of product development, nonclinical studies and clinical trials are submitted to the FDA as part of a BLA requesting approval to market the product for one or more indications. The BLA must include all relevant data available from preclinical and clinical studies, including negative or ambiguous results as well as positive findings, together with detailed information relating to the product’s chemistry, manufacturing, controls, and proposed labeling, among other things. Data can come from company-sponsored clinical studies intended to test the safety and effectiveness of a use of the product, or from a number of alternative sources, including studies initiated by independent investigators. The submission of a BLA requires payment of a substantial application user fee to the FDA, unless a waiver or exemption applies.

Within 60 days following submission of the application, the FDA reviews a BLA submitted to determine if it is substantially complete before the FDA accepts it for filing. The FDA may refuse to file any BLA that it deems incomplete or not properly reviewable at the time of submission and may request additional information. In this event, the BLA must be resubmitted with the additional information. Once a BLA has been accepted for filing, the FDA’s goal is to review standard applications within ten months after the filing date, or, if the application qualifies for priority review, six months after the FDA accepts the application for filing. In both standard and priority reviews, the review process may also be extended by FDA requests for additional information or clarification. The FDA reviews a BLA to determine, among other things, whether a product is safe, pure and potent and the facility in which it is manufactured, processed, packed or held meets standards designed to assure the product’s continued safety, purity and potency. The FDA may also convene an advisory committee to provide clinical insight on application review questions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions.

Before approving a BLA, the FDA will typically inspect the facility or facilities where the product is manufactured. The FDA will not approve an application unless it determines that the manufacturing processes and facilities are in compliance with cGMP and are adequate to assure consistent production of the product within required specifications. Additionally, before approving a BLA, the FDA will typically inspect one or more clinical sites to assure compliance with GCP. If the FDA determines that the application, manufacturing process or manufacturing facilities are not acceptable, it will outline the deficiencies in the submission and often will request additional testing or information. Notwithstanding the submission of any requested additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval.

After the FDA evaluates a BLA and conducts inspections of manufacturing facilities where the investigational product and/or its drug substance will be produced, the FDA may issue an approval letter or a Complete Response Letter (CRL). An approval letter authorizes commercial marketing of the product with specific prescribing information for specific indications. A CRL will describe all of the deficiencies that the FDA has identified in the BLA, except that where the FDA determines that the data supporting the application are inadequate to support approval, the FDA may issue the CRL without first conducting required inspections, testing submitted product lots, and/or reviewing proposed labeling. In issuing the CRL, the FDA may recommend actions that the applicant might take to place the BLA in condition for approval, including requests for additional information or clarification. The FDA may delay or refuse approval of a BLA if applicable regulatory criteria are not satisfied, require additional testing or information and/or require post-marketing testing and surveillance to monitor safety or efficacy of a product.

If regulatory approval of a product is granted, such approval will be granted for particular indications and may entail limitations on the indicated uses for which such product may be marketed. For example, the FDA may approve the BLA with a Risk Evaluation and Mitigation Strategy (REMS) to ensure the benefits of the product outweigh its risks. A REMS is a safety strategy implemented to manage a known or potential serious risk associated with a product and to enable patients to have continued access to such medicines by managing their safe use, and could include medication guides, physician communication plans, or elements to assure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. The FDA also may condition approval on, among other things, changes to proposed labeling or the development of adequate controls and specifications. Once approved, the FDA may withdraw the product approval if compliance with pre- and post-marketing requirements is not maintained or if problems occur after the product reaches the marketplace. The FDA may require one or more Phase 4 post-market studies and surveillance to further assess and monitor the product’s safety and effectiveness after commercialization, and may limit further marketing of the product based on the results of these post-marketing studies.

Expedited development and review programs

The FDA offers a number of expedited development and review programs for qualifying product candidates. For example, the fast track program is intended to expedite or facilitate the process for reviewing product candidates that are intended to treat a serious or life-threatening disease or condition and demonstrate the potential to address unmet medical needs for the disease or condition. Fast track designation applies to the combination of the product candidate and the specific indication for which it is being studied. The sponsor of a fast track product candidate has opportunities for more frequent interactions with the applicable FDA review team during product development and, once a BLA is submitted, the product candidate may be eligible for priority review. A fast track product candidate may also be eligible for rolling review, where the FDA may consider for review sections of the BLA on a rolling basis before the complete application is submitted, if the sponsor provides a schedule for the submission of the sections of the BLA, the FDA agrees to accept sections of the BLA and determines that the schedule is acceptable, and the sponsor pays any required user fees upon submission of the first section of the BLA.

A product candidate intended to treat a serious or life-threatening disease or condition may also be eligible for breakthrough therapy designation to expedite its development and review. A product candidate can receive breakthrough therapy designation if preliminary clinical evidence indicates that the product candidate, alone or in combination with one or more other drugs or biologics, may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. The designation includes all of the fast track program features, as well as more intensive FDA interaction and guidance beginning as early as Phase 1 and an organizational commitment to expedite the development and review of the product candidate, including involvement of senior managers.

Any marketing application for a drug or biologic submitted to the FDA for approval, including a product candidate with a fast track designation and/or breakthrough therapy designation, may be eligible for other types of FDA programs intended to expedite the FDA review and approval process, such as priority review and accelerated approval. A BLA is eligible for priority review if the product candidate is designed to treat a serious or life-threatening disease or condition, and if approved, would provide a significant improvement in safety or effectiveness compared to available alternatives for such disease or condition. For original BLAs, priority review designation means the FDA’s goal is to take action on the marketing application within six months of the 60-day filing date (as compared to ten months under standard review).

Additionally, product candidates studied for their safety and effectiveness in treating serious or life-threatening diseases or conditions may receive accelerated approval upon a determination that the product candidate has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity, or prevalence of the condition and the availability or lack of alternative treatments. As a condition of accelerated approval, the FDA will generally require the sponsor to perform adequate and well-controlled post-marketing clinical studies to verify and describe the anticipated effect on irreversible morbidity or mortality or other clinical benefit. Products receiving accelerated approval may be subject to expedited withdrawal procedures if the sponsor fails to conduct the required post-marketing studies or if such studies fail to verify the predicted clinical benefit. In addition, the FDA currently requires as a condition for accelerated approval pre-approval of promotional materials, which could adversely impact the timing of the commercial launch of the product.

Fast track designation, breakthrough therapy designation, priority review, and accelerated approval do not change the standards for approval but may expedite the development or approval process. Even if a product candidate qualifies for one or more of these programs, the FDA may later decide that the product no longer meets the conditions for qualification or decide that the time-period for FDA review or approval will not be shortened.

Post-approval requirements

Biologics are subject to pervasive and continuing regulation by the FDA, including, among other things, requirements relating to record-keeping, reporting of adverse experiences, periodic reporting, product sampling and distribution, and advertising and promotion of the product. After approval, most changes to the approved product, such as adding new indications or other labeling claims, are subject to prior FDA review and approval. There also are continuing, annual program fees for any marketed products. Biologic manufacturers and their subcontractors are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMP, which impose certain procedural and documentation requirements. Changes to the manufacturing process are strictly regulated, and, depending on the significance of the change, may require prior FDA approval before being implemented. FDA regulations also require investigation and correction of any deviations from cGMP and impose reporting requirements. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain compliance with cGMP and other aspects of regulatory compliance.

The FDA may withdraw approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information; imposition of post-market studies or clinical studies to assess new safety risks; or imposition of distribution restrictions or other restrictions under a REMS program. Other potential consequences include, among other things:

•	restrictions on the marketing or manufacturing of the product, complete withdrawal of the product from the market or product recalls;

•	fines, warning letters, or untitled letters;

•	clinical holds on clinical studies;

•	refusal of the FDA to approve pending applications or supplements to approved applications, or suspension or revocation of product license approvals;

•	product seizure or detention, or refusal to permit the import or export of products;

•	consent decrees, corporate integrity agreements, debarment or exclusion from federal healthcare programs;

•	mandated modification of promotional materials and labeling and the issuance of corrective information;

•	the issuance of safety alerts, Dear Healthcare Provider letters, press releases and other communications containing warnings or other safety information about the product; or

•	injunctions or the imposition of civil or criminal penalties.

The FDA closely regulates the marketing, labeling, advertising and promotion of biologics. A company can make only those claims relating to safety and efficacy, purity and potency that are approved by the FDA and in accordance with the provisions of the approved label. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses. Failure to comply with these requirements can result in, among other things, adverse publicity, warning letters, corrective advertising and potential civil and criminal penalties. Physicians may prescribe legally available products for uses that are not described in the product’s labeling and that differ from those tested and approved by the FDA. Such off-label uses are common across medical specialties. Physicians may believe that such off-label uses are the best treatment for many patients in varied circumstances. The FDA does not regulate the behavior of physicians in their choice of treatments. The FDA does, however, restrict manufacturer’s communications on the subject of off-label use of their products.

Biosimilars and reference product exclusivity

The Affordable Care Act, signed into law in 2010, includes a subtitle called the Biologics Price Competition and Innovation Act, or BPCIA, which created an abbreviated approval pathway for biological products that are biosimilar to or interchangeable with an FDA-licensed reference biological product. The FDA has issued several guidance documents outlining an approach to review and approval of biosimilars.

Biosimilarity, which requires that there be no clinically meaningful differences between the biological product and the reference product in terms of safety, purity, and potency, can be shown through analytical studies, animal studies, and a clinical study or studies. Interchangeability requires that a product is biosimilar to the reference product and the product must demonstrate that it can be expected to produce the same clinical results as the reference product in any given patient and, for products that are administered multiple times to an individual, the biologic and the reference biologic may be alternated or switched after one has been previously administered without increasing safety risks or risks of diminished efficacy relative to exclusive use of the reference biologic. However, complexities associated with the larger, and often more complex, structures of biological products, as well as the processes by which such products are manufactured, pose significant hurdles to implementation of the abbreviated approval pathway that are still being worked out by the FDA.

Under the BPCIA, an application for a biosimilar product may not be submitted to the FDA until four years following the date that the reference product was first licensed by the FDA. In addition, the approval of a biosimilar product may not be made effective by the FDA until 12 years from the date on which the reference product was first licensed. During this 12-year period of exclusivity, another company may still market a competing version of the reference product if the FDA approves a full BLA for the competing product containing that applicant’s own preclinical data and data from adequate and well-controlled clinical trials to demonstrate the safety, purity and potency of its product. The BPCIA also created certain exclusivity periods for biosimilars approved as interchangeable products. At this juncture, it is unclear whether products deemed “interchangeable” by the FDA will, in fact, be readily substituted by pharmacies, which are governed by state pharmacy law.

A biological product can also obtain pediatric market exclusivity in the United States. Pediatric exclusivity, if granted, adds six months to existing exclusivity periods and patent terms. This six-month exclusivity, which runs from the end of other exclusivity protection or patent term, may be granted based on the voluntary completion of a pediatric study in accordance with an FDA-issued “Written Request” for such a study.

Laboratory licensing and certification requirements

We are planning to partner with contract laboratories who are subject to the Clinical Laboratory Improvement Amendments of 1988 (“CLIA”), which requires all clinical laboratories to meet certain quality-assurance, quality-control, and personnel standards.

Agricultural products

We are developing insecticides and fungicides to protect crops and acaricides to protect honeybees that are beneficial to crops. In the United States, the development, testing, and commercialization of these products are regulated by the EPA through the Federal Food, Drug, and Cosmetic Act (“FFDCA”), the Food Quality Protection Act (“FQPA”) and the Federal Insecticide, Fungicide and Rodenticide Act (“FIFRA”).

In general, FIFRA prohibits the sale or distribution of any pesticide, a product category that includes the insecticides, fungicides, and acaricides we are developing, unless that pesticide is registered with the EPA. To register a pesticide with the EPA, the applicant must demonstrate that the product will not cause unreasonable adverse effects on human health or the environment. These adverse effects include any unreasonable risk to man or the environment, taking into account the economic, social, and environmental costs and benefits of the use of the pesticide, as well as any human dietary risk from residues that result from use of the pesticide in or on any food consistent with the FFDCA. In the course of its evaluation of a pesticide, EPA assesses the impact that a pesticide may have on endangered species and non-target organisms.

Because our products contain novel RNA-based active ingredients, there will generally be no previously registered pesticide product containing that active ingredient and, as a result, the use of each of our products will require a new registration under FIFRA and the establishment of a tolerance under Section 408 of the FFDCA or the issuance of a tolerance exemption.

In order for the EPA to register a pesticide:

•

the applicant must first conduct specified studies to evaluate mammalian toxicology, toxicological effects to non-target organisms in the environment (ecotoxicological exposures), and the product’s physical and chemical properties;

•	the applicant must then submit to the EPA a registration dossier that includes data demonstrating that the product does not pose unreasonable risks;

•

the EPA will conduct both scientific and administrative reviews of the dossier, including a thorough evaluation of submitted safety data and completion of risk assessments for human dietary and ecotoxicological exposures;

•	if the EPA identifies any risks that appear to exceed regulatory standards or any other deficiencies in the dossier, it will ordinarily issue a letter identifying the deficiencies;

•

the applicant will have one or more opportunities to address any deficiencies, including the submission of factors that mitigate any risks identified in the EPA’s risk assessments; this process may involve ongoing submissions and coordination with the EPA to address any unresolved concerns; and

•	the EPA will undertake various stages of internal review prior to making a final decision on the application.

The Pesticide Registration Improvement Act, enacted in 1996 and subsequently renewed, can serve to reduce the data requirements and timeline related to regulatory approvals for biopesticides when compared to other pesticides, with EPA approvals typically received within 16 to 24 months, compared with 36 months or longer for conventional chemical pesticides.

As part of the pesticide registration process, the EPA under its FFDCA authority establishes tolerances for pesticide chemicals, which consist of limits on pesticide residues that may remain on feed or feed commodities. In some cases, the EPA may issue a tolerance exemption when the chemical will have no impact on human health.

Even if a FIFRA registration is granted, the EPA has the authority to revoke the registration or impose limitations on the use of any of our pest management products if we do not comply with the regulatory requirements, if unexpected problems occur with a product, or if the EPA receives other newly discovered adverse information.

In addition to the approval by the EPA, we are required to obtain regulatory approval from the appropriate regulatory authorities in individual states and foreign jurisdictions before we can market or sell any pest management product in those jurisdictions. In most U.S. states, local authorizations typically take one to three months after EPA approval. In other states, such as California, Arizona and New York, regulatory authorities require additional data specific to their respective jurisdictions, and the process for having a product approved or denied can last an additional two to three months, or longer, for these states.

Outside the United States, the registration process varies by jurisdiction and can take between 24 and 84 months to complete. In most instances, initial submissions to foreign regulatory authorities will not occur until after a U.S. registration has been secured. Moreover, foreign governments typically require up to two seasons of locally generated field efficacy data on crop/pest combinations before a product dossier can be submitted for review. For example, in the EU, we would need to obtain authorization under Regulation (EC) No 1107/2009, which sets forth rules for the authorization, sale, use, and control of plant protection products, in order to market our products, and regulators may seek to require our products to comply with maximum residue levels under Regulation (EC) NO 396/2005.

In some instances, California and Canada will conduct joint reviews with the EPA, which allows some pesticides to receive concurrent approvals in California, Canada and the United States. California and foreign jurisdictions also require us to submit product efficacy data. Historically, the EPA has not required the submission of product efficacy data, but may request it.

The microbial strains used in our agricultural manufacturing process are also regulated by the EPA under the Toxic Substances Control Act (“TSCA”). In some circumstances, TSCA requires entities to provide notice to the EPA prior to the manufacture or importation of new microorganisms, called a Microbial Commercial Activity Notice (“MCAN”). Persons intending to manufacture or import these microorganisms for commercial purposes in the United States must submit an MCAN to the EPA at least 90 days before such manufacture or importation. The EPA has 90 days to review the submission in order to determine whether the microorganism may present an unreasonable risk to human health or the environment. If the EPA makes that determination, the EPA may impose appropriate regulatory restrictions on the microorganism.

Finally, a number of our products may require registration or approval under various state regulatory programs, including those relating to fertilizers, auxiliary plant substances, soil amendments, beneficial substances and/or biostimulants.

MANAGEMENT

The following table provides, as of the date of this prospectus, certain information regarding the executive officers and directors of New GreenLight.

Name	Age	Position
Executive Officers
Andrey J. Zarur, Ph.D.	51	Chief Executive Officer, President and Class III Director
Carole Cobb, M.B.A.	64	Chief Operating Officer
Charu Manocha, M.B.A.	55	Chief People Officer
Marta Ortega-Valle, M.B.A.	49	Chief Business Officer, Human Health
Susan Keefe, M.B.A	49	Chief Financial Officer
David Kennedy	60	General Counsel
Amin Khan, Ph.D.	59	Chief Scientific Officer
Mark Singleton, Ph.D.	54	Senior Vice President of Technology

Non-Employee Directors
Charles Cooney(1)	77	Class III Director
Ganesh Kishore(2)(3)	69	Class III Director
Eric O’Brien(2)	49	Class I Director
Jennifer E. Pardi(1)(3)	41	Class I Director
Martha Schlicher(1)(2)	62	Class II Director
Matthew Walker(2)(3)	40	Class II Director

(1)	Member of the audit committee.
(2)	Member of the compensation committee.
(3)	Member of the nominating and corporate governance committee.

Executive Officers

Andrey Zarur, Ph.D. Dr. Zarur, a co-founder of GreenLight, has served as the Chief Executive Officer and President and as a member of the Board of each of New GreenLight and GreenLight since February 2022 and August 2008, respectively. Dr. Zarur is also the co-founder of Lumicell Inc., an oncology company delivering advanced imaging solutions for cancer surgery, and has served as its Chairman of the Board since January 2010. Dr. Zarur co-founded and served as the Chairman of the Board of Solid Biosciences, Inc. (NASDAQ: SLDB), a gene therapy company targeting Duchenne muscular dystrophy, from February 2014 to June 2020, and served as the Managing General Partner of Kodiak Venture Partners, a venture capital firm that is a major shareholder of GreenLight, from February 2006 to February 2014. Dr. Zarur previously served as a senior executive in various companies in the healthcare and clean energy sectors, including as Chief Executive Officer of BioProcessors Corporation, a microscale bioreactor platform developer, from January 2002 to December 2006 and Chief Operating Officer of Starlab NV/SA, a research incubator, from January 1999 to January 2002. Dr. Zarur earned his Doctor of Philosophy degree from the Chemical Engineering Department at the Massachusetts of Technology and a post-graduate certificate in Immunology from Harvard Medical School. Dr. Zarur also holds a Master’s of Science in Engineering Practice from the Chemical Engineering Department at the Massachusetts Institute of Technology and an undergraduate degree from the Universidad Nacional Autónoma de México. We believe Dr. Zarur’s background and track record of leading biopharmaceutical businesses across the discovery, preclinical, and clinical development, commercialization and product life-cycle management states makes him well qualified to serve on the New GreenLight Board.

Carole Cobb, M.B.A. Ms. Cobb has served as the Chief Operating Officer of GreenLight since 2016. In that role, Ms. Cobb is responsible for process development and manufacturing for products developed through GreenLight’s science and innovation. Ms. Cobb’s career has ranged from development and research engineering to managing global manufacturing operations and she was the first female manufacturing Plant Manager at

Genencor International, Inc., a research and development company. She was promoted to Vice President of Worldwide Manufacturing in 1997 and from 1999 to 2008, Ms. Cobb was a Senior Vice President of Global Supply at Genencor and continued in that position following its acquisition by Danisco A/S in 2005. In this role, she was responsible for driving strategy, tactics and implementation for Genencor’s global supply chain. Ms. Cobb earned her Master’s in Business Administration from the Finance Department at the University of Rochester and earned two undergraduate degrees, one from the Department of Chemical Engineering and the other from the Department of Biochemistry, and Cell and Molecular Biology both at the State University of New York at Buffalo.

Charu Manocha, M.B.A. Ms. Manocha has served as GreenLight’s Chief People Officer since September 2020. In that role, Ms. Manocha leads GreenLight’s human resources, employee experience and administrative function with the goal of delivering innovative and efficient people programs that are aligned with GreenLight’s mission and values. Previously, Ms. Manocha served as the Group Vice President for Talent Strategies at Bright Horizons, a provider of child-care services, from July 2019 to March 2020, as the Vice President of Human Resources at iRobot, a robotics company, from December 2015 to June 2019 and as the Vice President of Human Resources at Keurig Green Mountain, Inc. (now Keurig Dr. Pepper Inc.) (NASDAQ: KDP), a beverage brewing company, from January 2012 to August 2015. She began her career at a division of General Motors in October 1993 and transitioned to Delphi Automotive Systems in 1999. After various progressive positions spanning different geographies, Ms. Manocha left Delphi to join Dana Corporation in March 2010 as Vice President of Corporate Human Resources. Since June 2021, Ms. Manocha also serves as a governing board member for the National Association for the Education of Young Children and previously served as the M.B.A. and M.M.S. Advisory Board Member at Suffolk University from July 2018 to July 2020. Ms. Manocha earned her M.B.A. in Management from Youngstown State University and her B.Sc. from Delhi University in Math, Physics and Computer Science.

Marta Ortega-Valle, M.B.A. Ms. Ortega-Valle, a co-founder of GreenLight, has served as GreenLight’s Chief Business Officer, Human Health since March 2021 and in multiple leading roles at GreenLight since 2009. Ms. Ortega-Valle has led GreenLight’s Human Health business since 2019. Under her leadership, GreenLight is developing multiple mRNA-based drugs, including efforts around rapid pandemic response for vaccine, antibody therapies, and affordable gene therapies. Ms. Ortega-Valle joined Kodiak Venture Partners, a venture capital firm, in 2008 where she co-founded GreenLight with Andrey Zarur and James Swartz. Ms. Ortega-Valle started her career in management, strategy, and technology consulting at Accenture plc (NYSE: ACN). During her tenure at Accenture, she led consulting engagements for life sciences and consumer goods multinationals among others industries. In her last role at Accenture Ms. Ortega-Valle was Senior Manager and Director of the Business Intelligence Group in Paris; Since 2019 Ms. Ortega-Valle serves as a member of the board of directors of The Ganeshalab, a Chile-based global biotech scale-up investment fund for science and technology-based startups. Ms. Ortega-Valle earned her M.B.A. from the Sloan School of Management at MIT, where she was part of the Sloan Fellows Program, and her Master’s degree in Electrical Engineering from the ETSEIB (UPC) Engineering School of Barcelona.

Susan Keefe, M.B.A. Ms. Keefe has served as the Chief Financial Officer and interim Chief Accounting Officer of New GreenLight since February 2022 and as GreenLight’s Chief Financial Officer since May 2019. In these roles, Ms. Keefe has been responsible for overseeing all aspects of our finance and accounting operations. She brings 25 years of experience in financial positions across the biotech, consumer packaged goods, and consulting industries. Most recently, Ms. Keefe served as a financial consultant to a range of life science companies with Danforth Advisors, a financial services consulting company focused on life sciences, from October 2018 to May 2019. From July 2013 to April 2018, Ms. Keefe served as Vice President of Finance and Corporate Treasurer at Aushon Biosystems Inc., a developer of microarray technologies for life science companies, where she was responsible for finance, accounting and human resources. She has also served in various roles at SeraCare Life Sciences Inc., most recently as the Director, Corporate Development and Business Analytics (2007 to 2013), The Procter & Gamble Company, most recently as Finance Manager (2003 to 2007), as Finance Manager at Lante Corporation (2000 to 2001) and PricewaterhouseCoopers LLP, most recently as

Manager, Transaction Services (1996 to 2000). Ms. Keefe earned her B.A. in Business Administration from the University of Iowa and an M.B.A. from the University of Chicago, Booth Graduate School of Business.

David Kennedy. David Kennedy has served as the General Counsel and Corporate Secretary to each of New GreenLight and GreenLight since February 2022 and June 2020, respectively. He has also served as Principal of Kennedy, LLP, a law firm, since January 2017. Mr. Kennedy has served in various leading roles at public and private companies, including as General Counsel and Corporate Secretary in Residence at Criteo S.A. (NASDAQ: CRTO), a commerce marketing technology company, from February 2018 to September 2018, Executive Vice President, General Counsel and Chief Compliance Officer for Infosys Limited (NYSE: INFY), an information technology company, from October 2014 to January 2017, Chief Legal Officer for JDA Software, Inc. (now Blue Yonder Group, Inc.), a digital fulfillment platform company, from April 2012 to January 2014, General Counsel and Corporate Secretary for Better Place, an electric battery company, from April 2009 to October 2011, General Counsel and Corporate Secretary for SAP BusinessObjects, an enterprise software company, from April 2007 to April 2009 and Associate General Counsel for International Business Machines Corporation (NYSE: IBM) from 1989 to 2007. Mr. Kennedy earned his J.D. with honors from the University of Connecticut School of Law and his B.S. from the University of Connecticut in Business Administration, where he graduated Magna Cum Laude.

Amin Khan, Ph.D. Dr. Khan has served as GreenLight’s Chief Scientific Officer since April 2021. In that role, Dr. Khan has led GreenLight’s efforts to utilize its platform to develop and launch vaccines. Prior to GreenLight, Dr. Khan served as Vice President and Head, Vaccines technical Research and Development Team of GlaxoSmithKline plc (NYSE: GSK), a multinational pharmaceutical company, from July 2015 to January 2019. Additionally from January 2019 to March 2021, he served as Vice President of Vaccine research and development acceleration at GSK, where he was responsible for end-to-end development of its vaccine portfolio. His work enabled the development and launch of the Bexsero and Shingrix vaccines for meningitis B and shingles, respectively. From January 2011 to June 2015, Dr. Khan served in various leadership positions at Novartis Vaccines and Diagnostics, Inc., including Global Head of Technical Development from April 2013 to June 2015 and Global Head of Technical Development and Manufacturing Science and Technology from January 2011 to March 2013. Dr. Khan earned a Ph.D. from the University of Nottingham in Pharmaceutical Sciences.

Mark Singleton, Ph.D. Dr. Mark T. Singleton joined GreenLight as Senior Vice President, Technologies and External Innovation, Plant Health in February 2021. Dr. Singleton oversees all of GreenLight’s Plant Health and Animal Health product pipelines and works with GreenLight’s partners in technology innovation and discovery. Prior to GreenLight, Dr. Singleton was the Head of New Technology at UPL Ltd. (NSE:UPL), an agricultural solutions and agriculture technology company, where he led the identification, characterization, and selection of new technologies to support UPL’s Open Ag purpose. He also served as Vice President of R&D and Regulatory – Agricultural Solutions at Arysta LifeScience Corporation, a chemical manufacturing company, until it was acquired by UPL in 2019. As a member of the Global business leadership team, he oversaw and supervised the research and development portfolio globally and all development, regulatory and innovation efforts. Prior to these roles, Dr. Singleton performed similar duties as the Director of Global Technology at Chemtura AgroSolutions, an agrochemicals and seed treatment supplier. Dr. Singleton earned his Ph.D. in Population Dynamics from The University of Wolverhampton and a B.Sc (Hons) in Agricultural Business Technology from Harper Adams University College.

Non-Employee Directors

Charles L. Cooney, Ph.D. Dr. Cooney has served as a member and chairperson of the New GreenLight Board and as a member of its audit committee since February 2022. Dr. Cooney served as a member of the GreenLight Board from December 2010 until the closing of the Business Combination in February 2022, including as its chairperson after, February 2018. Dr. Cooney joined the MIT faculty in 1970 and has been the Robert T. Haslam Professor of Chemical and Biochemical Engineering in the Department of Chemical Engineering at MIT since 2007. In 2015 he became Professor, Emeritus. Dr. Cooney was the founding Faculty

Director of the Deshpande Center for Technological Innovation at MIT, from 2002 to 2014. Dr. Cooney also serves as a member of the board of directors of various public and private biotechnology companies, including Elektrofi, a biotechnology company focused on the delivery of biologics to treat diseases, since March 2018; Codiak Biosciences, Inc. (NASDAQ: CDAK), a biotechnology company focused on the development of exosome-based therapeutics, since July 2017, where he also serves as a member of the audit committee and nominating and corporate governance committee; LayerBio, Inc., a biotechnology company focused on sustained-release technology for use with intraocular lenses, since November 2016; Levitronix LLC, a developer of magnetically levitated bearingless motor technology, since January 2016; Innovent Biologics, Inc. (OTCMKTS: IVBXF), a developer of monoclonal antibody drug candidates, since December 2015; and Boyd Technologies, Inc., a developer of membrane products since September 2013. Previously, Dr. Cooney served as a board member at Axcella Health, Inc. (formerly Pronutria Biosciences, Inc.) (NASDAQ: AXLA), a biopharmaceutical company focused on treating diseases and supporting health using endogenous metabolic modulators, from February 2011 to June 2018. Dr. Cooney earned a B.S. in Chemical Engineering from the University of Pennsylvania and an M.S. and Ph.D. in Biochemical Engineering from MIT. We believe that Dr. Cooney’s extensive experience as a researcher and an educator in the biotechnology field and his experience as a director of both public and private biotechnology companies qualify him to serve as a member of the New GreenLight Board.

Ganesh Kishore, Ph.D. Dr. Kishore has served as a member of the New GreenLight Board and as the chairperson of its compensation committee and a member of its nominating and corporate governance committee since February 2022. Dr. Kishore, served on the GreenLight Board from 2015 until the closing of the Business Combination in February 2022. Dr. Kishore has also served as a Managing Partner at Spruce Capital Partners LLC, a venture capital management firm, since February 2013 and as a Co-Manager of MLSCF II (GP) (Labuan), LLP, the General Partner of MLS Capital Fund II. Previously he served as the Chief Executive Officer of Malaysian Life Sciences Capital Fund Ltd., a life sciences venture fund, between April 2007 and June 2015. Additionally, from April 2007 to December 2008, Dr. Kishore served as the Managing Director of Burrill & Company, a life sciences private equity and venture capital firm, in its Venture Group and from 1980 to 2000 Dr. Kishore served as President, Nutrition & Consumer Division, Distinguished Science Fellow and Chief Biotechnologist of Monsanto Company. Dr. Kishore also served as the Chief Technology Officer for Agriculture & Nutrition Platform and Chief Biotechnology Officer of DuPont between 2002 and 2007. Dr. Kishore earned his Ph.D. in Biochemistry from the Indian Institute of Science and received postdoctoral training and was a Robert A. Welch Fellow in Microbiology and Chemistry at the University of Texas at Austin. We believe that Dr. Kishore’s knowledge of the biotechnology sector and his finance experience make him well suited to serve on the New GreenLight Board.

Eric O’Brien, M.B.A. Mr. O’Brien has served as a member of the New GreenLight Board and as a member of its compensation committee since February 2022. Mr. O’Brien served as a member of the GreenLight Board from June 2019 until the closing of the Business Combination in February 2022. Mr. O’Brien is also a co-founder and has served as Managing Director of Fall Line Capital, a private equity firm focused on investments in farmland and agricultural technologies, since June 2011. Mr. O’Brien has served on the boards of directors of many public and private companies, including PCH International Company, a custom design manufacturing company, from September 2008 to December 2016; Aquantia Corporation, a manufacturer of high-speed transceivers, from December 2005 to April 2015; Evolv, Inc. (now Cornestone OnDemand), a workforce performance solution analytics company, from January 2008 to November 2014; Partners in School Innovation, a non-profit service organization, from June 2002 to June 2014; and Lemon, Inc., a mobile wallet developer, from September 2008 to December 2013. Prior to his role at Fall Line Capital, Mr. O’Brien was the Managing Director of Lightspeed Venture Partners, a venture capital firm, from February 2000 to December 2011. Mr. O’Brien earned his M.B.A. from the Stanford University Graduate School of Business and an A.B. in Economics from Harvard College. We believe that Mr. O’Brien is qualified to serve on the New GreenLight Board due to his experience and knowledge of GreenLight’s business and his experience in venture capital and finance.

Jennifer E. Pardi. Ms. Pardi has served as a member of the New GreenLight Board since inception and has served as a member of its audit committee and nominating and corporate governance committee since February

2022. Ms. Pardi has over 17 years of experience in corporate finance, equity and debt capital markets and has completed transactions in diverse industries and with complex structures. She currently serves as Global Head of Equity Capital Markets of Canaccord, where she has been since September 2003 and has extensive US and cross-border experience having been involved in the completion of over 1,000 transactions with an aggregate value of over $150 billion. Ms. Pardi holds a B.A. in Economics from the University of Connecticut and an M.B.A. (with distinction) from Suffolk University. She is well qualified to serve on the New GreenLight Board due to her extensive experience in corporate finance and capital markets.

Martha Schlicher, Ph.D. Dr. Schlicher has served as a member of the New GreenLight Board and as chairperson of its audit committee and as a member of its compensation committee since February 2022. Dr. Schlicher, served as a member of the GreenLight Board since February 2018 and as the chair of GreenLight’s audit committee since October 2020. Since February 2020, Dr. Schlicher has been the Executive in Residence of BioGenerator, the investment arm of BioSTL and an evergreen investor that creates, grows and funds life-science companies and entrepreneurs in the St. Louis region. Since April 2020, Dr. Schlicher has also served as the Chief Executive Officer of Impetus Agriculture Inc., a company developing biological methods for insect control, and since July 2020, she has served as the Chief Executive Officer of Plastomics Inc., a start-up plant biotechnology company. From February 2016 to December 2019, Dr. Schlicher served as the Vice President of Research and Development of Mallinckrodt Pharmaceutical Company (OTCMKTS: MNKKQ), a manufacturer of specialty pharmaceuticals. Prior to that Dr. Schlicher served in many technical, regulatory, strategy and commercial executive leadership roles at Monsanto, last being as the Vice-President of Sustainability. We believe that Dr. Schlicher’s experience on the GreenLight Board, as well as her experiences running biotechnology companies, make her well qualified to serve on the New GreenLight Board.

Matthew Walker, Esq., M.B.A. Mr. Walker has served as a member of the New GreenLight Board and chairperson of its nominating and corporate governance committee and a member of its compensation committe since February 2022. Mr. Walker served as a member of the GreenLight Board from December 2018 until the closing of the Business Combination in February 2022. Mr. Walker has also served as Managing Director at Builders Vision, LLC, an impact platform that includes S2G Ventures, and a major shareholder of GreenLight, since October 2014. Mr. Walker has served as a member of the board of Solarea Bio, Inc., a biotechnology company focused on solutions for health disorders, since September 2020; a member of the board of directors of Future Meat Technologies, a biotechnology company focused on global meat production, since April 2018; as Chairman of the Board of Directors of Hazel Technologies, Inc., a company developing biotechnology for reducing waste in the agricultural supply chain, since February 2018; a board member of Mercaris, a data service company and online trading platform focused on the organic and non-GMO commodities market place, since May 2017; and a board member of Farmer Focus-Shenandoah Valley Organic, an organic meat brand, since December 2016. Previously, from August 2011 to February 2014. Mr. Walker was an investment banking associate at Perella Weinberg Partners, a financial services firm, where he focused on merger and acquisitions and restructuring transactions across a range of industries. Prior to that role, from July 2007 to July 2009, Mr. Walker was a securities attorney in the Funds, Regulation, and Equity Derivatives practice at Cadwalader, Wickersham & Taft, LLP, a law firm. Mr. Walker earned his M.B.A. from The University of Chicago Booth School of Business, a J.D. from New York University School of Law, and a B.S. in Mechanical Engineering from the University of Michigan. Mr. Walker is also a member of the Illinois Board of Trustees of The Nature Conservancy. We believe that Mr. Walker’s experience in finance and biotechnology companies, as well as his experience as a member of the GreenLight Board, makes him qualified to serve on the New GreenLight Board.

Family Relationships

There are no family relationships among any of the directors and executive officers of New GreenLight.

Composition of the Board of Directors Following the Business Combination

In accordance with the terms of the Charter and Bylaws, the New GreenLight Board is divided into three staggered classes of directors, and each director has been assigned to one of the three classes. At each annual meeting of the stockholders, a class of directors will be elected for a 3-year term to succeed the directors of the same class whose terms are then expiring. The terms of the directors will expire upon the election and qualification of successor directors at the annual meeting of stockholders to be held during the year 2022 for Class I directors, 2023 for Class II directors and 2024 for Class III directors. Eric O’Brien and Jennifer E. Pardi are Class I directors, Matthew Walker and Martha Schlicher are Class II directors, and Andrey J. Zarur, Charles L. Cooney and Ganesh Kishore are Class III directors.

Director Independence

Under the Nasdaq listing standards, a majority of the members of the New GreenLight Board must qualify as “independent,” as affirmatively determined by the New GreenLight Board. Under the rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Each individual serving on the New GreenLight Board other than Andrey Zarur qualifies as an independent director under Nasdaq listing standards.

Role of the New GreenLight Board of Directors in Risk Oversight

One of the key functions of the New GreenLight Board is informed oversight of the risk management process. The New GreenLight Board does not have a standing risk management committee, but rather administers this oversight function directly through the New GreenLight Board as a whole, as well as through various standing committees of the New GreenLight Board that address risks inherent in their respective areas of oversight. In particular, the New GreenLight Board is responsible for monitoring and assessing strategic risk exposure and New GreenLight’s audit committee has the responsibility to consider and discuss major financial risk exposures and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors compliance with legal and regulatory requirements. New GreenLight’s compensation committee is responsible for overseeing the management of risks relating to executive compensation plans and arrangements. The compensation committee also assesses and monitors whether compensation plans, policies and programs comply with applicable legal and regulatory requirements.

Committees of the Board of Directors

The New GreenLight Board has three standing committees: an audit committee, a talent and compensation committee, and a nominating and corporate governance committee.

Audit Committee

The members of New GreenLight’s audit committee are Charles Cooney, Jennifer Pardi and Martha Schlicher. Martha Schlicher serves as the chairperson of the audit committee. Under the Nasdaq listing rules and applicable SEC rules, we are required to have at least three members of the audit committee. The rules of the Nasdaq and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be composed solely of independent directors for audit committee purposes. Each member of the New GreenLight audit committee qualifies as an independent director for audit committee purposes under applicable rules. Each of Charles Cooney, Jennifer Pardi and Martha Schlicher is financially literate and Martha Schlicher qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

The audit committee has the responsibility to, among other things:

•	select, retain, compensate, evaluate, oversee and, where appropriate, terminate New GreenLight’s independent registered public accounting firm;

•	review and approve the scope and plans for the audits and the audit fees and approve all non-audit and tax services to be performed by the independent registered public accounting firm;

•	evaluate the independence and qualifications of New GreenLight’s independent registered public accounting firm;

•	review New GreenLight’s financial statements, and discuss with management and New GreenLight’s independent registered public accounting firm the results of the annual audit and the quarterly reviews;

•

review and discuss with management and New GreenLight’s independent registered public accounting firm the quality and adequacy of New GreenLight’s internal controls and New GreenLight’s disclosure controls and procedures;

•	discuss with management New GreenLight’s procedures regarding the presentation of New GreenLight’s financial information, and review earnings press releases and guidance;

•	oversee the design, implementation and performance of New GreenLight’s internal audit function, if any;

•	set hiring policies with regard to the hiring of employees and former employees of New GreenLight’s independent registered public accounting firm and oversee compliance with such policies;

•	review, approve and monitor related party transactions;

•	review and monitor compliance with New GreenLight’s Code of Business Conduct and Ethics and consider questions of actual or possible conflicts of interest of New GreenLight’s directors and officers;

•

adopt and oversee procedures to address complaints regarding accounting, internal accounting controls and auditing matters, including confidential, anonymous submissions by New GreenLight’s employees of concerns regarding questionable accounting or auditing matters;

•

review and discuss with management and New GreenLight’s independent registered public accounting firm the adequacy and effectiveness of New GreenLight’s legal, regulatory and ethical compliance programs; and

•	review and discuss with management and New GreenLight’s independent registered public accounting firm New GreenLight’s guidelines and policies to identify, monitor and address enterprise risks.

New GreenLight’s audit committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of Nasdaq.

Compensation Committee

New GreenLight’s compensation committee consists of at least three members of the New GreenLight Board, all of whom are independent directors. The members of the compensation committee are Ganesh Kishore, Eric O’Brien, Martha Schlicher and Matthew Walker. Ganesh Kishore serves as the chairperson of the compensation committee.

The New GreenLight compensation committee has the responsibility to, among other things:

•	review and approve or recommend to the New GreenLight Board for approval the compensation for New GreenLight’s executive officers, including New GreenLight’s chief executive officer;

•	review, approve and administer New GreenLight’s employee benefit and equity incentive plans;

•	advise the New GreenLight Board on stockholder proposals related to executive compensation matters;

•	establish and review the compensation plans and programs of New GreenLight’s employees, and ensure that they are consistent with New GreenLight’s general compensation strategy;

•	oversee the management of risks relating to executive compensation plans and arrangements;

•	monitor compliance with any stock ownership guidelines;

•	approve the creation or revision of any clawback policy;

•	review and approve or recommend to the New GreenLight Board for approval non-employee director compensation; and

•	review executive compensation disclosure in New GreenLight’s SEC filings and prepare the compensation committee report required to be included in New GreenLight’s annual proxy statement.

New GreenLight’s compensation committee operates under a written charter, that satisfies the applicable rules and regulations of the SEC and the listing standards of Nasdaq.

Compensation Committee Interlocks and Insider Participation

No member of the compensation committee was at any time during 2021, or at any other time, one of our officers or employees. None of our executive officers has served as a director or member of a compensation committee (or other committee serving an equivalent function) of any entity, one of whose executive officers served as a member of our board of directors or member of our compensation committee.

Nominating and Corporate Governance Committee

New GreenLight’s nominating and corporate governance committee consists of at least two members of the New GreenLight Board, all of whom are independent directors. The members of the nominating and corporate governance committee are Ganesh Kishore, Jennifer Pardi and Matthew Walker. Matthew Walker serves as the chairperson of the nominating and corporate governance committee.

New GreenLight’s nominating and corporate governance committee has the responsibility to, among other things:

•	review, assess and make recommendations to the New GreenLight Board regarding desired qualifications, expertise and characteristics sought of board members;

•	identify, evaluate, select or make recommendations to the New GreenLight Board regarding nominees for election to the New GreenLight Board;

•	develop policies and procedures for considering stockholder nominees for election to the New GreenLight Board;

•	review New GreenLight’s succession planning process for New GreenLight’s chief executive officer and any other members of New GreenLight’s executive management team;

•	review and make recommendations to the New GreenLight Board regarding the composition, organization and governance the New GreenLight Board and its committees;

•	review and make recommendations to the New GreenLight Board regarding New GreenLight’s corporate governance guidelines and corporate governance framework;

•	oversee director orientation for new directors and continuing education for New GreenLight’s directors;

•	oversee New GreenLight’s ESG programs and related disclosures and communications;

•	oversee the evaluation of the performance of the New GreenLight Board and its committees; and

•	administer policies and procedures for communications with the non-management members of the New GreenLight Board.

New GreenLight’s nominating and corporate governance committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of Nasdaq.

Director Compensation

The New GreenLight Board with the recommendation of New GreenLight’s compensation committee will determine whether and how to change the annual compensation to be paid to the members of the New GreenLight Board in order to include an equity component in board compensation.

Executive Compensation

New GreenLight intends to develop an executive compensation program that is designed to align compensation with New GreenLight’s business objectives and the creation of stockholder value, while enabling New GreenLight to attract, motivate and retain individuals who contribute to the long-term success of New GreenLight.

Decisions on the executive compensation program will be made by New GreenLight’s compensation committee.

GREENLIGHT EXECUTIVE COMPENSATION

Unless the context otherwise requires, any reference in this section of this prospectus to “GreenLight,” “we,” “us” or “our” refers to GreenLight and its consolidated subsidiaries prior to the consummation of the Business Combination and to New GreenLight and its consolidated subsidiaries following the Business Combination.

GreenLight aims to pay competitively to attract, develop and retain highly talented employees. We provide rewards for high performance and critical skills and design compensation programs and structures to provide transparency around what is expected, encourage and reward delivery of annual objectives that are aligned with our stockholders’ long-term interests, and ultimately, support the achievement of GreenLight’s business strategy. GreenLight’s executive compensation program consists primarily of base salaries, an annual performance-based bonus program, and our equity-based incentive compensation program under the GreenLight 2012 Stock Incentive Plan (the “GreenLight 2012 equity plan”). Upon the consummation of the Business Combination, New GreenLight adopted the New GreenLight Equity Plan and the New GreenLight ESPP, which are described in more detail below, and terminated the GreenLight 2012 equity plan.

This section provides an overview of GreenLight’s executive compensation programs, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below.

At December 31, 2021, GreenLight’s named executive officers were:

•	Dr. Andrey Zarur, President and Chief Executive Officer

•	Carole B. Cobb, Chief Operating Officer

•	Susan E. Keefe, Chief Financial Officer

Summary Compensation Table for the year ended December 31, 2021

The following table provides information regarding the compensation earned by GreenLight’s named executive officers for the years ended December 31, 2021. During the period prior to the consummation of the Business Combination on February 2, 2022, ENVI did not pay any compensation to its executive officers.

Name and principal position	Year	Salary ($)	Option awards ($)(1)		Non-equity incentive plan compensation ($)(2)	All other compensation ($)(3)	Total ($)
Dr. Andrey Zarur President and Chief Executive Officer	2021	500,000	—		227,500	279	727,779
	2020	450,000	1,146,000	(4)	180,000	285	1,776,285
Carole B. Cobb Chief Operating Officer	2021	425,000	—		154,700	279	579,979
	2020	350,000	196,000		105,000	285	651,285
Susan E. Keefe Chief Financial Officer	2021	380,000	—		172,900	279	553,179
	2020	325,000	340,000		97,500	285	762,785

(1)

In accordance with SEC rules, this column reflects the aggregate grant date fair value of the stock option awards granted during the year ended December 31, 2021, computed in accordance with FASB ASC 718. These amounts do not reflect the actual economic value that will be realized by the named executive officer upon the vesting of the stock options, the exercise of the stock options, or the sale of the shares underlying such stock options. There were no stock options granted in the year ended December 31, 2021. For a description of the determination of the fair value of the stock option awards, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of GreenLight — Critical Accounting Policies and Significant Judgments and Estimates — Determination of the Fair Value of Common Stock” and Note 14 to GreenLight’s audited consolidated financial statements contained elsewhere in this prospectus.” For additional information regarding the stock option awards, see “—Outstanding Equity Awards at December 31, 2021,” “—Employment Arrangements with Officers” and “—GreenLight 2012 Stock Incentive Plan.”

(2)

These amounts represent performance-based cash bonuses based upon the achievement of goals for 2020 and 2021. Performance-based goals for 2020 were earned in 2020 and paid in 2021. The majority of the performance-based goals for 2021 were earned in 2021 and paid in 2022. GreenLight’s bonus program is more fully described below under the section titled “GreenLight Executive Compensation—Non-Equity Incentive Plan Compensation.”

(3)	These amounts represent life insurance premiums paid by GreenLight for the benefit of the named executive officers.
(4)

In the year ended December 31, 2020, Dr. Zarur received two stock option awards, one of which is a performance-based award and one of which is a service-based award. At the date of grant, achievement of the conditions in the performance-based award was deemed not probable and, accordingly, the grant date fair value of the award was zero based upon the probable outcome of such conditions. Assuming achievement of the highest level of performance, the performance-based award would have had a grant date fair value of $162,681. In December 2021, the GreenLight Board voted to extend the length of time to allow for the performance vesting to occur by March 31, 2022. The fair value of the award, as modified, was $2,092,472 as of the modification date. Accordingly, the value reflected in the table represents only the grant date fair value of the service-based award.

Base Salaries

Base salary is a fixed element within a total compensation package intended to attract and retain the talent necessary to successfully manage GreenLight’s business and execute its business strategies. Base salaries for GreenLight’s named executive officers are established based on the scope of their responsibilities, taking into account relevant experience, internal pay equity, tenure, GreenLight’s ability to replace the individual, and other factors deemed relevant.

Base salaries for the named executive officers as of January 1, 2022 and 2021 were increased as follows:

Name	2022 Base Salary	2021 Base Salary
Dr. Andrey Zarur	$575,000	$500,000
Carole B. Cobb	$440,000	$425,000
Susan E. Keefe	$415,000	$380,000

Non-Equity Incentive Plan Compensation

At the beginning of 2021 and 2020, the GreenLight Board set company goals for 2021 and 2020 with the objective of paying cash bonuses in 2022 and 2021 based on achievement of the 2021 and 2020 goals, respectively. Company goals consisted of both corporate development and product development goals to be measured and granted at the sole discretion of the GreenLight Board in 2022 and 2021.

Based on GreenLight’s performance against the company goals for 2021, the GreenLight Board determined to award each of Dr. Zarur and Ms. Cobb 91% of his or her target bonus amount for that year and to award Ms. Keefe approximately 114% of her target bonus amount for that year. Based on GreenLight’s performance against the company goals for 2020, the GreenLight Board determined to award each of the named executive officers 100% of their target bonus amounts for that year.

The amounts in the Summary Compensation Table under the column “Non-equity incentive plan compensation” are based on each named executive officer’s individual target bonus amount multiplied by the achievement percentage set by the GreenLight Board. For 2020, the target bonus amounts for Dr. Zarur, Ms. Cobb and Ms. Keefe, as a percentage of base salary, were 40%, 30% and 30%, respectively, and were 100% based on achievement of company goals. For 2021, the target bonus amounts for Dr. Zarur, Ms. Cobb and Ms. Keefe, as a percentage of base salary, were 50%, 40% and 40%, respectively.

The target bonus amounts for the named executive officers under the employee bonus program, as a percentage of base salary, were increased as follows as of January 1, 2022 and 2021:

Name	2022 Target Bonus Amount	2021 Target Bonus Amount
Dr. Andrey Zarur	55%	50%
Carole B. Cobb	45%	40%
Susan E. Keefe	45%	40%

Equity Based Incentive Awards

GreenLight’s equity-based incentive awards are designed to more closely align GreenLight’s interests and those of GreenLight’s stockholders with those of GreenLight’s employees and consultants, including GreenLight’s named executive officers. The GreenLight Board is responsible for approving equity grants to GreenLight’s employees and consultants, including GreenLight’s named executive officers.

All options are granted with an exercise price per share that is no less than the fair market value of a share of GreenLight Common Stock on the date of grant of such award. GreenLight’s stock option awards generally vest over a four-year period and may be subject to acceleration of vesting and exercisability under certain termination and change in control events. See “—Outstanding Equity Awards at December 31, 2021.”

Outstanding Equity Awards at December 31, 2021

The following table provides information regarding equity awards granted to GreenLight’s named executive officers that remain outstanding as of December 31, 2021. The number of securities underlying unexercised options as of December 31, 2021 represent shares of GreenLight Common Stock, and neither such numbers nor the associated exercise prices give effect to the conversion of such options upon the consummation of the Business Combination on February 2, 2022 into options to acquire shares of New GreenLight Common Stock at the Exchange Ratio of 0.6656 shares of New GreenLight Common Stock for each share of GreenLight Common Stock.

	Option awards (1)
Name	Grant date		Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)(2)	Option expiration date
Dr. Andrey Zarur	10/16/2015		105,648	—	—	$0.23	07/22/2025
	09/13/2018	(3)	1,182,963	208,759	—	$0.22	09/13/2028
	12/29/2019	(3)	1,593,412	2,390,121	—	$0.33	12/29/2029
	12/01/2020	(4)	—	—	439,678	$0.65	12/01/2030
	12/01/2020	(5)	716,250	2,148,750	—	$0.65	12/01/2030

	Option awards (1)
Name	Grant date		Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)(2)	Option expiration date
Carole B. Cobb	07/22/2015	(3)	642,657	—	—	$0.23	07/22/2025
	10/21/2016	(3)	65,900	—	—	$0.23	10/21/2026
	02/14/2018	(3)	586,500	103,500	—	$0.22	02/14/2028
	09/13/2018	(3)	202,242	79,957	—	$0.22	09/13/2028
	12/29/2019	(3)	305,015	457,527	—	$0.33	12/29/2029
	12/01/2020	(5)	122,500	367,500	—	$0.65	12/01/2030
Susan E. Keefe	05/10/2019	(3)	366,937	366,937	—	$0.33	05/10/2029
	12/01/2020	(5)	212,500	637,500	—	$0.65	12/01/2030

(1)	All of the outstanding stock option awards were granted under and subject to the terms of the GreenLight 2012 equity plan, described below under “ — GreenLight 2012 Stock Incentive Plan.”
(2)

The stock option awards were granted with a per share exercise price equal to the fair market value of one share of GreenLight Common Stock on the date of grant, as determined in good faith by the GreenLight Board.

(3)

The stock option award vests as to 20% of the total number of shares subject to the award on the first anniversary of the vesting start date (which in some cases precedes the date of grant), and the remainder vests in 48 equal monthly installments thereafter.

(4)

The stock option award is subject to performance-based vesting conditions. The award will vest as described in footnote (5) below, provided that GreenLight consummates a specified new investment (which for this purpose includes the Business Combination) by March 31, 2022.

(5)

The stock option award vests as to 25% of the total number of shares subject to the award on the first anniversary of the vesting start date (which in some cases precedes the date of grant), and the remainder vests in 36 equal monthly installments thereafter.

Employment Arrangements with Officers

Dr. Andrey Zarur

GreenLight entered into an Amended and Restated Employment Agreement with Dr. Andrey Zarur, dated May 25, 2015 (the “Zarur Agreement”) which governs Dr. Zarur’s role as President and Chief Executive Officer of GreenLight. Dr. Zarur’s employment under the Zarur Agreement is at-will and will continue until terminated at any time by either party. Pursuant to the Zarur Agreement, Dr. Zarur was initially entitled to receive a specified annual base salary for 2015. Dr. Zarur’s salary was most recently increased to $575,000 effective as of January 1, 2022. Dr. Zarur was also initially eligible to receive a discretionary annual bonus equal to up to 40% of his base salary (which was increased to 55% effective as of January 1, 2022) and options to purchase shares of GreenLight Common Stock (as detailed in the Zarur Agreement), subject to vesting over five years. The Zarur Agreement provides for acceleration of vesting of any unvested options upon termination without Cause or for Good Reason (each, as defined in the Zarur Agreement) in connection with a Change of Control Event (as defined in the Zarur Agreement). Additional information regarding Dr. Zarur’s outstanding option awards can be found under the section titled “GreenLight Executive Compensation — Outstanding Equity Awards at December 31, 2021.” Dr. Zarur is also entitled to participate in GreenLight’s employee benefit plans and paid time-off policies.

If Dr. Zarur’s employment is terminated by GreenLight without Cause (as defined in the Zarur Agreement) or due to illness, accident or disability prohibiting him from performing his duties for three months in a 12-month period, or by Dr. Zarur for Good Reason (as defined in the Zarur Agreement), then Dr. Zarur will be entitled to severance equal to one year’s salary payable over the succeeding 12-month period. If payments owed to Dr. Zarur at the time of termination would trigger the acceleration or increase of tax payable under Section 409A of the Code, GreenLight agreed to defer the commencement of such payments until the date that is at least six months following such termination, at which time GreenLight will pay Dr. Zarur a lump-sum payment equal to the cumulative amounts that would have otherwise been previously paid to Dr. Zarur during such period of deferral. Dr. Zarur’s right to severance is contingent upon his execution of a general release of claims in favor of GreenLight and his continued compliance with his non-competition and confidentiality agreement with GreenLight.

Carole B. Cobb

GreenLight entered into an offer letter with Carole B. Cobb, dated July 21, 2015, that provides for her at-will employment as GreenLight’s Senior Vice President of Operations. Ms. Cobb was subsequently named our Chief Operations Officer. The offer letter initially provided for Ms. Cobb to receive a specified annual base salary for 2015. Ms. Cobb’s salary was most recently increased to $440,000 effective as of January 1, 2022. Ms. Cobb was also initially eligible to receive a discretionary annual bonus equal to up to 30% of her annual base salary (which was increased to 45% effective as of January 1, 2022) and an option to purchase shares of GreenLight Common Stock, subject to vesting over five years. The offer letter provides for acceleration of vesting of any unvested options in the event of termination without Cause or by Ms. Cobb for Good Reason (each, as defined in the offer letter) in connection with a Change of Control Event (as defined in the offer letter).

If Ms. Cobb’s employment is terminated by GreenLight without Cause (as defined in the offer letter) or by Ms. Cobb for Good Reason (as defined in the offer letter), she will be entitled to severance equal to three months’ salary, payable in a lump sum within seven days of her termination of employment. Ms. Cobb’s right to severance is contingent upon her execution of a general release of claims in favor of GreenLight. Ms. Cobb is also entitled to participate in GreenLight’s employee benefit plans and paid-time off policies.

Susan E. Keefe

GreenLight entered into an offer letter with Susan E. Keefe, dated May 1, 2019, that provides for her at-will employment as GreenLight’s Chief Financial Officer. The offer letter provided for Ms. Keefe to receive a specified annual base salary for 2019. Ms. Keefe’s salary was most recently increased to $415,000 effective as of January 1, 2022. Ms. Keefe was also initially eligible to receive a discretionary annual bonus equal to up to 30% of her annual base salary (which was increased to 45% effective as of January 1, 2022), and an option to purchase shares of GreenLight Common Stock subject to vesting over five years. The offer letter provides for acceleration of vesting of any unvested options upon termination without Cause (as defined in the offer letter) in connection with a Change in Control Transaction (as defined in the offer letter). Pursuant to the offer letter, Ms. Keefe was also eligible to receive (and did receive) an additional option grant subject to performance milestones. If Ms. Keefe’s employment is terminated by GreenLight without Cause (as defined in the offer letter) or by Ms. Keefe for good reason (as defined in the offer letter), she will be entitled to severance equal to six months’ salary payable over the six months following such termination. Ms. Keefe is also entitled to participate in GreenLight’s employee benefit plans and paid time-off policies.

Potential Payments Upon Termination or Change of Control

Regardless of the manner in which a named executive officer’s service terminates, that named executive officer is entitled to receive amounts earned during his or her term of service, including unpaid salary and unused vacation, as applicable.

Each named executive officer holds stock options granted subject to the general terms of the GreenLight 2012 equity plan. A description of the termination and change-in-control provisions in the GreenLight 2012 equity plan and applicable to the stock options granted to GreenLight’s named executive officers is provided below under “— GreenLight 2012 Stock Incentive Plan.”

For additional information regarding potential payments and acceleration of stock options upon termination or change of control, see “— Employment Arrangements with Officers” above.

Benefits and Perquisites

GreenLight provides benefits to its named executive officers on the same basis as provided to all of its employees, including health, dental and vision insurance; life insurance; accidental death and dismemberment insurance; short-and long-term disability insurance; and a tax-qualified Section 401(k) plan for which no match is provided by GreenLight. GreenLight provides an enhanced life insurance benefit to its executive officers but does not otherwise maintain any executive-specific benefit or perquisite programs.

Retirement Benefits

GreenLight maintains a 401(k) retirement savings plan, for the benefit of employees, including its named executive officers, who satisfy certain eligibility requirements. The 401(k) plan provides eligible employees with an opportunity to save for retirement on a tax-advantaged basis. Under the 401(k) plan, eligible employees may elect to defer a portion of their compensation, within the limits prescribed by the Code and the applicable limits under the 401(k) plan, on a pre-tax or after-tax (Roth) basis, through contributions to the 401(k) plan. All of a participant’s contributions into the 401(k) plan are 100% vested when contributed. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Code. As a tax-qualified retirement plan, pre-tax contributions to the 401(k) plan and earnings on those pre-tax contributions are not taxable to the employees until distributed from the 401(k) plan, and earnings on Roth contributions are not taxable when distributed from the 401(k) plan. GreenLight does not provide a match for participants’ elective contributions to the 401(k) plan, nor does GreenLight provide to employees, including its named executive officers, any other retirement benefits, including without limitation any tax-qualified defined benefit plans, supplemental executive retirement plans and nonqualified defined contribution plans.

GreenLight 2012 Stock Incentive Plan

The GreenLight 2012 equity plan provided for the grant of equity-based awards, denominated in GreenLight Common Stock, including incentive stock options, non-statutory stock options and restricted stock awards. We will not make any new awards under the GreenLight 2012 equity plan. Pursuant to the terms of the Business Combination Agreement, upon consummation of the Business Combination, all outstanding equity awards under the GreenLight 2012 equity plan were converted into comparable equity awards governed by the New GreenLight Equity Plan, which is currently administered by the Compensation Committee of the New GreenLight Board. The material features of the GreenLight 2012 equity plan are summarized below.

General. The maximum number of GreenLight Common Stock which may be issued under the GreenLight 2012 equity plan is 30,555,461. Any shares subject to an award granted under the GreenLight 2012 equity plan to any person are counted against this limit.

Purposes. The purpose of the GreenLight 2012 equity plan is to secure for GreenLight and its shareholders the benefits arising from capital stock ownership by employees, officers and directors of GreenLight who are expected to contribute to GreenLight’s success. We believe that providing such persons with a direct stake in our welfare will assure a closer identification of their interests with our interests and the interests of our shareholders, thereby stimulating their efforts on our behalf and strengthening their desire to remain with us.

Administration. The GreenLight 2012 equity plan has been administered by the GreenLight Board. Subject to the terms of the GreenLight 2012 equity plan, the GreenLight Board may determine the types of awards and the terms and conditions of such awards, interpret provisions of the GreenLight 2012 equity plan and select participants to receive awards.

Source of shares. GreenLight Common Stock issued under the GreenLight 2012 equity plan consisted of authorized but unissued shares and shares that we have reacquired. GreenLight Common Stock underlying any awards issued under the GreenLight 2012 equity plan that were forfeited, cancelled, reacquired by us or otherwise terminated (other than by exercise) were added back to the GreenLight Common Stock with respect to which awards may be granted under the GreenLight 2012 equity plan.

Eligibility. Awards may be granted under the GreenLight 2012 equity plan to our and our subsidiaries’ respective officers, directors, employees, and to consultants and advisors to and us and/or our subsidiaries.

Amendment or termination of our stock incentive plan. The GreenLight Board may terminate or amend the GreenLight 2012 equity plan at any time. No amendment or termination may adversely impair the rights of grantees with respect to outstanding awards without the affected participant’s consent to such amendment. As noted above, the GreenLight 2012 equity plan has been terminated and we will not make any further awards under the GreenLight 2012 equity plan.

Options. The GreenLight 2012 equity plan permits the granting of options to purchase GreenLight Common Stock intended to qualify as “incentive stock options” under the Code, and options that do not qualify as incentive stock options, which are referred to as non-statutory stock options. We may grant non-statutory stock options to our employees, directors, officers, consultants or advisors in the discretion of the GreenLight Board. Incentive stock options will only be granted to our employees.

The exercise price of each incentive stock option and non-statutory stock option may not be less than 100% of the fair market value of GreenLight Common Stock on the date of grant. If we grant incentive stock options to any 10% stockholder, the exercise price may not be less than 110% of the fair market value of GreenLight Common Stock on the date of grant. The term of each option may not exceed 10 years from the date of grant, except that the term of any incentive stock option granted to any 10% stockholder may not exceed five years from the date of grant. At the time of grant of the award, the GreenLight Board determines at what time or times each option may be exercised and the period of time, if any, after death, disability or termination of employment during which options may be exercised. Options may be made exercisable in installments. The vesting and exercisability of options may be accelerated by the GreenLight Board.

In general, an optionee may pay the exercise price of an option by cash or check or, if so provided in the applicable option agreement and with the written consent of the GreenLight Board, by tendering GreenLight Common Stock having a fair market value equal to the aggregate exercise price of the options being exercised, by a personal recourse note issued by the optionee in a principal amount equal to the aggregate exercise price of the options being exercised, by a “cashless exercise” through a broker supported by irrevocable instructions to the broker to deliver sufficient funds to pay the applicable exercise price, by reducing the number of shares otherwise issuable to the optionee upon exercise of the option by a number of shares having a fair market value equal to the aggregate exercise price of the options being exercised, or by any combination of these methods of payment.

Incentive stock options granted under the GreenLight 2012 equity plan may not be transferred or assigned other than by will or under applicable laws of descent and distribution. The GreenLight Board may determine the extent to which a non-statutory option shall be transferable.

Restricted stock awards. Restricted stock awards entitle the recipient to acquire, for a purchase price determined by the GreenLight Board, GreenLight Common Stock subject to such restrictions and conditions as the GreenLight Board may determine at the time of grant, including continued employment and/or achievement of pre-established performance goals and objectives.

Adjustments upon changes in capitalization. We will make appropriate and proportionate adjustments in outstanding awards and the number of shares available for issuance under the GreenLight 2012 equity plan to reflect recapitalizations, reclassifications, stock dividends, stock splits, reverse stock splits and other similar events.

Effect of a change in control. Upon the occurrence of a “change in control transaction” (as defined in the GreenLight 2012 equity plan), unless otherwise provided in any stock option agreement or restricted stock agreement, the GreenLight Board (or the board of directors of any corporation assuming the obligations of our company), may, in its discretion, take any one or more of the following actions as to some or all outstanding stock options or restricted stock awards:

•	provide that such stock options will be assumed, or equivalent stock options substituted, by the acquiring or succeeding corporation (or an affiliate thereof);

•

upon written notice to the optionees, provide that all unexercised stock options will terminate immediately prior to the consummation of the change in control transaction unless exercised by the optionee to the extent otherwise then exercisable within a specified period following the date of such notice;

•	upon written notice to the grantees, provide that all unvested shares of restricted stock will be repurchased at cost;

•

make or provide for a cash payment to the optionees equal to the difference between (x) the fair market value of the per share consideration (whether cash, securities or other property or any combination thereof) the holder of a GreenLight Common Share will receive upon consummation of the change in control transaction times the number of GreenLight Common Stock subject to outstanding vested stock options (to the extent then exercisable at prices not equal to or in excess of such per share consideration) and (y) the aggregate exercise price of such outstanding vested stock options, in exchange for the termination of such stock options; or

•

provide that all or any outstanding stock options will become exercisable and all or any outstanding restricted stock awards will vest in part or in full immediately prior to the change in control transaction. To the extent that any stock options are exercisable at a price equal to or in excess of the per share consideration in the change in control transaction, the GreenLight Board may provide that such stock options will terminate immediately upon the consummation of the change in control transaction without any payment being made to the holders of such stock options.

For additional information regarding potential acceleration of vesting of stock options held by our named executive officers upon termination or change of control, see “—Employment Arrangements with Officers” above.

New GreenLight 2022 Equity and Incentive Plan

The following is a summary of the material features of the New GreenLight Equity Plan. This summary is qualified in its entirety by the full text of the New GreenLight Equity Plan, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part.

The New GreenLight Equity Plan has been adopted by the Board: and approved by our stockholders. The New GreenLight Equity Plan became effective immediately prior to the consummation of the Business Combination (the “Equity Plan Effective Date”). The New GreenLight Equity Plan allows New GreenLight to make equity and equity-based incentive awards, as well as cash awards, to employees, directors and consultants. The Board anticipates that providing such persons with a direct stake in New GreenLight will assure a closer alignment of the interests of such individuals with those of New GreenLight and its stockholders, thereby stimulating their efforts on New GreenLight’s behalf and strengthening their desire to remain with New GreenLight.

Purposes of the New GreenLight Equity Plan

The purposes of the New GreenLight Equity Plan are to attract and retain personnel for positions with New GreenLight or any subsidiary of New GreenLight; to provide additional incentive to employees, directors, and consultants; and to promote the success of New GreenLight’s business. These incentives will be provided through the grant of stock options, stock appreciation rights, restricted stock unrestricted stock, restricted stock units, dividend equivalent rights, and cash awards as the administrator of the New GreenLight Equity Plan may determine.

Eligibility

As of December 31, approximately 295 individuals are eligible to participate in the New GreenLight Equity Plan, which includes approximately 6 non-employee directors, 8 officers and 281 employees who are not officers. In addition, our consultants are also generally eligible to participate in the New GreenLight Equity Plan.

The awards that are to be granted to any participant or group of participants are indeterminable at the date of this prospectus because participation and the types of awards that may be granted under the New GreenLight Equity Plan are subject to the discretion of the plan administrator. Consequently, no new plan benefits table is included in this prospectus.

No awards may be granted under the New GreenLight Equity Plan after the date that is ten years from the New GreenLight Equity Plan Effective Date, and awards of incentive stock options may not be granted after the date that is ten years from the date the New GreenLight Equity Plan was approved by the Board.

Authorized Shares

New GreenLight has initially reserved 31,750,000 shares of New GreenLight Common Stock for issuance under the New GreenLight Equity Plan (the “Initial Limit”), and shares subject to the Rollover Options count against this limit. The New GreenLight Equity Plan provides that the number of shares of New GreenLight Common Stock reserved and available for issuance under the New GreenLight Equity Plan will automatically increase each January 1, beginning on January 1, 2023 and on each January 1 thereafter, by 4% of the outstanding number of shares of New GreenLight Common Stock on the immediately preceding December 31, or such lesser amount as determined by the plan administrator (the “Annual Increase”). This limit is subject to adjustment in the event of a reorganization, recapitalization, reclassification, stock split, stock dividend, reverse stock split or other similar change in New GreenLight’s capitalization. The maximum aggregate number of shares of New GreenLight Common Stock that may be issued upon exercise of incentive stock options under the New GreenLight Equity Plan may not exceed the Initial Limit cumulatively increased on January 1, 2023 and on each January 1 thereafter by the lesser of the Annual Increase or a number of shares of New GreenLight Common Stock equal to twice the Initial Limit. Shares underlying any awards under the New GreenLight Equity Plan that are forfeited, cancelled, held back upon exercise of an option or settlement of an award to cover the exercise price or tax withholding, reacquired by New GreenLight prior to vesting, satisfied without the issuance of stock or otherwise terminated (other than by exercise) will be added back to the shares available for issuance under the New GreenLight Equity Plan and, to the extent permitted under Section 422 of the Code and the regulations promulgated thereunder, the shares may be issued as incentive stock options. In addition, to the extent consistent with the requirements of Section 422 of the Code, awards granted or stock issued upon assumption of, or in substitution or exchange for, awards previously granted by an entity that New GreenLight acquires or merges with or into, shall not reduce the shares available for issuance under the New GreenLight Equity Plan, nor will the shares underlying such awards be added back to the shares available for issuance under the New GreenLight Equity Plan in the event of any forfeiture, cancelation, reacquisition, expiration, termination, cash settlement or non-issuance of such shares.

The New GreenLight Equity Plan contains a limitation whereby the value of all awards under the New GreenLight Equity Plan and all other cash compensation paid by New GreenLight to any non-employee director may not exceed $375,000 in any calendar year, except that the limit will be $500,000 for the first calendar year a non-employee director is initially appointed to the New GreenLight Board. The foregoing limitation will be calculated without regard to amounts paid to any non-employee director (including retirement benefits and severance payments) in respect of any services provided in any capacity (including employee or consultant) other than as a non-employee director. The New GreenLight Board may make exceptions to this limit for a non-executive chair of the New GreenLight Board with the approval of a majority of the disinterested directors.

Plan Administration

The New GreenLight Equity Plan will be administered by the compensation committee of the New GreenLight Board, the New GreenLight Board or another board committee pursuant to the terms of the New GreenLight Equity Plan. The plan administrator, which initially is the compensation committee of the New GreenLight Board, will have full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the New GreenLight Equity Plan. The plan administrator may, without the approval of New GreenLight’s stockholders, reduce the exercise price of any outstanding stock option or stock appreciation right, effect the repricing of such awards through cancellation and re-grants, or cancel such awards in exchange for cash or other awards. The plan administrator’s determinations under the New GreenLight Equity Plan need not be uniform. The plan administrator may delegate to one or more officers the authority to grant stock options and other awards to employees who are not subject to the reporting and other provisions of Section 16 of the Exchange Act, subject to certain limitations and guidelines. Persons eligible to participate in the New GreenLight Equity Plan are the directors, officers, employees and consultants of New GreenLight and its affiliates as selected from time to time by the plan administrator in its discretion.

The New GreenLight Equity Plan requires the plan administrator to make appropriate adjustments to the number of shares of New GreenLight Common Stock that are subject to the New GreenLight Equity Plan, to certain limits in the New GreenLight Equity Plan, and to any outstanding awards to reflect stock dividends, stock splits, extraordinary cash dividends and similar events.

Stock Options

The New GreenLight Equity Plan permits the granting of both options to purchase shares of New GreenLight Common Stock intended to qualify as incentive stock options under Section 422 of the Code and options that do not so qualify. Options granted under the New GreenLight Equity Plan will be non-qualified options if they fail to qualify as incentive stock options or exceed the annual limit on incentive stock options. Incentive stock options may only be granted to employees of New GreenLight and its subsidiaries. Non-qualified options may be granted to any persons eligible to receive awards under the New GreenLight Equity Plan. The option exercise price of each option will be determined by the plan administrator but generally may not be less than 100% of the fair market value of New GreenLight Common Stock on the date of grant or, in the case of an incentive stock option granted to a ten percent stockholder, 110% of such share’s fair market value on the date of grant. The term of each option will be fixed by the plan administrator and may not exceed ten years from the date of grant, subject to limited exceptions as described in the New GreenLight Equity Plan. The plan administrator will determine at what time or times each option may be exercised, including the ability to accelerate the vesting of such options.

Upon exercise of an option, the option exercise price must be paid in full either in cash, by certified or bank check or other instrument acceptable to the plan administrator or by delivery (or attestation to the ownership) of shares of New GreenLight Common Stock that are beneficially owned by the optionee free of restrictions or were purchased in the open market. The exercise price may also be delivered by a broker pursuant to irrevocable instructions to the broker from the optionee. In addition, the plan administrator may permit options to be exercised using a “net exercise” arrangement that reduces the number of shares issued to the optionee by the largest whole number of shares with a fair market value that does not exceed the aggregate exercise price.

Stock Appreciation Rights

The plan administrator may award stock appreciation rights subject to such conditions and restrictions as it may determine. Stock appreciation rights entitle the recipient to receive shares of New GreenLight Common Stock, or cash to the extent provided for in an award agreement, equal to the value of the appreciation in New GreenLight Common Stock price over the exercise price. The exercise price generally may not be less than 100% of the fair market value of New GreenLight Common Stock on the date of grant. The term of each stock appreciation right will be fixed by the plan administrator and may not exceed ten years from the date of grant, subject to limited exceptions as described in the New GreenLight Equity Plan. The plan administrator will determine at what time or times each stock appreciation right may be exercised.

Restricted Stock, Restricted Stock Units, Unrestricted Stock, Dividend Equivalent Rights

The plan administrator may award restricted shares of New GreenLight Common Stock and restricted stock units subject to such conditions and restrictions as it may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment through a specified vesting period. The plan administrator may also grant shares of New GreenLight Common Stock that are free from any restrictions under the New GreenLight Equity Plan. Unrestricted stock may be granted or sold to participants in recognition of past services or for other valid consideration and may be issued in lieu of cash compensation due to such participant. The plan administrator may grant dividend equivalent rights to participants that entitle the recipient to receive credits for dividends that would have been paid if the recipient had held a specified number of shares of New GreenLight Common Stock.

Cash Awards

The plan administrator may grant cash-based awards under the New GreenLight Equity Plan to participants, subject to such vesting and other terms and conditions as the plan administrator may determine.

Payments by Participants

Participants in the New GreenLight Equity Plan are responsible for the payment of any federal, state, local or foreign taxes that New GreenLight or its subsidiaries are required by law to withhold upon the exercise of options or stock appreciation rights or vesting of other awards. The plan administrator may cause any tax withholding obligation of New GreenLight or its subsidiaries to be satisfied, in whole or in part, by the applicable entity withholding from shares of New GreenLight Common Stock to be issued pursuant to an award a number of shares with an aggregate fair market value that would satisfy the withholding amount due. The plan administrator may also require any tax withholding obligation of New GreenLight or its subsidiaries to be satisfied, in whole or in part, by an arrangement whereby a certain number of shares issued pursuant to any award are immediately sold and proceeds from such sale are remitted to New GreenLight or its subsidiaries in an amount that would satisfy the withholding amount due.

Non-Transferability of Awards

The New GreenLight Equity Plan generally does not allow for the transfer or assignment of awards, other than by will or by the laws of descent and distribution or pursuant to a domestic relations order; however, the plan administrator may permit the transfer of nonstatutory stock options by option holders by gift to an immediate family member, to trusts for the benefit of family members, or to partnerships in which such family members are the only partners.

Merger or Change in Control

The New GreenLight Equity Plan provides that upon the effectiveness of a “change in control transaction,” as defined in the New GreenLight Equity Plan, an acquirer or successor entity may assume, continue or substitute for the outstanding awards under the New GreenLight Equity Plan. To the extent that awards granted under the New GreenLight Equity Plan are not assumed, continued or substituted by the successor entity, all awards granted under the New GreenLight Equity Plan shall terminate and, in such case (except as may be otherwise provided in the relevant award agreement), all stock options and stock appreciation rights with time-based vesting conditions or restrictions that are not vested and/or exercisable immediately prior to the effective time of the change in control transaction shall become fully vested and exercisable as of immediately prior to the effective time of the transaction, all other awards with time-based vesting conditions or restrictions shall become fully vested and nonforfeitable as of immediately prior to the effective time of the transaction, and all awards with conditions and restrictions relating to the attainment of performance goals may become vested and nonforfeitable in connection with the change in control transaction in the plan administrator’s discretion or to the extent specified in the relevant award agreement. In the event of such termination, individuals holding options and stock appreciation rights will, for each such award, either (a) receive a payment in cash or in kind for each share subject to such award that is exercisable in an amount equal to the per share value of the consideration payable to stockholders in the change in control transaction less the applicable per share exercise price (provided that, in the case of an option or stock appreciation right with an exercise price equal to or greater than the per share cash consideration payable to stockholders in the transaction, such option or stock appreciation right shall be cancelled for no consideration) or (b) be permitted to exercise such options and stock appreciation rights (to the extent exercisable) within a period of time prior to the transaction as specified by the plan administrator. The plan administrator shall also have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to participants holding other awards in an amount equal to the per share value of the consideration payable to stockholders in the change in control transaction multiplied by the number of vested shares under such awards.

Amendment or Termination

The plan administrator may establish subplans and modify exercise procedures and other terms and procedures in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States.

All awards will be subject to any New GreenLight clawback policy as set forth in such clawback policy or the applicable award agreement.

The New GreenLight Board may amend or discontinue the New GreenLight Equity Plan and the plan administrator may amend or cancel outstanding awards for purposes of satisfying changes in law or any other lawful purpose, but no such action may materially and adversely affect rights under an award without the holder’s consent. Certain amendments to the New GreenLight Equity Plan will require the approval of New GreenLight’s stockholders.

New GreenLight 2022 Employee Stock Purchase Plan

The following is a summary of the principal features of the New GreenLight ESPP and its operation. This summary does not contain all of the terms and conditions of the New GreenLight ESPP and is qualified in its entirety by reference to the New GreenLight, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

The New GreenLight ESPP has been adopted by the Board and approved by our stockholders. It is the intention of the Board that the New GreenLight ESPP qualify as an “employee stock purchase plan” under Section 423 of the Code. The Board believes that the adoption of the New GreenLight ESPP will benefit New GreenLight by providing employees with an opportunity to acquire shares of New GreenLight Common Stock and will help New GreenLight to attract, retain and motivate valued employees.

Purpose

The purpose of the New GreenLight ESPP is to provide eligible employees with an opportunity to purchase shares of New GreenLight Common Stock through accumulated contributions, which generally will be made through payroll deductions. The New GreenLight ESPP permits the administrator of the New GreenLight ESPP to grant purchase rights that qualify for preferential tax treatment under Section 423 of the Code. In addition, the New GreenLight ESPP authorizes the grant of purchase rights that do not qualify under Code Section 423 pursuant to rules, procedures or sub-plans adopted by the administrator that are designed to achieve desired tax or other objectives.

Shares Available for Issuance

New GreenLight has initially reserved 2,000,000 shares of New GreenLight Common Stock for issuance under the New GreenLight ESPP. The New GreenLight ESPP provides that the number of shares of New GreenLight Common Stock reserved and available for issuance under such plan will automatically increase each January 1, beginning on January 1, 2023 and on each January 1 thereafter, by the least of 4,000,000 shares of New GreenLight Common Stock, 4% of the outstanding number of shares of New GreenLight Common Stock on the immediately preceding December 31, or such lesser amount as determined by the plan administrator. This limit is subject to adjustment in the event of a reorganization, recapitalization, reclassification, stock split, stock dividend, reverse stock split or other similar change in New GreenLight’s capitalization.

Administration

The New GreenLight ESPP will be administered by the compensation committee of the New GreenLight Board, the New GreenLight Board or another board committee pursuant to the terms of the ESPP. The plan administrator, which initially is the compensation committee of the New GreenLight Board, has full authority to make, administer and interpret such rules and regulations regarding the New GreenLight ESPP as it deems advisable.

Eligibility

Any employee of New GreenLight or one of its affiliates or subsidiaries that has been designated to participate in the New GreenLight ESPP is eligible to participate in the New GreenLight ESPP so long as the employee is customarily employed for at least 20 hours a week and more than five months in a calendar year. No person who owns or holds, or as a result of participation in the New GreenLight ESPP would own or hold, New GreenLight Common Stock or options to purchase New GreenLight Common Stock that together equal 5% or more of the total combined voting power or value of all classes of capital stock of New GreenLight or any parent or subsidiary thereof is entitled to participate in the New GreenLight ESPP. No employee may be granted an option under the New GreenLight ESPP that permits the employee’s rights to purchase New GreenLight Common Stock to accrue at a rate of more than $25,000 (determined using the fair market value of the stock at the time such option is granted) in any calendar year.

Participation in the New GreenLight ESPP is limited to eligible employees who authorize payroll deductions equal to a whole percentage of base pay for allocation to the New GreenLight ESPP. Employees may authorize payroll deductions with a minimum of 1% of base pay and a maximum of 15% of base pay. As of December 31, 2021, approximately 281 employees would be eligible to participate in the New GreenLight ESPP. Once an employee becomes a participant in the New GreenLight ESPP, that employee will automatically participate in successive offering periods, as described below, until such time as that employee withdraws from the New GreenLight ESPP, becomes ineligible to participate in the New GreenLight ESPP, or his, her or their employment ceases.

Offering Periods and Purchase Periods

Unless otherwise determined by the plan administrator, each offering of New GreenLight Common Stock under the New GreenLight ESPP will be for a period of six months, which is referred to as an “offering period.” The first offering period under the New GreenLight ESPP will begin and end on such date or dates as determined by the plan administrator. Subsequent offerings under the New GreenLight ESPP will generally begin on the first business day occurring on or after each January 1 and July 1 and will end on the last business day occurring before the following July 1 and January 1, respectively. Shares are purchased on the last business day of each offering period, with that day being referred to as an “exercise date.” The plan administrator may establish different offering periods or exercise dates under the New GreenLight ESPP. The New GreenLight ESPP will include a component, or the “423 Component,” that is intended to qualify as an “employee stock purchase plan” under Code Section 423, and a component that does not comply with Code Section 423, or the “Non-423 Component.” For purposes of this summary, a reference to the New GreenLight ESPP generally will mean the terms and operations of the 423 Component.

Except as may be permitted by the plan administrator in advance of an offering, a participant may not increase or decrease the amount of his, her or their payroll deductions during any offering period but may increase or decrease his, her or their payroll deduction with respect to the next offering period by filing a new enrollment form within the period beginning 15 business days before the first day of such offering period and ending on the day prior to the first day of such offering period. A participant may withdraw from an offering period at any time without affecting his, her or their eligibility to participate in future offering periods. If a participant withdraws from an offering period, that participant may not again participate in the same offering period, but may enroll in subsequent offering periods. An employee’s withdrawal will be effective as of the next business day following the date that the plan administrator receives the employee’s written notice of withdrawal under the New GreenLight ESPP.

Exercise of Purchase Right

On the exercise date of each offering period, the employee is deemed to have exercised the option, at the exercise price, for the lowest of (i) a number of shares of New GreenLight Common Stock determined by dividing such employee’s accumulated payroll deductions or contributions on such exercise date by the exercise price; (ii) the number of shares of New GreenLight Common Stock determined by dividing $25,000 by the fair market value of New GreenLight Common Stock on the first day of such offering period; or (iii) such lesser number as established by the plan administrator in advance of the offering. The exercise price is equal to the lesser of (i) 85% the fair market value per share of New GreenLight Common Stock on the first day of the offering period or (ii) 85% of the fair market value per share of New GreenLight Common Stock on the exercise date. The maximum number of shares of New GreenLight Common Stock that may be issued to any employee under the New GreenLight ESPP in a calendar year is a number of shares of New GreenLight Common Stock determined by dividing $25,000 by the fair market value of New GreenLight Common Stock, valued at the start of the offering period, or such other lesser number of shares as determined by the plan administrator from time to time.

Termination of Participation

In general, if an employee is no longer a participant on an exercise date, the employee’s option will be automatically terminated, and the amount of the employee’s accumulated payroll deductions will be refunded.

Non-Transferability

A participant will not be permitted to transfer rights granted under the New GreenLight ESPP other than by will or the laws of descent and distribution, and such rights are generally exercisable during the lifetime of the participant only by the participant.

Merger or Change in Control

In the case of and subject to the consummation of a “change in control,” the plan administrator, in its discretion, and on such terms and conditions as it deems appropriate, may take any one or more of the following actions under the New GreenLight ESPP or with respect to any right under the New GreenLight ESPP or to facilitate such transactions or events: (a) provide for either (i) termination of any outstanding option in exchange for an amount of cash, if any, equal to the amount that would have been obtained upon the exercise of such option had such option been currently exercisable or (ii) the replacement of such outstanding option with other options or property selected by the plan administrator in its sole discretion; (b) provide that the outstanding options under the New GreenLight ESPP shall be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for similar options covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of securities and prices; (c) make adjustments in the number and type of shares of New GreenLight Common Stock (or other securities or property) subject to outstanding options under the New GreenLight ESPP and/or in the terms and conditions of outstanding options and options that may be granted in the future; (d) provide that the offering with respect to which an option relates will be shortened by setting a new exercise date on which such offering will end; and (e) provide that all outstanding options shall terminate without being exercised and all amounts in the accounts of participants shall be promptly refunded.

Amendment; Termination

The New GreenLight ESPP will automatically terminate on the tenth anniversary of the effective date of the New GreenLight ESPP. The New GreenLight Board may, in its discretion, at any time, terminate or amend the New GreenLight ESPP. However, without the approval within 12 months of such New GreenLight Board action by the stockholders, no amendment shall be made to the New GreenLight ESPP increasing the number of shares specifically approved to comply with the requirements of Section 423(b) of the Code or any other changes to the components of the New GreenLight ESPP intended to comply with the requirements of Section 423(b) of the Code that would require stockholder approval in order for the New GreenLight ESPP, as amended, to qualify as an “employee stock purchase plan” under Section 423(b) of the Code.

GREENLIGHT DIRECTOR COMPENSATION

Unless the context otherwise requires, any reference in this section of this prospectus to “GreenLight,” “we,” “us” or “our” refer to GreenLight and its consolidated subsidiaries prior to the consummation of the Business Combination and to New GreenLight and its consolidated subsidiaries following the Business Combination.

GreenLight currently has no formal policy under which non-employee directors receive compensation for their service on the GreenLight Board or its committees. Certain non-employee directors receive cash fees for their service as a director of GreenLight. GreenLight’s policy is to reimburse non-employee directors for reasonable and necessary out-of-pocket expenses incurred in connection with attending board and committee meetings or performing other services in their capacities as non-employee directors, and GreenLight occasionally grants stock options to non-employee directors.

Director Compensation Table

The following table provides information regarding the compensation of each person serving as a director of GreenLight for 2021, other than Dr. Zarur, our President and Chief Executive Officer. Dr. Zarur does not receive any compensation for service in his capacity as a director. His compensation as a named executive officer is set forth above in “Executive Compensation.”

Name	Fees earned or paid in cash ($)	Total ($)
Dr. Charles Cooney	75,000	75,000
Jason Dinges	—	—
Mike Liang	—	—
Dr. Ganesh Kishore	—	—
Eric O’Brien	—	—
Dr. Martha Schlicher(1)	50,000	50,000

(1)

At December 31, 2021, Dr. Schlicher held 4,213 shares of restricted stock acquired upon the early exercise of a stock option granted prior to 2021. These shares vest in two parts: (a) 213 shares vest in 1 monthly installment of 104 shares and a final installment of 109 shares and (b) 4,000 shares vest in two equal annual installments, the first of which shall vest on June 24, 2022.

Each of David Brewster, Daniel Coyne, Jennifer E. Pardi, Deval Patrick and Dean Seavers served as a director of ENVI during 2021. At the closing of ENVI’s initial public offering in January 2021, ENVI issued 50,000 insider warrants to each of Mr. Brewster, Gov. Patrick and Mr. Seavers in connection with services to be rendered by ENVI’s management team in connection with the initial public offering and ENVI’s business combination activities. Such warrants are identical to the private placement warrants, including as to exercise price, exercisability and exercise period. The warrants issued to each director had an estimated grant date fair value of $59,500. For more information regarding these warrants, see “Description of Capital Stock—Warrants—Private Placement Warrants.” Except for these warrants, none of ENVI’s directors received any cash compensation or other non-cash compensation for their service as directors.

New GreenLight Director Compensation

The New GreenLight Board expects to review director compensation periodically to ensure that director compensation remains competitive so that New GreenLight will be able to recruit and retain qualified directors. In 2020, the Talent and Compensation Committee of the GreenLight Board retained Pay Governance LLC, a third-party compensation consultant, to provide the Talent and Compensation Committee and the GreenLight Board with an analysis of publicly available market data regarding practices and compensation levels at comparable companies and assistance in determining compensation to be provided to New GreenLight non-employee directors. Based on the discussions with and assistance from the compensation consultant, it is expected that, following the Business Combination, New GreenLight will provide the compensation described below to certain of the New GreenLight non-employee directors.

Cash Compensation

New GreenLight expects to recommend the following cash compensation to the New GreenLight compensation committee for approval to New GreenLight non-employee directors:

•	$50,000 per year for service as a non-employee director (other than the chair);

•	$75,000 per year for service as non-employee chair of the New GreenLight Board;

•	$15,000 per year for service as chair of the New GreenLight audit committee;

•	$7,500 per year for service as a member of the New GreenLight audit committee (other than the chair);

•	$10,000 per year for service as chair of the New GreenLight talent and compensation committee;

•	$5,000 per year for service as a member of the New GreenLight talent and compensation committee (other than the chair);

•	$8,000 per year for service as chair of the New GreenLight nominating and corporate governance committee; and

•	$4,000 per year for service as a member of the New GreenLight nominating and corporate governance committee (other than the chair).

A non-employee director who serves as the non-employee chair of the New GreenLight Board will receive the annual retainer fee for that role, which includes the annual retainer fee for service as a non-employee director. Each non-employee director who serves as a committee chair of the New GreenLight Board will receive the cash retainer fee for service as the chair of the committee but not the cash retainer fee for service as a member of that committee. These fees to New GreenLight non-employee directors are expected to be paid quarterly in arrears on a prorated basis. The above-listed fees for service as a chair or member of any committee are payable in addition to the non-employee director retainer. It is expected that New GreenLight will also reimburse its non-employee directors for reasonable travel expenses to attend meetings of the New GreenLight Board and its committees.

Equity Compensation

Initial Award. It is expected that New GreenLight will grant to each person who first becomes a non-employee director, on or after the date that the person first becomes a non-employee director, an initial award of stock options to purchase shares of New GreenLight Common Stock (the “Initial Award”). The value of the Initial Award has not yet been determined. Each Initial Award is expected to vest pursuant to its vesting schedule, subject to continued services to New GreenLight through the applicable vesting dates.

Annual Award. It is expected that New GreenLight will grant to each non-employee director, on or after the date of each annual meeting of New GreenLight stockholders (an “Annual Meeting”), an award of stock options to purchase shares of New GreenLight Common Stock (the “Annual Award”). The value of the Annual Award has not yet been determined. Each Annual Award is expected to vest pursuant to its vesting schedule, subject to continued services to New GreenLight through the applicable vesting dates.

Minimum Ownership Requirements. The Initial Award, the Annual Award and any other equity award granted to a member of the New GreenLight Board will be subject to such minimum stock ownership requirements as the New GreenLight Board may establish from time to time, if any.

Other Award Terms. Each Initial Award and Annual Award will be granted under the New GreenLight Equity Plan (or its successor plan, as applicable) and form of award agreement under such plan. These awards are expected to have a maximum term to expiration of 10 years from the date of grant and a per share exercise price equal to 100% of the fair market value of one share of New GreenLight Common Stock on the date of grant.

Director Compensation Limits. The New GreenLight Equity Plan provides that the value of all awards awarded under the plan and all other cash compensation paid by New GreenLight to any non-employee director in any calendar year shall not exceed: (i) $500,000 in the first calendar year an individual becomes a non-employee director and (ii) $375,000 in any other calendar year. This limitation will be determined without regard to amounts paid to a non-employee director (including retirement benefits and severance payments) in respect of any services provided in any capacity (including employee or consultant) other than as a non-employee director. The Board may make exceptions to this limit for a non-executive chair of the Board with the approval of a majority of the disinterested directors.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Described below are any transactions occurring since January 1, 2019 or, in the case of ENVI, July 2, 2020 (its date of formation) and any currently proposed transactions to which either ENVI (now New GreenLight) or GreenLight was a party and in which:

•	the amounts involved exceeded or will exceed the lesser of $120,000 or 1% of the average of ENVI’s or GreenLight’s total assets, as applicable, at year-end for the last two completed fiscal years; and

•

a director, executive officer, holder of more than 5% of the outstanding capital stock of ENVI or GreenLight, or any member of such person’s immediate family, had or will have a direct or indirect material interest.

Certain Relationships and Related Person Transactions—ENVI

Class B Common Stock

In connection with ENVI’s initial formation in July 2020, the Sponsor and HB Strategies were issued all of ENVI’s outstanding equity. The Sponsor purchased 2,156,250 shares of ENVI Class B Common Stock in August 2020, resulting in the Sponsor directly owning such shares of ENVI Class B Common Stock. The remaining 5,031,250 shares of ENVI Class B Common Stock were purchased by HB Strategies in September 2020. In December 2020, the Sponsor and HB Strategies returned to ENVI, at no cost, 862,500 and 2,443,750 shares of ENVI Class B Common Stock, respectively, and ENVI issued 143,750 shares of ENVI Class B Common Stock to each of Gov. Patrick, Messrs. Brewster and Seavers, our independent directors, resulting in an aggregate of 4,312,500 shares of ENVI Class B Common Stock outstanding and held by the initial stockholders. On January 13, 2021, ENVI effected a stock dividend of 1.2 shares for each share of ENVI Class B Common Stock outstanding, resulting in the initial stockholders holding an aggregate of 5,175,000 shares of ENVI Class B Common Stock (up to 675,000 shares of which were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised). The number of shares of ENVI Class B Common Stock outstanding was determined based on the expectation that such shares would represent 20% of the outstanding shares after the initial public offering.

The initial stockholders agreed, subject to limited exceptions, not to transfer, assign or sell any of their shares of ENVI Class B Common Stock until the earlier to occur of: (A) six months after the completion of a business combination and (B) subsequent to a business combination, (x) if the last sale price of the ENVI Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 60 days after a Business Combination, or (y) the date on which ENVI completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the public stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Placement Warrants

Simultaneously with the closing of the initial public offering, HB Strategies purchased an aggregate of 2,000,000 private placement warrants (the “private placement warrants”) at a price of $1.00 per private placement warrant in a private placement, generating gross proceeds of $2.0 million. At that same time ENVI also issued to the Sponsor 600,000 warrants pursuant to a Warrant Subscription Agreement dated December 21, 2020 (the “Sponsor Warrants”), and issued each of ENVI’s three independent directors 50,000 warrants pursuant to certain warrant grant agreements dated December 21, 2020 (the “Director Warrants”). The private placement warrants, Sponsor Warrants and Director Warrants are substantially identical to the Warrants included in the units sold as part of the units in ENVI’s initial public offering. No underwriting discounts or commissions were paid with respect to such sale. The issuances of the private placement warrants, Sponsor Warrants and Director Warrants were made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

At the closing of the Business Combination, pursuant to the terms of the Sponsor Letter Agreement, HB Strategies and the Sponsor forfeited an aggregate of 687,500 private placement warrants and Sponsor Warrants.

The private placement shares are subject to the lock-up period described in the Investor Rights Agreement that was executed by the initial stockholders in connection with the execution of the Business Combination Agreement.

Related Party Note

On September 4, 2020, HB Strategies issued the Promissory Note, pursuant to which ENVI was entitled to borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) March 31, 2021 or (ii) the consummation of the initial public offering. The Promissory Note was repaid at the closing of the initial public offering on January 19, 2021. On August 9, 2021, ENVI issued a promissory note to HB Strategies in the aggregate principal amount of $500,000, which note was non-interest bearing and payable on the earlier of (i) January 19, 2022 or (ii) the consummation of an initial business combination. In connection with the Closing of the Business Combination, this note was forgiven in full.

Related Party Loans

In order to finance transaction costs in connection with a business combination, the Sponsor, members of ENVI management or any of their respective affiliates or other third parties were entitled to, but not obligated to, loan ENVI funds as may be required (“Working Capital Loans”), which were to be repaid only upon the consummation of a business combination. If ENVI does not consummate a business combination, ENVI may use a portion of any funds held outside the Trust Account to repay the Working Capital Loans; however, no proceeds from the Trust Account may be used for such repayment. Up to $1,500,000 of the Working Capital Loans were entitled to be converted into units identical to the ENVI Units at a price of $10.00 per unit at the option of the holder. As of the Closing of the Business Combination, there were no Working Capital Loans outstanding.

Business Combination Marketing Agreement

On January 13, 2021 ENVI entered into the Business Combination Marketing Agreement with Canaccord, an affiliate of the Sponsor, pursuant to which ENVI engaged Canaccord as an advisor in connection with a business combination, to assist ENVI in arranging meetings with its stockholders to discuss the potential business combination and the target business’ attributes, introduce ENVI to potential investors that may be interested in purchasing ENVI securities, assist in obtaining stockholder approval for the business combination and assist with the preparation of ENVI press releases and public filings in connection with the business combination. For such services, ENVI agreed to will pay Canaccord upon the consummation of a business combination, including the Business Combination, a cash fee in an amount equal to 3.76% of the gross proceeds of the initial public offering (or $7,783,200) (exclusive of any applicable finders’ fees which might become payable). Pursuant to the terms of the Business Combination Marketing Agreement, no fee would have been if ENVI did not complete a business combination. At the Closing of the Business Combination, the parties agreed to reduce the cash fee to $5.8 million, and such amount was paid.

Investor Rights Agreement

Concurrently with the execution of the Business Combination Agreement, ENVI, the initial stockholders and certain stockholders of GreenLight entered into the Investor Rights Agreement pursuant to which, among other things, the initial stockholders and such stockholders of GreenLight agreed not to effect any sale or distribution of any equity securities of ENVI during the lock-up period described therein and were granted certain registration rights, in each case subject to, and conditioned upon and effective as of, the effective time of the Merger. The Investor Rights Agreement amended and restated ENVI’s previous registration rights agreement with its initial stockholders.

For additional information, see “Description of Capital Stock—Registration Rights—Investor Rights Agreement.”

Sponsor Letter Agreement

Concurrently with the execution of the Business Combination Agreement, the initial stockholders and GreenLight entered into the Sponsor Letter Agreement, pursuant to which the initial stockholders agreed to, among other things, (i) vote all of their founder shares in favor of, and consent to, the Business Combination Agreement and the transactions contemplated thereby (including the Merger), (ii) waive any adjustment to the conversion ratio set forth in the Former Organizational Documents or any other anti-dilution or similar protection with respect to the Class B Shares, whether resulting from the transactions contemplated by the Business Combination Agreement or otherwise, and (iii) be bound by certain other covenants and agreements related to the Business Combination including an agreement to deal exclusively with GreenLight and restrictions on transfers with respect to his, her or its founder shares prior to the Closing. However, shares of ENVI Class A Common Stock owned by HB Strategies are not subject to certain of the transfer restrictions under the Sponsor Letter Agreement. In addition, HB Strategies and the Sponsor agreed that, if more than 25% of the shares of ENVI Class A Common Stock were redeemed pursuant to the Former Charter, then they would forfeit 25% of the private placement and private placement-equivalent warrants immediately before the closing of the Business Combination. Because redemptions exceed the stated threshold, the requisite number of warrants was forfeited upon the Closing of the Business Combination.

Certain Relationships and Related Person Transactions—GreenLight Biosciences

GreenLight Convertible Note Financing

From April 2020 through May 2020, GreenLight Pandemic Response, Inc. (“GPR”), a wholly owned subsidiary of GreenLight, sold GreenLight Convertible Notes (the “GreenLight Convertible Notes”) with an aggregate principal amount of $16.8 million for an aggregate purchase price of $16.8 million (the “GreenLight Convertible Note Financing”). The GreenLight Convertible Notes are unsecured, mature between April 2022 and May 2022 and bear simple interest at the rate of 5% per annum. GreenLight unconditionally guaranteed both payment and performance of the GreenLight Convertible Notes. At the time of issuance, the GreenLight Convertible Notes were convertible at the election of the holder into either (a) shares of GreenLight’s then-anticipated Series D Preferred Stock (the “Share Conversion Right”) or (b) a right to receive a royalty payment based on revenue generated from GPR’s proposed COVID-19 business.

The participants in the GreenLight Convertible Note Financing included persons affiliated with members of GreenLight’s board of directors and persons that held more than 5% of GreenLight’s outstanding capital stock at the time of the issuance of the GreenLight Convertible Notes. The following table summarizes purchases of GreenLight Convertible Notes by such related persons:

Name	GreenLight Convertible Note Principal Amount	Total Purchase Price
S2G Ventures Fund II, L.P.(1)	$3,000,000	$3,000,000
Fall Line Endurance Fund, LP(2)	$2,000,000	$2,000,000
Baird Venture Partners V Limited Partnership(3)	$1,662,130	$1,662,130
BVP V Affiliates Fund Limited Partnership(3)	$174,006	$174,006
BVP Special Affiliates Limited Partnership(3)	$163,864	$163,864

(1)

Matthew Walker was a member of the GreenLight board of directors at the time of the issuance of the GreenLight Convertible Notes and continuously served on the GreenLight board of directors until the Closing of the Business Combination. S2G Ventures Fund II, L.P. (“S2G II”) and its affiliated funds held more than 5% of GreenLight’s outstanding capital stock at the time of issuance of the GreenLight Convertible Notes to S2G II and continuously held more than 5% of GreenLight’s outstanding capital stock at all times since the issuance of the GreenLight Convertible Notes until the Closing of the Business Combination. Mr. Walker became a New GreenLight director upon the Closing of the Business Combination.

(2)

Eric O’Brien was a member of the GreenLight board of directors at the time of the issuance of the GreenLight Convertible Notes and continuously served on the GreenLight board of directors since that time until the Closing of the Business Combination. During this period, he has been an affiliate of Fall Line Endurance Fund L.P. (“Fall Line”). Fall Line held more than 5% of GreenLight’s outstanding capital stock at the time of issuance of the GreenLight Convertible Notes to Fall Line and continuously held more than 5% of GreenLight’s outstanding capital stock at all times since the issuance of the GreenLight Convertible Notes until the Closing of the Business Combination. Mr. O’Brien became a New GreenLight director upon the Closing of the Business Combination.

(3)

Michael Liang was a member of the GreenLight board of directors at the time of the issuance of the GreenLight Convertible Notes and continuously served on the GreenLight board of directors since that time until the Closing of the Business Combination. During this period, he has been an affiliate of each of Baird Venture Partners V Limited Partnership, BVP V Affiliates Fund Limited Partnership and BVP Special Affiliates Limited Partnership (all such funds collectively, “Baird”). Baird held less than 5% of GreenLight’s outstanding capital stock at the time of GreenLight Convertible Note Financing.

In connection with the issuance of the GreenLight Convertible Notes, GreenLight entered into side letters with each of S2G II, Fall Line and Baird in which GreenLight and such investor agreed, among other things, that, if the then-anticipated GreenLight Series D Preferred Stock Financing were to be led by an existing investor in GreenLight, the conversion rate of the GreenLight Convertible Notes would be reduced. This condition was not satisfied.

In August 2021, with the consent of the holders of a majority of the aggregate outstanding principal amount of GreenLight Convertible Notes, we amended and restated such notes to eliminate the right to receive a royalty and to make GreenLight the direct and sole obligor on such notes.

At the Closing, the entire outstanding amount of principal and unpaid interest under the GreenLight Convertible Notes converted in accordance with their terms and the terms of the Business Combination Agreement, into an aggregate of 6,719,110 shares of New GreenLight Common Stock, for an effective purchase price of $1.8118 per share.

GreenLight Series D Preferred Stock Financing

In June and July 2020, GreenLight sold an aggregate of 60,184,332 shares of GreenLightSeries D Preferred Stock at a purchase price of $1.8118 per share, or an aggregate purchase price of $109.0 million (the “GreenLight Series D Preferred Stock Financing”).

The participants in the GreenLight Series D Preferred Stock Financing included persons affiliated with members of GreenLight’s board of directors and persons that held more than 5% of GreenLight’s outstanding capital stock at the time of the closing of the GreenLight Series D Preferred Stock Financing. The following table summarizes purchases of shares of GreenLight Series D Preferred Stock from GreenLight by such related persons:

Name	Number of Shares	Total Purchase Price
Morningside Venture Investments Limited(1)	19,317,805	$34,999,999
S2G Builders Food & Agriculture Fund III, LP(2)	5,519,372	$9,999,998
S2G Ventures Fund II, L.P.(2)	3,863,561	$7,000,000
Fall Line Endurance Fund, LP(3)	3,311,623	$5,999,999
Baird Venture Partners V Limited Partnership(4)	2,064,131	$3,739,793
BVP Special Affiliates Limited Partnership(4)	216,090	$391,512
BVP V Affiliates Fund Limited Partnership(4)	203,495	$368,692
Series Greenlight 2, A Separate Series of BlueIO Growth LLC(5)	1,421,238	$2,574,999
MLS Capital Fund II, L.P.(6)	1,103,874	$1,999,999

(1)

Jason Dinges was a member of the GreenLight board of directors at the time of the GreenLight Series D Preferred Stock Financing. Mr. Dinges joined the GreenLight board of directors at the time of the closing of the GreenLight Series D Preferred Stock Financing and continuously served on the GreenLight board of directors since that time until the Closing of the Business Combination. Morningside acquired more than 5% of GreenLight’s outstanding capital stock in the GreenLight Series D Preferred Stock Financing.

(2)

Matthew Walker was a member of the GreenLight board of directors at the time of the GreenLight Series D Preferred Stock Financing and continuously served on the GreenLight board of directors since that time until the Closing of the Business Combination. S2G Ventures held more than 5% of GreenLight’s outstanding capital stock at the time of the GreenLight Series D Preferred Stock Financing and continuously held more than 5% of GreenLight’s outstanding capital stock at all times since the GreenLight Series D Preferred Stock Financing until the Closing of the Business Combination. Mr. Walker became a New GreenLight director upon the Closing of the Business Combination.

(3)

Eric O’Brien was a member of the GreenLight board of directors at the time of the GreenLight Series D Preferred Stock Financing and continuously served on the GreenLight board of directors since that time until the Closing of the Business Combination. During this period, he has been an affiliate of Fall Line. Fall Line held more than 5% of GreenLight’s outstanding capital stock at the time of the GreenLight Series D Preferred Stock Financing and continuously held more than 5% of GreenLight’s outstanding capital stock at all times since the GreenLight Series D Preferred Stock Financing until the Closing of the Business Combination. Mr. O’Brien became a New GreenLight director upon the Closing of the Business Combination.

(4)

Michael Liang was a member of the GreenLight board of directors at the time of the GreenLight Series D Preferred Stock Financing and continuously served on the GreenLight board of directors since that time until the Closing of the Business Combination. During this period, he has been an affiliate of Baird. Baird held less than 5% of GreenLight’s outstanding capital stock at the time of GreenLight Series D Preferred Stock Financing.

(5)

David Furneaux was a member of the GreenLight board of directors at the time of the GreenLight Series D Preferred Stock Financing. Mr. Furneaux joined the board of directors in July 2013 and served on the GreenLight board of directors until the initial closing of the GreenLight Series D Preferred Stock Financing. During this period, he was an affiliate of Series Greenlight 2, A Separate Series of BlueIO Growth LLC (“Series Greenlight 2”). Series Greenlight 2 held less than 5% of GreenLight’s outstanding capital stock at the time of GreenLight’s Series D Preferred Stock Financing.

(6)

Ganesh Kishore was a member of the GreenLight board of directors at the time of the GreenLight Series D Preferred Stock Financing and continuously served on the GreenLight board of directors since that time until the Closing of the Business Combination. During this period, he has been an affiliate of MLS Capital

Fund II, L.P. (“MLS”). MLS held more than 5% of GreenLight’s outstanding capital stock at the time of the GreenLight Series D Preferred Stock Financing and continuously held more than 5% of GreenLight’s outstanding capital stock at all times since the GreenLight Series D Preferred Stock Financing until the Closing of the Business Combination. Mr. Kishore became a New GreenLight director upon the Closing of the Business Combination.

GreenLight Series C Preferred Stock Financing

From December 2018 to June 2019, GreenLight sold an aggregate of 35,092,183 shares of its Series C Preferred Stock at a purchase price of $1.59 per share, or an aggregate purchase price of $55.7 million (the “GreenLight Series C Preferred Stock Financing”).

The participants in the GreenLight Series C Preferred Stock Financing included persons affiliated with members of GreenLight’s board of directors and persons that held more than 5% of GreenLight’s outstanding capital stock at the time of the closing of the GreenLight Series C Preferred Stock Financing. The following table summarizes purchases of shares of GreenLight Series C Preferred Stock from GreenLight by such related persons:

Name	Number of Shares	Total Purchase Price
S2G Ventures Fund I, L.P.(1)	3,135,582	$4,985,575
S2G Ventures Fund II, L.P.(1)	3,135,583	$4,985,576
Baird Venture Partners V Limited Partnership(2)	3,762,699	$5,982,691
Fall Line Endurance Fund, LP(3)	3,135,583	$4,985,576
Kodiak Venture Partners III, L.P.(4)	2,753,920	$4,378,733
Kodiak III Entrepreneurs Fund, L.P.(4)	68,104	$108,285
Series Greenlight, a Separate Series of BlueIO Growth LLC(4)	1,301,266	$2,074,999
Furneaux Capital Holdco, LLC (dba BlueIO)(4)	188,134	$299,998
MLS Capital Fund II, L.P.(5)	1,881,350	$2,991,357

(1)

Matthew Walker was a member of the GreenLight board of directors at the time of the GreenLight Series D Preferred Stock Financing. Mr. Walker joined the board of directors at the time of the closing of the GreenLight Series C Preferred Stock Financing and continuously served on the GreenLight board of directors since that time until the Closing of the Business Combination. S2G Ventures acquired more than 5% of GreenLight’s outstanding capital stock in the GreenLight Series C Preferred Stock Financing. Mr. Walker became a New GreenLight director upon the Closing of the Business Combination.

(2)

Michael Liang was a member of the GreenLight board of directors. Mr. Liang joined the board of directors at the time of the closing of the GreenLight Series C Preferred Stock Financing and continuously served on the GreenLight board of directors since that time until the Closing of the Business Combination. During this period, he has been an affiliate of Baird. Baird acquired more than 5% of GreenLight’s outstanding capital stock in the GreenLight Series C Preferred Stock Financing.

(3)

Eric O’Brien was a member of the GreenLight board of directors at the time of the GreenLight Series C Preferred Stock Financing and continuously served on the GreenLight board of directors since that time until the Closing of the Business Combination. During this period, he has been an affiliate of Fall Line. Fall Line held more than 5% of GreenLight’s outstanding capital stock at the time of the GreenLight Series C Preferred Stock Financing and continuously held more than 5% of GreenLight’s outstanding capital stock at all times since the GreenLight Series C Preferred Stock Financing. Mr. O’Brien became a New GreenLight director upon the Closing of the Business Combination.

(4)

David Furneaux was a member of the GreenLight board of directors at the time of the GreenLight Series C Preferred Stock Financing. Mr. Furneaux joined the board of directors in June 2013 and served on the GreenLight board of directors until the initial closing of the GreenLight Series D Preferred Stock Financing. During this period, he was an affiliate of (i) Kodiak Venture Partners III, L.P. and Kodiak III Entrepreneurs

Fund, L.P. (collectively, “Kodiak”), (ii) Series Greenlight 2 and Series Greenlight, a Separate Series of BlueIO Growth LLC (collectively, “Series Greenlight”) and (iii) Furneaux Capital Holdco, LLC (dba BlueIO) (“Furneaux Capital” and, together with Series Greenlight, “BlueIO”). Kodiak acquired more than 5% of GreenLight’s outstanding capital stock in the GreenLight Series C Preferred Stock Financing. BlueIO held less than 5% of GreenLight’s outstanding capital stock at the time of GreenLight Series C Preferred Stock Financing.

(5)

Ganesh Kishore was a member of the GreenLight board of directors at the time of the GreenLight Series C Preferred Stock Financing and continuously served on the GreenLight board of directors since that time until the Closing of the Business Combination. During this period, he has been an affiliate of MLS. MLS held more than 5% of GreenLight’s outstanding capital stock at the time of the GreenLight Series C Preferred Stock Financing and has continuously held more than 5% of GreenLight’s outstanding capital stock at all times since the GreenLight Series C Preferred Stock Financing. Mr. Kishore became a New GreenLight director upon the Closing of the Business Combination.

GreenLight Investors’ Rights Agreement

GreenLight was a party to a Fifth Amended and Restated Investors’ Rights Agreement, dated as of June 15, 2020 (the “GreenLight IRA”), which granted certain customary registration rights and information rights, among other things, to certain holders of GreenLight’s capital stock, including Morningside, Baird, Fall Line, MLS, S2G Ventures, Kodiak, and Khosla Ventures V, LP (“Khosla V”), Khosla Ventures Seed B, LP (“Khosla Seed” and, together with Khosla V, “Khosla”) and entities affiliated with such persons. These stockholders became parties to the GreenLight IRA (or an earlier version thereof) in connection with their respective investments in GreenLight, including in connection with the GreenLight Series D Preferred Stock Financing and the GreenLight Series C Preferred Stock Financing, as applicable. The GreenLight IRA terminated upon the closing of the Business Combination.

GreenLight Voting Agreement

GreenLight was a party to the Fifth Amended and Restated Voting Agreement, dated as of June 15, 2020 (the “GreenLight Voting Agreement”), pursuant to which certain holders of GreenLight’s capital stock, including Morningside, Baird, Fall Line, MLS, S2G Ventures, Kodiak, and Khosla and entities affiliated with such persons, agreed to vote their shares of GreenLight’s capital stock in favor of certain matters, including with respect to the election of directors. These stockholders became parties to the GreenLight Voting Agreement (or an earlier version thereof) in connection with their respective investments in GreenLight, including in connection with the GreenLight Series D Preferred Stock Financing and the GreenLight Series C Preferred Stock Financing, as applicable. The GreenLight Voting Agreement terminated upon the closing of the Business Combination.

Management Rights Letter

GreenLight was a party to a Management Rights Letter with Morningside, dated as of June 15, 2020 (the “Management Rights Letter”), pursuant to which Morningside was granted certain customary information rights in connection with its investment in GreenLight. The Management Rights Letter was terminated upon the closing of the Business Combination.

Business Combination Arrangements

Certain of GreenLight’s stockholders, directors and executive officers entered into agreements with ENVI in connection with Business Combination. The agreements described in this section, or forms of such agreements, are filed as exhibits to the registration statement of which this prospectus forms a part, and the following descriptions are qualified by reference thereto. These agreements include:

•

the Subscription Agreements, which were executed and delivered by the following holders of more than 5% of GreenLight’s outstanding capital stock or an affiliate thereof: S2G Builders Food & Agriculture Fund III, LP (an affiliate of Builders Vision, LLC), Morningside, Fall Line, and MLS;

•	the Transaction Support Agreements, which were executed and delivered by the following holders of more than 5% of GreenLight’s outstanding capital stock and directors and executive officers of

GreenLight: Fall Line, Khosla, Kodiak, MLS, Morningside, S2G Ventures, and Drs. Andrey Zarur, Charles Cooney and Martha Schlicher; and

•

the Investor Rights Agreement, which was executed and delivered by the following holders of more than 5% of GreenLight’s outstanding capital stock and directors and executive officers of GreenLight: Fall Line, Khosla, Kodiak, MLS, Morningside, S2G Ventures and Dr. Andrey Zarur.

These agreements are described in more detail below and in the section titled “Description of Securities — Registration Rights — Investor Rights Agreement.”

Subscription Agreements for the PIPE Financing

Concurrently with the execution of the Business Combination Agreement and in November 2021, ENVI entered into the Subscription Agreements with each of the PIPE Investors, pursuant to which the PIPE Investors subscribed for and purchased, and ENVI issued and sold to the PIPE Investors, on the Closing Date immediately prior to the Closing, an aggregate of 12,425,000 shares of ENVI Class A Common Stock at a price of $10.00 per share, for aggregate gross proceeds of $124,525,000. The shares of ENVI Class A Common Stock issued pursuant to the Subscription Agreements were not registered under the Securities Act and were issued in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. The PIPE Financing was contingent upon, among other things, the substantially concurrent closing of the Business Combination. In connection with the Business Combination, all of the issued and outstanding shares of ENVI Class A Common Stock, including the shares of ENVI Class A Common Stock issued in the PIPE Financing, and all of the issued and outstanding ENVI Class B Common Stock became shares of New GreenLight Common Stock.

Subscription Agreements were executed by the following holders of GreenLight’s outstanding capital stock or an affiliate thereof, as follows:

Name	Number of Shares	Subscription Amount
S2G Builders Food & Agriculture Fund III, LP (1)	1,500,000	$15,000,000
Morningside Venture Investments Limited	1,000,000	$10,000,000
Fall Line Endurance Fund, LP	700,000	$7,000,000
MLS Capital Fund II, L.P.	75,000	$750,000

(1)	S2G Builders Food & Agriculture Fund III, LP is an affiliate of Builders Vision, LLC.

In December 2021, the Prepaying PIPE Investors advanced an aggregate of $35,250,000 of the proceeds of the PIPE Financing to us through the purchase of convertible securities (the “Instruments”) pursuant to the terms of a Convertible Instrument Investment Agreement (the “Investment Agreement”) entered into between GreenLight and the Prepaying PIPE Investors. Of this amount, S2G Builders Food & Agriculture Fund III, LP, Fall Line Endurance Fund, LP, Morningside Venture Investments Limited and MLS Capital Fund II, L.P. advanced $15 million, $7 million, $5 million and $750,000, respectively. The Instruments provided that they would mature 12 months after the date of issuance (or, if earlier, upon an event of default specified in the Instruments) and bore interest at the minimum applicable federal rate per annum, which interest was payable at maturity. In connection with the issuance of the Instruments, GreenLight, ENVI and each Prepaying PIPE Investor agreed in a letter agreement (each such agreement, a “Letter Agreement”) that ENVI would accept a tender by a Prepaying PIPE Investor of its Instrument as payment of the purchase price under the Prepaying PIPE Investor’s Subscription Agreement in an amount equal to the outstanding principal and interest accrued on the Instrument as of the date of the closing under the Subscription Agreement. If the aggregate amount of such principal and interest exceeded the applicable purchase price under the Subscription Agreement, ENVI would pay the excess to the Prepaying PIPE Investor in cash. If the aggregate amount of such principal and interest was less than the applicable purchase price under the Subscription Agreement, the Prepaying PIPE Investor was obligated to pay the difference in cash in order to satisfy its obligations under the Subscription Agreement. GreenLight and ENVI also agreed that the aggregate amount of principal and accrued interest on the convertible instruments would be included for purposes of calculating the Aggregate Closing PIPE Proceeds (as defined in the Business Combination Agreement). GreenLight, ENVI and each Prepaying PIPE Investor agreed to treat the Instruments as equity interests and not as indebtedness for U.S. federal income tax purposes. At the Closing, ENVI accepted the surrender of Instruments as payment of the purchase price for an aggregate of 3,525,000 shares of ENVI Class A Common Stock in the PIPE Financing (including 2,775,000 shares being purchased by GreenLight stockholders or their affiliates) at a purchase price of $10.00 per share, and paid the holders of such Instruments aggregate interest of approximately $10,300 in cash (of which approximately $8,000 was payable to GreenLight stockholders and their affiliates). For more information about the advancement of the proceeds from the PIPE Financing, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of GreenLight — Liquidity and Capital Resources — Advancement of a Portion of the Purchase Price of the PIPE Financing.”

The Subscription Agreements grant the PIPE Investors certain resale registration rights in connection with the PIPE Financing. ENVI agreed to file a registration statement with the SEC within 30 days after the Closing to register the resale of the shares acquired in the PIPE Financing. ENVI agreed to use its commercially reasonable efforts to have the registration statement declared effective as soon as practicable after filing but no later than the earlier of (i) the 60th day (or 90th day if the SEC notifies ENVI that it will “review” the registration statement) following the Closing and (ii) the 10th business day after the date ENVI is notified by the SEC that the registration statement will not be “reviewed” or will not be subject to further review.

Transaction Support Agreements

Concurrently with the execution of the Business Combination Agreement, ENVI and certain stockholders of GreenLight (collectively, the “Supporting Company Shareholders”) entered into Transaction Support Agreements, pursuant to which each such holder agreed, subject to the terms and conditions of the Transaction Support Agreement, to (i) vote in favor of and consent to the Business Combination Agreement and the transactions contemplated thereby (including the Merger), (ii) waive his, her or its appraisal rights with respect to the Merger, (iii) effective immediately prior to, and contingent upon, the Effective Time, to terminate (a) the Fifth Amended and Restated Investors’ Rights Agreement, dated as of June 15, 2020, by and among GreenLight and the investor parties thereto, as amended, (b) the Fifth Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of June 15, 2020, by and among GreenLight, the investor and key holder parties thereto, as amended, (c) the Fifth Amended and Restated Voting Agreement, dated as of June 15, 2020, by and among GreenLight, the investor and key holder parties thereto, as amended, and (d) any management rights letter, investor side letter or other investor agreement providing for board observer rights, information rights, inspection rights or other rights of investors, in each case between or among GreenLight and the Supporting Company Shareholder (and/or other persons), and all rights and obligations contained therein and (iv) be bound by certain other covenants and agreements related to the Business Combination, including an agreement to be bound by the exclusive dealing provisions of the Business Combination Agreement and restrictions on transfers with respect to his, her or its shares of capital stock of GreenLight prior to the closing of the Business Combination.

Investor Rights Agreement

For a description of the terms of the Investor Rights Agreement, see the section titled “Description of Securities —Registration Rights — Rights Agreement.”

Indemnification under our Charter and Bylaws; Indemnification Agreements

The Charter and Bylaws provide that New GreenLight will indemnify its directors and officers to the maximum extent permitted by the DGCL, subject to certain exceptions. In addition, the Charter provides that our directors will not be liable for monetary damages for breach of fiduciary duty to the maximum extent permitted by the DGCL.

New GreenLight entered into indemnification agreements with each of its directors and executive officers. The indemnification agreements provide the indemnitees with contractual rights to indemnification, and expense advancement and reimbursement, to the maximum extent permitted under the DGCL, subject to certain exceptions contained in those agreements. For additional information, see “Description of New GreenLight Securities—Limitations on Liability and Indemnification of Officers and Directors.”

Policies and Procedures for Related Party Transactions

The board of directors of New GreenLight adopted a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions. A “related person transaction” is a transaction, arrangement or relationship in which New GreenLight or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “related person” means:

•	any person who is, or at any time during the applicable period was, one of New GreenLight’s directors or executive officers;

•	any person who is known by New GreenLight to be the beneficial owner of more than 5% of its voting stock;

•

any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of New GreenLight’s voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of New GreenLight’s voting stock; and

•

any firm, corporation or other entity in which any of the foregoing persons is a partner or principal, or in a similar position, or in which such person has a 10% or greater beneficial ownership interest.

New GreenLight has policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its audit committee charter, the audit committee has the responsibility to review related party transactions.

PRINCIPAL STOCKHOLDERS

The following table provides information regarding the beneficial ownership of New GreenLight Common Stock as of March 15, 2022 by:

•	each person known by New GreenLight to be the beneficial owner of more than 5% of New GreenLight Common Stock;

•	each director and named executive officer of New GreenLight; and

•	all directors and executive officers of New GreenLight as a group.

Beneficial ownership is determined according to the rules of the Commission, which generally provide that a person has beneficial ownership of a security if the person possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or that will become exercisable within 60 days after March 15, 2022. Unless otherwise indicated, New GreenLight believes that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

The beneficial ownership of New GreenLight Common Stock is based on 122,839,613 shares of New GreenLight Common Stock issued and outstanding as of March 15, 2022.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percentage
Five Percent or Greater Holders
Builders Vision, LLC (1)	15,843,021	12.9%
Morningside Venture Partners (2)	13,857,931	11.3%
Kodiak Venture Partners (3)	9,809,892	8.0%
Fall Line Endurance Fund, LP (4)	8,901,814	7.2%
Cormorant Asset Management, LP (5)	6,710,540	5.5%

Directors and Named Executive Officers
Matthew Walker (1)	15,843,021	12.9%
Eric O’Brien (4)	8,901,812	7.2%
Ganesh Kishore (6)	5,818,575	4.7%
Dr. Andrey Zarur (7)	3,787,853	3.1%
Carole Cobb (8)	1,408,216	1.1%
Susan E. Keefe (8)	485,310	*
Charles Cooney	305,314	*
Martha Schlicher (9)	109,218	*
Jennifer Pardi	—	—

All directors and executive officers as a group (14 individuals)	37,269,880	30.3%

*	Indicates beneficial ownership less than 1%.
(1)

Includes (a) 3,673,694 shares held by S2G Builders Food & Agriculture Fund III, LP (“Fund III”); (b) 2,087,043 shares held by S2G Ventures Fund I, L.P. (“Fund I”); and (c) 8,582,284 shares held by S2G Ventures Fund II, L.P. (“Fund II” and, together with Fund I and Fund III, the “S2G Funds”). Builders Vision, LLC is the Manager of Funds I and II, and the General Partner of Fund III, and has power to vote or direct the voting of shares held by the S2G Funds. The General Partners of Fund I and Fund II are S2G Ventures, LLC and S2G Ventures II, LLC, respectively. Mr. Walker, a director of New GreenLight and a former director of GreenLight, is a Managing Director of Builders Vision, LLC, the impact platform founded by Lukas T. Walton, which includes S2G Ventures. By virtue of the foregoing, S2G Ventures, LLC, S2G Ventures II, LLC, and Mr. Walton may be deemed to indirectly beneficially own (as defined in Rule 13d-3 of the Exchange Act) the shares of New GreenLight Common Stock held by the S2G Funds. Mr.

Walker and Mr. Walton each disclaims beneficial ownership of these shares of New GreenLight Common Stock except to the extent of any pecuniary interest therein. The business address for Builders Visions, LLC is P.O. Box 1860, Bentonville, Arkansas 72712.

(2)

Represents (a) 12,857,931 shares held by Morningside Venture Investments Limited, and (b) 1,000,000 shares held by MVIL, LLC (together with Morningside Venture Investments Limited, “Morningside”). Frances Anne Elizabeth Richard, Jill Marie Franklin, Peter Stuart Allenby Edwards and Cheung Ka Ho are the directors of Morningside and have shared voting power over the securities held by Morningside. Each of these individuals disclaims beneficial ownership of the shares owned by Morningside. The address of Morningside is c/o THC Management Services S.A.M., 2nd Floor, Le Prince de Galles, 3-5 Avenue des Citronniers, MC 98000, Monaco.

(3)

Includes (a) 9,573,157 shares held by Kodiak Venture Partners III, L.P., and (b) 236,738 shares held by Kodiak III Entrepreneurs Fund, L.P. (together with Kodiak Venture Partners III, L.P. “Kodiak”). Kodiak Ventures Management III, L.P. (“Kodiak Ventures”) is the General Partner for Kodiak, Kodiak Venture Management (GP), LLC is the General Partner for Kodiak Ventures and Kodiak Ventures Management Company, Inc. is the Member of Kodiak Ventures Management (GP), LLC (“Kodiak Ventures Management”). Mr. David Furneaux is the Chief Executive Officer of Kodiak Ventures Management Company, Inc. Each therefore has the power to vote, or direct the voting of, the shares of New GreenLight Common Stock held by Kodiak. By virtue of the foregoing, each of Kodiak Ventures Management and Mr. Furneaux may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 of the Exchange Act) the New GreenLight Common Stock held by Kodiak. Mr. Furneaux disclaims beneficial ownership of these shares of New GreenLight Common Stock except to the extent of any pecuniary interest therein. The business address for Kodiak, Kodiak Ventures Management and Mr. Furneaux is 11 Peter Grover Road, Bethel, Maine 04217.

(4)

Represents shares held by Fall Line Endurance Fund, LP (“Fall Line”). Mr. Eric O’Brien, a director of New GreenLight, is the co-founder and Managing Director of Fall Line and has the power to vote, or to direct the voting of, the shares of New GreenLight Common Stock held by Fall Line. By virtue of the foregoing, Mr. O’Brien may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 of the Exchange Act) the shares of New GreenLight Common Stock held by Fall Line. Mr. O’Brien disclaims beneficial ownership of these shares of New GreenLight Common Stock except to the extent of any pecuniary interest therein. The business address of Fall Line and Mr. O’Brien is 119 South B Street, Suite B, San Mateo, CA 94401.

(5)

Includes (a) 2,272,901 shares of New GreenLight Common Stock held by Cormorant Global Healthcare Master Fund, LP (“Master Fund”), and (b) 4,437,639 shares of New GreenLight Common Stock held by Cormorant Private Healthcare Fund II, LP (“Fund II”). Cormorant Global Healthcare GP, LLC serves as the General Partner of Master Fund and Cormorant Private Healthcare GP II, LLC serves as the General Partner of Fund II. Cormorant Asset Management, LP serves as the investment manager to Master Fund and Fund II. Bihua Chen serves as the Managing Member of Cormorant Global Healthcare GP, LLC, Cormorant Private Healthcare GP II, LLC and the general partner of Cormorant Asset Management, LP (together with Master Fund and Fund II, the “Cormorant Entities”). By virtue of the foregoing, each of Bihua Chen and the Cormorant Entities may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 of the Exchange Act) the shares held by each of the relevant Cormorant Entities. Each of Bihua Chen and the Cormorant Entities disclaims beneficial ownership of such shares except to the extent of her or its pecuniary interest therein. The business address of each of Bihua Chen and the Cormorant Entities is 200 Clarendon St., 52nd Floor, Boston, Massachusetts.

(6)

Represents shares held by MLS Capital Fund II, L.P. (“MLS”). Mr. Kishore, a director of New GreenLight, is a Co-Manager of MLSCF II (GP) (Labuan), LLP, the General Partner of MLS, and has the power to vote, or to direct the voting of, the shares held by MLS. By virtue of the foregoing, Mr. Kishore may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 of the Exchange Act) the shares held by MLS. Mr. Kishore disclaims beneficial ownership of these shares except to the extent of any pecuniary interest therein. The business address of MLS and Mr. Kishore is c/o Spruce Capital Partners LLC, 660 4th Street, #295, San Francisco, California 94107.

(7)	Includes (a) 896,058 shares and (b) 2,891,795 shares subject to options exercisable within 60 days after March 15, 2022.
(8)	Represents shares subject to options exercisable within 60 days after March 15, 2022.
(9)	Includes 4,000 shares subject to vesting as of March 15, 2022, as follows: 2,000 shares shall vest on June 24, 2022 and 2,000 shares shall vest on June 24, 2023.

SELLING SECURITYHOLDERS

The Selling Securityholders listed in the table below may from time to time offer and sell any or all of the shares of New GreenLight Common Stock set forth below pursuant to this prospectus. When we refer to the “Selling Securityholders” in this prospectus, we refer to the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors and other permitted transferees that hold any of the Selling Securityholders’ interest in the shares of New GreenLight Common Stock after the date of this prospectus.

The following table sets forth information provided by or on behalf of the Selling Securityholders concerning the shares of New GreenLight Common Stock that may be offered from time to time by each Selling Securityholder pursuant to this prospectus. The number of shares beneficially owned by each Selling Securityholder is determined under rules issued by the SEC, except that, in the case of our directors and executive officers, each of the number of shares beneficially owned before the offering and the number of shares offered includes shares that the director or executive officer currently has the right to acquire on or before February 28, 2023. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. Percentage ownership is based on 122,839,613 shares of New GreenLight Common Stock outstanding as of March 15, 2022. Except as stated above, in computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of New GreenLight Common Stock that the individual or entity has the right to acquire within 60 days of February 2, 2022 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. Except as noted otherwise, the address of each Selling Securityholder is c/o GreenLight Biosciences Holdings, PBC, 200 Boston Avenue, Suite 3100, Medford, MA 02155. Each of the Selling Securityholders listed has sole voting and investment power with respect to the shares of New GreenLight Common Stock beneficially owned by the Selling Securityholder, except as noted otherwise.

The Selling Securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their securities after the date on which they provided us with information regarding their securities. Any changed or new information given to us by the Selling Securityholders, including regarding the identity of, and the securities held by, each Selling Securityholder, will be set forth in a prospectus supplement or amendments to the registration statement of which this prospectus is a part, if and when necessary. A Selling Securityholder may sell all, some or none of such securities in this offering.

Please see the section entitled “Plan of Distribution” for further information regarding the Selling Securityholders’ methods of distributing these securities. For information regarding transactions between us and the Selling Securityholders, see the section entitled “Certain Relationships and Related Party Transactions.”

Name	Shares beneficially owned before the offering (#)	Shares offered (#)	Shares beneficially owned after the offering
			(#)	(%)
Alfa Holdings, Inc. (1) (2)	100,000	100,000	—	—
Amin Khan (3)	255,155	255,155	—	—
Andrey Zarur (4)	4,604,890	4,604,890	—	—
BEMAP Master Fund LTD (1)(5)	47,838	47,838	—	—
Bespoke Alpha MAC MIM LP (1)(5)	6,748	6,748	—	—
BNP Paribas Ecosystem Restoration Fund (1)(6)	100,000	100,000	—	—
BNP Paribas Funds Ecosystem Restoration (1)(6)	200,000	200,000	—	—
BNP Paribas Funds Environmental Absolute Return Thematic Equity (1)(6)	300,000	300,000	—	—
Boscolo Intervest Limited (1)(7)	500,000	500,000	—	—
Carole B. Cobb (3)	1,607,436	1,607,436	—	—
CG Investments Inc. VI (8)	1,993,846	1,993,846	—	—
Charles Cooney	305,314	305,314	—	—

Name	Shares beneficially owned before the offering (#)	Shares offered (#)		Shares beneficially owned after the offering
				(#)	(%)
Charu Manocha (3)	175,699	175,699		—	—
Continental Grain Company (1)(9)	4,958,630	300,000		4,658,630	3.8%
Cormorant Global Healthcare Master Fund, LP (10)	2,272,901	1,200,000	(1)	1,072,901	* %
David Brewster (11)	222,500	222,500		—	—
David Kennedy (3)	182,494	182,494		—	—
Dean Seavers (11)	222,500	222,500		—	—
Deval L. Patrick (11)	222,500	222,500		—	—
DS Liquid Div RVA MON LLC (1)(5)	55,127	55,127		—	—
Fall Line Endurance Fund LP (12)	8,901,814	8,901,814		—	—

Four Palms Ventures, LLC (1)(13)	200,000	200,000		—	—
Furneaux Capital Holdco, LLC (14)	125,221	125,221		—	—
HB Strategies LLC (15)	4,576,154	4,576,154		—	—
Khosla Ventures Seed B (CF), LP (16)	197,061	197,061		—	—
Khosla Ventures Seed B, LP (16)	3,471,572	3,471,572		—	—
Khosla Ventures V, LP (16)	1,552,821	1,552,821		—	—
Kodiak III Entrepreneurs Fund, L.P. (14)	236,738	236,738		—	—
Kodiak Venture Partners III, L.P. (14)	9,573,157	9,573,157		—	—
Lagomaj Capital, LLC (1)(17)	100,000	100,000		—	—
Macro Continental, Inc. (1)(18)	1,277,115	500,000		777,115	*
Mark Singleton (3)	155,870	155,870		—	—
Marta Ortega-Valle (3)	501,516	501,516		—	—
Martha Schlicher (19)	109,218	109,218		—	—
MLS Capital Fund II, L.P. (20)	5,818,575	5,818,575		—	—
Monashee Managed Account SP (1)(5)	9,568	9,568		—	—
Monashee Pure Alpha SPV I LP (1)(5)	29,441	29,441		—	—
Monashee Solitario Fund LP (1)(5)	43,042	43,042		—	—
Morningside Venture Investments Limited (21)	12,857,931	12,857,931		—	—
MVIL, LLC (1) (21)	1,000,000	1,000,000		—	—
Neglected Climate Opportunities, LLC (1)(22)	4,541,280	500,000		4,041,280	3.3%
New Stuff, LLC (1)(23)	500,000	500,000		—	—
Oxbow Master Fund Limited (1)(24)	387,239	387,239		—	—
Pura Vida Investments, LLC and certain of its affiliates (1)(25)	400,000	400,000		—	—
Putnam Variable Trust – Putnam VT Sustainable Future Fund (1)(26)	28,000	28,000		—	—
Putnam Investment Funds – Putnam Sustainable Future Fund (1)(26)	372,000	372,000		—	—
RPB VENTURES LLC (1)(27)	300,000	300,000		—	—
S2G Builders Food & Agriculture Fund III, LP (28)	5,173,694	5,173,694		—	—
S2G Ventures Fund I, L.P. (29)	2,087,043	2,087,043		—	—
S2G Ventures Fund II, L.P. (29)	8,582,284	8,582,284		—	—
Series GreenLight 2 A Separate Series of BlueIO Growth LLC (30)	945,976	945,976		—	—
Series GreenLight, A Separate Series of Blue IO Growth LLC (30)	866,122	866,122		—	—
Serum Life Sciences Ltd (1)(31)	1,000,000	1,000,000		—	—
SFL SPV I LLC (1)(5)	8,236	8,236		—	—
Susan Keefe (3)	664,671	664,671		—	—

Name	Shares beneficially owned before the offering (#)	Shares offered (#)	Shares beneficially owned after the offering
			(#)	(%)
SymBiosis II, LLC (1)(32)	1,000,000	1,000,000	—	—
Tech Opportunities LLC (1)(15)	600,000	600,000	—	—
Trinity Capital Inc. (33)	178,298	50,000	128,298	*
Velocity Financial Group, LLC (34)	292,186	292,186	—	—
Vittoria Fund – OC, L.P. (1)(24)	112,761	112,761	—	—
Xeraya Cove Ltd (35)	1,734,277	200,000	1,534,277	1.3%

*	Less than 1%
(1)	Represents shares of New GreenLight Common Stock acquired pursuant to the PIPE Financing.
(2)	The principal business address of the Selling Securityholder is c/o Viceroy Capital, 801 Brickell Avenue, Miami, Florida 33131.
(3)

Represents shares of New GreenLight issuable upon exercise of Options. Amin Khan is the Chief Scientific Officer of GreenLight, Charu Manocha is the Chief People Officer of GreenLight, David Kennedy is the General Counsel and Secretary of each of New GreenLight and GreenLight, Mark Singleton is the Senior Vice President of Technology at GreenLight, Marta Ortega-Valle is the Chief Business Officer, Human Health at GreenLight, and Susan Keefe is the Chief Financial Officer and Interim Chief Accounting Officer of each of New GreenLight and GreenLight.

(4)	Includes options to purchase 3,708,823 shares of New GreenLight Common Stock. Dr. Andrey Zarur serves Chief Executive Officer, President and Director of each of New GreenLight and GreenLight.
(5)	The principal business address of the Selling Securityholder is c/o Monashee Investment Management LLC, 75 Park Plaza, 2nd Floor, Boston, Massachusetts 02116.
(6)	The principal business address of the Selling Securityholder is c/o BNP Paribas Asset Management UK LTD, 5 Aldermanbury Square, London EC2V7BP , United Kingdom.
(7)	The principal business address of the Selling Securityholder is c/o Fox Horan & Camerini LLP, Attn.: Rafael Urquia, 885 Third Avenue, 17th Floor, New York, New York 10022.
(8)

Includes shares of New GreenLight Common Stock issuable upon the exercise of Insider Warrants with respect to 441,346 shares. The principal business address of the Selling Securityholder is c/o Canaccord Genuity Group Inc. is 535 Madison Avenue, New York, New York 10022.

(9)	The principal address of the Selling Securityholder is 767 Fifth Avenue, 15th Floor, New York, New York 10153.
(10)	The principal address of the Selling Securityholder is 200 Clarendon St., 52nd Floor, Boston, Massachusetts 02116.
(11)

Includes shares of New GreenLight Common Stock issuable upon the exercise of the Insider Warrants with respect to 50,000 shares. The Selling Securityholder is a former director of ENVI. The principal business address of the Selling Securityholder is c/o Canaccord Genuity Group Inc., 535 Madison Avenue, New York, New York 10022.

(12)

Includes 700,000 shares of New GreenLight Common Stock acquired pursuant to the PIPE Financing. Mr. Eric O’Brien, a director of GreenLight until the closing of the Business Combination and a current director of New GreenLight, is the Managing Director of Fall Line Endurance Fund LP (“Fall Line”) and has the power to vote, or to direct the voting of, such shares of New GreenLight Common Stock held by it and may be deemed to indirectly beneficially own such shares. Mr. O’Brien disclaims beneficial ownership of these shares of New GreenLight Common Stock except to the extent of any pecuniary interest therein. The business address of Fall Line and Mr. O’Brien is 119 South B Street, Suite B, San Mateo, California 94401.

(13)	The address of the Selling Securityholder is 4450 Macarthur Blvd, Newport Beach, California 92660.
(14)	The principal business address of the Selling Securityholder is Peter Grover Road, Bethel, Maine 04217.
(15)

Includes shares of New GreenLight Common Stock issuable upon the exercise of the private placement warrants with respect to 1,471,154 shares. The principal business address of the Selling Securityholder is c/o Hudson Bay Capital Management LP, 28 Havemeyer Place, 2nd Floor, Greenwich, Connecticut 06830.

(16)	The principal business address of the Selling Securityholder is 2128 Sand Hill Road, Menlo Park, California 94025.
(17)	The principal business address of the Selling Securityholder is 501 West Avenue, #1201, Austin, Texas 78701.
(18)	The principal business address of the Selling Securityholder is c/o Rivas Capital LLC, 10 Mount Auburn St. Suite 5F, Cambridge, Massachusetts 02138.
(19)

Includes share of restricted New GreenLight Common Stock, all of which are vested except for 2,000 shares which vest on June 24, 2022 and 2,000 shares which vest on June 24, 2023. Martha Schlicher is a director of New GreenLight and had been a director of GreenLight until the closing of the Business Combination.

(20)	The principal business address of the Selling Securityholder is c/o Spruce Capital Partners, 660 4th street, #295, San Francisco, California 94107.
(21)	The principal business address of the Selling Securityholder is c/o THC Management Services S.A.M., 2nd Floor, Le Prince de Galles, 3-5 Avenue des Citronniers, MC 98000, Monaco.
(22)	The principal business address of the Selling Securityholder is 40 Rowes Wharf, Boston, Massachusetts 02110.
(23)	The principal business address of the Selling Securityholder is Two North Riverside Plaza, Suite 1240, Chicago, Illinois 60606.
(24)	The principal business address of the Selling Securityholder is Unit 1602, Prosperity Tower, 39 Queen’s Road Central, Central, Hong Kong.
(25)

Includes (i) 16,800 shares of New GreenLight Common Stock held by Sea Hawk Multi-Strategy Master Fund Ltd, (ii) 17,200 shares of New GreenLight Common Stock held by Walleye Manager Opportunities LLC, (iii) 25,600 shares of New GreenLight Common Stock held by Walleye Opportunities Master Fund Ltd. (collectively, the “Managed Accounts”), (iv) 94,400 shares of New GreenLight Common Stock held by Highmark Limited, in respect of its Segregated Account Highmark Long/Short Equity 20 (the “Additional Managed Account”), and (v) 246,000 shares of New GreenLight Common Stock held by Pura Vida Master Fund Ltd. (the “PV Fund”). Pura Vida Investments, LLC (“PVI”) serves as the sub-adviser to the Managed Accounts and the investment manager to the Additional Managed Account and the PV Fund. Efrem Kamen serves as the managing member of PVI. By virtue of these relationships, PVI and Efrem Kamen may be deemed to have shared voting and dispositive power with respect to the shares held by the Managed Accounts, the Additional Managed Account, and the PV Fund. This disclosure shall not be deemed an admission that PVI and/or Efrem Kamen are beneficial owners of the shares of New GreenLight Common Stock held by such individuals and entities for purposes of Section 13 of the Exchange Act or for any other purpose. Each of PVI and Efrem Kamen disclaims beneficial ownership of the shares of New GreenLight Common Stock reported herein except to the extent of each PVI’s and Efrem Kamen’s pecuniary interest therein. PVI’s and Efrem Kamen’s business address is 888 Seventh Avenue, 6th Floor, New York, New York 10106.

Based on information provided to us by such Selling Securityholders, each of the Managed Accounts may be deemed to be an affiliate of a broker-dealer. Based on such information, the Selling Securityholders acquired the shares of New GreenLight Common Stock disclosed herein in the ordinary course of business, and at the time of the acquisition of such shares, the Selling Securityholders did not have any agreements or understandings with any person to distribute such shares.

(26)	The primary business address of the Selling Securityholder is 100 Federal Street, Boston, Massachusetts 02110.
(27)	The primary business address of the Selling Securityholder is Bahamas Financial Centre, Second Floor, Shirley & Charlotte Streets, P.O. Box N-1175, Nassau, Bahamas.
(28)

Includes 1,500,000 shares of New GreenLight Common Stock acquired pursuant to the PIPE Financing. The principal business address of the Selling Securityholder is P.O. Box 1860, Bentonville, Arkansas 72712.

(29)	The principal business address of the Selling Securityholder is P.O. Box 1860, Bentonville, Arkansas 72712.
(30)	The principal business address of the Selling Securityholder is c/o Goodwin Partners, 200 Summit St. Suite 210, Burlington, Massachusetts 01803.

(31)	The principal business address of the Selling Securityholder is 15 Grosvenor Street, London, W1K 4QZ, United Kingdom.
(32)	The principal business address of the Selling Securityholder is P.O. Box 1860, Bentonville, Arkansas 72712.
(33)	The principal business address of the Selling Securityholder is 1 N. 1st Street, Suite 302, Phoenix, Arizona 85004.
(34)	The principal business address of the Selling Securityholder is 10 Laurel Hollow Road, Boxford, Massachusetts 01921.
(35)

Includes 200,000 shares of New GreenLight Common Stock acquired pursuant to the PIPE Financing. The principal business address of the Selling Securityholder is 2nd Floor, The Grand Pavilion, Commercial Centre, 802 West Bay Road, KY1-1003 Grand Cayman, Cayman Islands.

DESCRIPTION OF SECURITIES

The following description summarizes certain important terms of our securities as of the date of this prospectus. Because the following description is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth in this section, you should refer to the Charter, the Bylaws, the Warrant Agreement and the Investor Rights Agreement, which are included as exhibits to the registration statement of which this prospectus is a part, and to the applicable provisions of the DGCL.

Authorized Capitalization

New GreenLight’s authorized capital stock consists of 500,000,000 shares of New GreenLight Common Stock, and 10,000,000 shares of preferred stock, par value $0.0001 per share (the “New GreenLight Preferred Stock”). No shares of New GreenLight Preferred Stock are issued or outstanding as of the date of this prospectus. Unless the New GreenLight Board determines otherwise, New GreenLight will issue all shares of its capital stock in uncertificated form.

Common Stock

Holders of shares of New GreenLight Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The holders of shares of New GreenLight Common Stock do will not have cumulative voting rights in the election of directors.

Upon New GreenLight’s liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to any future holders of New GreenLight Preferred Stock having liquidation preferences, if any, the holders of shares of New GreenLight Common Stock will be entitled to receive pro rata New GreenLight’s remaining assets available for distribution. Holders of shares of New GreenLight Common Stock do not have preemptive, subscription, redemption or conversion rights. There will be no sinking fund provisions applicable to New GreenLight Common Stock. All shares of New GreenLight Common Stock that were outstanding on March 15, 2022 are fully paid and non-assessable. The rights, powers, preferences and privileges of holders of shares of New GreenLight Common Stock are subject to those of the holders of any shares of New GreenLight Preferred Stock that the New GreenLight Board may authorize and issue in the future.

As of March 15, 2022, there were 122,839,613 shares of New GreenLight Common Stock outstanding.

Preferred Stock

The total number of authorized shares of New GreenLight Preferred Stock is 10,000,000. As of the date of this prospectus, no shares of New GreenLight Preferred Stock are issued or outstanding.

Under the terms of the Charter, the New GreenLight Board is authorized to issue shares of New GreenLight Preferred Stock in one or more series without the approval of New GreenLight’s stockholders. The New GreenLight Board has the discretion to determine the rights, powers, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of New GreenLight Preferred Stock.

The purpose of authorizing the New GreenLight Board to issue New GreenLight Preferred Stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of New GreenLight Preferred Stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of the outstanding voting stock of New GreenLight. Additionally, the issuance of New GreenLight Preferred Stock may adversely affect the holders of shares of New GreenLight Common Stock by restricting dividends on New

GreenLight Common Stock, diluting the voting power of New GreenLight Common Stock or subordinating the liquidation rights of New GreenLight Common Stock. As a result of these or other factors, the issuance of New GreenLight Preferred Stock could have an adverse impact on the market price of New GreenLight Common Stock.

Warrants

As of the date of this prospectus, there were outstanding 10,350,000 Public Warrants, which were issued in connection with our initial public offering, and 2,062,500 private placement warrants, which were issued to our initial stockholders and certain of our independent directors. Except as described below, the private placement warrants are identical in all material respects to the Public Warrants.

Public Warrants

Each whole warrant entitles the registered holder to purchase one share of New GreenLight Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on March 4, 2022. Pursuant to the warrant agreement, a warrantholder may exercise its warrants only for a whole number of shares of New GreenLight Common Stock. No fractional warrant will be issued upon separation of the units and only whole warrants will trade. The warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of New GreenLight Common Stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of New GreenLight Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue shares of New GreenLight Common Stock upon exercise of a warrant unless New GreenLight Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant.

We have agreed that as soon as practicable, but in no event later than 15 business days after the closing of the Business Combination, we will use our best efforts to file with the SEC a registration statement covering the shares of New GreenLight Common Stock issuable upon exercise of the warrants, to cause such registration statement to become effective within 60 business days following the Business Combination and to maintain a current prospectus relating to those shares of New GreenLight Common Stock until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of New GreenLight Common Stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the Business Combination, warrantholders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if New GreenLight Common Stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the warrants become exercisable, we may call the warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrantholder; and

•

if, and only if, the reported last sale price of New GreenLight Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the warrantholders.

If and when the warrants become redeemable by us, we may not exercise our redemption right if the issuance of shares of New GreenLight Common Stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification. We will use our best efforts to register or qualify such shares of New GreenLight Common Stock under the blue sky laws of the state of residence in those states in which the warrants were offered by us in our initial public offering.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrantholder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of New GreenLight Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

If we call the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of New GreenLight Common Stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of New GreenLight Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of New GreenLight Common Stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) of New GreenLight Common Stock over the exercise price of the warrants by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of New GreenLight Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of New GreenLight Common Stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after the Business Combination. If we call our warrants for redemption and our management does not take advantage of this option, our initial stockholders and their permitted transferees would still be entitled to exercise their private placement warrants (and private placement-equivalent warrants) for cash or on a cashless basis using the same formula described above that other warrantholders would have been required to use had all warrantholders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of New GreenLight Common Stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of New GreenLight Common Stock is increased by a stock dividend payable in shares of New GreenLight Common Stock, or by a split-up of shares of New GreenLight Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of New GreenLight Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of New GreenLight Common Stock. A rights offering to holders of New GreenLight Common Stock entitling holders to purchase shares of New GreenLight Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of New GreenLight Common Stock equal to the product of (i) the number of shares of New GreenLight Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for New GreenLight Common Stock) and (ii) one (1) minus the quotient of (x) the price per share of New GreenLight Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes: (i) if the rights offering is for securities convertible into or exercisable for New GreenLight Common Stock, in determining the price payable for New GreenLight Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of New GreenLight Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of New GreenLight Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of New GreenLight Common Stock on account of such shares of New GreenLight Common Stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above or (b) certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of New GreenLight Common Stock in respect of such event.

If the number of outstanding shares of New GreenLight Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of New GreenLight Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of New GreenLight Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of New GreenLight Common Stock.

Whenever the number of shares of New GreenLight Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of New GreenLight Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of New GreenLight Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of New GreenLight Common Stock (other than those described above or that solely affects the par value of such shares of New GreenLight Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of New GreenLight Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of New GreenLight Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised its warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of New GreenLight Common Stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants in order to determine and realize the option value component of the warrant. This formula is to compensate the warrant holder for the loss of the option value portion of the warrant due to the requirement that the warrant holder exercise the warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

The warrants have been issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the warrant agreement, which is filed as an exhibit to the registration statement of which this prospectus forms a part, for a complete description of the terms and conditions applicable to the warrants. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, and that all other modifications or amendments will require the vote or written consent of the holders of at least 50% of the then-outstanding Public Warrants and, solely with respect to any amendment to the terms of the private placement warrants, a majority of the then-outstanding private placement warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrantholders do not have the rights or privileges of holders of New GreenLight Common Stock or any voting rights until they exercise their warrants and receive shares of New GreenLight Common Stock. After the issuance of shares of New GreenLight Common Stock upon exercise of the warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of New GreenLight Common Stock to be issued to the warrantholder. We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum. In addition, the warrant agreement provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the rules and regulations promulgated thereunder.

Private Placement Warrants

The private placement warrants (and private placement-equivalent warrants) (including the shares issuable upon exercise of such warrants) will not be redeemable by us so long as they are held by members of our initial stockholders or their permitted transferees. Otherwise, the private placement warrants (and private placement-equivalent warrants) are identical to the warrants sold in our initial public offering except that the private placement warrants (and private placement-equivalent warrants), so long as they are held by our initial stockholders or their permitted transferees, (i) will not be redeemable by us, (ii) may not (including New GreenLight Common Stock issuable upon exercise of these warrants), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of the Business Combination, (iii) may be exercised by the holders on a cashless basis, (iv) will be entitled to registration rights and (v) with respect to any private placement warrants (or any private placement-equivalent warrants) held by the Sponsor, for so long as they are held by the Sponsor, will be subject to a lock-up in compliance with FINRA Rule 5110(e), will have limitations on resale registration and will not be exercisable more than five years from the effective date of the registration statement for our initial public offering in accordance with FINRA Rule 5110(g)(8)(A).

If holders of the private placement warrants (and private placement-equivalent warrants) elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of New GreenLight Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of New GreenLight Common Stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) of New GreenLight Common Stock over the exercise price of the warrants by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of New GreenLight Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we agreed that these warrants will be exercisable on a cashless basis so long as they are held by our initial stockholders or their permitted transferees is because we did not know at the time of our initial public offering whether they would be affiliated with us following an initial business combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he, she or they are in possession of material non-public information. Accordingly, unlike public stockholders who could sell the shares of New GreenLight Common Stock issuable upon exercise of the warrants freely in the open market, the insiders could be significantly restricted from doing so. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.

Dividends

Declaration and payment of any dividend will be subject to the discretion of the New GreenLight Board. The time and amount of dividends will be dependent upon, among other things, New GreenLight’s business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing current and future indebtedness, industry trends, the provisions of Delaware law affecting the payment of dividends and distributions to stockholders, and any other factors or considerations the New GreenLight Board may regard as relevant.

New GreenLight currently intends to retain all available funds and any future earnings to fund the development and growth of its business and therefore does not anticipate declaring or paying any cash dividends on New GreenLight Common Stock in the foreseeable future.

Public Benefit Corporation Status

New GreenLight is a public benefit corporation under subchapter XV of the DGCL. As a public benefit corporation, New GreenLight adopted the following public benefits to be promoted by the corporation (the “PBC Purpose”):

To improve the public health and wellbeing of people and the environment by engineering, developing and commercializing biological products that can reduce chemicals in our environment and promote health through delivery of high quality, affordable products that improve outcomes for people and the planet.

The specific public benefits to be promoted will be determined by the New GreenLight Board.

As a public benefit corporation, the New GreenLight Board will be required by the DGCL to manage or direct New GreenLight’s business and affairs in a manner that balances the pecuniary interests of the New GreenLight stockholders, the best interests of those materially affected by its conduct, and the specific public benefits identified in the Charter. However, the New GreenLight Board will not have any duty to any person on account of any interest of such person in the PBC Purpose or on account of any interest materially affected by New GreenLight’s conduct, and its balance requirement described in the previous sentence will be deemed satisfied if the New GreenLight Board’s decision is both informed and disinterested and not such that no person of ordinary sound judgment would approve. New GreenLight will also be required to assess its benefit performance internally and to disclose to stockholders at least biennially a report that details its promotion of the public benefits identified in the Charter and of the best interests of those materially affected by its conduct. It is expected that the New GreenLight Board will measure New GreenLight’s benefit performance against the objectives and standards proposed by it and approved by the New GreenLight Board. When determining the objectives and standards by which the New GreenLight Board will measure its public benefit performance, the New GreenLight Board will consider, among other factors, whether the objectives and standards are (i) comprehensive in that they assess the positive impact of New GreenLight’s business on the communities in which it operates, and society and the environment, taken as a whole, (ii) credible in that they are comparable to the objectives and standards created by independent third parties that evaluate the corporate ethics, sustainability and governance practices of other public benefit corporations, and (iii) transparent in that the criteria considered for measuring such objectives and standards be made publicly available, including disclosing the process by which revisions to the objectives and standards are made and whether such objectives and standards present real or potential conflicts of interests.

Under the DGCL, New GreenLight’s stockholders may bring a derivative suit to enforce this requirement only if they own (individually or collectively), at least 2% of our outstanding shares or, upon New GreenLight’s listing, the lesser of such percentage or shares of at least $2 million in market value.

Lock-Up

The Bylaws contain a Lock-up that will prevent the transfer of Lock-up Securities until the end of the Lock-up Period. The “Lock-up Securities” are (i) the shares of New GreenLight Common Stock issued as consideration pursuant to the terms of the Business Combination Agreement, (ii) the options issued by New GreenLight pursuant to the Business Combination Agreement in respect of the Rollover Options and (iii) the shares of New GreenLight Common Stock issuable upon the exercise, conversion, exchange or other settlement of such options. The “Lock-up Period” means the period beginning on the Closing and ending on the date that is the earlier of (iv) 180 days after the Closing and (v) the date that the last sale price of New GreenLight Common Stock equals or exceeds $15.00 per share for any 20 trading days within any 30-trading day period commencing at least 120 days after the Effective Time or the date on which New GreenLight completes a merger, reorganization or other similar transaction that results in all of New GreenLight’s stockholders having the right to exchange their shares of New GreenLight Common Stock for cash, securities or other property.

The Lock-up does not apply to certain excluded transfers, including:

•	transfers to New GreenLight or in connection with its liquidation or dissolution;

•	transfers pursuant to a bona fide business combination or other transaction or series of related transactions involving a change in control of New GreenLight;

•	the establishment of a Rule 10b5-1 plan, as long as the plan does not provide for the transfer of any Lock-up Securities during the Lock-up Period;

•	transfers pursuant to a qualified domestic relations order or court order or in connection with a divorce settlement; or

•

transfers to generate cash to pay the exercise price of, and/or satisfy tax withholding obligations in connection with, the exercise of options expiring within the Lock-up Period (including a “broker-assisted cashless exercise” involving a market sale).

In addition, Lock-up Securities may be transferred in the following circumstances, but the transferee will be bound by the Lock-up:

•	transfers as a bona fide gift or charitable contribution;

•	transfers to a trust, family limited partnership or other entity formed primarily for estate planning purposes for the primary benefit of specified family members;

•	transfers by will or intestate succession upon the death of the holder;

•

if the holder is a corporation, partnership, limited liability company, trust or other business entity, (i) transfers to another entity that controls, is controlled by or is under common control or management with the holder, or (ii) dividends, distributions or other dispositions to the equity holders of the holder;

•	if the holder is a trust, transfers to a trustor or beneficiary of such trust or to the estate of a beneficiary of such trust;

•	transfers to New GreenLight’s officers, directors or their affiliates;

•	transfers to any other holder subject to the Lock-up, any affiliates of any such holder or any related partnerships, funds or investment vehicles controlled or managed by such persons or entities;

•	Certain pledges or postings of Lock-up Securities as security or collateral in connection with any borrowing or the incurrence of any indebtedness by any holder; and

•	transfers to a nominee or custodian of a permitted transferee.

Registration Rights

Investor Rights Agreement

Concurrently with the execution of the Business Combination Agreement, ENVI, the initial stockholders and certain stockholders of GreenLight, who are among the Selling Securityholders, entered into the Investor Rights Agreement pursuant to which, among other things, the initial stockholders and such stockholders of GreenLight agreed not to effect any sale or distribution of any equity securities of ENVI during the lock-up period described therein and were granted certain registration rights, in each case subject to, and conditioned upon and effective as of, the effective time of the Merger.

Pursuant to the terms of the Investor Rights Agreement, New GreenLight is obligated to file a registration statement to register the resale of certain shares of New GreenLight Common Stock within 45 days after the Closing and to maintain the effectiveness of such registration statement for a period of up to three years from its date of effectiveness. In addition, pursuant to the terms of the Investor Rights Agreement and subject to certain requirements and conditions, including with regard to the number of demand rights that may be exercised, the stockholders who are parties to the Investor Rights Agreement may demand at any time or from time to time that New GreenLight file a registration statement on Form S-3 (or on Form S-1 if Form S-3 is not available) to register the resale of the securities of New GreenLight held by such holders, including certain rights to conduct underwritten offerings and registered block trades. The Investor Rights Agreement also provides such holders with certain “piggy-back” registration rights, subject to certain requirements and customary conditions. This prospectus is being filed, in part, to satisfy New GreenLight’s obligations to the Selling Securityholders that are parties to the Investor Rights Agreement.

The Investor Rights Agreement further provides for the securities of New GreenLight held by the stockholders party thereto to be locked-up, subject to certain exceptions, until the earlier of (a) a period of 180 days from the Closing Date, (b) the date that the last sale price of New GreenLight Common Stock equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 120 days after the Effective Time, and (c) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the holders New GreenLight Common Stock having the right to exchange their New GreenLight Common Stock for cash, securities or other property.

The Investor Rights Agreement will terminate on the earliest of (i) the fifth anniversary of the Effective Time, (ii) the date on which neither the stockholders party thereto nor any of their permitted assignees holds any securities registrable thereunder, (iii) certain acquisitions of New GreenLight or substantially all of its assets and (iv) its liquidation, dissolution or winding up.

The Investor Rights Agreement amended and restated the previous registration rights agreement by and among ENVI and certain of the initial stockholders in connection with ENVI’s initial public offering.

Subscription Agreements

In the PIPE Financing, the PIPE Investors, who are among the Selling Securityholders, received certain resale registration rights pursuant to the Subscription Agreements. ENVI agreed to file a registration statement with the SEC within 30 days after the Closing to register the resale of the shares acquired by the PIPE Investors in the PIPE Financing. ENVI agreed to use its commercially reasonable efforts to have the registration statement declared effective as soon as practicable after filing but no later than the earlier of (i) the 60th day (or 90th day if the SEC notifies ENVI that it will “review” the registration statement) following the Closing and (ii) the 10th business day after the date ENVI is notified by the SEC that the registration statement will not be “reviewed” or will not be subject to further review. This prospectus is being filed, in part, to satisfy New GreenLight’s obligations to the Selling Securityholders that are parties to the Subscription Agreements.

Public Warrants

The holders of the Public Warrants have certain registration rights, which are described in more detail elsewhere in this section under the subheading “—Warrants—Public Warrants.”

Anti-Takeover Provisions

The Charter and the Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of New GreenLight. New GreenLight expects that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of New GreenLight to first negotiate with the New GreenLight Board, which may result in an improvement of the terms of any such acquisition in favor of the stockholders. However, they also give the New GreenLight Board the power to discourage acquisitions that some stockholders may favor.

Authorized but Unissued Capital Stock

The authorized but unissued shares of New GreenLight Common Stock and New GreenLight Preferred Stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of Nasdaq. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved New GreenLight Common Stock and preferred stock could make more difficult or discourage an attempt to obtain control of New GreenLight by means of a proxy contest, tender offer, merger or otherwise.

Classified Board of Directors

The Charter provides that the New GreenLight Board is divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with each director serving a three-year term. As a result, approximately one-third of the New GreenLight Board will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of the New GreenLight Board.

Stockholder Action; Special Meetings of Stockholders

The Charter provides that stockholders may not take action by written consent, but may only take action at annual or special meetings of stockholders. As a result, a holder controlling a majority of New GreenLight capital stock would not be able to amend New GreenLight’s bylaws or remove directors without holding a meeting of stockholders called in accordance with the Charter and Bylaws. Further, the Charter provides that only the New GreenLight Board, acting pursuant to a resolution adopted by a majority of the New GreenLight Board, may call special meetings of stockholders, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of stockholders to force consideration of a proposal or the ability of stockholders controlling a majority of New GreenLight capital stock to take any action, including the removal of directors, until the next annual meeting of stockholders.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

In addition, the Bylaws establish an advance notice procedure for stockholder proposals and director nominations to be brought before an annual meeting of stockholders or a special meeting in lieu thereof. Generally, in order for any matter or nomination to be “properly brought” before an annual meeting, the matter must be (i) specified in New GreenLight’s notice of meeting (or any supplement thereto) given by or at the direction of the New GreenLight Board, (ii) otherwise properly brought before the annual meeting by or at the direction of the New GreenLight Board or (iii) otherwise properly brought before the annual meeting by any stockholder of New GreenLight (x) who is a stockholder of record entitled to vote at such annual meeting both on the date of the giving of the notice and on the record date for the determination of stockholders entitled to vote at such annual meeting and (y) who complies with the notice procedures set forth in the Bylaws. Further, for business or a director nomination to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in proper written form to the Secretary of New GreenLight and such business must otherwise be a proper matter for stockholder action. A stockholder’s notice to the Secretary of New GreenLight with respect to such business or nomination, to be timely, must be received by the Secretary of New GreenLight at the principal executive offices of New GreenLight not later than the close of business on the 120th day nor earlier than the close of business on the 150th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that if the annual meeting is more than 30 days before or more than 60 days after such anniversary date (or if there has been no prior annual meeting), notice by the stockholder to be timely generally must be so delivered not earlier than the close of business on the 150th day before the meeting and not later than the later of (x) the close of business on the 120th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by New GreenLight.

Stockholders at an annual meeting or special meeting in lieu thereof may only consider proposals or nominations in accordance with the foregoing procedures. Nominations of persons for election to the Board and stockholder proposals of other business may not be brought before a special meeting of stockholders (other than a special meeting in lieu of an annual meeting). These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of the outstanding voting securities until the next annual meeting of stockholders.

Amendment of Charter or Bylaws

The Charter provides that the affirmative vote of the holders of at least 75% of the voting power of all then-outstanding shares of capital stock of New GreenLight entitled to vote generally in the election of directors, voting together as a single class, is required for the stockholders to reduce the total number of shares of New GreenLight Preferred Stock authorized to be issued by New GreenLight or to amend, alter, change or repeal, or adopt any provision of the Certificate of Incorporation inconsistent with, the following provisions of the Charter:

•	Section 4.2 of the Charter, which relates to the authorization and designation of New GreenLight Preferred Stock;

•	Article V of the Charter, which relates to the number, powers and term of the New GreenLight Board, the filling of vacancies in the New GreenLight Board and the removal of directors;

•	Article VI of the Charter, which relates to the amendment, alteration, repeal or adoption of bylaws;

•

Article VII of the Charter, which relates to the calling of meetings of stockholders, notice requirements for stockholder proposals and director nominations and the prohibition of actions by written consent of stockholders;

•	Article IX of the Charter, which relates to the amendment, alteration, change or repeal of any provision of the Charter; and

•	Article X of the Charter, which relates to exclusive forum provisions for certain lawsuits.

New GreenLight’s stockholders may amend any other section of the Charter by the affirmative vote of holders of not less than a majority of the voting power of all then-outstanding shares of capital stock of New GreenLight entitled to vote thereon.

The Charter provides that the New GreenLight Board has the power to amend, alter or repeal the Bylaws, or adopt new bylaws, by the affirmative vote of a majority of the New GreenLight Board. The Charter also provides that the Bylaws may be amended, altered or repealed, or new bylaws may be adopted, by the stockholders, provided that, in addition to any other vote required by law or by the Charter (including any certificate of designation of any New GreenLight Preferred Stock), the affirmative vote of the holders of at least 75% of all then-outstanding shares of New GreenLight capital stock entitled to vote generally in the election of directors, voting together as a single class, will be required for the stockholders to adopt, amend, alter or repeal the Bylaws or adopt new bylaws. However, if the New GreenLight Board recommends such action, then such action will only require the affirmative vote of the holders of a majority of such shares.

Section 203 of the Delaware General Corporation Law

New GreenLight is subject to Section 203 of the DGCL, an anti-takeover statute. Section 203 provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with the corporation for a period of three years from the time such person acquires 15% or more of the corporation’s voting stock, unless:

•	before the person becomes an interested stockholder, the board of directors approves the business combination or the transaction that results in the person becoming an interested stockholder;

•

the interested stockholder owns at least 85% of the outstanding voting stock of the corporation at the time the business combination commences (excluding voting stock owned by directors who are also officers and certain employee stock plans); or

•

the business combination is approved by the board of directors and the affirmative vote, at a meeting and not by written consent, of two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of the corporation’s voting stock.

A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by Section 203. Since New GreenLight has not opted out of Section 203, that section will apply to New GreenLight. As a result, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with New GreenLight for a three-year period. This provision may encourage companies interested in acquiring New GreenLight to negotiate in advance with the New GreenLight Board because the supermajority stockholder approval requirement would be avoided if the New GreenLight Board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in the New GreenLight Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Limitations on Liability and Indemnification of Officers and Directors

The Charter and the Bylaws provide indemnification and advancement of expenses for New GreenLight’s directors and officers to the fullest extent permitted by the DGCL, subject to certain limited exceptions. New GreenLight has entered into indemnification agreements with each of its directors and executive officers. In some cases, the provisions of those indemnification agreements may be broader than the specific indemnification provisions contained in Delaware law or provided by the Charter and Bylaws. In addition, as permitted by Delaware law, the Charter includes provisions that eliminate the personal liability of directors for monetary damages resulting from breaches of fiduciary duties as a director to the maximum extent permitted by law. The effect of these provisions is to restrict New GreenLight’s rights and the rights of New GreenLight’s stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director.

These indemnification provisions may be held not to be enforceable for violations of the federal securities laws of the United States.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, New GreenLight’s stockholders will have appraisal rights in connection with a merger or consolidation of New GreenLight. Pursuant to Section 262 of the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Forum Selection

The Charter provides that, unless New GreenLight gives an Alternative Forum Consent, to the fullest extent permitted by the applicable law, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of New GreenLight, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of New GreenLight to New GreenLight or its stockholders, (iii) any action asserting a claim against New GreenLight, its directors, officers or employees arising pursuant to any provision of the DGCL, the Charter or New GreenLight’s bylaws, or (iv) any action asserting a claim against New GreenLight, its directors, officers or employees governed by the internal affairs doctrine, subject to certain exceptions. This provision will not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended, for which claims may be brought in any U.S. federal court, or any other claim for which the federal courts have exclusive jurisdiction. The Charter also provides that, unless New

GreenLight gives an Alternative Forum Consent, the federal district courts of the United States will, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the rules and regulations promulgated thereunder.

Transfer Agent and Registrar

The transfer agent and registrar for the New GreenLight Common Stock and the Public Warrants is Continental Stock Transfer & Trust Company.

Trading Symbol and Market

The New GreenLight Common Stock and the Public Warrants are listed on Nasdaq under the symbols “GRNA” and “GRNAW”, respectively.

SECURITIES ACT RESTRICTIONS ON RESALE OF NEW GREENLIGHT COMMON STOCK

Rule 144 Generally

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned securities which are considered “restricted securities” under the rule for at least six months would ordinarily be entitled to sell their securities in accordance with the provisions of the rule, provided that (i) such person is not an affiliate of the issuer at the time of, or at any time during the three months preceding, such sale and (ii) the issuer has been subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period that the issuer was required to file reports) preceding the sale.

Persons who have beneficially owned restricted securities for at least six months but who are affiliates of the issuer at the time of, or at any time during the three months preceding, a sale, are subject to additional restrictions under Rule 144, under which such person would be entitled to sell within any three-month period only a number of securities (whether or not restricted) that does not exceed the greater of:

•	1% of the total number of securities then outstanding; or

•	the average weekly reported trading volume of the securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and are subject to the availability of current public information about the issuer.

Restrictions on the Use of Rule 144 by Stockholders of New GreenLight

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. ENVI was a shell company (but not a business combination related shell company) and, as a result, Rule 144 will not initially be available for use by stockholders of New GreenLight. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding twelve months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company.

As a result of the consummation of the Business Combination, New GreenLight is not a shell company. Accordingly, once the conditions set forth above are satisfied, Rule 144 will become available for the resale of restricted securities of New GreenLight.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax consequences relating to the purchase, ownership and disposition of shares of New GreenLight Common Stock, which we also refer to as “shares”. This discussion is limited to certain U.S. federal income tax considerations to investors that will hold shares of New GreenLight Common Stock as capital assets within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended, or the Code, and that purchased such shares from the Selling Securityholders pursuant to this offering.

This discussion is a summary only and does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including but not limited to the alternative minimum tax, the Medicare tax on certain net investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, including but not limited to:

•	banks, financial institutions or financial services entities;

•	broker-dealers;

•	governments or agencies or instrumentalities thereof;

•	regulated investment companies;

•	real estate investment trusts;

•	expatriates or former long-term residents of the United States;

•	persons that actually or constructively own five percent or more (by vote or value) of our shares;

•	persons that acquired our shares pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•	insurance companies;

•	dealers or traders subject to a mark-to-market method of accounting with respect to our shares;

•	persons holding our shares as part of a “straddle,” constructive sale, hedge, wash sale, conversion or other integrated or similar transaction;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships (or entities or arrangements classified as partnerships or other pass-through entities for U.S. federal income tax purposes) and any beneficial owners of such partnerships;

•	tax-exempt entities;

•	controlled foreign corporations; and

•	passive foreign investment companies.

If a partnership (including an entity or arrangement treated as a partnership or other pass-through entity for U.S. federal income tax purposes) holds our shares, the tax treatment of a partner, member or other beneficial owner in such partnership will generally depend upon the status of the partner, member or other beneficial owner, the activities of the partnership and certain determinations made at the partner, member or other beneficial owner level. If you are a partner, member or other beneficial owner of a partnership holding our shares, you are urged to consult your tax advisor regarding the tax consequences of the purchase, ownership and disposition of our shares.

This discussion is based on the Code, and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations as of the date hereof, which are subject to change, possibly on a retroactive basis, and changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).

We have not sought, and do not expect to seek, a ruling from the U.S. Internal Revenue Service, or the IRS, as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion. You are urged to consult your tax advisor with respect to the application of U.S. federal income tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction or arising under U.S. federal non-income tax laws.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE PURCHASE, OWNERSHIP AND DISPOSITION OF SHARES OF NEW GREENLIGHT COMMON STOCK ACQUIRED PURSUANT TO THIS OFFERING. EACH PROSPECTIVE INVESTOR IN SHARES OF NEW GREENLIGHT COMMON STOCK IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF SHARES OF NEW GREENLIGHT COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL INCOME TAX LAWS AND ANY U.S. FEDERAL NON-INCOME, STATE, LOCAL, AND NON-U.S. TAX LAWS OR ANY APPLICABLE INCOME TAX TREATY.

U.S. Holders

This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of shares of New GreenLight Common Stock who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (as defined in the Code) have authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under Treasury Regulations to be treated as a United States person.

Taxation of Distributions. If we pay distributions in cash or other property (other than certain distributions of shares of New GreenLight Common Stock or rights to acquire shares of New GreenLight Common Stock) to U.S. holders of shares of New GreenLight Common Stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in the U.S. holder’s shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the U.S. holder’s shares and will be treated as described under “U.S. Holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Shares of New GreenLight Common Stock” below.

Dividends we pay to a U.S. holder that is treated as a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder may constitute “qualified dividend income” that will be subject to tax at the applicable maximum tax rate accorded to long-term capital gains. If the applicable holding period requirements are not satisfied, then a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate U.S. holders may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Shares of New GreenLight Common Stock. Upon a sale or other taxable disposition of shares of New GreenLight Common Stock, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the shares. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for shares so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. holders may be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in the shares so disposed of. A U.S. holder’s adjusted tax basis in the U.S. holder’s shares generally will equal the U.S. holder’s acquisition cost less any prior distributions treated as a return of capital.

Information Reporting and Backup Withholding. In general, information reporting requirements may apply to distributions paid to a U.S. holder and to the proceeds of the sale or other disposition of shares of New GreenLight Common Stock, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. holder’s U.S. federal income tax liability and may entitle such U.S. holder to a refund, provided the required information is timely furnished to the IRS.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. holder.” As used herein, the term “Non-U.S. holder” means a beneficial owner of shares of New GreenLight Common Stock who or that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. holder.

Taxation of Distributions. In general, any distributions (other than certain distributions of shares of New GreenLight Common Stock or rights to acquire shares of New GreenLight Common Stock) we make to a Non-U.S. holder of shares of New GreenLight Common Stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, except as otherwise described below in the paragraph on effectively connected income and in “Non-U.S. Holders—Information Reporting and Backup Withholding” and “Non-U.S. Holders—FATCA,” we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E).

Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in the Non-U.S. holder’s shares of New GreenLight Common Stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the shares, which will be treated as described under “Non-U.S. Holders—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Shares of New GreenLight Common Stock” below. In addition, if we determine that we are likely classified as a “United States real property holding corporation” in respect of the applicable period described in “Non-U.S. Holders—Gain on Sale, Taxable Exchange or Other

Taxable Disposition of Shares of New GreenLight Common Stock” below, we may be required to withhold 15% of the portion of any distribution that exceeds our current and accumulated earnings and profits.

The 30% dividend withholding tax described above generally does not apply to dividends paid to a Non-U.S. holder who provides an IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A corporate Non-U.S. holder receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower applicable treaty rate).

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Shares of New GreenLight Common Stock. Except as otherwise described below in “Non-U.S. Holder—Backup Withholding and Information Reporting,” and “Non-U.S. Holders—FATCA,” a Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of the Non-U.S. holder’s shares of New GreenLight Common Stock unless:

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the gain is effectively connected with the conduct by the Non-U.S. holder of a trade or business within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder);

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the Non-U.S. holder is a non-resident alien individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or other disposition occurs and other conditions are met; or

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we are or have been a United States real property holding corporation, or USRPHC, for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the Non-U.S. holder’s holding period for the Non-U.S. holder’s shares, and, in the case where shares of New GreenLight Common Stock are regularly traded on an established securities market, the Non-U.S. holder owns, or is treated as owning, more than 5% of the outstanding New GreenLight Common Stock at any time during the foregoing period. It is unclear how the rules for determining the 5% threshold for this purpose would be applied with respect to New GreenLight Common Stock, including how a Non-U.S. holder’s ownership of Public Warrants, if any, impacts the 5% threshold determination with respect to the Non-U.S. holder’s shares. There can be no assurance that our New GreenLight Common Stock will be treated as regularly traded on an established securities market for this purpose. Non-U.S. holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at the generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. holder. Any gains described in the first bullet point above of a Non-U.S. holder that is treated as a foreign corporation for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” imposed at a 30% rate (or lower treaty rate).

A Non-U.S. holder described in the second bullet above generally will be required to pay a 30% tax (or such lower rate specified by an applicable income tax treaty between the United States and the Non-U.S. holder’s country of residence) on the gain derived from the sale or other disposition of our stock, which gain may be offset by certain U.S. source capital losses (provided the Non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses). Non-U.S. holders should consult their own tax advisors regarding any applicable income tax treaty or other treaties that may provide for different rules.

If the third bullet point above applies to a Non-U.S. holder, gain recognized by such Non-U.S. holder on the sale, exchange or other disposition of the Non-U.S. holder’s shares of New GreenLight Common Stock will be subject to tax at the generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. holder. In addition, a buyer of shares from such Non-U.S. holder may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a USRPHC if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes.

Information Reporting and Backup Withholding. Payments of dividends on shares of New GreenLight Common Stock will be subject to backup withholding, unless a Non-U.S. holder either certifies as to such Non-U.S. holder’s non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E, or W-8ECI (or other applicable form), or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions on shares paid to a Non-U.S. holder, regardless of whether such distributions constitute dividends or whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of shares within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above or the Non-U.S. holder otherwise establishes an exemption. Proceeds of a disposition of shares conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to tax authorities in the Non-U.S. holder’s country of residence, establishment, or organization.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed credit against a Non-U.S. holder’s U.S. federal income tax liability, and may entitled the Non-U.S. holder to a refund, provided that the required information is furnished to the IRS in a timely manner.

FATCA. Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of dividends on shares of New GreenLight Common Stock, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, shares of New GreenLight Common Stock paid (or deemed paid) to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities, unless various U.S. information reporting and due diligence requirements (generally relating to ownership by United States persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a Non-U.S. holder may be eligible for refunds or credits of such withholding taxes, and a Non-U.S. holder may be required to file a U.S. federal income tax return to claim such refunds or credits. If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “Non-U.S. Holders—Taxation of Distributions,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax.

Thirty percent withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends beginning on January 1, 2019, but on December 13, 2018, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on gross proceeds. Such proposed regulations also delayed withholding on certain other payments received from other foreign financial institutions that are allocable, as provided for under final Treasury Regulations, to payments of U.S.-source dividends, and other fixed or determinable annual or periodic income. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. However, there can be no assurance that final Treasury Regulations will provide the same exceptions from FATCA withholding as the proposed Treasury Regulations. Prospective investors should consult their tax advisors regarding the effects of FATCA on their investment in shares of New GreenLight Common Stock.

PLAN OF DISTRIBUTION

We are registering the issuance of up to 10,350,000 shares of common stock upon the exercise of the Public Warrants at an exercise price of $11.50 per share. We are also registering the resale by the Selling Securityholders from time to time of up to 86,631,958 shares of common stock, which includes:

•	59,717,785 shares of common stock held by the Selling Securityholders that were issued in exchange for shares of capital stock of GreenLight in the Business Combination;

•	7,251,673 shares of common stock issuable upon exercise of Rollover Options held by the Selling Securityholders that were issued in the Business Combination;

•	12,425,000 shares of common stock that were issued to the PIPE Investors in the PIPE Financing;

•	5,175,000 shares of common stock that were issued in exchange for shares of Class B common stock of ENVI in connection with the closing of the Business Combination; and

•	2,062,500 shares of common stock issuable upon the exercise of the private placement warrants.

We will receive up to an aggregate of $119,025,000 upon exercise of the Public Warrants, if all of the Public Warrants are exercised for cash. All of the shares of our common stock offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their own accounts. We will not receive any of the proceeds from these sales.

Primary Offering

A holder of Public Warrants may exercise such warrants in accordance with the Warrant Agreement on or before the expiration date of such warrants by (a) surrendering, at the office of the warrant agent, Continental Stock Transfer & Trust Company, the certificate evidencing such warrants, an election to purchase, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of such warrants, all in accordance with the terms of the Warrant Agreement, or (b) if applicable, complying with the provisions of the Warrant Agreement relating to cashless exercises.

Resale by Selling Securityholders

The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

The securities beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then-current market price or in negotiated transactions. Each Selling Securityholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions.

Subject to any limitations set forth in any applicable registration rights agreement, the Selling Securityholders may use any one or more of the following methods when selling the securities offered by this prospectus:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	in market transactions, including transactions on a national securities exchange or quotations service or in the over-the-counter market;

•	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an exchange distribution in accordance with the rules of the exchange;

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through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	through one or more underwritten offerings on a firm commitment or best efforts basis;

•	settlement of short sales entered into after the date of this prospectus;

•	agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share;

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in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	transfers pursuant to a loan, pledge or similar arrangement;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.

In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to this prospectus. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

There can be no assurance that the Selling Securityholders will sell all or any of the securities offered by this prospectus. In addition, the Selling Securityholders may also sell securities under Rule 144 under the

Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The Selling Securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities.

The Selling Securityholders also may transfer the securities in other circumstances, in which case the transferees, donees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Securityholder that a transferee, donee, pledgee or other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a selling securityholder.

With respect to a particular offering of the securities held by the Selling Securityholders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:

•	the specific securities to be offered and sold;

•	the names of the selling securityholders;

•	the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;

•	settlement of short sales entered into after the date of this prospectus;

•	the names of any participating agents, broker-dealers or underwriters; and

•	any applicable commissions, discounts, concessions and other items constituting compensation from the selling securityholders.

In connection with distributions of the securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (to the extent required, as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge securities to a broker-dealer, financial institution or other pledgee, and, upon a default, such broker-dealer, financial institution or pledgee may effect sales of the pledged securities pursuant to this prospectus (to the extent required, as supplemented or amended to reflect such transaction).

In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

The Selling Securityholders may solicit offers to purchase the securities directly from, and it may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved.

To the extent required, the terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Our common stock and Public Warrants are currently listed on Nasdaq under the symbols “GRNA” and “GRNAW,” respectively.

The Selling Securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in a prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the Selling Securityholders pay for solicitation of these contracts.

A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer is not expected to exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), we expect that the offering will be conducted in accordance with the relevant provisions of Rule 5121.

To our knowledge, there are currently no plans, arrangements or understandings between the Selling Securityholders and any broker-dealer or agent regarding the sale of the securities by the Selling Securityholders. Upon our receipt of notification by a Selling Securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.

Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.

In offering the securities covered by this prospectus, the Selling Securityholders and any underwriters, broker-dealers or agents who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.

The underwriters, broker-dealers and agents may engage in transactions with us or the Selling Securityholders, or perform services for us or the Selling Securityholders, in the ordinary course of business.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The Selling Securityholders and any other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the securities by, the Selling Securityholders or any other person, which limitations may affect the marketability of the shares of the securities.

We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any agent, broker-dealer or underwriter that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Securityholders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law. Agents, broker-dealers and underwriters may be entitled to indemnification by us and the Selling Securityholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, broker-dealers or underwriters may be required to make in respect thereof.

LEGAL MATTERS

Foley Hoag LLP has passed upon the validity of the shares of Common Stock offered by this prospectus and certain other legal matters related to this prospectus.

EXPERTS

The financial statements of GreenLight Biosciences Holdings, PBC, formerly Environmental Impact Acquisition Corp. as of and for the year ended December 31, 2021 and for the period from July 2, 2020 (inception) through December 31, 2020 appearing in this prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of GreenLight Biosciences, Inc. as of December 31, 2021 and 2020, and for each of the two years in the period ended December 31, 2021, included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to GreenLight Biosciences, Inc.’s ability to continue as a going concern). Such financial statements have been so included in reliance upon the report of such firm given on the authority as experts in auditing and accounting.

CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Change in Independent Registered Public Accounting Firm

WithumSmith+Brown, PC (“Withum”) served as the independent registered public accounting firm of ENVI prior to the completion of the Business Combination. Accordingly, Withum was informed that the New GreenLight Board approved Withum’s dismissal as New GreenLight’s independent registered public accounting firm once it completes the audit of ENVI’s financial statements for the year ended December 31, 2021.

On February 7, 2022, the audit committee (the “Audit Committee”) of the New GreenLight Board approved the engagement of Deloitte & Touche LLP (“Deloitte”) as New GreenLight’s principal independent registered public accounting firm to audit the consolidated financial statements of New GreenLight for the year ended December 31, 2021.

Neither the report of Withum on ENVI’s balance sheet as of January 19, 2021 nor the report of Withum on ENVI’s balance sheet as of December 31, 2020, the statements of operations, changes in stockholders’ equity and cash flows for the period from July 2, 2020 (inception) to December 31, 2020, and the related notes to the financial statements, contained an adverse opinion or a disclaimer of opinion or was qualified or modified as to uncertainty, audit scope or accounting principles, other than the restatement of ENVI’s balance sheet and the emphasis of matter regarding ENVI’s ability to continue as a going concern as of January 19, 2021.

During the period from July 2, 2020 (inception) to December 31, 2021, and the subsequent interim period through February 6, 2022, there were no “disagreements” (as such term is defined in Item 304(a)(1)(iv) of Regulation S-K under the Exchange Act) between ENVI and Withum on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Withum, would have caused it to make reference to the subject matter of the disagreements in its reports on ENVI’s financial statements.

During the period from July 2, 2020 (inception) to December 31, 2021, and the subsequent interim period through February 6, 2022, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act), other than the occurrence of material weaknesses in internal control over financial reporting for the quarterly periods ended March 31, 2021, June 30, 2021 and September 30, 2021 as a result of ENVI’s disclosure controls not being effective for such quarterly periods.

Disclosures Regarding the New Independent Auditor

As described above, on February 7, 2022, the Audit Committee approved the engagement of Deloitte as New GreenLight’s principal independent registered public accounting firm. Deloitte served as the independent registered public accounting firm of GreenLight prior to the Business Combination. During the period from July 2, 2020 (inception) to December 31, 2021, and the subsequent interim period through February 6, 2022, New GreenLight did not consult with Deloitte with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on New GreenLight’s financial statements, and neither a written report nor oral advice was provided to New GreenLight that Deloitte concluded was an important factor considered by New GreenLight in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any other matter that was the subject of a disagreement or a reportable event (as defined above).

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1, including exhibits, under the Securities Act of 1933, as amended, with respect to the shares of Common Stock offered by this prospectus. This prospectus constitutes only a part of the registration statement. Some items are contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our securities, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or document referred to are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on a website maintained by the SEC located at www.sec.gov. We also maintain a website at greenlightbio.com. Through our website, we make available, free of charge, annual, quarterly and current reports, proxy statements and other information as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus. Information contained on our website is not a part of or incorporated by reference into this prospectus and the inclusion of our website in this prospectus is an inactive textual reference only.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the stockholders’ and the Board of Directors of GreenLight Biosciences, Inc.,

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of GreenLight Biosciences, Inc. and subsidiaries (the “Company”) as of December 31, 2021 and 2020, the related consolidated statements of operations, redeemable convertible preferred stock and stockholders’ deficit, and cash flows, for each of the two years in the period ended December 31, 2021 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations, expects continuing operating losses for the foreseeable future, needs to raise additional capital to finance its future operations and has stated that substantial doubt exists about its ability to continue as a going concern. Management’s evaluation of events and conditions and management’s plans regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP

Boston, Massachusetts March 31, 2022

We have served as the Company’s auditor since 2019.

GREENLIGHT BIOSCIENCES, INC.

Consolidated Balance Sheets

(In thousands, except share and per share data)

	As of December 31,
	2020	2021
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$95,068	$31,446
Prepaid expenses	2,031	2,331

Total Current Assets	97,099	33,777
Restricted cash	80	362
Property and equipment, net	16,279	23,399
Deferred offering costs	—	4,099
Other assets	370	1,420

TOTAL ASSETS	$113,828	$63,058

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES
Accounts payable	$4,537	$7,551
Accrued expenses	6,826	14,624
Convertible debt	—	31,691
Long-term debt, current portion	633	7,234
Deferred revenue	1,663	963
Other current liabilities	252	278

Total Current Liabilities	13,911	62,341
Warrant liabilities	125	2,105
Long-term debt, net of current portion	992	27,152
Convertible debt	17,273	—
Other liabilities	1,562	1,435

TOTAL LIABILITIES	33,863	93,033
COMMITMENTS AND CONTINGENCIES (Note 18)
REDEEMABLE CONVERTIBLE PREFERRED STOCK (Note 12)	218,787	218,790
STOCKHOLDERS’ DEFICIT
Common stock, $0.001 par value; 191,500,000 shares authorized, 3,290,101 and 3,668,480 shares issued and 3,252,636 and 3,663,894 shares outstanding at December 31, 2020 and December 31, 2021, respectively	3	4
Additional paid-in capital	2,434	4,800
Accumulated deficit	(141,259)	(253,569)

TOTAL STOCKHOLDERS’ DEFICIT	(138,822)	(248,765)

TOTAL LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK
AND STOCKHOLDERS’ DEFICIT	$113,828	$63,058

See notes to consolidated financial statements.

GREENLIGHT BIOSCIENCES, INC.

Consolidated Statements of Operations

(In thousands, except share and per share data)

	Years Ended December 31,
	2020	2021
REVENUE:
Collaboration revenue	$962	$—
Grant revenue	785	1,595

Total revenue	1,747	1,595
OPERATING EXPENSES:
Research and development	42,866	89,832
General and administrative	11,165	20,321

Total operating expenses	54,031	110,153

LOSS FROM OPERATIONS	(52,284)	(108,558)
OTHER (EXPENSE) INCOME
Interest income	83	37
Interest expense	(1,028)	(2,419)
Change in fair value of warrant liabilities	(22)	(1,370)

Total other (expense), net	(967)	(3,752)

Net loss	$(53,251)	$(112,310)

Preferred stock dividends	(13,445)	(17,453)

Net loss available to common stockholders	$(66,696)	$(129,763)

Net loss per share available to common stockholders—basic and diluted	$(20.76)	$(38.36)

Weighted-average common stock outstanding—basic and diluted	3,211,968	3,382,860

See notes to consolidated financial statements.

GREENLIGHT BIOSCIENCES, INC.

Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit

(In thousands, except share and per share data)

	$0.001 PAR VALUE CONVERTIBLE PREFERRED STOCK		COMMON STOCK $0.001 PAR VALUE		ADDITIONAL PAID-IN CAPITAL	ACCUMULATED DEFICIT	TOTAL STOCKHOLDERS’ DEFICIT
	SHARES	AMOUNT	SHARES	AMOUNT
Balances at January 1, 2020	74,768,305	$110,288	3,121,514	$3	$1,381	$(88,008)	$(86,624)
Issuance of series D convertible preferred stock at $1.8118 per share, net of issuance costs of $543	60,184,332	108,499	—	—	357	—	357
Vesting of restricted stock awards	—	—	31,086	—	—	—	—
Stock-based compensation expense	—	—	—	—	659	—	659
Exercise of common stock options	—	—	100,036	—	37	—	37
Net loss	—	—	—	—	—	(53,251)	(53,251)

Balances at December 31, 2020	134,952,637	$218,787	3,252,636	$3	$2,434	$(141,259)	$(138,822)
Vesting of restricted stock awards	—	—	31,109	1	—	—	1
Exercise of series A convertible preferred stock warrant	20,307	3	—	—	—	—	—
Warrants issued in connection with debt	—	—	—	—	232	—	232
Stock-based compensation expense	—	—	—	—	1,991	—	1,991
Exercise of common stock options	—	—	380,149	—	143	—	143
Net loss	—	—	—	—	—	(112,310)	(112,310)

Balances at December 31, 2021	134,972,944	$218,790	3,663,894	$4	$4,800	$(253,569)	$(248,765)

See notes to consolidated financial statements.

GREENLIGHT BIOSCIENCES, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

	Years Ended December 31,
	2020	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(53,251)	$(112,310)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	1,754	5,772
Gain on disposal of property and equipment	(15)	(5)
Stock-based compensation expense	659	1,991
Non cash interest expense	588	828
Change in fair value of warrant liabilities	22	1,370
Changes in operating assets and liabilities
Prepaid expenses and other assets	(1,489)	(920)
Accounts payable	1,172	3,697
Accrued expenses and other liabilities	1,904	8,181
Accrued interest	(83)	344
Deferred rent	477	(80)
Deferred revenue	1,663	(700)

Net cash used in operating activities	(46,599)	(91,832)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of property and equipment	—	109
Purchases of property and equipment	(10,047)	(15,148)

Net cash used in investing activities	(10,047)	(15,039)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of Series D Preferred Stock	109,042	—
Payment of Series D issuance costs	(186)	—
Proceeds from issuance of Convertible Debt	16,775	13,500
Payment of Convertible Debt issuance costs	(134)	—
Proceeds from stock option exercises	37	143
Proceeds from secured debt, net of issuance costs and security deposits	—	10,360
Proceeds from secured term loan, net of issuance costs	—	24,973
Proceeds from tenant improvement allowance	1,250	—
Principal payments on secured debt and term loan payable	—	(1,795)
Principal payments on tenant improvement allowance payable	(304)	(161)
Principal payments on capital lease obligations	(632)	(632)
Payment of deferred offering costs	—	(2,857)

Net cash provided by financing activities	125,848	43,531

NET DECREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	69,202	(63,340)
Cash, cash equivalents and restricted cash, beginning of year	25,946	95,148

Cash, cash equivalents and restricted cash, end of year	$95,148	$31,808

SUPPLEMENTAL DISCLOSURE OF CASH-FLOW INFORMATION
Cash paid for interest	$376	867

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Property and equipment included in accrued expenses and accounts payable	$3,562	$1,216

Property and equipment acquired under capital lease	$934	$—

Non cash Series D issuance costs	$357	$—

Deferred financing costs in accrued expenses and accounts payable	$—	$1,242

Non-cash debt issuance costs	$—	$610

GREENLIGHT BIOSCIENCES, INC.

Notes to Consolidated Financial Statements

1.	NATURE OF BUSINESS AND BASIS OF PRESENTATION

Organization

GreenLight Biosciences, Inc. (“GreenLight” or the “Company”) was incorporated in Delaware in 2008. GreenLight, together with its wholly owned subsidiaries, GreenLight Pandemic Response, Inc. (“GLPRI”), and GreenLight Security Corporation (“GLSC”), is referred to on a consolidated basis as the “Company”. The Company has developed technology to create high-performing, natural ribonucleic acid (“RNA”) products to address global sustainability challenges and promote healthier plants, foods, and people.

The Company is located and headquartered in Medford, Massachusetts. The Company has additional lab and office space in Research Triangle Park, North Carolina, a manufacturing facility in Burlington, Massachusetts, additional lab and office space in Woburn, Massachusetts, and a manufacturing facility in Rochester, New York. The Company’s revenues and expenses are derived from operations in the United States. Since its inception, the Company has devoted substantially all of its efforts to research and development activities, including the development of the Company’s cell-free RNA production process. The Company does not currently generate revenue from sales of any products.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Any reference in these notes to applicable guidance is meant to refer to the authoritative United States generally accepted accounting principles as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASU”) of the Financial Accounting Standards Board (“FASB”).

Business Combination Transaction

On August 9, 2021, the Company entered into the business combination agreement (“Business Combination Agreement”) with Environmental Impact Acquisition Corp. (“ENVI”) and Honey Bee Merger Sub, Inc. (“Merger Sub”). Pursuant to the Business Combination Agreement, on February 2, 2022, Merger Sub merged with and into GreenLight (the “Merger”), with GreenLight surviving the Merger as a wholly owned subsidiary of ENVI (the Merger, together with the other transactions contemplated by the Business Combination Agreement, the “Business Combination”).

Immediately before the closing of the Business Combination, ENVI held approximately $207.0 million in a trust account for its public stockholders. In connection with the Business Combination, ENVI’s public stockholders redeemed shares of public common stock for approximately $194.9 million, and the funds remaining after such redemptions, totaling approximately $12.1 million, became available to finance transaction expenses and the future operations of New GreenLight. In connection with the Business Combination, ENVI entered into agreements with new investors and existing GreenLight investors to subscribe for and purchase an aggregate of approximately 12.4 million shares of ENVI Class A Common Stock (the “PIPE Financing”). The PIPE Financing was consummated on February 2, 2022 and resulted in gross proceeds of approximately $136.4 million prior to payment of the transaction costs (of which $13.5 million was advanced to GreenLight as of December 31, 2021 and an additional $21.8 million was advanced to GreenLight in January 2022). The direct and incremental transaction costs are approximately $25.0 million, with the net proceeds from the Business Combination of approximately $111.4 million expected.

The Merger is accounted for as a reverse recapitalization, whereby for accounting and financial reporting purposes, the Company was the acquirer. A reverse recapitalization does not result in a new basis of accounting, and the financial statements of the combined entity will represent the continuation of the consolidated financial statements of the Company in many respects. The shares of ENVI remaining after redemptions of shares of

GREENLIGHT BIOSCIENCES, INC.

Notes to Consolidated Financial Statements

ENVI public common stock and the unrestricted net cash and cash equivalents on the date the Business Combination was consummated will be accounted for as a capital infusion to GreenLight.

Liquidity and going concern

Since its inception, the Company has devoted substantially all of its resources to building its platform and advancing development of its portfolio of programs, establishing and protecting its intellectual property, conducting research and development activities, organizing and staffing the Company, business planning, raising capital and providing general and administrative support for these operations. The Company is subject to risks and uncertainties common to early-stage companies in the biotechnology industry, including, but not limited to, technical risks associated with the successful research, development and manufacturing of product candidates, development by competitors of new technological innovations, dependence on key personnel, protection of proprietary technology, compliance with government regulations and the ability to secure additional capital to fund operations. Current and future programs will require significant research and development efforts, including extensive field trials, preclinical and clinical trials and regulatory approvals prior to commercialization. These efforts require significant amounts of additional capital, adequate personnel, and infrastructure. Even if the Company’s development efforts are successful, it is uncertain when, if ever, the Company will realize significant revenue from product sales.

As presented in the financial statements, the Company has incurred substantial losses since inception and incurred net losses of approximately $53.3 million and $112.3 million for the years ended December 31, 2020 and 2021, respectively. As of December 31, 2021, the Company had an accumulated deficit of approximately $253.6 million and cash and cash equivalents of approximately $31.4 million. Cash used in operating activities totaled approximately $46.6 million and $91.8 million for the years ended December 31, 2020 and 2021, respectively. The Company expects to generate operating losses and negative operating cash flows for the foreseeable future.

As of the issuance date of the annual consolidated financial statements for the years ended December 31, 2021 and 2020, the Company expects that its existing cash and cash equivalents of approximately $31.4 million as of December 31, 2021, plus proceeds from the Business Combination and the PIPE Financing, will not be sufficient to fund its operations for twelve months from the date these financial statements are issued. The Company is evaluating a range of opportunities to extend its cash runway, including management of program spending, platform licensing collaborations and/or potential financing activity.

The Company will not generate any revenue from product sales unless and until it successfully completes development and obtains regulatory approval for one or more of its product candidates. If the Company obtains regulatory approval for any of its product candidates, it expects to incur significant expenses related to developing its internal commercialization capability to support product sales, marketing and distribution.

As a result, the Company will need substantial additional funding to support its operating activities as it advances its product candidates through development, seeks regulatory approval and prepares for and, if any of its product candidates are approved, proceeds to commercialization. Until such time as the Company can generate significant revenue from product sales, if ever, the Company expects to finance its operating activities through a combination of equity offerings, debt financings, and license and development agreements in connection with any future collaborations. Adequate funding may not be available to the Company on acceptable terms, or at all.

If the Company is unable to obtain funding, the Company will be forced to delay, reduce or eliminate some or all of its research and development programs, product portfolio expansion or commercialization efforts, which could adversely affect its business prospects, or the Company may be unable to continue operations. Although management continues to pursue these plans, there is no assurance that the Company will be successful in obtaining sufficient funding on terms acceptable to the Company to fund continuing operations, if at all.

GREENLIGHT BIOSCIENCES, INC.

Notes to Consolidated Financial Statements

Based on its recurring losses from operations incurred since inception, expectation of continuing operating losses for the foreseeable future, and need to raise additional capital to finance its future operations, the Company has concluded that there is substantial doubt about its ability to continue as a going concern within one year after the date that the consolidated financial statements are issued.

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated financial statements include the operations of the Company and its wholly owned subsidiaries, GLPRI and GLSC. All intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses, and the disclosure of contingent assets and liabilities as of and during the reporting period. The Company bases its estimates and assumptions on historical experience when available and on various factors that it believes to be reasonable under the circumstances. This process may result in actual results differing materially from those estimated amounts used in the preparation of the financial statements if these results differ from historical experience, or other assumptions do not turn out to be substantially accurate, even if such assumptions are reasonable when made. Significant estimates and assumptions reflected in these consolidated financial statements include, but are not limited to, revenue recognition, the accrual of research and development costs, acquisition of in-process research and development assets, the fair values of common and Preferred Stock (as defined below), useful lives assigned to property and equipment, and the fair value of warrant liabilities. The Company assesses estimates on an ongoing basis; however, actual results could materially differ from those estimates.

Operating Segments

Operating segments are identified as components of an enterprise about which separate discrete financial information is made available for evaluation by the chief operating decision maker (“CODM”) in making decisions regarding resource allocation and assessing performance. The CODM is the Company’s Chief Executive Officer. The Company manages its operations as a single segment for the purposes of assessing performance and making operating decisions.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. Investments qualifying as cash equivalents primarily consist of money market funds. The Company’s cash equivalents in the consolidated balance sheets at December 31, 2020 and 2021, were approximately $95.1 million and $31.4 million, respectively.

Restricted Cash

The Company maintains letters of credit in conjunction with the Company’s lease agreements. As of December 31, 2020 and 2021, the underlying cash balance securing these letters of credit of approximately

GREENLIGHT BIOSCIENCES, INC.

Notes to Consolidated Financial Statements

$0.1 million and $0.3 million, respectively, was classified as a noncurrent asset in the consolidated balance sheets based on the terms of the lease agreement.

Concentrations of Credit Risk

The Company has no significant off-balance sheet credit risk. Financial instruments that potentially subject the Company to significant concentration of credit risk consist primarily of cash and cash equivalents. The Company maintains deposits in accredited financial institutions in excess of federally insured limits. The Company deposits its cash and cash equivalents in financial institutions that it believes have high credit quality, has not experienced any losses on such accounts and does not believe it is exposed to any unusual credit risk beyond the normal credit risk associated with commercial banking relationships.

Fair Value Measurements

ASC 820, Fair Value Measurements and Disclosures (“ASC 820”), establishes a fair value hierarchy for instruments measured at fair value that distinguishes between assumptions based on market data (observable inputs) and the Company’s own assumptions (unobservable inputs). Observable inputs are inputs that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the inputs that market participants would use in pricing the asset or liability and are developed based on the best information available in the circumstances.

ASC 820 identifies fair value as the exchange price, or exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As a basis for considering market participant assumptions in fair value measurements, ASC 820 establishes a three-tier fair value hierarchy that distinguishes between the following:

•	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities.

•	Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for a similar asset or liability, either directly or indirectly.

•	Level 3 inputs are unobservable inputs that reflect the Company’s own assumptions about the inputs that market participants would use in pricing the asset or liability.

Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. To the extent that the valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for instruments categorized in Level 3. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

GREENLIGHT BIOSCIENCES, INC.

Notes to Consolidated Financial Statements

Property and Equipment

Property and equipment are recorded at cost and depreciated over the estimated useful lives of the related assets using the straight-line method. Maintenance and repairs to an asset that do not improve or extend its life are expensed in the period incurred. Expenditures made to improve or extend the life of property and equipment are capitalized. Leasehold improvements are depreciated over the shorter of the useful life of the improvements or the remaining term of the associated lease. The estimated useful lives of property and equipment are as follows:

ESTIMATED USEFUL LIFE
Laboratory equipment	5 years
Computer equipment and software	3 years
Leasehold improvements	Shorter of useful life or lease term

Property and equipment subject to a capital lease are depreciated over the shorter of the useful life or the term of the lease. Construction in progress is stated at cost, which includes direct costs attributable to the setup or construction of the related asset. When assets are retired or otherwise disposed of, the assets and related accumulated depreciation are eliminated from the accounts and any resulting gain or loss is reflected in the Company’s statement of operations.

Acquired In-process Research and Development

The Company measures and recognizes acquisitions that are not deemed to be business combinations as acquisitions of assets based on the cost to acquire the assets, which includes transaction costs, and the consideration is allocated to the items acquired based on a relative fair value methodology. Goodwill is not recognized in asset acquisitions. In an asset acquisition, the cost allocated to acquire in-process research and development with no alternative future use is charged to research and development expense at the acquisition date. At the time of acquisition, the Company determines if a transaction should be accounted for as a business combination or acquisition of assets.

The Company applied asset acquisition treatment in accounting for the acquisition of the intangible assets of Bayer Crop Science, LLP acquired during the year ended December 31, 2020.

Impairment of Long-lived Assets

The Company evaluates its long-lived assets, which consist primarily of property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Such events and circumstances include, but are not limited to, significant decreases in the market value of an asset, adverse changes in the extent or manner in which the asset is being used, or significant changes in business climate. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted net cash flows expected to be generated by the asset. If such assets are considered impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. During the years ended December 31, 2020 and 2021, no impairment indicators were identified.

Redeemable Convertible Preferred Stock

The Company classifies redeemable convertible Preferred Stock (“Preferred Stock”) as temporary equity in the accompanying consolidated balance sheets due to certain redemption events that are not within the Company’s control such as a liquidation, winding up, certain mergers, and the occurrence of a deemed

GREENLIGHT BIOSCIENCES, INC.

Notes to Consolidated Financial Statements

liquidation event as defined in the Company’s certificate of incorporation. In the event of a deemed liquidation event, the proceeds from the event are distributed in accordance with liquidation preferences (Note 12). As of December 31, 2020 and 2021, none of the circumstances under which the Company’s Preferred Stock would become redeemable are probable, and, as a result, the Company does not accrete the carrying values of the Preferred Stock to the redemption values. Subsequent adjustments of the carrying values to the ultimate redemption values will be made only when it becomes probable that such a liquidation event will occur.

Warrants

The Company applies relevant accounting guidance for warrants to purchase the Company’s stock based on the nature of the relationship with the counterparty. For warrants issued to investors or lenders in exchange for cash or other financial assets, the Company follows guidance issued within ASC 480, Distinguishing Liabilities from Equity (“ASC 480”), and ASC 815, Derivatives and Hedging (“ASC 815”), to assist in the determination of whether the warrants should be classified as liabilities or equity. Warrants that are determined to require liability classification are measured at fair value upon issuance and are subsequently remeasured to their then fair value at each subsequent reporting period with changes in fair value recorded in current earnings. Warrants that are determined to require equity classification are measured at fair value upon issuance and are not subsequently remeasured unless they are required to be reclassified.

For warrants issued to nonemployees for goods or services, or to customers as non-cash consideration, the Company follows guidance issued within ASC 718, Compensation – Stock Compensation (“ASC 718”), to determine whether the share-based payments are equity or liability classified. Such warrants are measured at fair value on the grant date. The related expense or reduction in transaction price is recognized in the same period and in the same manner as if the Company had paid cash for the goods or services, or in the same manner that transfer of control of the related performance obligations occurs

Contract Revenue

The Company recognizes revenue in accordance with ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”), which provides a five-step model for recognizing revenue from contracts with customers as follows:

•	Identify the contract with a customer

•	Identify the performance obligations in the contract

•	Determine the transaction price

•	Allocate the transaction price to the performance obligations in the contract

•	Recognize revenue when or as performance obligations are satisfied

For the year ended December 31, 2020, all contract revenue was generated from a collaboration agreement with Ingredion Incorporated (“Ingredion”) to develop a semicontinuous cell-free production process for the commercial production of certain molecules using biological synthesis tools and proprietary technology developed by the Company. The Ingredion Agreement is within the scope of ASC 606. There was no contract revenue generated during 2021 from the collaboration agreement with Ingredion.

Under ASC 606, an entity recognizes revenue when or as its customer obtains control of distinct promised goods or services, in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services.

GREENLIGHT BIOSCIENCES, INC.

Notes to Consolidated Financial Statements

Our customer arrangements primarily consist of a license, rights to our intellectual property, and research and developments services. Performance obligations are promises in a contract to transfer a distinct good or service to the customer and are considered distinct when (i) the customer can benefit from the good or service on its own or together with other readily available resources and (ii) the promised good or service is separately identifiable from other promises in the contract. In assessing whether promised goods or services are distinct, we consider factors such as the stage of development of the underlying intellectual property, the capabilities of the customer to develop the intellectual property on its own, or whether the required expertise is readily available and whether the goods or services are integral or dependent to other goods or services in the contract.

The Company estimates the transaction price based on the amount expected to be received for transferring the promised goods or services in the contract. The consideration may include fixed consideration or variable consideration. At the inception of each arrangement that includes variable consideration, the Company evaluates the amount of potential payments and the likelihood that the payments will be received. The Company utilizes either the most likely amount method or expected amount method to estimate the amount expected to be received based on which method best predicts the amount expected to be received. The amount of variable consideration, which is included in the transaction price, may be constrained and is included in the transaction price only to the extent that it is probable that a significant reversal in the amount of the cumulative revenue recognized will not occur in a future period when the variability is resolved. Under the collaboration agreement with Ingredion, the variability related to the variable consideration would be resolved when the Company has successfully achieved pilot scale production that satisfies specified volume, yield, and cost targets (“Milestone 2”).

For revenue related to sales-based royalties received from licensees, including milestone payments based on the level of sales, where the license is deemed to be the predominant item to which the royalties relate, the Company recognizes revenue at the later of (i) when the related sales occur or (ii) when the performance obligation to which some or all of the royalty has been allocated has been satisfied (or partially satisfied). To date, the Company has not recognized any consideration related to sales-based royalty revenue resulting from the Ingredion collaboration agreement.

The Company allocates the transaction price based on the estimated stand-alone selling price of each of the performance obligations and develops assumptions that require judgment to determine the stand-alone selling price for each performance obligation identified in a contract with a customer. The Company utilizes key assumptions to determine the stand-alone selling price for service obligations, which may include other comparable transactions, pricing considered in negotiating the transaction, and the estimated costs. Any variable consideration is allocated specifically to one or more performance obligations in a contract when the terms of the variable consideration relate to the satisfaction of the performance obligation and the resulting amounts allocated are consistent with the amounts we would expect to receive for the satisfaction of each performance obligation.

The consideration allocated to each performance obligation is recognized as revenue when control is transferred for the related goods or services. For performance obligations that consist of licenses and other promises, the Company applies judgment to assess the nature of the combined performance obligation to determine whether the combined performance obligation is satisfied over time or at a point in time and, if over time, the appropriate method of measuring progress. The Company evaluates the measure of progress each reporting period and, if necessary, adjusts the measure of performance and related revenue recognition. The Company has determined that the license and research and development services under the Ingredion agreement are a single combined performance obligation satisfied over time. The Company must select a single measure of progress that best depicts the Company’s measurement of progress. ASC 606-10-26-33 states that appropriate methods of measuring progress include output methods and input methods and notes that an entity should consider the nature of the good or service that the entity promised to transfer to the customer in determining the appropriate method for measuring progress. Since activities performed to research and validate one phase may be

GREENLIGHT BIOSCIENCES, INC.

Notes to Consolidated Financial Statements

useful in researching and validating subsequent phases, the Company believes that an input method, which tracks the Company’s efforts required to perform the contracted activities during the contract term, is more representationally faithful than an output method, which might track the agreed upon deliverables that are not similar to one another.

Grant Revenue

In July 2020, we entered into a grant agreement with the Bill & Melinda Gates Foundation to advance research in in vivo gene therapy for sickle cell disease and to explore new, low-cost capabilities for the in vivo functional cure of sickle cell and/or durable suppression of HIV in developing countries. The grant agreement with the Bill & Melinda Gates foundation provides for payments for reimbursed costs, which include general and administrative costs. As we are performing services under the agreement that are consistent with the Company’s ongoing central activities and we have determined that we are the principal in the agreement, we recognize grant revenue as we perform services under this agreement when the funding is committed, which occurs as underlying costs are incurred. Revenues and related expenses are presented gross in the consolidated statements of operations as we have determined that we are the primary obligor under the agreement relative to the research and development services we perform as the lead technical expert.

Deferred Revenue

Amounts received prior to satisfying the revenue recognition criteria are recorded as deferred revenue in the Company’s consolidated balance sheets. If the related performance obligation is expected to be satisfied within the next twelve months, the related deferred revenue will be classified in current liabilities.

Research and Development Costs

Research and development expenses consist primarily of costs related to discovery and research and development of products, including personnel expenses, stock-based compensation expense, allocated facility-related and depreciation expenses, third-party license fees, and external costs of outside vendors engaged to conduct field trials and clinical development activities. The Company records accruals for estimated costs incurred of our field trials, preclinical studies, and manufacturing development. A portion of our field trials, preclinical studies, and manufacturing development activities are conducted by third-party service providers, including contract research organizations and contract manufacturing organizations. The financial terms of these contracts may result in payments that do not match the periods over which materials or services are provided. We accrue the costs incurred under the agreements based on an estimate of actual work completed in accordance with the agreements. In the event we make advance payments for goods or services that will be used or rendered for future research and development activities, the payments are deferred and capitalized as a prepaid expense and recognized as expense as the goods are received or the related services are rendered. Research and development costs that do not meet the requirements to be recognized as an asset as the associated future benefits are uncertain and there is no alternative future use at the time the costs were incurred are expensed as incurred.

General and Administrative Expenses

The Company expenses general and administrative costs to operations as incurred. General and administrative expenses consist primarily of compensation, benefits and other employee-related expenses for personnel in the Company’s administrative, finance, legal, information technology, business development, communications, and human resources functions. Other costs include the legal costs incurred in connection with filing and prosecuting patent and trademark applications, general and administrative related facility costs, insurance costs and professional fees for accounting, tax, consulting, legal and other services.

GREENLIGHT BIOSCIENCES, INC.

Notes to Consolidated Financial Statements

Stock-Based Compensation Expense

The Company accounts for all stock-based payment awards granted to employees and non-employees as stock-based compensation expense at grant date fair value. The Company’s stock-based payments include stock options and grants of common stock, including common stock subject to vesting. The measurement date for employee and non-employee awards is the date of grant, and stock-based compensation costs are recognized as expense over the recipient’s requisite service period, which is the vesting period, on a straight-line basis. The Company has also issued common stock options with milestone or performance-based vesting conditions and recorded the expense for these awards if or when it was deemed probable that the milestone or performance condition would be achieved. Stock-based compensation is classified in the accompanying statements of operations based on the function to which the related services are provided. The Company recognizes stock-based compensation expense for the portion of awards that have vested. Forfeitures are accounted for as they occur.

The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The Company has historically been a private company and lacks company-specific historical and implied volatility information. Therefore, it estimates its expected stock volatility based on the historical volatility of a publicly traded set of peer companies and expects to continue to do so until such time as it has adequate historical data regarding the volatility of its own traded stock price. The Company uses the simplified method as prescribed by the Securities and Exchange Commission Staff Accounting Bulletin No. 107, Share-Based Payment, to calculate the expected term for options granted to employees and non-employees, whereby, the expected term equals the arithmetic average of the vesting term and the original contractual term of the options due to its lack of sufficient historical data. The expected term of stock options granted to non-employees is determined in the same manner as stock options granted to employees. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. Expected dividend yield is based on the fact that the Company has never paid cash dividends on common stock and does not expect to pay any cash dividends in the foreseeable future.

Income Taxes

The Company is primarily subject to U.S. federal, Massachusetts, North Carolina and New York state income taxes. The Company accounts for income taxes using the asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the consolidated financial statements or in the Company’s tax returns. Deferred tax assets and liabilities represent future tax consequences of temporary differences between the consolidated financial statement carrying amounts and the tax basis of assets and liabilities and for loss carryforwards using enacted tax rates expected to be in effect in the years in which the differences reverse. The Company assesses the likelihood that its deferred tax assets will be recovered from future taxable income and, to the extent it believes, based upon the weight of available evidence, that it is more likely than not that all or a portion of the deferred tax assets will not be realized, a valuation allowance is established through a charge to income tax expense.

Potential for recovery of deferred tax assets is evaluated by estimating the future taxable profits expected and considering prudent and feasible tax planning strategies. The Company also recognizes a tax benefit from uncertain tax positions only if it is “more likely than not” that the position is sustainable based on its technical merits. We evaluate uncertain tax positions on a regular basis. The evaluations are based on several factors, including changes in facts and circumstances, and changes in tax law. Interest and penalties related to unrecognized tax benefits are included within the provision for income tax. To date, we have not been subject to any interest or penalties.

GREENLIGHT BIOSCIENCES, INC.

Notes to Consolidated Financial Statements

Net Loss per Share

Basic net loss per share is computed by dividing net loss by the weighted-average number of common shares outstanding during the period. Diluted net loss per share is computed using the weighted-average number of common shares outstanding during the period and, if dilutive, the weighted-average number of potential shares of common stock. Net loss per share attributable to common stockholders is calculated using the two-class method, which is an earnings allocation formula that determines net loss per share for the holders of the Company’s common shares and participating securities. The Company’s Preferred Stock contains participation rights in any dividend paid by the Company and is deemed to be a participating security. Net loss attributable to common stockholders and participating preferred shares are allocated to each share on an as-converted basis as if all of the earnings for the period had been distributed. The participating securities do not include a contractual obligation to share in losses of the Company and are not included in the calculation of net loss per share in the periods in which a net loss is recorded.

Diluted net loss per share is computed using the more dilutive of (a) the two-class method or (b) the if-converted method. The Company allocates earnings first to preferred stockholders based on dividend rights and then to common and preferred stockholders based on ownership interests. The weighted-average number of common shares included in the computation of diluted net loss gives effect to all potentially dilutive common equivalent shares, including outstanding stock options, warrants and Preferred Stock.

Common stock equivalent shares are excluded from the computation of diluted net loss per share if their effect is antidilutive. In periods in which the Company reports a net loss attributable to common stockholders, diluted net loss per share attributable to common stockholders is generally the same as basic net loss per share attributable to common stockholders since dilutive common shares are not assumed to have been issued if their effect is anti-dilutive. The Company reported a net loss attributable to common stockholders for the years ended December 31, 2020 and 2021.

Comprehensive Loss

Comprehensive loss is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. As of December 31, 2020 and 2021, the Company had no items qualifying as other comprehensive loss; accordingly, comprehensive loss equaled net loss.

Deferred Offering Costs

As of December 31, 2021, the Company capitalized deferred offering costs of approximately $4.1 million. Deferred offering costs include certain legal, accounting, consulting and other third-party fees incurred directly related to the anticipated business combination. At the closing of the business combination, these costs will be recorded in stockholders’ deficit as a reduction of additional paid-in capital.

Subsequent Events

The Company considers events or transactions that have occurred after the balance sheet date of December 31, 2021, but prior to the filing of the financial statements with the Securities and Exchange Commission (“SEC”), to provide additional evidence relative to certain estimates or to identify matters that require additional recognition or disclosure. Subsequent events have been evaluated through the date these financial statements were issued.

Recently Issued Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), as subsequently amended (“Topic 842”), to improve financial reporting and disclosures about leasing transactions. This ASU requires companies

GREENLIGHT BIOSCIENCES, INC.

Notes to Consolidated Financial Statements

that lease assets to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases, where the lease terms exceed 12 months. The recognition, measurement and presentation of expense and cash flows arising from a lease by a lessee will depend primarily on its classification as a finance or operating lease; both types of leases will be recognized on the balance sheet. This ASU also requires disclosures to help financial statement users to better understand the amount, timing and uncertainty of cash flows arising from leases. On June 3, 2020, the FASB issued ASU 2020-05, which amended the effective dates of Topic 842 to give immediate relief from business disruptions caused by the COVID-19 pandemic and provides a one-year deferral of the effective date for nonpublic companies. Therefore, for public companies, the effective date is still December 15, 2018, while the effective date for private companies will now be fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. As the Company qualifies as an emerging growth company, the Company will follow the annual reporting guidance as of January 1, 2022 in connection with the issuance of its annual financial statements for the year ended December 31, 2022, and apply the provisions of ASC 842 in interim periods commencing after December 15, 2022. The Company will use the optional transition method to the modified retrospective approach in which Topic 842 will not be applied to comparative periods presented and incremental disclosures are not required for periods before the Company’s adoption of Topic 842. The Company has elected this transition approach as well as the package of practical expedients permitted under the transition guidance within the new standard, which allowed the Company to carry forward the historical lease classification of contracts entered into prior to January 1, 2022. As a result of electing the package of practical expedients described above, existing leases and related initial direct costs have not been reassessed prior to the effective date, and therefore, adoption of the lease standard did not have an impact on the Company’s previously reported consolidated financial statements. The Company also elected the following practical expedients: (i) combining lease and non-lease components for all asset classes and (ii) leases with an initial term of 12 months or less are not recorded in the consolidated balance sheets, and the associated lease payments are recognized in the consolidated statements of operations on a straight-line basis over the lease term.

The Company expects the adoption of Topic 842 will result in the recognition of right-of-use assets and lease liabilities. These amounts are still being determined through the development of an incremental borrowing rate. The Company does not expect the adoption of Topic 842 to have a material impact to the consolidated statements of operations and comprehensive income, redeemable convertible preferred stock and stockholders’ equity (deficit), or cash flows.

In August 2020, the FASB issued ASU No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging— Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”). The amendments in ASU 2020-06 simplify the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts in an entity’s own equity. Under ASU 2020-06, a convertible debt instrument will be accounted for as a single liability measured at its amortized cost, as long as no other features require bifurcation and recognition as derivatives. These changes will reduce reported interest expense and increase reported net income for entities that have issued a convertible instrument that was bifurcated under previously existing guidance. The new guidance also requires the if-converted method to be applied for all convertible instruments. The standard is effective for public companies for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2021. Early adoption is permitted. Upon adoption, entities may apply the new standard on a modified retrospective or full retrospective basis. The Company is currently evaluating the impact that the adoption of ASU 2020-06 may have on its financial position and results of operations. The Company’s analysis includes, but is not limited to, reviewing existing convertible debt agreements, assessing potential disclosures, and evaluating the impact of adoption on the Company’s consolidated financial statements. The Company is in the process of determining the impact the ASU 2020-06 will have on the financial statements, as well as its plan for implementation.

GREENLIGHT BIOSCIENCES, INC.

Notes to Consolidated Financial Statements

3.	BAYER ASSET ACQUISITION

On December 10, 2020, the Company entered into an Assignment and License Agreement (“ALA”) with Bayer CropScience LLP (“Bayer”) to acquire certain assets related to Bayer’s Bee Health, Insect Control, and Deliver intellectual property (the “Bayer Assets” or the “acquired IPR&D”).

The Company acquired the Bayer Assets for cash consideration of $2.0 million. As of the acquisition date, the acquired set of assets does not meet the definition of a business and thus the IPR&D acquired was accounted for as an asset acquisition. As of the acquisition date, the assets acquired had no alternative future use and had not reached a stage of technological feasibility. As a result, the amounts were recorded as research and development expense in the accompanying consolidated statements of operations. Additionally, the Company has also agreed to make additional contingent cash payments up to an aggregate of $2.0 million based on the achievement of certain development, regulatory and commercialization events as set forth in the ALA. The ALA includes potential milestone payments that are dependent upon the development of products using the intellectual property licensed under the ALA and contingent upon the achievement of certain development or regulatory approval milestones, as well as commercial milestones. As of December 31, 2020 and 2021, no milestones have been achieved and it is not probable that the Company will reach any milestones and hence did not recognize these potential obligations in the consolidated financial statements.

As the acquired IPR&D was determined to have no alternative future use and the contingent payments were not determined to be a derivative, these payments will be recorded when the contingency is resolved, and the related consideration is issued or becomes issuable. As of December 31, 2020 and 2021, no contingent payments have been accrued or paid.

4.	LICENSE AGREEMENT

In August 2020, the Company entered into a Development and Option Agreement (the “Development and Option Agreement”) with Acuitas Therapeutics, Inc. (“Acuitas”). Under the terms of the Development and Option Agreement, the parties agreed to a program for the joint development of certain products combining the Company’s mRNA constructs with Acuitas’s liquid nanoparticle technology (“Acuitas LNP Technology”). Upon entering the Development and Option Agreement, the Company incurred a $0.8 million technology access fee. Under the Development and Option Agreement, the Company may reserve up to three specified targets (“Reserved Targets”) for development of therapeutic products related to such targets, using the Acuitas LNP Technology. In order to reserve a Reserved Target, the Company must provide a target reservation notice to Acuitas and must pay a target reservation and maintenance fee of $0.1 million per target per contract year. For each Reserved Target, the Company may also reserve up to three additional vaccine or antibody targets meant to be included within the same product as the Reserved Target (“Additional Targets”), which incur additional target reservation fees per contract year. Under the Development and Option Agreement, the Company is required to maintain at least one Reserved Target.

Under the Development and Option Agreement, the Company has the right to exercise a license option to develop and commercialize one or more therapeutic products relating to each Reserved Target. In the event that the Company exercises the options, the Company will pay $1.5 million for the first non-exclusive license, approximately $1.8 million for the second non-exclusive license and approximately $2.8 million for the third non-exclusive license. Under the terms of the Development and Option Agreement, the Company is also responsible for the full-time employee funding obligations and reimbursements to Acuitas for certain development and material costs incurred by them, which totaled approximately $0.5 million in 2021.

In January 2021, the Company exercised the first option under the Development and Option Agreement and entered into a non-exclusive license agreement with Acuitas (the “Acuitas License Agreement”), under which the

GREENLIGHT BIOSCIENCES, INC.

Notes to Consolidated Financial Statements

Company was granted a non-exclusive, worldwide, sublicensable license under the Acuitas LNP Technology to research, develop, manufacture, and commercially exploit vaccine products consisting of certain of the Company’s mRNA constructs and Acuitas’s LNP technology. In connection with the option exercise, the Company paid Acuitas an option exercise fee of $1.5 million. Under the Acuitas License Agreement, the Company is required to pay Acuitas an annual license maintenance fee of $1.0 million for the first and second targets and $0.8 million for the third target until the Company achieves a particular development milestone. Acuitas is entitled to receive potential clinical and regulatory milestone payments in in the low double-digit millions for this exercised option. With respect to the sale of each licensed product, the Company is also obligated to pay Acuitas percentage royalties in the low single digits on net sales of the licensed products by the Company and its affiliates and sublicensees in a given country until the last to occur, in such country, of (i) the expiration or abandonment of all licensed patent rights covering the licensed product, (ii) expiration of any regulatory exclusivity for the licensed product, or (iii) ten years from the first commercial sale of the licensed product.

The option exercise fee under the Development and Option Agreement was recorded as research and development expense upon the Company’s exercise of the first option. Additionally, the technology access fees, target reservation and maintenance fees, expenses associated with the full-time employee funding obligations and reimbursements for development and material costs incurred by Acuitas are recorded as research and development expense when incurred. The annual maintenance fee will be recorded as an expense on an annual basis based on the stated amount for the applicable year. Upon determination that a milestone payment is probable to occur, the amount of the milestone payment will be recorded as research and development expense. As the triggering of these milestone payments was not considered probable as of December 31, 2020 and 2021, no expense has been recorded during these periods. The royalty payment is contingent upon sales of licensed products under the Acuitas License Agreement. As such, when such expenses are considered probable and estimable at the commencement of sales, the Company will accrue royalty expense for the amount the Company is obligated to pay.

The Company recorded an aggregate of $0.8 million and $2.0 million of research and development expenses, consisting of the technology access fees, option exercise fee and technology maintenance fees, for the years ended December 31, 2020 and 2021, respectively.

GREENLIGHT BIOSCIENCES, INC.

Notes to Consolidated Financial Statements

5.	FAIR VALUE MEASUREMENTS

The following table presents information about the Company’s financial assets and liabilities measured at fair value on a recurring basis and indicates the level of the fair value hierarchy utilized to determine such fair values:

DESCRIPTION	DECEMBER 31, 2020	QUOTED PRICES IN ACTIVE MARKETS FOR IDENTICAL ASSETS (LEVEL 1)	SIGNIFICANT OBSERVABLE INPUTS (LEVEL 2)	SIGNIFICANT UNOBSERVABLE INPUTS (LEVEL 3)
Asset
Money market funds	$55,747	$55,747	$—	$—

Total assets measured at fair value	$55,747	$55,747	$—	$—

Liabilitiy
Warrant liability	$125	$—	$—	$125
Convertible Debt	$17,273	$—	$—	$17,273

Total liabilities measured at fair value	$17,398	$—	$—	$17,398

DESCRIPTION	DECEMBER 31, 2021	QUOTED PRICES IN ACTIVE MARKETS FOR IDENTICAL ASSETS (LEVEL 1)	SIGNIFICANT OBSERVABLE INPUTS (LEVEL 2)	SIGNIFICANT UNOBSERVABLE INPUTS (LEVEL 3)
Asset
Money market funds	$31,446	$31,446	$—	$—

Total assets measured at fair value	$31,446	$31,446	$—	$—

Liabilitiy
Warrant liabilities	$2,105	$—	$—	$2,105
Convertible Debt	$31,691	$—	$—	$31,691
Total liabilities measured at fair value	$33,796	$—	$—	$33,796

Money market funds were valued by the Company based on quoted market prices, which represent a Level 1 measurement within the fair value hierarchy.

There have been no transfers between fair value levels during the years ended December 31, 2020 and 2021. The carrying values of other current assets, accounts payable and accrued expenses approximate their fair values due to the short-term nature of these assets and liabilities.

The fair value of the common and Preferred Stock warrant liabilities was determined using the Black-Scholes option-pricing model with the assumptions as disclosed in Note 11. These assumptions include significant judgments including the fair value of the underlying common and Preferred Stock. An increase or decrease in the estimated fair value will result in increases or decreases in the fair value of the warrant liabilities and such changes could be material.

GREENLIGHT BIOSCIENCES, INC.

Notes to Consolidated Financial Statements

The carrying value of each of the Horizon term loan, the SVB term loan, and the equipment financing as of December 31, 2021 approximates their fair value as the interest rate approximates the market rate for loans with similar terms and risk characteristics. The Company estimated the fair value of the convertible debt using a discounted cash flow analysis and currently prevailing market terms as of December 31, 2021. The carrying value and fair value of the convertible debt was $30.2 million and $28.9 million, respectively, as of December 31, 2021. The fair value of the convertible debt was determined using Level 3 inputs. See Note 10 for further detail of all outstanding debt as of December 31, 2021.

The following table presents a roll-forward of the aggregate fair values of the Company’s liabilities for which fair value is determined by Level 3 inputs:

WARRANT
LIABILITY
Balance—January 1, 2020	$103
Change in fair value	22

Balance—December 31, 2020	125
Issuance of common stock warrant	610
Change in fair value	1,370

Balance—December 31, 2021	$2,105

6.	COLLABORATION ARRANGEMENT

The Company’s collaboration revenue is generated through collaboration arrangements with Ingredion. Starting in December 2015, the Company entered into a Master Collaboration and Exclusive License Agreement and related amendments (collectively, the “Ingredion Agreements”) with Ingredion to develop a semicontinuous cell-free production process for the commercial production of certain molecules using biological synthesis tools and proprietary technology developed by the Company. The parties have mutually agreed to end the collaboration and an official termination notice was received on September 30, 2021.

As per the Ingredion Agreements, (a) the Company and Ingredion were to agree to specific collaboration projects from time to time and the Company was to be compensated by Ingredion for each project according to an agreed-upon billing schedule, (b) Ingredion was to make payments to the Company upon achievement of specific technical milestones, and (c) Ingredion was also to make royalty payments, including annual minimum royalty payments, to the Company if and when certain commercial and regulatory milestones are met.

The Company recognized funded research and collaboration revenue of approximately $1.0 million and $0 in the consolidated statements of operations during the years ended December 31, 2020 and 2021, respectively, related to specific collaboration projects associated with the Ingredion Agreements. Costs associated with the Ingredion Agreements were recorded as research and development expenses.

Under the Ingredion Agreements, the Company was entitled to receive up to $12,000 in milestone payments upon the achievement of six separate milestones, including demonstration of feasibility, achievement of pilot scale production that satisfies specified volume, yield, and cost targets (“Milestone 2”), and achievement of commercial scale production that satisfies specified volume, yield, and cost targets, as well as achievement of three separate targets for net sales by Ingredion of products based on the licensed technology. At the end of each

GREENLIGHT BIOSCIENCES, INC.

Notes to Consolidated Financial Statements

reporting period, the Company re-evaluated the probability of achievement of Milestone 2 and any related constraint, and if necessary, adjusted its estimate of the overall transaction price. Any such adjustments were added to the transaction price with a corresponding adjustment being made to the measure of progress, and, as necessary, recorded on a cumulative catch-up basis, which would have affected collaboration revenue in the period of adjustment. As of December 31, 2020 and 2021, no milestones had been achieved, and during the year ended December 31, 2021, the Ingredion Agreements were terminated. As such, no milestone payments have been included in the transaction price.

For arrangements that include sales-based royalties, including milestone payments based on the level of sales, and the license is deemed to be the predominant item to which the royalties relate, the Company recognizes revenue at the later of (i) when the related sales occur, or (ii) when the performance obligation to which some or all of the royalty has been allocated has been satisfied (or partially satisfied). The Company was entitled to receive royalties on net sales by Ingredion of products based on the licensed technology. The royalty rate was in the mid-single digits and was subject to an annual minimum royalty in the amounts of $0.1 million starting 30 months after achievement of Milestone 2, $0.5 million per year after the fifth anniversary of achievement of Milestone 2, and $1.0 million annually after the eighth anniversary of achievement of Milestone 2. As of December 31, 2020 and 2021, no milestones had been achieved, and during the year ended December 31, 2021, the Ingredion Agreements were terminated. As such, no royalty revenue has been recognized.

7.	GRANT REVENUE

In July 2020, the Company was approved to receive a grant from the Bill & Melinda Gates Foundation in the amount of approximately $3.3 million. As of December 31, 2021, the Company had received the entire grant award, of which approximately $2.4 million was received during the year ended December 31, 2020, and the remaining approximately $0.9 million was received during the year ended December 31, 2021. The grant funds are to be used for the sole purpose of research for in vivo gene therapy for sickle cell disease and to explore new, low-cost capabilities for the in vivo functional cure of sickle cell and or durable suppression of HIV in developing countries. The Company incurred research and development costs of approximately $0.7 million and $1.4 million associated with this grant as of December 31, 2020 and 2021, respectively. The Company has recognized revenue of approximately $0.8 million and $1.6 million in the consolidated statements of operations for the years ended December 31, 2020 and 2021, respectively, and recorded the balance of approximately $1.7 million and $1.0 million as deferred revenue in the consolidated balance sheets as of December 31, 2020 and 2021, respectively. The research supported by this grant is expected to be completed by May 31, 2022.

8.	PROPERTY AND EQUIPMENT, NET

Property and equipment, net consisted of the following as of December 31, 2020 and 2021:

	DECEMBER 31,
	2020	2021
Computer hardware and software	$533	$732
Laboratory equipment	8,040	19,590
Leasehold improvements	4,545	10,442
Construction in progress	6,847	1,894

Total	19,965	32,658
Less: Accumulated depreciation and amortization	(3,686)	(9,259)

Property and equipment, net	$16,279	$23,399

GREENLIGHT BIOSCIENCES, INC.

Notes to Consolidated Financial Statements

As of December 31, 2020 and 2021, property and equipment, net included capital lease assets of approximately $2.5 million, with accumulated amortization of approximately $0.9 million and $1.5 million, respectively, within the consolidated balance sheets. Depreciation and amortization expense for the years ended December 31, 2020 and 2021, was approximately $1.7 million and $5.7 million respectively, within the consolidated statements of operations.

9.	ACCRUED EXPENSES

Accrued expenses as of December 31, 2020 and 2021 consisted of the following:

	December 31,
	2020	2021
Accrued employee compensation and benefits	$4,024	$8,492
Accrued research and development	612	4,059
Accrued professional fees	568	1,888
Accrued other	1,622	185

Total accrued expenses	$6,826	$14,624

GREENLIGHT BIOSCIENCES, INC.

Notes to Consolidated Financial Statements

10.	DEBT

A summary of the outstanding debt as of December 31, 2021 is as follows:

As of December 31, 2021
Description	Issuance Date(s)	Maturity Date(s)	Stated Interest Rate	Principal Balance Outstanding	Unamortized Debt Discount	Debt Balance
Trinity Equipment Financing	March 2021 - August 2021	March 2024 - August 2024	9.48% - 9.73%	9,454	(252)	9,202
Term Loan - Silicon Valley Bank	September 2021	September 2024	3.50%	10,000	(225)	9,775
Term Loan - Horizon	December 2021	May 2025	9.00%	15,000	(582)	14,418
Capital Lease				992	—	992

Total Debt				35,446	(1,060)	34,386
Less: current portion, net of current portion of debt discount						(7,234)

Total long-term						27,152
Convertible Note - PIPE Investors	December 2021	December 2022	0.33%	13,500	0	13,500
Convertible Notes	April & May 2020	April & May 2022	5.00%	18,213	(22)	18,191

				31,713	(22)	31,691

				67,159	(1,082)	66,077

(a)

As of December 31, 2020 and 2021, the Company’s debt liability included $16.8 million of convertible notes issued by GLPRI in 2020, as well as the associated accrued interest liability of $0.6 million and $1.4 million, respectively.

Convertible Instruments - PIPE Investors

In December 2021, certain new and existing investors in GreenLight (the “Prepaying PIPE Investors”) agreed to purchase from GreenLight convertible instruments with an aggregate principal amount of approximately $35.3 million (the “PIPE Instruments”), $13.5 million of which was received on or before

GREENLIGHT BIOSCIENCES, INC.

Notes to Consolidated Financial Statements

December 31, 2021. The remainder of the PIPE Instruments were issued in January 2022 in exchange for cash totaling approximately $21.8 million. As such, the Company recorded $13.5 million of the debt liability as of December 31, 2021. The PIPE Instruments bear interest at the minimum applicable federal rate per annum payable at maturity. The PIPE Instruments have a maturity date on the earlier of twelve months after their issuance dates or an event of default. The PIPE Instruments are pre-payable in whole or in part at any time. The terms of the PIPE Instruments require GreenLight to settle the total outstanding principal together with any accrued but unpaid interest on the maturity date. See Note 18 for further discussion of the PIPE transaction.

The PIPE Instruments provided for the automatic conversion of the outstanding principal into shares of the class of capital stock issued in a Qualified Financing (as defined below). Upon the closing of certain change of control transactions or an initial public offering (“IPO”), GreenLight was obligated to repay the Prepaying PIPE Investors an amount equal to the outstanding principal balance and interest accrued on the PIPE Instruments in preference to any payments made to the holders of GreenLight’s common stock.

In conjunction with entering into the PIPE Instruments, each PIPE Investor entered into a side letter agreement (the “Side Letter”) with GreenLight, which required the PIPE Investor to tender its PIPE Instrument as a corresponding payment for all or a portion of such PIPE Investor’s purchase of shares upon the closing of a business combination with ENVI.

The PIPE Instruments included the following conversion and redemption features:

a)

Upon an equity financing involving the sale of capital stock of the Company primarily for capital-raising purposes on terms no less favorable to the purchasers than the terms of GreenLight’s Series D Preferred Stock financing (a “Qualified Financing”), all then outstanding principal on each PIPE Instrument would automatically convert into that number of shares of capital stock issued in such Qualified Financing equal to the quotient obtained by dividing (i) the outstanding principal amount of the PIPE Instrument by (ii) the lower of the Conversion Discount Price or the Capped Price (each as defined for purposes of the PIPE Instrument).

b)

Upon a change of control or an IPO, the holders of the PIPE Instruments would be entitled to receive an amount equal to the outstanding principal and interest on the holders’ PIPE Instruments in preference to the holders of GreenLight’s common stock.

c)

Upon the occurrence of an event of default, the PIPE Instruments would automatically become due and payable. Upon such acceleration, all outstanding principal (with no penalty) and unpaid accrued interest would become payable.

The Company assessed the embedded features within the PIPE Instruments and did not identify any material embedded derivative in connection with the automatic conversion upon a Qualified Financing. The other embedded features did not meet the definition of a derivative or were clearly and closely related to the host contract, and thus did not require separate accounting.

In February of 2022, in accordance with the Side Letter, the PIPE Instruments were surrendered and cancelled upon the occurrence of a business combination with Environmental Impact Acquisition Corp. See Note 18 for further discussion of the Business Combination.

Term Loan – Horizon

In December 2021, the Company entered into a loan and security agreement with Horizon Technology Finance Corporation and Powerscourt Investments XXV, LP (together, “Horizon”), which provided for a term loan facility in an aggregate principal amount of up to $25.0 million, $15.0 million of which was borrowed at the closing and the remainder of which may be borrowed following the achievement of certain milestones, but not after June 30, 2022.

GREENLIGHT BIOSCIENCES, INC.

Notes to Consolidated Financial Statements

Accrued interest is payable monthly. The principal of each term loan must be repaid in equal monthly installments beginning February 1, 2023 (or August 1, 2023 if any of the remaining $10.0 million is borrowed), with a scheduled final maturity date of July 1, 2025. The Company may prepay the term loans in full, but not in part, without premium or penalty, other than a premium equal to (i) 3% of the principal amount of any prepayment made within 12 months after the applicable funding date, (ii) 2% of the principal amount of any prepayment made between 12 and 24 months after the applicable funding date and (iii) 1% of the principal amount of any prepayment made more than 24 months after the applicable funding date. On the earlier of the scheduled final maturity date and the prepayment in full of the term loans, the Company must pay a final payment fee equal to 3.0% of the original principal amount of the funded term loans.

The debt was recorded based on proceeds received net of related debt issuance costs of approximately $0.6 million. The debt issuance costs include the fair value of approximately $0.4 million for the warrants the Company is committed to issue in conjunction with this financing. The Company is obligated to issue 80% of the warrant obligation during the three months ending March 31, 2022, and such warrant obligation is calculated at 3% of the loan commitment. The number of warrants to be issued and strike price will be set at the lower of $5.26 and 90% of the public trading value of shares of ENVI if issued after the close of the Business Combination. Since the Company is committed to issue these warrants, the Company has recorded the estimated fair value of these warrants as of the date of the loan and security agreement of $0.5 million, of which $0.4 million is recorded as debt issuance cost and $0.1 million is recorded in other assets for the portion of the principal amount not yet borrowed by the Company as of December 31, 2021. Total debt issuance costs of approximately $0.6 million is being amortized over the term of the financing agreement.

Term Loan – Silicon Valley Bank

In September 2021, the Company entered into a loan and security agreement with Silicon Valley Bank (“SVB”), which provided for a term loan facility in an aggregate principal amount of up to $15.0 million, $10.0 million of which was borrowed at the closing and the remainder of which may be borrowed following the achievement of certain milestones, but not after March 31, 2022.

Accrued interest is payable monthly. The principal of each term loan must be repaid in equal monthly installments beginning April 1, 2022 (or October 1, 2022, if GreenLight borrows any of the remaining $5.0 million), with a scheduled final maturity date of September 1, 2024. On the earlier of the scheduled final maturity date and the prepayment in full of the term loans, the Company must pay a final payment fee equal to 4.0% of the original principal amount of the term loans. GreenLight may prepay the term loans in increments of $5.0 million and without premium or penalty, other than a premium equal to (i) with respect to any prepayment made on or before September 22, 2022, 3% of the principal so prepaid, (ii) with respect to any prepayment made after September 22, 2022 and on or before September 22, 2023, 2% of the principal so prepaid and (iii) with respect to any prepayment made after September 22, 2023 and on or before September 1, 2024, 1% of the principal so prepaid. GreenLight granted a first-priority, perfected security interest in substantially all of its present and future personal property and assets, excluding intellectual property, to secure its obligations to SVB.

The debt was recorded based on proceeds received net of related debt issuance costs of approximately $0.3 million. The debt issuance costs include the fair value of approximately $0.2 million for the 51,724 shares of common warrants the Company previously issued in conjunction with this financing. No additional common warrants were issued in conjunction with this financing. Total debt issuance costs of approximately $0.4 million is being amortized over the term of the financing agreement.

GREENLIGHT BIOSCIENCES, INC.

Notes to Consolidated Financial Statements

Equipment Financing

On March 29, 2021, the Company entered into a master equipment financing agreement with Trinity Capital (Trinity) authorizing equipment financing in the aggregate of approximately $11.3 million with advances to be made as follows: (1) up to $5.0 million at execution of the agreement and (2) the remaining balance to be drawn at Company’s option but no later than September 1, 2021. The monthly payment factors are determined by Trinity based on the Prime Rate reported in The Wall Street Journal on the first day of the month in which a financing schedule is executed, which as of the effective date of the equipment financing agreement was 3.25%. The effective interest rate on the advances ranged from 13.2% to 16.3% as of December 31, 2021. As of December 31, 2021, the Company has drawn the entire $11.3 million on multiple advances, which is repayable over a 36-month period that commenced on the advance date. The carrying value of the assets subject to a lien under this financing arrangement is approximately $13.3 million.

The debt was recorded based on proceeds received net of related debt issuance costs of approximately $0.4 million, which are being amortized over the term of the financing agreement. The debt issuance costs include the fair value of approximately $0.1 million for the 219,839 common stock warrants the Company issued in conjunction with this financing.

Convertible Notes

In April and May 2020, GLPRI issued a series of convertible notes payable in exchange for cash totaling approximately $16.8 million (the “2020 Notes”). The Company guaranteed payment and performance of the 2020 Notes. The 2020 Notes bear interest at 5% per annum that is accrued each period and is payable at maturity. The effective interest rate was 5.4% as of December 31, 2021. The total amount of accrued interest on the notes is approximately $0.6 million and $1.4 million as of December 31, 2020 and 2021, respectively. The 2020 Notes mature two years after their respective issuance dates. The 2020 Notes are only pre-payable with the consent of the holders. GLPRI is required to settle the total outstanding principal together with any accrued but unpaid interest on the maturity date.

The 2020 Notes provide the option to convert the outstanding principal, plus accrued and unpaid interest, into shares of the Company’s Series D Preferred Stock (on or after the date of the Series D Preferred Stock financing) or the right to receive royalties on future sales of certain of GLPRI’s products.

In conjunction with entering into the 2020 Note agreements, each holder entered into a side letter agreement (the “Side Letter”) with GreenLight and GLPRI, which gives the holder the right to convert the 2020 Notes into shares of Series D Preferred Stock at a discounted conversion price (85% of the price per share of the Series D Preferred Stock) in the event that the Series D financing is deemed an inside round. This discount did not apply as the Series D financing was determined not to be an inside round. At issuance, the Company concluded that the fair value of the discount feature was de minimis.

The 2020 Notes include the following conversion and redemption features:

•

From the date of the initial closing of the then-next equity financing of the Company (the “Series D Financing”) until maturity, conversion at the option of the holder into Series D Preferred Stock (based upon the original issue price of the Series D Preferred Stock) or the right to receive certain royalty payments over a 15-year period, commencing on the conversion date (such royalty payment being equal to the net sales of specified GLPRI products multiplied by the adjusted royalty rate, such royalty payment not to exceed the net profit in any quarter).

•

Upon the occurrence of certain contingent events after the Company’s Series D Financing and before maturity, automatic conversion into Series D Preferred Stock (based upon the original issue price of the Series D Preferred Stock).

GREENLIGHT BIOSCIENCES, INC.

Notes to Consolidated Financial Statements

•

Automatic redemption upon an event of default, as defined in the 2020 Notes. Upon the occurrence of an event of default, the 2020 Notes will either automatically become due and payable or can become due and payable at the holder’s option (based on the nature of the event of default). Upon such acceleration, all outstanding principal (with no penalty) and unpaid accrued interest will become payable.

The Company assessed the embedded features within the 2020 Notes and determined that the features do not meet the definition of a derivative or were clearly and closely related to the host contract, and thus did not require separate accounting. In addition, the optional redemption feature to receive royalty payments is subject to a scope exception from derivative accounting.

The 2020 Notes were recorded based on proceeds received and were recorded net of related debt issuance costs of approximately $0.1 million, which are being amortized to interest expense using the effective interest rate method over the term of the notes.

In August 2021, the 2020 Notes were amended and restated to make the Company the sole obligor under the 2020 Notes and to remove the right to receive royalties on future sales of certain products.

Loan Interest Expense and Amortization

The Company’s total interest expense was approximately $1.0 million and $2.4 million for the year ended December 31, 2020 and 2021, respectively. The following summarizes the components of total interest expense:

	December 31,
	2020	2021
Interest paid or accrued	$440	$2,253
Non-cash amortization of debt discount and deferred financing cost	588	166

Total	$1,028	$2,419

Scheduled future principal payments on total outstanding debt, as of December 31, 2021, are as follows:

December 31,
2022	$37,176
2023	13,916
2024	11,972
2025 and thereafter	2,657

Total	$65,721

11.	WARRANTS

Preferred Stock Warrants Classified as Liabilities

The Company has outstanding warrants to purchase shares of Series A-1, A-2, and A-3 Preferred Stock. These warrants are recognized as liabilities on the consolidated balance sheets and were measured at their inception date fair value and subsequently remeasured at each reporting period with changes recorded as a

GREENLIGHT BIOSCIENCES, INC.

Notes to Consolidated Financial Statements

component of other income in the Company’s consolidated statement of operations. Preferred stock warrants classified as liabilities consisted of the following as of December 31, 2020, and 2021:

	AS OF DECEMBER 31, 2020
Warrant Class	Shares	Fair Value	Issuance Date	Exercise Price	Expiration Date
Series A-1	58,127	$75	December 31, 2011	$0.15	The earlier of January 17, 2022 or a deemed liquidation or IPO

Series A-2	24,510	21	August 26, 2014	$1.53	The earlier of August 25, 2024 or the date of a qualifying acquisition

Series A-3	18,174	29	December 18, 2015	$0.23	The earlier of December 18, 2025 or a deemed liquidation or IPO

Total	100,811	$125

	AS OF DECEMBER 31, 2021
Warrant Class	Shares	Fair Value	Issuance Date	Exercise Price	Expiration Date
Series A-1	37,820	$228	December 31, 2011	$0.15	The earlier of January 17, 2022 or a deemed liquidation or IPO

Series A-2	24,510	138	August 26, 2014	$1.53	The earlier of August 25, 2024 or the date of a qualifying acquisition

Series A-3	18,174	110	December 18, 2015	$0.23	The earlier of December 18, 2025 or a deemed liquidation or IPO

Total	80,504	$476

The Company estimated the fair value of the warrants as of December 31, 2020, and 2021 using the Black-Scholes option-pricing model with the following assumptions:

	As of December 31, 2020
Valuation Assumptions	Series A-1	Series A-2	Series A-3
Fair value of underlying series of preferred stock	$1.45	$1.54	$1.76
Risk free interest rate	0.10%	0.27%	0.36%
Expected volatility	88.4%	78.5%	82.4%
Estimated time (in years)	1.05	3.65	4.97

	As of December 31, 2021
Valuation Assumptions	Series A-1	Series A-2	Series A-3
Fair value of underlying series of preferred stock	$6.12	$6.13	$6.16
Risk free interest rate	0.06%	0.97%	1.12%
Expected volatility	87.6%	85.5%	84.9%
Estimated time (in years)	0.05	2.65	3.97

GREENLIGHT BIOSCIENCES, INC.

Notes to Consolidated Financial Statements

Preferred Stock Warrant Classified as Equity

In connection with the July 2020 issuance of Series D convertible Preferred Stock, a warrant to purchase shares of Series D Preferred Stock was issued. The holder of the warrant is entitled to purchase 874,130 shares of the Company’s Series D Preferred Stock at an exercise price of $1.8118 per share.

The warrant was determined to represent compensation for services provided by the holder and was accounted for under ASC 718. The warrants were issued to the holder in relation to its role in assisting the Company with identifying the lead investor for the financing round. The warrant meets the requirements for equity classification under ASC 718 and should be measured at cost, which was determined to be equal to its grant date fair value of approximately $0.4 million. As the services related to its issuance were completed during 2020, the Company recognized the cost of the warrant during the year ended December 31, 2020. As the warrant was determined to be a direct and incremental cost of the Series D financing, the cost of the warrant was recorded as a stock issuance cost.

	Preferred Stock Warrant classified as Equity
Warrant Class	Shares	Issuance Date	Exercise Price per Share	Expiration Date
Series D preferred stock	874,130	July 24, 2020	$1.8118	The earlier of July 24, 2025 or the date of a qualifying acquisition or IPO

Common Stock Warrant classified as Liability

In connection with the equipment financing in March 2021, the Company issued a warrant to purchase 219,839 shares of the Company’s common stock at an exercise price of $0.82 per share.

The warrant was determined to represent additional consideration provided to the lender at the closing of the financing agreement and thus considered a component of the financing transaction, and therefore was accounted for under ASC 480. The warrant meets the requirements for liability classification under ASC 480 and should be measured at cost at its inception date fair value and subsequently remeasured at the end of each reporting period, with changes recorded as a component of other income in the Company’s consolidated statement of operations.

Warrant Class	Shares	Fair Value	Issuance Date	Exercise Price	Expiration Date
Common stock	219,839	$1,188	March 29, 2021	$0.82	The earlier of March 29, 2031 or the date of a qualifying acquisition

The warrant’s fair value upon issuance and as of December 31 2021 was estimated to be approximately $0.1 million and $1.2 million, respectively, and was measured using a Black-Scholes option-pricing model with the following assumptions:

Valuation Assumptions	At Issuance (as of March 29, 2021)	As of December 31, 2021
Fair value of common stock	$0.82	$5.89
Risk free interest rate	1.73%	1.52%
Expected volatility	72.10%	63.30%
Expected term (in years)	10.00	9.25

GREENLIGHT BIOSCIENCES, INC.

Notes to Consolidated Financial Statements

In connection with Loan Agreement the Company entered into with Horizon Technology Finance Corporation and Powerscourt Investments XXV, LP in December 2021, the Company committed to issue the lender a warrant to purchase shares of the Company’s common stock which was issued subsequent to year-end. The Company valued the commitment to issue warrants using the Black-Scholes option pricing model adjusted based on probability of issuance as of year-end and determined the fair value to be $0.5 million as of December 31, 2021. The significant inputs used to determine fair value are 1.5% risk free interest rate, 59.6% annualized volatility, 10 year term and $5.26 strike price.

Common Stock Warrant classified as Equity

In connection with the Loan Agreement the Company entered into with Silicon Valley Bank in June 2016, the Company issued the bank a warrant to purchase 40,000 shares of the Company’s common stock at an exercise price per share of $0.22 (the “Common Warrant”). The Common Warrant will be exercisable for ten years from the date of issuance. The Common Warrant was determined to represent additional consideration for services provided by the lender, rather than a component of the financing transaction, and therefore was accounted for under ASC 718. The Common Warrant meets the requirements for equity classification under ASC 718 and is measured at cost, which was determined to be equal to its grant date fair value of approximately $5 thousand.

In connection with the term loan obtained in September 2021 from SVB, the Company authorized a warrant to SVB to purchase up to 51,724 shares of the Company’s common stock at an exercise price per share of $1.74 (the “2021 Common Warrant”). As of December 31, 2021, the warrant is exercisable for up to 34,483 shares of common stock. The 2021 Common Warrant is classified as a component of permanent equity because it is a freestanding financial instrument that is legally detachable and separately exercisable from the debt instrument with which it was issued, is immediately exercisable, does not embody an obligation for the Company to repurchase its shares, and permits the holder to receive a fixed number of shares of common stock upon exercise. The Company valued the 2021 Common Warrant at issuance using the Black-Scholes option pricing model and determined the fair value of the 2021 Common Warrant to be approximately $0.2 million.

Common stock warrant classified as a component of permanent equity consisted of the following at December 31, 2021:

As of December 31, 2021
Warrant Class	Shares	Issuance Date	Exercise Price per Share	Expiration Date
Common stock warrant	40,000	June 14, 2016	$0.22	The earlier of June 13, 2026 or the date of a qualifying acquisition

Common stock warrant	51,724	September 22, 2021	$1.74	The earlier of September 21, 2031 or the date of a qualifying acquisition

Total	91,724

During the years ended December 31, 2020 and 2021 there were no exercises of existing common stock warrants.

GREENLIGHT BIOSCIENCES, INC.

Notes to Consolidated Financial Statements

12.	REDEEMABLE CONVERTIBLE PREFERRED STOCK

The Company has issued Series A-1 redeemable convertible Preferred Stock (the “Series A-1 Preferred Stock”), Series A-2 redeemable convertible Preferred Stock (the “Series A-2 Preferred Stock”), Series A-3 redeemable convertible Preferred Stock (the “Series A-3 Preferred Stock” and together with the Series A-1 Preferred Stock and the Series A-2 Preferred Stock, the “Series A Preferred Stock”), Series B redeemable convertible Preferred Stock (the “Series B Preferred Stock”), Series C redeemable convertible Preferred Stock (the “Series C Preferred Stock”) and Series D redeemable convertible Preferred Stock (the “Series D Preferred Stock”), all of which are collectively referred to as the “Preferred Stock.”

Series D Preferred Stock — In June 2020, the Company issued and sold 56,601,159 shares of Series D Preferred Stock at a price of $1.8118 per share. In July 2020, the Company issued and sold an additional 3,583,173 shares of Series D Preferred Stock at a price of $1.8118 per share, resulting in aggregate gross cash proceeds of approximately $109.0 million. Issuance costs associated with the Series D Preferred Stock closings were approximately $0.5 million, of which $0.4 million represents non-cash stock issuance costs associated with the Series D warrants discussed in Note 11.

GREENLIGHT BIOSCIENCES, INC.

Notes to Consolidated Financial Statements

Authorized Shares

At December 31, 2020 and 2021, the Company was authorized to issue 145,948,944 shares of redeemable convertible preferred stock with a par value of $0.001 per share (“Preferred Stock”). The following table summarizes details of Preferred Stock authorized, issued and outstanding as of December 31, 2020 and 2021:

	Years Ended December 31,
Redeemable Convertible Preferred Stock Classes	2020	2021
Series A-1 redeemable convertible preferred stock, $0.001 par value, 2,865,698 shares authorized, 2,807,571 shares issued and outstanding as of December 31, 2020 and 2,827,878 shares issued and outstanding as of December 31, 2021 Liquidation preference of $6,079 and $6,334 at December 31, 2020 and December 31, 2021, respectively	$4,411	$4,414
Series A-2 redeemable convertible preferred stock, $0.001 par value, 7,018,203 shares authorized, 6,993,693 shares issued and outstanding as of December 31, 2020 and December 31, 2021 Liquidation preference of $18,224 and $19,138 at December 31, 2020 and December 31, 2021, respectively	11,438	11,438
Series A-3 redeemable convertible preferred stock, $0.001 par value, 8,647,679 shares authorized 8,629,505 shares issued and outstanding as of December 31, 2020 and December 31, 2021 Liquidation preference of $28,952 and $30,544 at December 31, 2020 and December 31, 2021, respectively	19,917	19,917
Series B redeemable convertible preferred stock, $0.001 par value, 21,245,353 shares authorized, issued and outstanding as of December 31, 2020 and December 31, 2021 Liquidation preference of $22,567 and $24,017 at December 31, 2020 and December 31, 2021, respectively	18,671	18,671
Series C redeemable convertible preferred stock, $0.001 par value, 35,152,184 shares authorized, 35,092,183 shares issued and outstanding as of December 31, 2020 and December 31, 2021 Liquidation preference of $65,014 and $69,595 at December 31, 2020 and December 31, 2021, respectively	55,851	55,851
Series D redeemable convertible preferred stock, $0.001 par value, 71,019,827 shares authorized, 60,184,332 shares issued and outstanding and as of December 31, 2020 and December 31, 2021 Liquidation preference of $113,736 and $122,459 at December 31, 2020 and December 31, 2021, respectively	108,499	108,499

Total	$218,787	$218,790

GREENLIGHT BIOSCIENCES, INC.

Notes to Consolidated Financial Statements

Voting Rights

The holders of each share of Preferred Stock (“Preferred Stockholders”) generally have the right to one vote for each share of common stock into which such Preferred Stock could then convert. On matters on which the holders of shares of a particular series of Preferred Stock have the right to vote separately as a single class, such holders have the right to one vote per share of Preferred Stock of that particular series.

Conversion

Each share of Preferred Stock is convertible into common stock at any time at the option of the holder. Each share will be converted into such number of shares of common stock as is determined by dividing the applicable original issuance price by the applicable conversion price in effect at the time of the conversion. The conversion price is subject to adjustment upon the happening of specified events, including the issuance or deemed issuance of certain additional shares of common stock, stock splits and combinations, dividends, distributions, mergers and reorganizations. The original issuances prices of the shares of Series A-1, Series A-2, Series A-3, Series B, Series C and Series D Preferred Stock are $1.5300, $1.645, $2.3185, $0.8565, $1.5946 and $1.8118 per share, respectively. As of December 31, 2020 and 2021, the Series A-1, Series A-2, Series A-3, Series B, Series C, and Series D conversion prices are $1.2100, $1.2700, $1.6300, $0.8565, $1.5946, and $1.8118 per share, respectively. As such, the shares of Preferred Stock convert on a one-for-one basis, except that the shares of Series A-1, Series A-2 and Series A-3 Preferred Stock convert at the rates of approximately 1.26446, 1.29528 and 1.42239 shares of common stock, respectively, per share of Preferred Stock.

Conversion is mandatory at the earlier of the closing of a firm commitment underwritten public offering of the Company’s common stock at a price of at least $5.4354 per share and with net proceeds to the Company of at least $75.0 million or at the election of the holders of a majority of the outstanding shares of Series D Preferred Stock.

Dividends

The holders of Series A-1 Preferred Stock are entitled to receive cumulative dividends that accrue at an annual rate of approximately 5%. The holders of Series A-2, Series A-3, Series B, Series C and Series D Preferred Stock are entitled to receive cumulative dividends that accrue at an annual rate of approximately 8%. Dividends are payable only when, as and if declared by the Board of Directors. In the event the Company declares, pays, or sets aside any dividends on shares of any class of capital stock of the Company, other than dividends on shares of common stock payable in shares of common stock, the holders of Preferred Stock will be entitled to receive, before or at the same time as such dividends, a dividend on each outstanding share of Preferred Stock in the amount of the accruing dividends unpaid as of such date as well as a comparable dividend on an as-converted basis. As of December 31, 2020, and 2021, no dividends had been declared.

Redemption

The Company’s Preferred Stock may only be redeemed upon a deemed liquidation event as described in the Company’s certificate of incorporation. Upon redemption, holders of shares of Preferred Stock of a particular series are entitled to receive a redemption amount equal to the original issue price of the shares of that series, plus any accrued but unpaid dividends and any declared but unpaid dividends for the shares of that series, subject to the terms summarized in the “Liquidation Preference” section below.

Liquidation Preference

In the event of any liquidation, dissolution or winding up of the Company, the holders of shares of Preferred Stock of a particular series are entitled to receive an amount per share equal to the greater of (i) the original

GREENLIGHT BIOSCIENCES, INC.

Notes to Consolidated Financial Statements

issuance price of the shares of Preferred Stock of that series, plus any accruing dividends that are unpaid, whether or not declared, plus any other dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had such shares of Preferred Stock been converted into common stock. Such liquidating distributions are payable first, to the holders of shares of Series D Preferred Stock, second, to the holders of shares of Series C Preferred Stock and Series B Preferred Stock on a pari passu basis, third, to the holders of shares of Series A Preferred Stock on a pari passu basis, and finally, to the holders of shares of common stock. If insufficient assets and funds are available to permit payment of the full amount of the applicable liquidation preference payable to the holders of any series of Preferred Stock (or group of series payable on a pari passu basis), then all available assets and funds will be distributed to the holders of such series (or group of series) on a pro rata basis, taking into account the order of priority set forth in the previous sentence.

After payment in full to the Preferred Stockholders, the holders of common stock are entitled to receive the remaining assets of the Company available for distribution on a pro rata basis based on the number of shares held.

13.	COMMON STOCK

The Company was authorized to issue 191,500,000 shares of $0.001 par value common stock as of December 31, 2020 and 2021.

The voting, dividend, and liquidation rights of the holders of the Company’s common stock are subject to and qualified by the rights, powers, and preferences of the holders of the Preferred Stock set forth above.

Each share of common stock generally entitles the holder to one vote, together with the holders of Preferred Stock, on all matters submitted to the stockholders for a vote. As of December 31, 2020 and 2021, no cash dividends have been declared or paid.

As of December 31, 2021, the Company has reserved the following shares of common stock for potential conversion of outstanding Preferred Stock, potential conversion of convertible debt and PIPE Notes with accrued interest through the applicable year-end, into Series D Preferred Stock, the vesting of restricted stock and exercise of stock options and preferred and common stock warrants:

As of December 31, 2021
Redeemable convertible preferred stock	141,430,910
Convertible debt with accrued interest	10,042,251
Options to purchase common stock	29,752,443
Preferred stock warrants	954,634
Common stock warrants	311,563

Total	182,491,801

14.	STOCK-BASED COMPENSATION

2012 Stock Incentive Plan

The Company adopted the 2012 Stock Incentive Plan (the “Plan”) in April 2012 for the issuance of stock options and other stock-based awards to employees, consultants, officers, and directors. As of December 31, 2020 and 2021, the maximum number of shares of Common Stock issuable under the Plan is 30,555,461. There were 7,592,252 and 2,556,608 shares of common stock available for future grants under the Plan as of December 31, 2020 and 2021, respectively.

GREENLIGHT BIOSCIENCES, INC.

Notes to Consolidated Financial Statements

The Plan is administered by the Company’s board of directors (the “Board”). The exercise prices, vesting and other restrictions are determined at the discretion of the Board, except that the exercise price per share of incentive stock options may not be less than 100% of the fair market value of the common stock on the date of grant. Stock options awarded under the Plan expire ten years after the grant date unless the Board sets a shorter term. Vesting periods for awards under the plans are determined at the discretion of the Board. Incentive stock options granted to employees and non-statutory options and restricted stock awards granted to employees, officers, members of the Board, advisors, and consultants of the Company typically vest over four or five years.

The fair value of stock option awards is estimated on the grant date using the Black-Scholes option pricing model with the following assumptions:

	Years Ended December 31,
	2020	2021
Fair value of underlying common stock	$ 0.46 - $ 0.65	$ 0.82 - $ 5.89
Weighted average risk-free interest rate	0.27% - 1.55%	0.48% - 1.42%
Expected term (in years)	5 - 6	6
Expected volatility	69.5% -70.4%	56.3% - 68.9%
Expected dividend yield	0.00%	0.00%

The following table summarizes the activity of the Company’s stock options under the Plan for the year ended December 31, 2021:

			AVERAGE	AGGREGATE
		WEIGHTED-	REMAINING	INTRINSIC
		AVERAGE	CONTRACTUAL	VALUE
	SHARES	EXERCISE PRICE	TERM (in years)	(in thousands)
Outstanding at December 31, 2020	22,538,570	$0.41	8.5	$9,170
Granted	5,725,888	2.13	—	—
Exercised	(380,149)	0.38		2,096
Cancelled or forfeited	(688,474)	1.07		—

Outstanding at December 31, 2021	27,195,835	$0.76	8.0	$139,505

Vested and expected to vest at December 31, 2021	27,195,835	$0.76	8.0	$139,505
Exercisable at December 31, 2021	11,191,724	$0.34	6.9	$62,157

The weighted-average grant date fair value of stock options granted during the years ended December 31, 2020, and 2021 was $0.40 per share and $1.28 per share, respectively. As of December 31, 2021, total unrecognized compensation expense related to stock options totaled approximately $9.4 million, which is expected to be recognized over a weighted-average period of 2.9 years.

The aggregate intrinsic value of common stock options is calculated as the difference between the exercise price of the stock options and the fair value of the Company’s common stock for those stock options that had exercise prices lower than the fair value of the Company’s common stock. The intrinsic value of options exercised in 2020 and 2021, was approximately $0.1 million and $2.1 million, respectively.

GREENLIGHT BIOSCIENCES, INC.

Notes to Consolidated Financial Statements

Restricted Stock

The fair value of each restricted common stock award is estimated on the date of grant based on the fair value of the Company’s common stock on that same date. Since 2018, the Company has issued 131,925 shares of restricted common stock to independent members of the Board of Directors, members of the Scientific Advisory Board and certain scientific founders, having a fair value of approximately $84 thousand, and subject to vesting over periods of 2 to 4 years.

A summary of the Company’s restricted stock activity during the years ended December 31, 2020, and 2021 is presented below:

	SHARES	WEIGHTED AVERAGE GRANT DATE FAIR VALUE
Unvested shares as of December 31, 2020	37,465	$0.37
Vested	(31,109)	0.54

Unvested shares as of December 31, 2021	6,356	$0.76

The total fair value of restricted stock that vested during the year ended December 31, 2020 and 2021 was approximately $11 thousand and $25 thousand, respectively.

Stock-Based Compensation Expense

Stock-based compensation expense recorded as research and development and general and administrative expenses, for employees, directors and non-employees during the years ended December 31, 2020 and 2021 is as follows:

	Years Ended December 31,
	2020	2021
Research and development	$306	$1,018
General and administrative	353	973

Total stock-based compensation expense	$659	$1,991

The Company expects to recognize additional stock-based compensation expense associated with 439,678 shares subject to GreenLight options that vest based on both a liquidity and a service condition. At the date of grant in 2020, achievement of the conditions in the performance-based award was deemed not probable and, accordingly, the grant date fair value of the award was zero based upon the probable outcome of such conditions. The liquidity condition is satisfied upon the occurrence of certain events, including a merger or acquisition or other business combination transaction involving the Company and a publicly traded special purpose acquisition company or other similar entity and, as a result, the liquidity condition for certain of GreenLight’s options will be satisfied upon the completion of the Business Combination. Assuming achievement of the highest level of performance, the performance-based award would have had a grant date fair value of $0.2 million. In December 2021, the Company’s Board of Directors voted to extend the length of time to allow for the performance vesting to occur by March 31, 2022. The fair value of the award, as modified, was $2.1 million as of the modification date. Upon closing of the Business Combination, the Company expects to recognize approximately $1.4 million of incremental stock-based compensation expense associated with these options, and the remainder will be recognized over the remaining service period. As of December 31, 2021, the performance condition has not yet been achieved, and 439,678 shares subject to performance-based options were not vested.

GREENLIGHT BIOSCIENCES, INC.

Notes to Consolidated Financial Statements

16.	NET LOSS PER SHARE

The following table summarizes the computation of basic and diluted net loss per share attributable to common stockholders of the Company:

	Years Ended December 31,
	2020	2021
Net loss	$(53,251)	$(112,310)
Numerator:
Less: Accruals of dividends of preferred stock	(13,445)	(17,453)

Net loss available to common stockholders	$(66,696)	$(129,763)

Denominator:
Weighted-average common stock outstanding	3,211,968	3,382,860

Net loss per share, basic and diluted	$(20.76)	$(38.36)

The Company’s potential dilutive securities include redeemable convertible preferred stock, unvested restricted stock, common stock options and common and preferred stock warrants that will convert to common stock. The Company excluded the following potential common stock, presented based on amounts outstanding at period end, from the computation of diluted net loss per share attributable to common stockholders because including them would have had an anti-dilutive effect:

	As of December 31,
	2020	2021
Redeemable convertible preferred stock	141,405,233	141,430,910
Convertible debt with accrued interest	9,583,023	10,042,251
Unvested restricted stock	37,465	6,356
Options to purchase common stock	22,538,570	27,195,835
Preferred stock warrants	131,096	954,634
Common stock warrants	40,000	311,563

Total	173,735,387	179,941,549

17.	INCOME TAXES

As the Company generated net operating losses (“NOLs”) during 2020 and 2021, has generated historical NOLs, and is forecasting to continue to generate NOLs, the Company did not record a provision for or benefit from income taxes for the years ended December 31, 2020, and 2021.

GREENLIGHT BIOSCIENCES, INC.

Notes to Consolidated Financial Statements

A reconciliation of the Company’s effective tax rate to the statutory federal income tax rate is as follows for the years ended December 31, 2020, and 2021:

	Years Ended December 31,
	2020	2021
Federal income tax (benefit)/expense at statutory rate	21.0%	21.0%
State income tax benefit	5.4%	6.9%
Permanent items	-0.2%	-0.5%
Change in Valuation Allowance	-29.3%	-30.6%
Federal R&D Tax Credits	3.1%	3.0%
Other	0.0%	0.2%

Effective income tax rate	0.0%	0.0%

Deferred tax assets and liabilities reflect the net tax effects of NOLs and tax credit carryforwards and temporary differences between the carrying amount of assets and liabilities for financial reporting and the amounts used for tax purposes. Significant components of the Company’s deferred tax assets and liabilities as of December 31, 2020, and 2021 were as follows:

	Years Ended December 31,
	2020	2021
Deferred tax assets:
Federal net operating loss carryforwards	$26,464	$48,956
State net operating loss carryforwards	6,542	12,477
Tax credits	4,059	8,736
Stock based compensation	89	233
Capitalized research and development expenses	4,398	3,649
Accruals and other	763	1,482

Total deferred tax assets	42,315	75,533
Valuation allowance	(39,965)	(74,340)

Total deferred tax assets	$2,350	$1,193

Deferred tax liabilities:
Depreciation and amortization	$(2,350)	$(1,193)

Total deferred tax liabilities	$(2,350)	$(1,193)

Total net deferred tax assets (liability)	$—	$—

As of December 31, 2021, the Company had federal NOL carryforwards of $232,116 and state NOL carryforwards of approximately $197,424, which are available to reduce future taxable income. The Company also had federal tax credits of $7,485 as of December 31, 2021. The federal NOLs generated before 2018 of approximately $27,104 will expire at various dates through 2037, and NOL carryforwards generated after 2017 of approximately $205,012 have an indefinite carryforward period. The state NOLs and tax credit carryforwards will expire at various dates through 2040.

After consideration of all the evidence, both positive and negative, the Company has recorded a valuation allowance against its deferred tax assets at December 31, 2020, and 2021 because the Company’s management has determined that it is more likely than not that these assets will not be fully realized.

GREENLIGHT BIOSCIENCES, INC.

Notes to Consolidated Financial Statements

Utilization of the NOL carryforwards and research and development tax credit carryforwards may be subject to a substantial annual limitation under Section 382 of the Internal Revenue Code of 1986 due to ownership changes that have occurred previously or that could occur in the future. These ownership changes may limit the amount of NOL and research and development credit carryforwards that can be utilized annually to offset future taxable income and tax, respectively. The Company has not completed an evaluation of ownership changes through December 31, 2021, to assess whether utilization of the Company’s NOL or research and development credit carryforwards would be subject to an annual limitation under Section 382. To the extent an ownership change occurs in the future, the NOL and credit carryforwards would be subject to limitation.

The Company has generated federal and state research and development credits but has not conducted a study to document the qualified activity. This study may result in an adjustment to the Company’s research and development credit carryforwards; however, until a study is completed, and any adjustment is known, no amounts are being presented as an uncertain tax position. A full valuation allowance has been provided against the Company’s research and development credits and, if an adjustment is required, this adjustment would be offset by an adjustment to the deferred tax asset established for the research and development credit carryforwards and the valuation allowance.

As of December 31, 2020, and 2021, the Company had not recorded any uncertain tax provisions. The Company files income tax returns in the U.S. federal and various state jurisdictions. The federal and state income tax returns are generally subject to examinations for the tax years ended December 31, 2018, through December 31, 2021. To the extent the Company has tax attribute carryforwards, the tax years in which the attribute was generated may still be adjusted upon examination by the Internal Revenue Service or state tax authorities to the extent utilized in a future period. There are currently no federal or state audits in process.

18.	COMMITMENTS AND CONTINGENCIES

Operating Leases

On May 15, 2009, the Company entered into an operating lease in Medford, Massachusetts, for office and laboratory space that comprises the headquarters. On August 15, 2020, the Company entered into an expansion and extension of its lease effective from August 15, 2020, through the lease term end date of February 14, 2024, unless otherwise extended.

On January 15, 2019, the Company entered into an operating lease for office, laboratory, and greenhouse facilities in Research Triangle Park, North Carolina. The Company has occupied the greenhouse space since January 2019 and the office and laboratory space since January 2020. The lease term is for 84 months from the first day of the first full month following the commencement of the office and laboratory space occupation. The initial lease term expires in December 2026. The Company has the option to extend the lease for an additional five-year term. The lease agreement provided for a base tenant improvement allowance of approximately $0.5 million and an additional tenant improvement allowance of $1.0 million to finance a portion of the capital improvements of the facility. The additional tenant improvement allowance paid for by the landlord is repayable along with the monthly base rent at 9% interest over the lease term. As of December 31, 2021, approximately $0.8 million of the additional tenant improvement allowance was recorded in other liabilities. The Company is required to pay for any additional tenant improvement costs.

On January 1, 2020, the Company entered into an operating lease for its manufacturing facility in Rochester, New York, for an initial term of 63 months, expiring on March 31, 2025. The Company has the option to extend the lease for up to two additional terms of five years each. The lease agreement provided for a base tenant improvement allowance of approximately $17 thousand and an additional tenant improvement allowance of

GREENLIGHT BIOSCIENCES, INC.

Notes to Consolidated Financial Statements

approximately $0.3 million to finance a portion of the capital improvements of the facility. The additional tenant improvement allowance paid for by the landlord is repayable along with the monthly base rent at 10% interest over 60 months. The Company is required to pay for any additional tenant improvement costs.

On October 28, 2020, the Company entered into a license and services agreement for an on-demand cleanroom in Burlington, Massachusetts for its pre-clinical and early phase clinical material manufacturing. The license is for a 24-month period and the clean rooms are expected to be available starting the third quarter of 2021.

On November 15, 2020, the Company entered into an operating lease with its landlord for additional lab space in Woburn, Massachusetts. On January 11, 2021, the Company entered into an expansion of its Woburn lab space lease effective from March 1, 2021, that was amended on March 22, 2021, and further amended on April 14, 2021, for additional space effective from April 1, 2021, and June 1, 2021, respectively. The lease term has an end date of February 14, 2024.

On February 22, 2021, the Company entered into a sublease agreement for additional lab space in Medford, Massachusetts. The initial term of the lease is 48 months, expiring on February 28, 2025, unless otherwise extended.

On June 23, 2021, the Company entered into an operating lease agreement for additional office space in Medford, Massachusetts. The initial term of the lease is 44 months, expiring on February 28, 2025, unless otherwise extended.

On September 30, 2021, the Company entered into a lease for new laboratory, office and greenhouse space in Research Triangle Park, North Carolina, with an anticipated commencement date in January of 2022. The lease term expires in July 2033, unless extended. The base rent for this lease is approximately $2.3 million per year, subject to a 3% increase each year.

On November 1, 2021, the Company entered into an operating lease for additional laboratory and office space in Rochester, New York. The initial term of the lease is 51 months, expiring on March 31, 2026, unless otherwise extended. Base rent for this lease is approximately $0.1 million per year with annual escalations for cost-of-living adjustments.

Rent expense is recognized on a straight-line basis over the lease term. Total rent expense in the consolidated statements of operations for the operating leases was approximately $2.1 million and $5.1 million for the years ended December 31, 2020 and 2021, respectively.

A summary of the Company’s future minimum lease payments under noncancelable operating leases, excluding tenant improvement payables, as of December 31, 2021, is as follows:

FOR THE YEARS ENDED DECEMBER 31,
2022	$7,841
2023	7,257
2024	2,549
2025	1,450
2026	1,242
Thereafter	5,359

Total	$25,698

GREENLIGHT BIOSCIENCES, INC.

Notes to Consolidated Financial Statements

Capital lease obligation

The Company acquired certain equipment with a value of approximately $0.9 million and $0 under capital lease arrangements during the years ended December 31, 2020 and 2021, respectively. Amortization of assets held under capital leases is included in depreciation expense. The Company leases certain laboratory equipment under capital lease agreements with fixed payments due through December 2023. Capital lease obligations are recorded as long-term debt on the Company’s consolidated balance sheet as of December 31, 2020 and 2021.

Future minimum lease payments under the capital lease agreements as of December 31, 2021, together with the present value of the minimum lease payments are as follows:

FOR THE YEARS ENDED DECEMBER 31,
2022	$779
2023	330
Thereafter	—

Total minimum lease payments	$1,109
Less: amount representing interest	(117)

Present value of obligations under capital leases	$992

Current portion of capital lease obligations	$672

Capital lease obligations, long-term	$320

Legal proceedings

Legal claims may arise from time to time in the normal course of business. There are no such claims as of December 31, 2020 and 2021, that are expected to have a material effect on the Company’s consolidated financial statements.

Other funding commitments

In November 2021, the Company entered into a manufacturing and development contract service agreement with a contract development and manufacturing organization for the Company’s mRNA COVID-19 vaccine. Based on the Company’s minimum purchase commitments, the Company expects to pay the organization a minimum of approximately $11.5 million in service fees under the agreement, excluding the cost of raw materials. Based on the current schedule, the Company expects to incur the majority of these expenses in 2022 and a portion in the first quarter of 2023.

19.	Defined Contribution Plan

The GreenLight Biosciences 401(k) Retirement Plan is a defined contribution plan in the form of a qualified 401(k) plan in which substantially all employees are eligible to participate upon employment. Subject to certain IRS limits, eligible employees may elect to contribute from 1% to 100% of their compensation. Company contributions to the plan are at the sole discretion of the Company. During the year ended December 31, 2021, the Company did not provide any matching contribution to employees.

GREENLIGHT BIOSCIENCES, INC.

Notes to Consolidated Financial Statements

20.	SUBSEQUENT EVENTS

The Company has completed an evaluation of all subsequent events through March X, 2022, the date these consolidated financial statements were available to be issued. There were no subsequent events that require adjustments to or disclosure in the financial statements, except for those referenced below.

Business Combination

On February 2, 2022, the Company’s stockholders approved the Business Combination, by and among the company formerly known as ENVI, GreenLight Biosciences, Inc. and Honey Bee Merger Sub, Inc., pursuant to which Honey Bee Merger Sub, Inc. was merged with and into GreenLight, with GreenLight surviving the merger.

As a result of the Merger, and upon consummation of the Merger and the other transactions contemplated by the Business Combination Agreement, GreenLight became a wholly owned subsidiary of ENVI. Upon the closing of the Business Combination, the Company changed it’s name to GreenLight Biosciences Holdings, PBC (“New GreenLight”), with stockholders of GreenLight becoming stockholders of New GreenLight.

The following transactions at closing of the Merger included:

•	Merger Sub merged with and into GreenLight, with GreenLight surviving as a wholly owned subsidiary of New GreenLight;

•

each issued and outstanding share of capital stock of GreenLight converted into a number of shares of New GreenLight Common Stock equal to the product of (x) the conversion ratio applicable to such share, if any, under GreenLight’s certificate of incorporation, multiplied by (y) 0.6656, which is the quotient obtained by dividing (a) 120,000,000, by (b) the number of Fully-Diluted Shares as defined in the Business Combination Agreement;

•

each GreenLight Option converted into an option to purchase a number of shares of New GreenLight Common Stock in accordance with the terms and subject to the conditions of the Business Combination Agreement;

•

each GreenLight Warrant, to the extent outstanding and unexercised, converted into a warrant to acquire shares of New GreenLight Common Stock in accordance with the terms and subject to the conditions of the Business Combination Agreement; and

•	each share of ENVI Class A Common Stock and ENVI Class B Common Stock that was issued and outstanding immediately prior to the Merger became one share of New GreenLight Common Stock.

Collaboration Agreement

In March 2022, the Company entered into a License Agreement with Serum Institute of India Private Limited (“SIIPL”), pursuant to which the Company granted SIIPL an exclusive, sub-licensable, royalty-bearing license to use the Company’s proprietary technology platform to develop, manufacture and commercialize up to three mRNA products in all territories other than the United States, the 27 member states of the European Union, the United Kingdom, Australia, Japan, New Zealand, Canada, South Korea, China, Hong Kong, Macau, and Taiwan (the “SIIPL Territory”). The first licensed product target will be a shingles product, and SIIPL has an option to add up to two additional product targets through the end of 2024.

Pursuant to the License Agreement, SIIPL will pay the Company an upfront license fee of $5.0 million, as well as payments upon target selection and reservation of exclusivity. In addition, the Company may receive up to a total of an additional $22 million in milestone payments across all three product targets, as well as manufacturing

GREENLIGHT BIOSCIENCES, INC.

Notes to Consolidated Financial Statements

technology transfer payments. SIIPL shall pay royalty payments on the sale of products resulting from the licensed technology for the term of the License Agreement. The License Agreement shall terminate on a product-by- product and country-by-country basis on the later of the expiration of the patent rights owned by the Company or the tenth anniversary of the first commercial sale of the applicable product(s) in the applicable country.

SIIPL is responsible for the development, formulation, filling and finishing, registration and commercialization of the products in the SIIPL Territory, subject to oversight from a joint steering committee composed of representatives of the Company and SIIPL. SIIPL will use commercially reasonable efforts to develop and obtain regulatory approval for the products in the countries in the SIIPL Territory. The License Agreement includes terms customary in the industry for provisions related to sublicensing, intellectual property, and termination, and customary representations and warranties of GreenLight and SIIPL, along with certain customary covenants, including confidentiality, limitation of liability and indemnity provisions.

Operating Leases

In March 2022, the Company entered into a lease for new laboratory space in Lexington, Massachusetts, with an anticipated commencement date of April 2022. The lease term expires in May 2033. The base rent for this lease is $3.9 million per year, subject to a 3% increase each year.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of

GreenLight Biosciences Holdings, PBC:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of GreenLight Biosciences Holdings, PBC, formerly known as Environmental Impact Acquisition Corp. (the “Company”) as of December 31, 2021 and 2020 and the related consolidated statements of operations, changes in stockholders’ (deficit) equity and cash flows for the year ended December 31, 2021 and for the period from July 2, 2020 (inception) through December 31, 2020 and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the year ended December 31, 2021 and for the period from July 2, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, if the Company is unable to raise additional funds to alleviate liquidity needs, then the Company will cease all operations except for the purpose of liquidating. The liquidity condition raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

New York, New York

March 31, 2022

PCAOB ID Number 100

GREENLIGHT BIOSCIENCES HOLDINGS, PBC

CONSOLIDATED BALANCE SHEETS

	December 31, 2021	December 31, 2020
ASSETS
Current Assets
Cash	$67,496	$156,848
Prepaid expenses	462,550	—

Total Current Assets	530,046	156,848
Deferred offering costs	—	168,152
Marketable securities held in Trust Account	207,012,391	—

TOTAL ASSETS	$207,542,437	$325,000

LIABILITIES, CLASS A COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION, AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities
Accounts payable and accrued expenses	$11,702,085	$2,528
Accrued offering costs	118,569	—
Promissory note – related party	500,000	300,000

Total Current Liabilities	12,320,654	302,528
Warrant liabilities	15,885,000	—

Total Liabilities	28,205,654	302,528

Commitments and Contingencies
Class A common stock subject to possible redemption 20,700,000 and no shares at redemption value of $10.00 as of December 31, 2021 and 2020, respectively	207,000,000	—
Stockholders’ (Deficit) Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized	—	—
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 5,175,000 shares issued and outstanding as of December 31, 2021 and 2020	518	518
Additional paid-in capital	—	24,482
Accumulated deficit	(27,663,735)	(2,528)

Total Stockholders’ (Deficit) Equity	(27,663,217)	22,472

TOTAL LIABILITIES, CLASS A COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION, AND STOCKHOLDERS’ (DEFICIT) EQUITY	$207,542,437	$325,000

The accompanying notes are an integral part of the consolidated financial statements.

GREENLIGHT BIOSCIENCES HOLDINGS, PBC

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31, 2021	For the Period from July 2, 2020 (Inception) Through December 31, 2020
General and administrative expenses	$13,095,341	$2,528

Loss from operations	(13,095,341)	(2,528)

Other expense:
Interest earned on marketable securities held in Trust Account	12,391	—
Loss in initial issuance of Private Placement Warrants	(1,272,500)	—
Change in fair value of warrant liabilities	(704,000)	—

Other expense, net	(1,964,109)	—

Net loss	$(15,059,450)	$(2,528)

Weighted average shares outstanding, Class A common stock	$19,679,178	—

Basic and diluted net loss per share, Class A common stock	$(0.61)	$—

Weighted average shares outstanding, Class B common stock	5,141,712	4,500,000

Basic and diluted net loss per share, Class B common stock	$(0.61)	$(0.00)

The accompanying notes are an integral part of the consolidated financial statements.

GREENLIGHT BIOSCIENCES HOLDINGS, PBC

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ (DEFICIT) EQUITY

	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance — July 2, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor	—	—	5,175,000	518	24,482	—	25,000
Net loss	—	—	—	—	—	(2,528)	(2,528)

Balance — December 31, 2020	—	$—	5,175,000	$518	$24,482	$(2,528)	$22,472
Accretion of Class A common stock subject to possible redemption	—	—	—	—	(24,482)	(12,601,757)	(12,626,239)
Net loss	—	—	—	—	—	(15,059,450)	(15,059,450)

Balance – December 31, 2021	—	$—	5,175,000	$518	$—	$(27,663,735)	$(27,663,217)

The accompanying notes are an integral part of the consolidated financial statements.

GREENLIGHT BIOSCIENCES HOLDINGS, PBC

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2021	For the Period from July 2, 2020 (Inception) through December 31, 2020
Cash Flows from Operating Activities:
Net loss	$(15,059,450)	$(2,528)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss on issuance of Private Placement Warrants	1,272,500	—
Change in fair value of warrant liabilities	704,000	—
Transaction costs incurred in connection with warrants	50,179	—
Interest earned on marketable securities held in Trust Account	(12,391)	—
Changes in operating assets and liabilities:
Prepaid expenses	(462,550)	—
Accounts payable and accrued expenses	11,699,557	2,528

Net cash used in operating activities	(1,808,155)	—

Cash Flows from Investing Activities:
Investment of cash into Trust Account	(207,000,000)	—

Net cash used in investing activities	(207,000,000)	—

Cash Flows from Financing Activities:
Proceeds from issuance of Class B common stock to Sponsor	—	25,000
Proceeds from sale of Units, net of underwriting discounts paid	206,750,000	—
Proceeds from sale of Private Placement Warrants	2,000,000	—
Proceeds from sale of Unit Purchase Option	6,000	—
Proceeds from promissory note – related party	500,000	—
Repayment of promissory note—related party	(300,000)	180,632
Payment of offering costs	(237,197)	(48,784)

Net cash provided by financing activities	208,718,803	156,848

Net Change in Cash	(89,352)	156,848
Cash – Beginning	156,848	—

Cash – Ending	$67,496	$156,848

Non-cash investing and financing activities:
Offering costs included in accrued offering costs	$118,569	$—

Offering costs paid through promissory note	$—	$119,368

The accompanying notes are an integral part of the consolidated financial statements.

GREENLIGHT BIOSCIENCES HOLDINGS, PBC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

GreenLight Biosciences Holdings, PBC (formerly known as Environmental Impact Acquisition Corp.) (the “Company”) was incorporated in Delaware on July 2, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company is not limited to a particular industry or sector for purposes of consummating a business combination. The Company was an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

The Company has one wholly-owned subsidiary, Honey Bee Merger Sub, Inc., which was incorporated in the State of Delaware on August 6, 2021 (“Merger Sub”).

As of December 31, 2021, the Company had not commenced any operations. All activity for the period from July 2, 2020 (inception) through December 31, 2021, relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below identifying a target company for a business combination and activities in connection with the acquisition of GreenLight Biosciences, Inc., a Delaware corporation (“GreenLight”) (see Note 6). The Company generated non-operating income in the form of interest income from the marketable securities held in the Trust Account.

The registration statement for the Company’s Initial Public Offering was declared effective on January 13, 2021. On January 19, 2021 the Company consummated the Initial Public Offering of 20,700,000 units (the “Units” and, with respect to the Class A common stock included in the Units sold, the “Public Shares”), which includes the full exercise by the underwriter of its over-allotment option in the amount of 2,700,000 Units, at $10.00 per Unit, generating gross proceeds of $207,000,000 which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 2,000,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to HB Strategies LLC (“HB Strategies”), the anchor investor and an affiliate of Hudson Bay Capital Management LP, generating gross proceeds of $2,000,000, which is described in Note 4.

Transaction costs amounted to $773,917, consisting of $250,000 in cash underwriting fees, inclusive of $150,000 paid for underwriters concession fees (see Note 6), and $523,917 of other offering costs.

Following the closing of the Initial Public Offering on January 19, 2021, an amount of $207,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”), located in the United States and was invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”) with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting certain conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a business combination and (ii) the distribution of the funds held in the Trust Account, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds have been applied toward consummating a business combination.

GREENLIGHT BIOSCIENCES HOLDINGS, PBC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021

Consummation of Business Combination

On February 2, 2022 (the “Closing Date”), the Company, consummated the previously announced business combination with GreenLight Biosciences, Inc., a Delaware corporation (“GreenLight”), pursuant to the terms of the business combination agreement, dated August 9, 2021 (the “Business Combination Agreement”), among the Company, GreenLight and Merger Sub. Pursuant to the terms of the Business Combination Agreement, Merger Sub merged with and into GreenLight, with GreenLight surviving the merger as a wholly owned subsidiary of ENVI (the “Merger” or “Business Combination”). In connection with the consummation of the Merger on the Closing Date, ENVI changed its name to GreenLight Biosciences Holdings, PBC (“New GreenLight”) and became a public benefit corporation.

In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the effective time of the Merger (the “Effective Time”), each outstanding share of capital stock of GreenLight (other than treasury shares and shares with respect to which appraisal rights under the Delaware General Corporation Law (the “DGCL”) are properly exercised and not withdrawn) was exchanged for shares of common stock, par value $0.0001 per share, of New GreenLight (“New GreenLight Common Stock”), and outstanding GreenLight options and warrants to purchase shares of capital stock of GreenLight (whether vested or unvested) were converted into comparable options (the “Rollover Options”) and warrants (the “Assumed Warrants”) to purchase shares of New GreenLight Common Stock, in each case, based on an implied GreenLight fully diluted equity value of $1.2 billion. In connection with the consummation of the Business Combination, all of the issued and outstanding shares of ENVI Class A common stock, par value $0.0001 per share (“ENVI Class A Common Stock”), and all of the issued and outstanding shares of ENVI Class B common stock, par value $0.0001 per share (“ENVI Class B Common Stock”), became shares of New GreenLight Common Stock.

Consummation of PIPE Financing

In connection with the Business Combination, New GreenLight completed the sale and issuance of 12,425,000 shares of New GreenLight Common Stock in a private placement at a purchase price of $10.00 per share pursuant to subscription agreements (the “Subscription Agreements”) that had been entered into between New GreenLight and certain institutional accredited investors (the “PIPE Investors”) either concurrently with the execution of the Business Combination Agreement or subsequently in November 2021 (the “PIPE Financing”).

Proceeds of the Business Combination and PIPE Financing

New GreenLight’s gross proceeds from the Business Combination and the PIPE Financing totaled approximately $136.4 million, which included approximately $12.1 million of funds held in New GreenLight’s trust account (after giving effect to redemptions) and approximately $124.3 million of proceeds from the PIPE Financing (the “Aggregate Closing PIPE Proceeds”), inclusive of $35.25 million previously advanced to GreenLight. The gross proceeds do not reflect estimated aggregate transaction expenses and other costs related to the Business Combination, the PIPE Financing and other transactions of approximately $25.0 million.

Warrant Forfeiture

In connection with ENVI’s initial public offering, approximately 2,000,000 warrants (the “Private Placement Warrants”) were purchased by HB Strategies, LLC (“HB Strategies”) and an aggregate of 750,000 warrants (the “Insider Warrants” and together with the Private Placement Warrants, the “Private Warrants”) were issued to ENVI’s sponsor, CG Investments Inc. VI (the “Sponsor”) and certain of ENVI’s directors (together with HB Strategies and the Sponsor, the “Initial Stockholders”). Concurrently with the execution of the Business Combination Agreement, the Initial Stockholders and GreenLight entered into an agreement (the “Sponsor Letter Agreement”), pursuant to which HB Strategies and the Sponsor agreed that, if more than 25% of the shares of

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021

ENVI Class A Common Stock were redeemed pursuant to ENVI’s Amended and Restated Certificate of Incorporation in effect prior to the Business Combination (the “Existing Charter”), then they would forfeit 25% of the warrants issued to the Initial Stockholders. At the closing of the Business Combination (the “Closing”), pursuant to the terms of the Sponsor Letter Agreement, HB Strategies and the Sponsor forfeited an aggregate of 687,500 Private Placement Warrants and Insider Warrants.

Liquidity and Going Concern

As of December 31, 2021, the Company had $67,496 in cash and a working capital deficit of $11,790,608.

The Company’s liquidity needs prior to the consummation of the Initial Public Offering were satisfied through the payment of $25,000 from the Sponsor to purchase the Founder Shares (as defined in Note 6), and loan proceeds from the Sponsor of $300,000 and $500,000 under separate Promissory Notes (as defined in Note 6). The Company repaid the $300,000 Note in full on January 19, 2021. The $500,000 Note was initiated on August 9, 2021 and total borrowings as of December 31, 2021 were $500,000. Subsequent to the consummation of the Initial Public Offering, the Company’s liquidity has been satisfied through the net proceeds from the consummation of the Initial Public Offering and the private placement held outside of the Trust Account.

On February 2, 2022, the Company consummated the Business Combination with GreenLight. The Company believes that the net proceeds from the Business Combination and the PIPE Financing, together with the combined entities’ existing cash and cash equivalents, will not be sufficient to fund its operations for twelve months from the date hereof.

Based on the net proceeds from the Business Combination and the PIPE Financing, together with existing cash and cash equivalents, the Company is evaluating a range of opportunities to extend cash runway, including management of program spending, platform licensing collaborations and potential financing activities.

The combined entity expects to incur significant expenses and operating losses for the foreseeable future as the Company advances product candidates through preclinical and clinical development and field trials, seek regulatory approval and pursue commercialization of any approved product candidates. It is expected that research and development and general and administrative costs will increase in connection with the Company’s planned research and development activities. Because of the numerous risks and uncertainties associated with research, development and commercialization of product candidates, the Company is unable to estimate the exact amount of the Company’s working capital requirements. The Company’s future capital requirements will depend on many factors.

Until the combined Company can generate product revenues to support its cost structure, if any, the Company expects to finance cash needs through a combination of equity offerings, debt financings, collaborations and other similar arrangements. To the extent that additional capital is raised through the sale of equity or convertible securities, the ownership interest of stockholders will be or could be diluted, and the terms of these securities may include liquidation, dividend, redemption and other preferences that adversely affect the rights of the Company’s common stockholders. Debt financing and equity financing, if available, may involve agreements that include covenants limiting or restricting the ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If the Company raises funds through collaborations, or other similar arrangements with third parties, the Company may have to relinquish valuable rights to its technologies, future revenue streams, research programs or product candidates or grant licenses on terms that may not be favorable to the Company and/or may reduce the value of common stock. If the Company is unable to raise additional funds through equity or debt financings when needed, the Company may be required to delay, limit,

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021

reduce or terminate product development or future commercialization efforts or grant rights to develop and market product candidates even if the Company would otherwise prefer to develop and market such product candidates directly.

As a result of the above, in connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management of the Company has determined that the liquidity condition raises substantial doubt about the Company’s ability to continue as a going concern through a year after the financial statements are issued. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Risks and Uncertainties

Management of the Company continues to evaluate the impact of the COVID-19 global pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, its results of operations, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”).

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021

and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these consolidated financial statements is the determination of the fair value of the warrant liabilities. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption are classified as a liability instrument and is measured at redemption value. Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2021 and 2020, Class A common stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ (deficit) equity section of the Company’s consolidated balance sheets.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period.

At December 31, 2021, the Class A common stock subject to possible redemption reflected in the consolidated balance sheet are reconciled in the following table:

Gross proceeds	$207,000,000
Less:
Proceeds allocated to Public Warrants	(11,902,500)
Class A common stock issuance costs	(723,739)
Plus:
Accretion of carrying value to redemption value	12,626,239

Class A common stock subject to possible redemption	$207,000,000

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021

Warrant Liabilities

The Company accounts for the Public Warrants (as defined in Note 3) and Private Placement Warrants (together, with the Public Warrants, the “Warrants”) in accordance with the guidance contained in ASC 815 under which the Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies the Warrants as liabilities at their fair value and adjusts the Warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the statements of operations. The Private Placement Warrants for periods where no observable traded price was available were valued using a Modified Black Scholes Option Pricing Model. The Public Warrants for periods where no observable traded price was available were valued using a Monte Carlo simulation. For periods subsequent to the detachment of the Public Warrants from the Units, the Public Warrant quoted market price was used as the fair value as of each relevant date.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. As of December 31, 2021 and December 31, 2020, the Company had deferred tax assets with a full valuation allowance recorded against them.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2021 and 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

The Company’s currently taxable income primarily consists of interest income on the Trust Account. The Company’s general and administrative costs are generally considered start-up costs and are not currently deductible. During the year ended December 31, 2021, the Company recorded no income tax expense. The Company’s effective tax rate for the year ended December 31, 2021 was approximately 0%, which differs from the expected income tax rate mainly due to the change in the fair value of the warrant liabilities and the start-up costs (discussed above) which are not currently deductible.

Net Loss Per Common Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. The Company has two classes of stock, which are referred to as Class A common stock and Class B common stock. Income and losses are shared pro rata between the two classes of stock. Accretion associated with the redeemable shares of Class A common stock is excluded from income (loss) per common share as the redemption value approximates fair value.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021

The calculation of diluted income (loss) per common share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) the private placement since the exercise of the warrants is contingent upon the occurrence of future events. The warrants are exercisable to purchase 13,100,000 shares of Class A common stock in the aggregate. As of December 31, 2021 and 2020, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. As a result, diluted net income (loss) loss per common share is the same as basic net income (loss) per common share for the periods presented.

The following table reflects the calculation of basic and diluted net income (loss) per common share (in dollars, except per share amounts):

	Year Ended December 31, 2021		For the Period from July 2, 2020 (Inception) Through December 31, 2020
	Class A	Class B	Class A	Class B
Basic and diluted net loss per common share
Numerator:
Allocation of net loss, as adjusted	$(11,939,846)	$(3,119,604)	$—	$(2,528)
Denominator:
Basic and diluted weighted average shares outstanding	19,679,178	5,141,712	—	4,500,000

Basic and diluted net loss per common share	$(0.61)	$(0.61)	$—	$(0.00)

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the Company’s balance sheet, primarily due to their short-term nature, except for the warrant liabilities (see Note 10).

Recent Accounting Standards

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06 — “Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”)”, to simplify accounting for certain financial instruments ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2022 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows.

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021

NOTE 3 — INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 20,700,000 Units, which includes a full exercise by the underwriters of their over-allotment option in the amount of 2,700,000 Units, at a price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 8).

NOTE 4 — PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, HB Strategies and/or its affiliates purchased an aggregate of 2,000,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant ($2,000,000 in the aggregate) from the Company in a private placement. Each Private Placement Warrant will be exercisable to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7). The proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

NOTE 5 — RELATED PARTY TRANSACTIONS

Founder Shares

In August and September of 2020, the Company issued an aggregate of 7,187,500 shares of Class B common stock (the “Founder Shares”) to the Sponsor and HB Strategies (together, the “Initial Stockholders”) for an aggregate price of $25,000. In December 2020, the Sponsor and HB Strategies returned to the Company, at no cost, 862,500 and 2,443,750 Founder Shares, respectively, and the Company issued an aggregate of 431,250 Founder Shares to its independent director nominees, resulting in an aggregate of 4,312,500 Founder Shares issued and outstanding. On January 13, 2021, the Company effected a stock dividend of 1.2 shares for each share of common stock outstanding, resulting in the Initial Stockholders holding an aggregate of 5,175,000 Founder Shares. The Founder Shares included an aggregate of up to 675,000 shares subject to forfeiture to the extent that the underwriters’ over-allotment is not exercised in full or in part, so that the number of Founder Shares will equal, on an as-converted basis, approximately 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. As a result of the underwriters’ election to fully exercise their over-allotment option, no Founder Shares are currently subject to forfeiture.

The Initial Stockholders have agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) six months after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the last sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 60 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Public Stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Promissory Note — Related Party

On September 4, 2020, HB Strategies issued an unsecured promissory note to the Company (the “Promissory Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $300,000. The Promissory Note is non-interest bearing and payable on the earlier of (i) March 31, 2021 or (ii) the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021

consummation of the Initial Public Offering. As of December 31, 2020, there was $300,000 in borrowings outstanding under the Promissory Note, which was repaid at the closing of the Initial Public Offering on January 19, 2021. Borrowings under the Promissory Note are no longer available.

On August 9, 2021, the Sponsor agreed to loan the Company an aggregate of up to $500,000 pursuant to a promissory note (the “Note”). The Note is non-interest bearing and payable upon consummation of the Company’s initial Business Combination. At December 31, 2021, there was $500,000 of borrowings under the Note.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor, members of the Company’s management team or any of their respective affiliates or other third parties may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”), which will be repaid only upon the consummation of a Business Combination. If the Company does not consummate a Business Combination, the Company may use a portion of any funds held outside the Trust Account to repay the Working Capital Loans; however, no proceeds from the Trust Account may be used for such repayment. If such funds are insufficient to repay the Working Capital Loans, the unpaid amounts would be forgiven. Up to $1,500,000 of the Working Capital Loans may be converted into units at a price of $10.00 per unit at the option of the holder. The units would be identical to the Placement Units. The warrants would be identical to the Private Placement Warrants. As of December 31, 2021 and 2020, there were no Working Capital Loans outstanding.

Sponsor and Director Compensation

At the closing of the Initial Public Offering, the Company issued 600,000 private placement-equivalent warrants to the Sponsor and 50,000 private placement-equivalent warrants to each of Gov. Patrick, Messrs. Brewster and Seavers, the Company’s independent director. Such warrants were issued for nominal amount and are identical to the Private Placement Warrants, including as to exercise price, exercisability and exercise period. The Company recorded the fair value of these warrants of approximately $0.9 million on the date of issuance which is included in loss on initial issuance of Private Placement Warrants in the statements of operations for the year ended December 31, 2021.

Underwriter

The underwriter is an affiliate of the Sponsor (see note 6).

NOTE 6 — COMMITMENTS AND CONTINGENCIES

Registration Rights

Pursuant to a registration rights agreement entered into on January 13, 2021, the holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights pursuant to a registration rights agreement requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to the Company’s Class A common stock). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021

Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements. Notwithstanding the foregoing, the Initial Stockholders may not exercise their demand and “piggyback” registration rights after five and seven years, respectively, after the effective date of the Initial Public Offering and may not exercise its demand rights on more than one occasion.

In addition, pursuant to a registration agreement with Hudson Bay Capital Management LP (“Hudson Bay”) and its permitted transferees, the Company is required to register (i) resale of any securities purchased in the Initial Public Offering by filing a registration statement within 30 days after the closing of the Initial Public Offering and use its best effort to have such registration statement declared effective within 90 days after the closing of the Initial Public Offering; and (ii) resale of any Private Placement Warrants and shares of Class A common stock underlying the Private Placement Warrants by filing a registration statement within 30 days after the completion of a Business Combination and use its best effort to have such registration statement declared effective within 90 days after the completion of a Business Combination. In the event of any delay in filing and/or effectiveness of any aforesaid registration statement under the registration agreement with Hudson Bay and its permitted transferees, the unavailability of such restatement after effectiveness or a public information failure (each, a “Registration Default”), Hudson Bay and its permitted transferees are entitled to payments from the Company equal to 2% of the purchase price on the occurrence of each Registration Default and 2% per month (or a portion thereof pro rata) that such Registration Default continues to exist.

Underwriting Agreement

The Company also engaged a qualified independent underwriter to participate in the preparation of the registration statement and exercise the usual standards of “due diligence” in respect thereto. The Company paid the independent underwriter a fee of $100,000 upon the completion of the Initial Public Offering in consideration for its services and expenses as the qualified independent underwriter. Additionally, the Company agreed to pay the underwriter $150,000 in expenses to cover seller’s concessions to selling group member in connection with the Initial Public Offering. The independent underwriter will receive no other compensation.

Business Combination Marketing Agreement

The Company engaged Canaccord Genuity LLC (“Canaccord”) as advisors in connection with its Business Combination to assist the Company in arranging meetings with its stockholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that may be interested in purchasing the Company’s securities, assist the Company in obtaining stockholder approval for the Business Combination and assist the Company with the preparation of its press releases and public filings in connection with the Business Combination. The Company will pay Canaccord for such services upon the consummation of a Business Combination a cash fee in an amount equal to 3.76 % of the gross proceeds of the Initial Public Offering if the underwriters’ over-allotment option is exercised in full. Pursuant to the terms of the business combination marketing agreement, no fee will be due if the Company does not complete a Business Combination. As of December 31, 2021, Cannacord is owed a total of $5,839,808 as a result of the closing of the Business Combination per the Business Combination Marketing Agreement.

Business Combination and Related Agreements

ENVI held a special meeting of the ENVI stockholders on February 1, 2022 (the “Special Meeting”). At the Special Meeting, the stockholders considered and adopted, among other matters, the Business Combination

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021

Agreement. On February 2, 2022, the parties to the Business Combination Agreement consummated the Business Combination.

Prior to the Special Meeting, certain stockholders of ENVI exercised their right to redeem approximately 19.5 million shares of ENVI Class A Common Stock for cash at a price of approximately $10.00 per share, or aggregate payments of approximately $194.9 million. The redemption price was paid out of ENVI’s trust account.

On the Closing Date, the following transactions were completed:

•	Merger Sub merged with and into GreenLight, with GreenLight surviving as a wholly owned subsidiary of New GreenLight;

•

ENVI filed an amended and restated certificate of incorporation, became a public benefit corporation under the Delaware General Corporation Law and changed its name to “GreenLight Biosciences Holdings, PBC”, and the Board adopted amended and restated bylaws;

•

All outstanding shares of capital stock of GreenLight (other than treasury shares and shares with respect to which appraisal rights under the Delaware General Corporation Law are properly exercised and not withdrawn) were exchanged for an aggregate of approximately 104.0 million shares of New GreenLight Common Stock;

•

all outstanding options to acquire shares of capital stock of GreenLight were assumed by New GreenLight and converted into options under the GreenLight Biosciences Holdings, PBC 2022 Equity and Incentive Plan (the “2022 Plan”) to acquire an aggregate of approximately 18.0 million shares of New GreenLight Common Stock (“Rollover Options”);

•

all outstanding warrants to acquire shares of capital stock of GreenLight were assumed by New GreenLight and converted into warrants to acquire an aggregate of 75,920 shares of New GreenLight Common Stock (“Assumed Warrants”);

•	New GreenLight issued 12,425,000 shares of New GreenLight Common Stock in the PIPE Financing; and

•	the 5,175,000 outstanding shares of ENVI Class B Common Stock converted into 5,175,000 shares of New GreenLight Common Stock.

Private Placement

In connection with ENVI’s initial public offering, approximately 2,000,000 warrants (the “Private Placement Warrants”) were purchased by HB Strategies, LLC (“HB Strategies”) and an aggregate of 750,000 warrants (the “Insider Warrants” and together with the Private Placement Warrants, the “Private Warrants”) were issued to ENVI’s sponsor, CG Investments Inc. VI (the “Sponsor”) and certain of ENVI’s directors (together with HB Strategies and the Sponsor, the “Initial Stockholders”). Concurrently with the execution of the Business Combination Agreement, the Initial Stockholders and GreenLight entered into an agreement (the “Sponsor Letter Agreement”), pursuant to which HB Strategies and the Sponsor agreed that, if more than 25% of the shares of ENVI Class A Common Stock were redeemed pursuant to ENVI’s Amended and Restated Certificate of Incorporation in effect prior to the Business Combination (the “Existing Charter”), then they would forfeit 25% of the warrants issued to the Initial Stockholders. At the closing of the Business Combination (the “Closing”), pursuant to the terms of the Sponsor Letter Agreement, HB Strategies and the Sponsor forfeited an aggregate of 687,500 Private Placement Warrants and Insider Warrants.

GREENLIGHT BIOSCIENCES HOLDINGS, PBC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021

Registration Rights and Transfer Restrictions

Concurrently with the execution of the Business Combination Agreement, ENVI, the initial stockholders and certain stockholders of GreenLight entered into the Investor Rights Agreement, dated August 9, 2021 (the “Investor Rights Agreement”), pursuant to which, among other things, the initial stockholders and such stockholders of GreenLight agreed not to effect any sale or distribution of any equity securities of ENVI during the lock-up period described therein and will be granted certain registration rights, in each case subject to, and conditioned upon and effective as of, the effective time of the Merger. For additional information, see “The Business Combination Proposal—Related Agreements—Investor Rights Agreement.”

Transaction Support Agreement

Concurrently with the execution of the Business Combination Agreement, ENVI and certain stockholders of GreenLight entered into the Transaction Support Agreement, dated August 9, 2021 (the “Transaction Support Agreement”), pursuant to which each such holder agreed, subject to the terms and conditions of the Transaction Support Agreement, to (i) vote in favor of and consent to the Business Combination Agreement and the transactions contemplated thereby (including the Merger), (ii) waive his, her or its appraisal rights with respect to the Merger, (iii) effective immediately prior to, and contingent upon, the Effective Time, to terminate (a) the Fifth Amended and Restated Investors’ Rights Agreement, dated as of June 15, 2020, by and among GreenLight and the investor parties thereto, as amended, (b) the Fifth Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of June 15, 2020, by and among the Company, the investor and key holder parties thereto, as amended, (c) the Fifth Amended and Restated Voting Agreement, dated as of June 15, 2020, by and among the Company, the investor and key holder parties thereto, as amended, and (d) any management rights letter, investor side letter or other investor agreement providing for board observer rights, information rights, inspection rights or other rights of investors, in each case between or among the Company and such holder (and/or other persons), and all rights and obligations contained therein and (iv) be bound by certain other covenants and agreements related to the Business Combination, including an agreement to be bound by the exclusive dealing provisions of the Business Combination Agreement and restrictions on transfers with respect to his, her or its securities of GreenLight capital stock prior to the closing of the Business Combination. For additional information, see “The Business Combination Proposal—Related Agreements—Transaction Support Agreement.”

The approval of the Business Combination Agreement and the transactions contemplated thereby (including the Merger) by the GreenLight stockholders will require the approval of the holders of (a) a majority of the voting power of the outstanding GreenLight Shares, voting together on an as-converted basis, (b) a majority of the outstanding shares of GreenLight Common Stock, (c) a majority of the outstanding shares of GreenLight Preferred Stock, voting together on an as-converted basis, (d) a majority of the outstanding shares of GreenLight Series C Preferred Stock, voting as a separate class, and (e) a majority of the outstanding shares of GreenLight Series D Preferred Stock, voting as a separate class. The parties to the Transaction Support Agreement hold in the aggregate (a) 92,514,094 GreenLight Shares, or 64% of the total GreenLight Shares, (b) 1,846,446 shares of GreenLight Common Stock, or 54% of the total outstanding shares of GreenLight Common Stock, (c) 90,667,648 shares of GreenLight Preferred Stock on an as-converted basis, representing 64% of the total outstanding shares of GreenLight Preferred Stock on an as-converted basis, (d) 19,362,221 shares of GreenLight Series C Preferred Stock, representing 55% of the total outstanding shares of GreenLight Series C Preferred Stock and (e) 37,021,189 shares of GreenLight Series D Preferred Stock, representing 62% of the total outstanding shares of GreenLight Series D Preferred Stock. Accordingly, it is expected that, as of the relevant record date for the vote, the parties to the Transaction Support Agreement will hold in the aggregate a sufficient number of GreenLight Shares to provide the requisite approval from the GreenLight stockholders of the Business Combination Agreement and the transactions contemplated thereby (including the Merger).

GREENLIGHT BIOSCIENCES HOLDINGS, PBC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021

NOTE 7 — STOCKHOLDERS’ EQUITY

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2021 and 2020, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At December 31, 2021, there were 20,700,000 shares of Class A common stock issued and outstanding, which are subject to possible redemption and presented as temporary equity. At December 31, 2020, there were no shares of Class A common stock issued or outstanding.

Class B Common Stock — The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. At December 31, 2021 and 2020, there were 5,175,000 shares of Class B common stock issued and outstanding.

Holders of Class A common stock and holders of Class B common stock will vote together as a single class on all matters submitted to a vote of the stockholders except as otherwise required by law.

The shares of Class B common stock will automatically convert into Class A common stock at the time of the Business Combination, on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in connection with a Business Combination, the number of shares of Class A common stock issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the total number of shares of Class A common stock outstanding after such conversion (after giving effect to any redemptions of shares of Class A common stock by public stockholders), including the total number of shares of Class A common stock issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination, excluding (i) any shares of Class A common stock or equity-linked securities or rights exercisable for or convertible into shares of Class A common stock issued, or to be issued, to any seller in a Business Combination, (ii) any securities issued to the initial stockholders of the Company upon conversion of Working Capital Loans and (iii) any public shares redeemed by public stockholders in connection with a Business Combination, provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

NOTE 8 — WARRANTS

As of December 31, 2021, there were 10,350,000 Public Warrants outstanding. As of December 31, 2020, there were no Public Warrants outstanding. Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A common stock underlying the warrants is then effective and

GREENLIGHT BIOSCIENCES HOLDINGS, PBC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021

a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue shares of Class A common stock upon exercise of a warrant unless the share of Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a Business Combination, it will use its best efforts to file with the SEC a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants, to cause such registration statement to become effective within 60 business days following a Business Combination and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, the Company will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants:

•	in whole and not in part;

•	at a price of $0.01 per Public Warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the reported last sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business trading days before sending the notice of redemption to warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, except as described below, the warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not

GREENLIGHT BIOSCIENCES HOLDINGS, PBC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021

receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or its affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the completion of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s Class A common stock during the 20 trading day period starting on the trading day after the day on which the Company completes a Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

As of December 31, 2021, there were 2,000,000 Private Placement Warrants outstanding and 750,000 Insider Warrants outstanding which are identical to the Private Placement Warrants. As of December 31, 2020 there were no Private Placement Warrants or Insider Warrants outstanding. The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that (1) the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions, (2) the Private Placement Warrants will be exercisable on a cashless basis, (3) the Private Placement Warrants will be non-redeemable so long as they are held by the initial purchasers or their permitted transferees, and (4) the holders of the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Private Placement Warrants will have certain registration rights. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 9. INCOME TAX

The Company’s net deferred tax assets at December 31, 2021 and 2020 is as follows:

	December 31, 2021	December 31, 2020
Deferred tax asset (liability)
Net operating loss carryforward	$39,939	$531
Startup/Organization Expenses	202,776	—
Business combination expenses	2,494,698	—

Total deferred tax assets, net	2,737,413	531
Valuation Allowance	(2,737,413)	(531)

Deferred tax liability, net of valuation allowance	$—	$—

GREENLIGHT BIOSCIENCES HOLDINGS, PBC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021

The income tax provision for the year ended December 31, 2021 and for the period from July 2, 2020 (inception) through December 31, 2020 consists of the following:

	December 31, 2021	December 31, 2020
Federal
Current	$—	$—
Deferred	(2,736,882)	(531)
State and Local
Current	—	—
Deferred	—	—
Change in valuation allowance	2,736,882	531

Income tax provision	$—	$—

As of December 31, 2021 and 2020, the Company had $187,659 and $2,528 of U.S. federal net operating loss carryovers available to offset future taxable income.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the year ended December 31, 2021 and for the period from July 2, 2020 (inception) through December 31, 2020, the change in the valuation allowance was $2,736,882 and $531, respectively.

A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2021 and 2020 is as follows:

	December 31, 2021	December 31, 2020
Statutory federal income tax rate	21.0%	21.0%
State taxes, net of federal tax benefit	0.0%	0.0%
Change in fair value of warrants	(0.98)%	0.0%
Transaction costs allocated to warrants	(0.07)%	0.0%
Fair value of private warrant liability in excess of proceeds	(1.78)%	0.0%
Change in valuation allowance	(18.17)%	(21.0)%

Income tax provision	0.0%	0.0%

The Company files income tax returns in the U.S. federal jurisdiction and is subject to examination by the various taxing authorities. The Company’s tax returns since inception remain open to examination by the taxing authorities.

GREENLIGHT BIOSCIENCES HOLDINGS, PBC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021

NOTE 10 — FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The Company classifies its U.S. Treasury and equivalent securities as held-to-maturity in accordance with ASC Topic 320 “Investments—Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying balance sheets and adjusted for the amortization or accretion of premiums or discounts.

At December 31, 2021, assets held in the Trust Account were comprised of $207,012,391 in cash and money market funds, which primarily invest in U.S. Treasury securities. During the year ended December 31, 2021, the Company did not withdraw any interest income from the Trust Account.

The following table presents information about the Company’s assets and liabilities that are measured at fair value under ASC Topic 820, “Fair Value Measurement,” on a recurring basis at December 31, 2021 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.

	Level	Fair Value
Assets:
Investments held in Trust Account – Cash and money market funds	1	$207,012,391
Liabilities:
Warrant Liability — Public Warrants	1	12,420,000
Warrant Liability — Private Placement Warrants	3	2,520,000
Warrant Liability — Sponsor and Directors	3	945,000

The Warrants are accounted for as liabilities in accordance with ASC 815-40 and presented within warrant liabilities in the accompanying consolidated balance sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the consolidated statements of operations.

GREENLIGHT BIOSCIENCES HOLDINGS, PBC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021

The Private Placement Warrants were initially valued using a Modified Black Scholes Option Pricing Model, which is considered to be a Level 3 fair value measurement. The Modified Black Scholes model’s primary unobservable input utilized in determining the fair value of the Private Placement Warrants is the expected volatility of the common stock. The expected volatility as of the Initial Public Offering date was derived from observable public warrant pricing on comparable ‘blank-check’ companies without an identified target. The expected volatility as of subsequent valuation dates was implied from the Company’s own Public Warrant pricing. A Monte Carlo simulation methodology was used in estimating the fair value of the Public Warrants for periods where no observable traded price was available, using the same expected volatility as was used in measuring the fair value of the Private Placement Warrants. For periods subsequent to the detachment of the warrants from the Units, the close price of the Public Warrant price was used as the fair value as of each relevant date. The measurement of the Public Warrants after the detachment of the Public Warrants from the Units is classified as Level 1 due to the use of an observable market quote in an active market.

The key inputs into the Black-Scholes-Merton model for the warrants were as follows:

Input	January 13, 2021	December 31, 2021
Risk-free interest rate	0.74%	1.30%
Expected term (years)	5.00	5.00
Expected volatility	21%	18.0%
Exercise price	$11.50	$11.50
Fair value of Units	$9.43	$9.92

The following table presents the changes in the fair value of Level 3 warrant liabilities:

	Private Placement	Public	Warrant Liabilities
Fair value as of January 1, 2021	$—	$—	$—
Initial measurement on January 19, 2021	3,272,500	11,902,500	15,175,000
Change in valuation inputs or other assumptions	192,500	(2,898,000)	(2,705,500)
Transfers to Level 1	—	(9,004,500)	(9,004,500)

Fair value as of December 31, 2021	$3,465,000	$—	$3,465,000

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period in which a change in valuation technique or methodology occurs. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement during the year ended December 31, 2021 was approximately $9.0 million, when the Public Warrants were separately listed and traded.

NOTE 11 — SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Other than the business combination as discussed in Note 1 and Note 6, the Company did not identify any subsequent events that would have required adjustment or disclosure in the consolidated financial statements.